As filed with the Securities and Exchange Commission on April 5, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AMERIS BANCORP
(Exact name of Registrant as specified in its charter)

Georgia	6022	58-1456434
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Ameris Bancorp 310 First St., S.E. Moultrie, Georgia 31768 (229) 890-1111	Mr. Edwin W. Hortman, Jr. Executive Chairman, President and Chief Executive Officer Ameris Bancorp 310 First St., S.E. Moultrie, Georgia 31768 (229) 890-1111
(Address, including ZIP code, and telephone number, including area code, of Registrant’s principal executive offices)	(Name, address, including ZIP code, and telephone number, including areacode, of agent for service)

COPIES TO:
Lori A. Gelchion, Esq. Jody L. Spencer, Esq. Rogers & Hardin LLP 2700 International Tower 229 Peachtree Street, NE Atlanta, Georgia 30303 (404) 522-4700	Christopher C. Frieden, Esq. Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 881-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement and upon completion of the merger described herein.
If the securities being registered on this Form are being offered in connection with formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
Calculation of Registration Fee
Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, $1.00 par value	6,561,220	N/A	$162,800,251.40	$20,268.63

(1)
Represents the maximum number of full shares issuable upon consummation of the merger described herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers additional shares that may be issued as a result of stock splits, stock dividends or similar transactions. If the number of shares required to be issued to consummate such merger is increased after the date this registration statement is declared effective, then the Registrant will register such additional shares in accordance with Rule 413 under the Securities Act by filing a registration statement pursuant to Rule 462(b) or Rule 429 under the Securities Act, as applicable, with respect to such additional shares.

(2)
Computed in accordance with Rule 457(f)(2) under the Securities Act solely for the purpose of calculating the registration fee and based on the book value per share of common stock of Hamilton State Bancshares, Inc. as of the most reasonable practicable date ($4.90 per share) multiplied by the maximum number of such shares (41,007,620) that may be exchanged for the securities being registered, minus the amount of cash to be paid per share by the Registrant to Hamilton State Bancshares, Inc. shareholders in the merger.

(3)
Determined in accordance with Section 6(b) of the Securities Act, at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell nor shall there be any sale of these securities in any jurisdiction in which such offer or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION DATED April 5, 2018
Proxy Statement/Prospectus

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of Hamilton State Bancshares, Inc.:
On January 24, 2018 and January 16, 2018, the boards of directors of Hamilton State Bancshares, Inc. (“HSB”) and Ameris Bancorp (“Ameris”), respectively, each unanimously approved the acquisition of HSB by Ameris. The acquisition will be accomplished pursuant to the terms of an Agreement and Plan of Merger, dated January 25, 2018 (the “merger agreement”), by and between HSB and Ameris. Pursuant to the merger agreement, HSB will merge with and into Ameris, with Ameris as the surviving company (the “merger”). Immediately after the merger, HSB’s direct wholly owned subsidiary, Hamilton State Bank, will be merged with and into Ameris’s direct wholly owned subsidiary, Ameris Bank, with Ameris Bank being the surviving subsidiary bank of Ameris. Before the merger can be completed, HSB shareholders must approve the merger agreement.
This proxy statement/prospectus contains information about Ameris, HSB, the merger agreement, the proposed merger and the special meeting of HSB shareholders. We encourage you to carefully read this proxy statement/prospectus, including “Risk Factors” beginning on page 32, for a discussion of the risks relating to the proposed merger, before voting.
In the merger, each share of HSB voting common stock and non-voting common stock (together, the “HSB common stock”) outstanding immediately prior to the effective time of the merger will be converted into the right to receive: (i) 0.16 shares of Ameris common stock (the “exchange ratio”), together with cash in lieu of any fractional share as provided in the merger agreement; and (ii) a cash amount equal to $0.93. HSB shareholders will own approximately 13.7% of Ameris if the merger is completed in the third quarter of 2018.
HSB will hold a special meeting of its shareholders (the “special meeting”) with respect to the merger. HSB shareholders will be asked to consider and vote upon: (i) a proposal to approve the merger agreement; and (ii) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement. Approval of the merger agreement requires the affirmative vote of the holders of at least 60% of the outstanding shares of HSB voting common stock entitled to vote thereon at the special meeting. The holders of HSB non-voting common stock do not have the right to vote on the proposal to approve the merger agreement or the related matters.
The special meeting will be held at                                located at                                                             , on       , 2018, at        a.m. Eastern Time, subject to any adjournment or postponement thereof.
The completion of the merger is subject to a price floor. If the average closing price of one share of Ameris common stock during a specified determination period declines by more than 15% from a price of  $51.1328 per share, and the Ameris common stock underperforms the KBW Nasdaq Regional Banking Index (KRX) by more than 15% during such period, then HSB may terminate the merger agreement unless Ameris offsets such reduction in the value of Ameris common stock by increasing the number of shares of Ameris common stock to be issued or paying an additional cash payment to HSB shareholders.
The market value of the merger consideration will fluctuate with the market price of the Ameris common stock and will not be known at the time HSB shareholders vote on the merger agreement. Based on the $53.45 closing price of the Ameris common stock on the Nasdaq Global Select Market (“Nasdaq”) on January 25, 2018, the last trading day before public announcement of the merger, the 0.16 per share stock consideration plus the $0.93 per share cash consideration represented $9.48 in value for each share of HSB common stock. Based on the closing price of the Ameris common stock on Nasdaq on     , the latest practicable trading date before the date of this proxy statement/prospectus, the value of the merger consideration was $     per share of HSB common stock. Based on the exchange ratio, and assuming no adjustments to the stock portion of the merger consideration paid by Ameris, the maximum number of shares of Ameris common stock issuable in the merger is 6,561,220. We urge you to obtain current market prices for the Ameris common stock. The Ameris common stock is traded on Nasdaq under the symbol “ABCB.”
Your vote is important. The merger cannot be completed unless all necessary regulatory approvals and the required approval of the HSB shareholders are obtained. Whether or not you plan to attend the special meeting, it is important that your shares be represented at the meeting and your vote recorded. Please take the time to vote by telephone, over the Internet or by following the voting instructions included in the enclosed proxy card. Even if you vote by telephone or the Internet or return the proxy card in advance of the special meeting, you may attend the special meeting and vote your shares in person.
The HSB board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of the HSB shareholders and unanimously recommends that the HSB shareholders vote “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies to approve the merger agreement.
You should read this entire proxy statement/prospectus, including the appendices and the documents incorporated herein by reference, carefully because it contains important information about the special meeting and the merger. In particular, you should read carefully the information set forth under “Risk Factors” beginning on page 32 for a discussion of risks relating to the proposed merger.
If you have any questions concerning the merger, please contact Neal W. Booth, Sr., Randal J. Rabe or Karen Z. Rosenberg at (770) 868-2660. On behalf of the HSB board of directors, thank you for your prompt consideration to this important matter. We look forward to seeing you at the special meeting.
Sincerely,
Robert C. Oliver,
Chairman of the Board,
President and Chief Executive Officer
The shares of Ameris common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of Ameris or HSB, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated            , 2018, and is first being mailed to HSB shareholders on or about           , 2018.

HAMILTON STATE BANCSHARES, INC.
1907 Highway 211
Hoschton, Georgia 30548
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be Held on           , 2018
NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Hamilton State Bancshares, Inc. (“HSB”) will be held at                             located at                                                    , on            , 2018 at      a.m., local time, for the following purposes:
•
Approve Agreement and Plan of Merger.   To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated January 25, 2018, as it may be amended from time to time (the “merger agreement”), by and between Ameris Bancorp (“Ameris”) and HSB, pursuant to which HSB will merge with and into Ameris (the “merger”), on and subject to the terms and conditions contained in the merger agreement, including the merger contemplated thereby, with Ameris as the surviving company, as more fully described in the accompanying proxy statement/prospectus (the “merger proposal”). A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement/prospectus.

•
Adjourn or Postpone the Special Meeting.   To consider and vote upon any proposal of the HSB board of directors to adjourn or postpone the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal (the “adjournment proposal”).

No other business may be conducted at the special meeting. HSB has fixed the close of business on           , 2018 as the record date for the special meeting. Only holders of HSB voting common stock of record on that date are entitled to notice of, and to vote at, the special meeting. Approval of the merger proposal requires the affirmative vote of the holders of at least 60% of the shares of HSB voting common stock outstanding and entitled to vote on the record date. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote.
The accompanying proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger and other related matters. We urge you to read carefully the proxy statement/prospectus, including any documents incorporated by reference and its appendices.
Holders of record of HSB voting common stock are entitled to exercise dissenters’ rights in connection with the merger, provided the proper procedures of Article 13 of the Georgia Business Corporation Code (the “GBCC”) are followed. A copy of Article 13 of the GBCC is attached as Appendix D to the accompanying proxy statement/prospectus.
You are cordially invited to attend the special meeting in person. Please vote by Internet or telephone or by mailing, signing, dating and returning the enclosed proxy card in the self-addressed envelope as soon as possible, even if you plan to attend the special meeting. No additional postage is required if mailed within the United States. If you choose to attend the special meeting, then you may vote your shares in person, even if you have previously voted by Internet or telephone or signed and returned your proxy card. If you hold your HSB shares through a bank, broker or other nominee (commonly referred to as held in “street name”), then you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from them. You may revoke your proxy at any time prior to the special meeting as specified in the accompanying proxy statement/prospectus.

The HSB board of directors has determined that the merger is fair to, and in the best interest of, HSB and its shareholders. The HSB board of directors unanimously recommends that the HSB shareholders entitled to vote at the special meeting vote “FOR” the merger proposal and “FOR” the adjournment proposal.
By Order of the HSB Board of Directors,
Robert C. Oliver
Chairman of the Board,
President and Chief Executive Officer
Hoschton, Georgia
           , 2018
YOUR VOTE IS VERY IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE BY TELEPHONE, OVER THE INTERNET OR BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING.

WHERE YOU CAN FIND MORE INFORMATION
Ameris has filed a registration statement on Form S-4 to register the distribution of the shares of Ameris common stock to holders of HSB common stock in connection with the merger. This proxy statement/prospectus is a part of that registration statement on Form S-4 and constitutes a prospectus of Ameris and a proxy statement of HSB for the special meeting. As permitted by rules of the Securities and Exchange Commission (the “SEC”), this proxy statement/prospectus incorporates important business and financial information about Ameris from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. These documents contain important information about Ameris and its financial condition. See “Documents Incorporated by Reference.” You may read and copy any materials that Ameris files with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 (1-800-732-0330) for further information on the Public Reference Room. In addition, Ameris files its reports and other business and financial information, as applicable, with the SEC electronically, and the SEC maintains a website located at www.sec.gov containing this information. You can also obtain the documents Ameris files with the SEC free of charge, by accessing Ameris’s website at www.amerisbank.com. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites, obtained by written request from Ameris as described below or filed with the SEC is not a part of this proxy statement/prospectus. Copies of these documents can also be obtained, free of charge, by directing a written request to:
Ameris Bancorp
310 First Street, S.E.
Moultrie, Georgia 31768
Attn: Corporate Secretary
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting, or             , 2018.
Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement on Form S-4. These documents are available free of charge upon written request to Ameris at the addresses listed above.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Ameris supplied all information contained in, or incorporated by reference into, this proxy statement/prospectus relating to Ameris, and HSB supplied all information contained in this proxy statement/prospectus relating to HSB.
You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to HSB shareholders nor the issuance of Ameris common stock in the merger shall create any implication to the contrary.
No person has been authorized to give any information or make any representation about the merger, Ameris or HSB that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are publicly filed by Ameris with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER
AND THE SPECIAL MEETING
The following are answers to certain questions that you may have about the special meeting of HSB shareholders, which we refer to as the “special meeting,” and the merger. We urge you to read carefully the remainder of this proxy statement/prospectus (including “Risk Factors” beginning on page 32) because the information in this section does not provide all of the information that might be important to you with respect to the special meeting and the merger. Additional important information is also contained in the appendices to, and the documents incorporated by reference into, this proxy statement/prospectus. See “Where You Can Find More Information” and “Documents Incorporated by Reference.”
Unless the context otherwise requires, references in this proxy statement/prospectus to: (i) “Ameris” refer to Ameris Bancorp, a Georgia corporation, and its affiliates; (ii) “Ameris Bank” refer to Ameris Bank, a Georgia state-chartered bank and a direct wholly owned subsidiary of Ameris; (iii) “HSB” refer to Hamilton State Bancshares, Inc., a Georgia corporation, and its affiliates; and (iv) “Hamilton” refer to Hamilton State Bank, a Georgia state-chartered bank and a direct wholly owned subsidiary of HSB.
Q:
What am I being asked to vote on?

A:
HSB shareholders are being asked to vote to approve the Agreement and Plan of Merger, dated January 25, 2018, as it may be amended from time to time (the “merger agreement”), by and between Ameris and HSB, pursuant to which HSB will merge with and into Ameris, with Ameris as the surviving company (the “merger”), on and subject to the terms and conditions contained in the merger agreement, including the merger contemplated thereby, as more fully described in this proxy statement/prospectus (the “merger proposal”). Immediately after the merger, Hamilton will be merged with and into Ameris Bank, with Ameris Bank being the surviving subsidiary bank of Ameris (the “bank merger”). A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus. The merger cannot be completed unless, among other things, the holders of at least 60% of the shares of HSB voting common stock outstanding and entitled to vote at the special meeting vote in favor of the merger proposal.

In addition, HSB shareholders are being asked to vote to approve any proposal of the HSB board of directors to adjourn or postpone the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal (the “adjournment proposal”). The completion of the merger is not conditioned upon shareholder approval of the adjournment proposal.
This proxy statement/prospectus contains important information about the merger and the special meeting, and you should read it carefully. This is a proxy statement/prospectus because: (i) HSB is soliciting proxies from holders of HSB voting common stock, and the proxy statement provides important information about the special meeting to vote on the merger proposal and the adjournment proposal; and (ii) Ameris will issue shares of Ameris common stock to holders of HSB voting common stock and non-voting common stock (together, the “HSB common stock”) in connection with the merger, and the prospectus provides important information about such shares. The enclosed materials allow HSB shareholders to authorize a proxy to vote their shares of HSB voting common stock without attending the special meeting.
Your vote is important. We encourage you to authorize your proxy as soon as possible.
Q:
Why do Ameris and HSB want to merge?

A:
We believe the combination of Ameris and HSB will create one of the leading community banking franchises in the Atlanta, Georgia market, providing our customers with additional branch locations and our shareholders with improved market share. The HSB board of directors has determined that the merger is in the best interests of HSB and its shareholders and unanimously recommends that the HSB shareholders vote “FOR” the merger proposal. For more information about the reasons for the merger, see “The Merger — Ameris’s Reasons for the Merger” and “The Merger — The Recommendation of the HSB Board of Directors and HSB’s Reasons for the Merger.”

Q:
What will I receive in the merger?

A:
Unless adjusted pursuant to the terms of the merger agreement, each share of HSB common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive: (i) 0.16 shares of Ameris common stock (the “exchange ratio”), together with cash in lieu of any fractional share as provided in the merger agreement (the “stock consideration”); and (ii) a cash amount equal to $0.93 (the “cash consideration”). We refer to the cash consideration and the stock consideration to be received for each share of HSB common stock in the merger as the “merger consideration.”

No holder of HSB common stock will be issued a fractional share of Ameris common stock in the merger. Each holder of HSB common stock who would otherwise have been entitled to receive a fraction of a share of Ameris common stock will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Ameris common stock multiplied by an average of Ameris’s stock price as set forth in the merger agreement.
Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Yes, the value of the merger consideration will likely fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of Ameris common stock. In the merger, holders of HSB common stock will receive a fraction of a share of Ameris common stock for each share of HSB common stock they hold plus a fixed amount of cash consideration. Any fluctuation in the market price of Ameris common stock after the date of this proxy statement/prospectus will change the value of the shares of Ameris common stock that HSB shareholders will receive and the total value of the merger consideration. Based on the 0.16 exchange ratio and the $53.45 closing price of the Ameris common stock on the Nasdaq Global Select Market (“Nasdaq”) on January 25, 2018, the last full trading day before the public announcement of the merger, the value of the merger consideration was $9.48 per share of HSB common stock. Based on the closing price of Ameris common stock on Nasdaq on     , the latest practicable trading date before the date of this proxy statement/prospectus, the value of the merger consideration was $    per share of HSB common stock. We urge you to obtain current market prices for shares of Ameris common stock.

Q:
What will happen if the market value of Ameris common stock changes significantly prior to completion of the merger?

A:
The completion of the merger is subject to a price floor. If the average closing price of one share of Ameris common stock during a specified determination period declines by more than 15% from a price of  $51.1328 per share, and the Ameris common stock underperforms the KBW Nasdaq Regional Banking Index (KRX) by more than 15% during such period, then HSB may terminate the merger agreement unless Ameris offsets such reduction in the value of Ameris common stock by:

•
increasing the number of shares of Ameris common stock to be issued to HSB shareholders: or

•
paying an additional cash payment to HSB shareholders (provided that doing so would not prevent the merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”)).

Q:
How will the merger impact HSB restricted stock units, stock options and warrants?

A:
At the effective time of the merger, each outstanding:

•
restricted stock unit granted under HSB’s equity incentive plan (an “HSB restricted stock unit”), to the extent then vested and not subject to any further vesting condition or other restriction, including those vesting in connection with the merger, will be cancelled and converted into the right to receive the same merger consideration per share as the outstanding shares of HSB common stock, without interest and less applicable taxes required to be withheld in connection with the payment of such consideration, if any;

•
option granted under HSB’s equity incentive plan to acquire shares of HSB common stock (an “HSB stock option”) will fully vest and be cancelled and thereafter entitle the holder thereof to receive cash, without interest, in the amount of  $9.06 for each share of HSB common stock issuable upon exercise of such option, less the applicable per share exercise price of such option and less applicable taxes required to be withheld in connection with the payment of such consideration, if any; and

•
warrant to acquire shares of HSB common stock (an “HSB warrant”) will be cancelled and thereafter entitle the holder thereof to receive cash, without interest, in the amount of  $9.06 for each share of HSB common stock issuable upon exercise of such warrant, less the applicable per share exercise price of such warrant. HSB has agreed to use commercially reasonable efforts to cause the amendment of any HSB warrants not amended prior to the date of the merger agreement to comply with the treatment described in this proxy statement/prospectus.

Q:
What will Ameris shareholders receive in the merger?

A:
If the merger is completed, Ameris shareholders will not receive any merger consideration and will continue to hold the shares of Ameris common stock that they currently hold. Following the merger, the shares of Ameris common stock will continue to be traded on Nasdaq under the symbol “ABCB.”

Q:
What will happen to Hamilton following the merger?

A:
Immediately after the merger, Hamilton will merge with and into Ameris Bank, with Ameris Bank being the surviving subsidiary bank of Ameris.

Q:
How does the HSB board of directors recommend that I vote at the special meeting?

A:
The HSB board of directors has determined that the merger agreement is in the best interests of HSB and its shareholders and unanimously recommends that HSB shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q:
Do any of HSB’s directors or executive officers have interests in the merger that may differ from those of HSB shareholders?

A:
HSB’s directors and executive officers have interests in the merger that are different from, or in addition to, those of HSB shareholders generally. The HSB board of directors was aware of and considered these interests, among other matters, in evaluating the merger proposal and in recommending that HSB shareholders approve the merger proposal. For a description of these interests, see “The Merger — Interests of HSB’s Directors and Executive Officers in the Merger.”

Q:
When and where is the special meeting?

A:
The special meeting will take place at     on            , 2018, at     a.m., local time.

Q:
Who can vote at the special meeting?

A:
You can vote at the special meeting if you own shares of HSB voting common stock at the close of business on            , 2018, the record date for the special meeting. As of the close of business on that date, approximately      shares of HSB voting common stock were outstanding.

The holders of HSB non-voting common stock do not have the right to vote such shares at the special meeting.
Q:
What vote is required to approve the proposals at the special meeting?

A:
Approval of the merger proposal requires the affirmative vote of the holders of at least 60% of the shares of HSB voting common stock outstanding on the record date. We refer to this as the “required HSB shareholder approval.”

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of shares of HSB voting common stock present in person or represented by proxy and entitled to vote.

HSB shareholders will each have one vote for each share of HSB voting common stock owned by them.
Q:
Are there any voting agreements in place with HSB shareholders?

A:
Yes. In connection with the merger agreement, Ameris and HSB entered into a Voting and Support Agreement with each of the directors and certain principal shareholders of HSB (the “Voting and Support Agreement”) under which they have agreed to vote their shares of HSB voting common stock in favor of the merger proposal and the adjournment proposal and against any action or agreement that would be reasonably likely to impair the ability of either Ameris or HSB to complete the merger, or that would otherwise be inconsistent with, prevent, materially impede or materially delay the completion of the transactions contemplated by the merger agreement, and against any proposal that is in favor of or would facilitate an alternative acquisition proposal (as defined in the merger agreement and discussed under “The Merger Agreement — No Solicitation”) without regard to the terms of such proposal, in each case, subject to the terms and conditions of the Voting and Support Agreement. As of the record date, the Voting and Support Agreement covered approximately      shares of HSB voting common stock, or approximately     % of the outstanding shares of HSB voting common stock. A copy of the Voting and Support Agreement is attached as Appendix B to this proxy statement/prospectus.

Q:
What do I need to do now?

A:
After you have carefully read this document and have decided how you wish to vote your shares, indicate on your proxy card how you want your shares to be voted with respect to the merger proposal and the adjournment proposal. When complete, sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the special meeting in accordance with your instructions. Alternatively, you may vote over the Internet by accessing the website shown on your proxy card and following the instructions on the website or by telephone by calling the number shown on your proxy card and following the instructions provided.

Your proxy card must be received prior to the special meeting on            in order to be counted. Information and applicable deadlines for voting through the Internet or by telephone are set forth in the enclosed proxy card instructions.
Q:
How do I vote?

A:
If you are a shareholder of record, you may have your shares of HSB voting common stock voted on the matters to be presented at the special meeting in any of the following ways:

•
by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•
by accessing the website shown on your proxy card and following the instructions on the website;

•
by telephone by calling the number shown on your proxy card and following the instructions provided; or

•
by attending the special meeting and casting your vote in person.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Your bank, brokerage firm or other nominee cannot vote your shares without instructions from you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.
Q:
What if I do not vote?

A:
If you do not submit a proxy or vote in person, or fail to instruct your bank or broker how to vote, then it will have the same effect as voting your shares against the merger proposal; however, it will have no effect on the outcome of the adjournment proposal.

Q:
If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker how to vote your shares, following the directions provided by your broker.

Q:
Can I attend the special meeting and vote my shares in person?

A:
Yes. All HSB shareholders as of the record date, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Holders of record of HSB voting common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. HSB reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without express written consent.

Q:
Can I change or revoke my vote after I have mailed my signed proxy card?

A:
Yes. You may revoke any proxy at any time before it is voted at the special meeting by sending a written notice to HSB’s Corporate Secretary, which must be received prior to the exercise of the proxy, stating that you would like to revoke your proxy, or you may complete and submit a new proxy card. You may also vote again using the Internet or telephone voting procedures or you may attend the special meeting and vote in person, which will have the effect of revoking any earlier votes. However, simply attending the special meeting will not revoke your proxy. If you hold your shares in “street name” through a bank or broker, you should contact your bank or broker to revoke your proxy.

Q:
If I am a holder of HSB common stock with shares represented by stock certificates, should I send in my stock certificates now?

A:
No. You should not send in your HSB stock certificates at this time. After completion of the merger, Ameris will cause its exchange agent to send to you a letter of transmittal and instructions for exchanging your HSB stock certificates or book-entry shares for the merger consideration. Please do not send in your HSB stock certificates with your proxy.

Q:
What should I do if I hold my shares of HSB common stock in book-entry form?

A:
You are not required to take any specific actions to exchange your shares of HSB common stock if your shares are held in book-entry form. After the completion of the merger, shares of HSB common stock held in book-entry form automatically will be exchanged for the merger consideration, including shares of Ameris common stock in book-entry form, the cash consideration and any cash to be paid in lieu of fractional shares in the merger.

Q:
Are there risks associated with the merger that I should consider in deciding how to vote?

A:
Yes. There are a number of risks related to the merger and the other transactions provided for in the merger agreement that are discussed in this proxy statement/prospectus, in the appendices to this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 32 and in Ameris’s filings with the Securities and Exchange Commission (the “SEC”) incorporated by reference into this proxy statement/prospectus and referred to in “Where You Can Find More Information” and “Documents Incorporated by Reference.

Q:
When do you expect the merger to be completed?

A:
Ameris and HSB expect the merger to be completed in the third quarter of 2018, and are working toward completing the merger as quickly as possible. To do so, the HSB shareholders must approve the merger proposal, Ameris must obtain all regulatory approvals necessary to complete the merger and other customary closing conditions must be satisfied. See “The Merger Agreement — Conditions to Completion of the Merger.” However, it is possible that factors outside the control of both companies could result in the merger being delayed or not completed at all.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of HSB common stock will not receive any consideration for their shares of HSB common stock that otherwise would have been received in connection with the merger. Instead, HSB will remain an independent private company.

Q:
Ameris has also entered into an agreement to acquire Atlantic Coast Financial Corporation. What impact will Ameris’s merger with Atlantic have on the merger with HSB?

A:
On November 16, 2017, Ameris and Atlantic Coast Financial Corporation, a Maryland corporation (“Atlantic”), entered into an Agreement and Plan of Merger (the “Atlantic merger agreement”) pursuant to which Atlantic will merge with and into Ameris, with Ameris as the surviving entity (the “Atlantic merger”). The Atlantic merger is expected to close in the second quarter of 2018. The completion of the merger with HSB is not conditioned upon or subject to the completion of the Atlantic merger. See “Risk Factors — If the merger with HSB and the Atlantic merger were to occur, the pro forma combined company would exceed $10 billion in assets, which would result in increased costs and/or reduced revenues to the resulting entity and subject it to increased regulatory scrutiny by its primary federal regulators with respect to its risk management and other activities.”

Q:
Do I have the right to dissent and obtain the fair value for my shares?

A:
Yes. Holders of record of HSB voting common stock are entitled to exercise dissenters’ rights in connection with the merger, provided such holders comply with the proper procedures of Article 13 of the Georgia Business Corporation Code (the “GBCC”). A copy of Article 13 of the GBCC is attached as Appendix D to this proxy statement/prospectus. Holders of HSB voting common stock who desire to exercise dissenters’ rights pursuant to Article 13 of the GBCC are urged to consult a legal advisor before electing or attempting to exercise these rights.

Q:
What are the material United States federal income tax consequences of the merger to HSB shareholders?

A:
The merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of Ameris and HSB to complete the merger that each of Ameris and HSB receives a legal opinion to that effect. Accordingly, an HSB shareholder generally will recognize gain, but not loss, in an amount equal to the lesser of: (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Ameris common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of HSB common stock surrendered); and (ii) the amount of cash received pursuant to the merger. Further, an HSB shareholder generally will recognize gain or loss with respect to cash received in lieu of a fractional share of Ameris common stock that the HSB shareholder would otherwise be entitled to receive. For further information, see “The Merger — Material U.S. Federal Income Tax Consequences.”

The United States federal income tax consequences described above may not apply to all holders of HSB common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.
Q:
Whom may I contact if I cannot locate my HSB stock certificate(s)?

A:
If you are unable to locate your original HSB stock certificate(s), you should contact Neal W. Booth, Sr., Corporate Secretary, Hamilton State Bancshares, Inc., at 1907 Highway 211, Hoschton, Georgia 30548, or by telephone at (770) 868-2660.

Q:
Whom should I call with questions or to obtain additional copies of this proxy statement/prospectus?

A:
If you have questions about the merger, need assistance in submitting your proxy or voting your shares of HSB voting common stock, or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Neal W. Booth, Sr., Randal J. Rabe or Karen Z. Rosenberg at (770) 868-2660.

SUMMARY
This following summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire proxy statement/prospectus and the other documents to which we refer to understand fully the merger. See “Where You Can Find More Information” on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this proxy statement/prospectus. Ameris and HSB encourage you to read the merger agreement because it is the legal document that governs the merger.
Risk Factors (see page 32)
You should consider in particular the factors as described under “Risk Factors.”
Information About the Companies (see page 44)
Ameris Bancorp
310 First Street, S.E.
Moultrie, Georgia 31768
(229) 890-1111
Ameris Bancorp, a Georgia corporation incorporated in 1980, is a bank holding company headquartered in Moultrie, Georgia. Ameris’s business is conducted primarily through Ameris Bank, a Georgia state-chartered bank and a direct wholly owned subsidiary of Ameris. At December 31, 2017, Ameris had total consolidated assets of  $7.9 billion, total loans (net of allowance for loan losses) of $6.2 billion, total deposits of  $6.6 billion and shareholders’ equity of  $804.5 million.
Through Ameris Bank, Ameris provides a full range of banking services to its retail and commercial customers through 97 branches primarily concentrated in select markets in Georgia, Alabama, Northern Florida and South Carolina. These branches serve distinct communities in Ameris’s business areas with autonomy but do so as one bank, leveraging Ameris’s favorable geographic footprint in an effort to acquire more customers.
The Ameris common stock is traded on Nasdaq under the symbol “ABCB.”
Hamilton State Bancshares, Inc.
1907 Highway 211
Hoschton, Georgia 30548
(770) 868-2660
Hamilton State Bancshares, Inc. is a bank holding company that was incorporated under the laws of the State of Georgia on May 13, 2005. HSB’s business is conducted primarily through Hamilton State Bank, a Georgia-state chartered bank and wholly-owned subsidiary of HSB that was established and commenced operations on September 20, 2004. At December 31, 2017, HSB had consolidated total assets of approximately $1.8 billion, total deposits of approximately $1.5 billion and total common shareholders’ equity of approximately $206.4 million.
Through Hamilton, HSB provides traditional credit and depository banking services to its retail and commercial customers through 28 branches in 12 counties in northern and central Georgia, including metro Atlanta.
Pending Acquisition of Atlantic Coast Financial Corporation
On November 16, 2017, Ameris and Atlantic entered into the Atlantic merger agreement pursuant to which Atlantic will merge into Ameris, with Ameris as the surviving entity. The Atlantic merger agreement provides that, immediately following the Atlantic merger, Atlantic Coast Bank, a Florida-state chartered bank and a direct wholly owned subsidiary of Atlantic, will be merged into Ameris Bank, with Ameris Bank as the surviving bank.

Under the terms and subject to the conditions of the Atlantic merger agreement, Atlantic stockholders will receive $1.39 in cash and 0.17 shares of Ameris common stock for each share of Atlantic common stock that they hold, which equates to an aggregate value of approximately $146.7 million based on the $47.30 closing price of the Ameris common stock on Nasdaq as of November 16, 2017.
The Atlantic merger agreement has been unanimously approved by the boards of directors of each of Ameris and Atlantic and is expected to close in the second quarter of 2018. The closing of the Atlantic merger is subject to the required approval of Atlantic stockholders, requisite regulatory approvals and other customary closing conditions.
The completion of the merger with HSB is not conditioned upon or subject to the completion of the Atlantic merger, and the completion of the Atlantic merger is not conditioned upon or subject to the completion of the merger with HSB.
At December 31, 2017, Atlantic had total consolidated assets of $983.3 million, total loans (net of allowance for loan losses) of  $842.8 million, total deposits of  $675.8 million and shareholders’ equity of $90.7 million.
Special Meeting (see page 42)
The special meeting will be held on            , 2018, at      a.m., local time, at                 located at                . At the special meeting, holders of HSB voting common stock will be asked to approve:
•
the merger proposal; and

•
the adjournment proposal.

You can vote at the special meeting if you owned HSB voting common stock as of the close of business on           , 2018, which is the record date for the special meeting. On that date, there were      shares of HSB voting common stock outstanding and entitled to vote, approximately    % of which were owned and entitled to be voted by HSB’s directors and executive officers and their affiliates. You can cast one vote for each share of HSB voting common stock you owned on the record date. The holders of HSB non-voting common stock do not have the right to vote such shares at the special meeting.
Approval of the merger proposal requires the affirmative vote of the holders of at least 60% of the shares of HSB voting common stock outstanding on the record date. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote.
Each of the directors and certain principal shareholders of HSB have entered into a Voting and Support Agreement with Ameris and HSB under which they have agreed, among other things, to vote all of the shares they beneficially own for approval of the merger proposal and the adjournment proposal. As of the record date, the Voting and Support Agreement covered approximately     shares of HSB voting common stock, or approximately     % of the outstanding shares of HSB voting common stock. A copy of the Voting and Support Agreement is attached as Appendix B to this proxy statement/prospectus.
The Merger (see page 46)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
In the merger, HSB will merge with and into Ameris, with Ameris as the surviving company. It is expected that immediately after the merger, Hamilton will merge into Ameris Bank, with Ameris Bank as the surviving bank.
Closing and Effective Time of the Merger (see page 72)
The closing of the merger is expected to occur during the third quarter of 2018. Unless both Ameris and HSB agree to a later date, the closing of the merger will take place no later than five business days after all of the conditions to the closing of the merger have been satisfied or waived in accordance with their terms. We refer to the date on which the closing of the merger occurs as the “closing date.”

On the closing date, Ameris will file a certificate of merger with the Georgia Secretary of State. The merger will become effective upon the later of the filing of the certificate of merger with the Georgia Secretary of State and such later date and time to which Ameris and HSB agree and as may be specified in the certificate of merger. We refer to the date and time at which the merger is effective as the “effective time.”
Merger Consideration (see page 73)
Unless adjusted pursuant to the terms of the merger agreement, each share of HSB common stock outstanding immediately prior to the effective time (excluding excluded shares and dissenting shares, each as defined below) will be converted into the right to receive: (i) 0.16 shares of Ameris common stock, together with cash in lieu of any fractional share as provided in the merger agreement; and (ii) a cash amount equal to $0.93.
No holder of HSB common stock will be issued a fractional share of Ameris common stock in the merger. Each holder of HSB common stock who would otherwise have been entitled to receive a fraction of a share of Ameris common stock will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Ameris common stock multiplied by the average of Ameris’s stock price as set forth in the merger agreement.
However, the foregoing does not apply to: (i) any shares of HSB common stock held by HSB as treasury stock, or owned by Ameris or any wholly owned subsidiary of Ameris or HSB (other than any such shares held in a fiduciary or agency capacity or as a result of debts previously contracted) (“excluded shares”); or (ii) shares of HSB common stock that are outstanding immediately prior to the effective time and are held by an HSB shareholder who did not vote for the merger proposal and who is entitled to demand, and properly demands, the fair value of such shares pursuant to Article 13 of the GBCC (“dissenting shares”).
The completion of the merger is subject to a price floor. If the average closing price of one share of Ameris common stock during a specified determination period declines by more than 15% from a price of $51.1328 per share, and the Ameris common stock underperforms the KBW Nasdaq Regional Banking Index (KRX) by more than 15% during such period, then HSB may terminate the merger agreement unless Ameris offsets such reduction in the value of Ameris common stock by: (i) increasing the number of shares of Ameris common stock to be issued to HSB shareholders; or (ii) paying an additional cash payment to HSB shareholders (provided that doing so would not prevent the merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code).
Equivalent HSB Per Share Value (see page 41)
Ameris common stock trades on Nasdaq under the symbol “ABCB.” The following table presents the closing price of Ameris common stock on January 25, 2018, the last trading day before the date of the public announcement of the merger agreement, and     , the latest practicable trading date before the date of this proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of HSB common stock on those dates, calculated by multiplying the closing price of the Ameris common stock on each of those dates by the 0.16 exchange ratio and then adding to such product the cash consideration of  $0.93.
Date	Ameris Closing Price	Exchange Ratio	Equivalent HSB Per Share Value
January 25, 2018	$53.45	0.16	$9.48
		0.16
The value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the closing date of the merger based upon the market price of the Ameris common stock. Any fluctuation in the market price of Ameris common stock after the date of this proxy statement/prospectus will change the value of the shares of Ameris common stock that HSB shareholders will receive and will therefore change the value of the merger consideration. You should obtain current market prices for the Ameris common stock.

Upon completion of the merger, former HSB shareholders will own approximately 13.7% of the outstanding shares of Ameris common stock, assuming: (i) the merger is completed in the third quarter of 2018; (ii) there are no adjustments to the merger consideration paid by Ameris; and (iii) the Atlantic merger has been completed.
Treatment of HSB Restricted Stock Units, Stock Options and Warrants (see page 74)
At the effective time of the merger, each outstanding:
•
HSB restricted stock unit, to the extent then vested, including those vesting in connection with the merger, will be cancelled and converted into the right to receive the same merger consideration per share as the outstanding shares of HSB common stock, without interest and less applicable taxes required to be withheld in connection with the payment of such consideration, if any;

•
HSB stock option will fully vest and be cancelled and thereafter entitle the holder thereof to receive cash, without interest, in the amount of  $9.06 for each share of HSB common stock issuable upon exercise of such option, less the applicable per share exercise price of such option and less applicable taxes required to be withheld in connection with the payment of such consideration, if any; and

•
HSB warrant will be cancelled and thereafter entitle the holder thereof to receive cash, without interest, in the amount of  $9.06 for each share of HSB common stock issuable upon exercise of such warrant, less the applicable per share exercise price of such warrant. HSB has agreed to use commercially reasonable efforts to cause the amendment of any HSB warrants not amended prior to the date of the merger agreement to comply with the treatment described in this proxy statement/prospectus.

Each share of HSB common stock subject to an HSB restricted stock unit which is subject to further vesting or other restrictions as of the effective time of the merger will be forfeited. Each HSB stock option and each HSB warrant that has a per share exercise price that is greater than or equal to $9.06 will be cancelled without consideration.
As of the date of this proxy statement/prospectus, there were 362,881 unvested HSB restricted stock units outstanding. As HSB restricted stock units vest, the underlying shares of HSB common stock are delivered in satisfaction of the HSB restricted stock units.
Delivery of Merger Consideration; Surrender of Stock Certificates (see page 74)
Promptly after the effective time, and in no event later than one business day after the effective time, Ameris’s third-party exchange agent will mail to each holder of record of HSB common stock a letter of transmittal and instructions on how to surrender the holder’s HSB stock certificates or book-entry shares in exchange for the merger consideration (including cash in lieu of any fractional Ameris shares).
HSB shareholders should not send in their HSB stock certificates until they have received these instructions.
Material U.S. Federal Income Tax Consequences of the Merger (see page 66)
The merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. It is a condition to the respective obligations of Ameris and HSB to complete the merger that each of Ameris and HSB receives a legal opinion to that effect. Accordingly, an HSB shareholder generally will recognize gain, but not loss, in an amount equal to the lesser of: (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Ameris common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of HSB common stock surrendered); and (ii) the amount of cash received pursuant to the merger. Further, an HSB shareholder generally will recognize gain or loss with respect to cash received instead of a fractional share of Ameris common stock that the HSB shareholder would otherwise be entitled to receive.

The United States federal income tax consequences described above may not apply to all holders of HSB common stock. Your tax consequences will depend on your individual situation. Accordingly, we urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.
Recommendation of the HSB Board of Directors and HSB’s Reasons for the Merger (see page 52)
The HSB board of directors has unanimously approved and adopted the merger agreement, and determined that the merger is in the best interests of HSB and its shareholders, and unanimously recommends that HSB shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. In arriving at its determination, the HSB board of directors considered the factors described under “The Merger — Recommendation of the HSB Board of Directors and HSB’s Reasons for the Merger.”
Opinion of Hamilton State Bancshares, Inc.’s Financial Advisor in Connection With the Merger (see page 53 and Appendix C to this proxy statement/prospectus)
In connection with the merger, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) delivered its oral opinion to the HSB board of directors, which was subsequently confirmed in writing on January 24, 2018, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualification on the review undertaken by Sandler O’Neill in providing its opinion, the merger consideration to be received by holders of HSB common stock in the merger was fair to the holders of HSB common stock, from a financial point of view.
Sandler O’Neill provided its opinion for the information and assistance of the HSB board of directors in connection with its consideration of the merger, and the opinion relates only to the fairness of the merger consideration to be received by holders of HSB common stock, from a financial point of view. Sandler O’Neill’s opinion speaks only as of the date of the opinion and does not address any other aspect of the merger and is not a recommendation to any HSB shareholder as to how such shareholder should vote at the special meeting. Sandler O’Neill’s opinion does not address the underlying business decision of HSB to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for HSB or the effect of any other transaction in which HSB might engage.
The full text of Sandler O’Neill’s opinion, dated January 24, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Sandler O’Neill, is attached as Appendix C to this proxy statement/prospectus. The description of the opinion is qualified in its entirety by reference to the opinion. HSB shareholders are urged to read the entire opinion carefully in connection with their consideration of the merger agreement.
Interests of HSB’s Directors and Executive Officers in the Merger (see page 64)
Some of the executive officers and directors of HSB have interests in the merger that are in addition to, or different from, the interests of HSB shareholders generally. These interests exist because of, among other things, employment and change in control agreements that the executive officers entered into with HSB, rights that these executive officers and directors have under HSB’s benefit plans (including HSB’s equity incentive plan), arrangements to continue as employees of Ameris Bank following the merger and the bank merger (including potential arrangements), and rights to indemnification and directors’ and officers’ liability insurance following the merger.
These interests are discussed in more detail in “The Merger — Interests of HSB’s Directors and Executive Officers in the Merger.” The HSB board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.
Regulatory Approvals (see page 69)
Both Ameris and HSB have agreed to use their reasonable best efforts to obtain all regulatory approvals required or advisable to complete the transactions contemplated by the merger agreement and the bank merger agreement. Under applicable law, the merger must be approved by The Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the bank merger must be approved by the Federal Deposit Insurance Corporation (the “FDIC”). In addition, the Georgia Department of Banking and Finance (the “GDBF”) must also approve the merger and the bank merger.
Ameris has filed all notices and applications to obtain the necessary regulatory approvals for the merger and the bank merger. Although the parties currently believe they should be able to obtain all regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on the combined company after the completion of the merger. We make no assurance that the regulatory approvals received will not contain any condition, or carryover of any condition applicable to Ameris, HSB or any of their respective subsidiaries, that would result in the imposition of a materially burdensome regulatory condition (as defined in the merger agreement and discussed under “The Merger Agreement — Regulatory Matters”).
Conditions to Completion of the Merger (see page 83)
Currently, Ameris and HSB expect to complete the merger in the third quarter of 2018. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including, among others:
•
approval of the merger agreement by the holders of at least 60% of the outstanding shares of HSB voting common stock entitled to vote;

•
receipt of all required regulatory approvals without any materially burdensome regulatory conditions, and the expiration or termination of all statutory waiting periods in respect of such regulatory approvals;

•
the absence of any applicable law or order by any governmental authority making illegal or preventing or prohibiting the completion of the transactions contemplated by the merger agreement;

•
the effectiveness of the registration statement of which this proxy statement/prospectus forms a part;

•
receipt by each of Ameris and HSB of an opinion of its respective legal counsel as to certain tax matters relating to the merger;

•
the accuracy, subject to varying degrees of materiality, of Ameris’s and HSB’s respective representations and warranties in the merger agreement on the date of the merger agreement and as of the closing date (or such other date specified in the merger agreement);

•
performance in all material respects by Ameris and HSB of their respective obligations under the merger agreement;

•
the authorization for listing the shares of Ameris common stock to be issued as part of the merger consideration on Nasdaq;

•
the absence of any event which has resulted in a material adverse effect or material adverse change on either party or which may reasonably be expected to have a material adverse effect on either party; and

•
that the dissenting shares constitute less than 10% of the issued and outstanding shares of HSB common stock.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
No Solicitation (see page 80)
HSB has agreed that it will not, and will cause its subsidiaries and their respective representatives not to, directly or indirectly: (i) take any action to solicit, initiate, seek, knowingly facilitate or encourage any inquiries or expressions of interest or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal; (ii) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise provide access to any other person any nonpublic information or data regarding HSB or any of its subsidiaries or relating to an acquisition proposal; (iii) approve, endorse or recommend an acquisition proposal, other than the merger; or (iv) enter into any agreement in principle, arrangement, understanding, contract or agreement relating to an acquisition proposal.
However, at any time prior to the special meeting, HSB may, under certain circumstances specified in the merger agreement, take any of the actions described above. HSB must promptly (and in any event within 24 hours) notify Ameris in writing after the receipt of an acquisition proposal.
Additionally, prior to the special meeting, HSB may, under certain circumstances specified in the merger agreement, withdraw its recommendation to the HSB shareholders to approve the merger agreement, or terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal (as defined in the merger agreement and discussed under “The Merger Agreement — No Solicitation”), if, among other things, the HSB board of directors determines, in good faith, after consultation with its outside legal counsel, that it is reasonably necessary to take such action to comply with the HSB board of directors’ fiduciary duties to HSB and its shareholders under applicable law. However, HSB may not take any of those actions in response to a superior proposal unless it provides Ameris with a five-business day period to negotiate in good faith to enable Ameris to adjust the terms and conditions of the merger agreement such that it would enable the HSB board of directors to proceed without withdrawing its recommendation.
Termination Rights (see page 84)
The merger agreement may be terminated at any time prior to the closing date:
•
by mutual written consent of Ameris and HSB;

•
by either party if, under certain circumstances, the merger is not completed by December 31, 2018;

•
by either party in the event of a material breach by the other party of any representation, warranty or obligations contained in the merger agreement, which breach has not been cured within 30 days and which breach would be reasonably likely to result in a failure to satisfy any applicable closing condition;

•
by either party if final action has been taken by a regulatory agency whose approval is required for the merger or bank merger, which final action has become nonappealable and does not approve the merger or bank merger, or a governmental authority enacts a law or judgment which would make the merger or the bank merger illegal;

•
by either party if the required HSB shareholder approval is not obtained;

•
by Ameris if the HSB board of directors fails to recommend to HSB shareholders to approve the merger agreement or has made an adverse recommendation change, or HSB has materially breached its covenant not to solicit alternative acquisition proposals; and

•
by HSB, prior to obtaining the required HSB shareholder approval, to enter an agreement relating to a superior proposal.

In addition, if the average closing price of one share of Ameris common stock during a specified determination period has declined by more than 15% from a price of  $51.1328 per share, and Ameris common stock underperforms the KBW Nasdaq Regional Banking Index (KRX) by more than 15% during such period, then HSB may terminate the merger agreement unless Ameris increases the exchange ratio or pays an additional cash payment to HSB shareholders (provided that doing so would not prevent the merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code) to offset such reduction in the value of the Ameris common stock.

Termination Fee (see page 86)
Upon termination of the merger agreement by HSB to enter into a superior proposal, or by Ameris where the HSB board of directors fails to recommend to the HSB shareholders to approve the merger agreement or where HSB has materially breached its covenant not to solicit alternative acquisition proposals, HSB will be required to pay Ameris a termination fee equal to $14.0 million.
Expenses (see page 86)
If the merger agreement is terminated due to a failure to obtain any regulatory approval that is required for the consummation of the merger or the bank merger (provided that such failure is not primarily related to the financial or regulatory condition of HSB) or due to a failure by Ameris to satisfy any condition contained in any required regulatory approval, then Ameris will be required to pay HSB $1.5 million as reimbursement for its transaction expenses.
Nasdaq Listing (see page 79)
Ameris will take all action reasonably necessary and otherwise use commercially reasonably efforts to list on Nasdaq, prior to the effective time, the shares of Ameris common stock to be issued to holders of HSB common stock in the merger or make such post-closing filings with the Nasdaq as may be required.
Accounting Treatment (see page 69)
Ameris will account for the merger under the acquisition method of accounting for business combinations under U.S. generally accepted accounting principles (“GAAP”).
Dissenters’ Rights (see page 70 and Appendix D to this proxy statement/prospectus)
Holders of record of HSB voting common stock are entitled to exercise dissenters’ rights in connection with the merger, provided the proper procedures of Article 13 of the GBCC are followed. A copy of Article 13 of the GBCC is attached as Appendix D to this proxy statement/prospectus. HSB shareholders holding HSB voting common stock who desire to exercise dissenters’ rights pursuant to Article 13 of the GBCC are urged to consult a legal advisor before electing or attempting to exercise these rights.
Any holder of record of HSB voting common stock who objects to the merger, and who fully complies with all of the provisions of Article 13 of the GBCC, will be entitled to demand and receive payment for all (but not less than all) of his or her shares of HSB voting common stock if the merger is consummated.
An HSB shareholder who objects to the merger and desires to receive payment of the “fair value” of his or her shares of HSB voting common stock: (i) must deliver to HSB, prior to the time the shareholder vote on the merger agreement is taken, a written notice of such shareholder’s intent to demand payment for those shares of HSB voting common stock registered in the dissenting shareholder’s name if the merger is completed; and (ii) must not vote his or her shares of HSB voting common stock in favor of the merger agreement.
Within ten days after the later of the effective date, or the date on which HSB receives a payment demand, HSB will send a written offer to each holder of HSB voting common stock who complied with the provisions set forth in the dissenters’ notice to pay each such shareholder an amount that HSB estimates to be the fair value of those shares, plus accrued interest. A dissenting shareholder choosing to accept HSB’s offer of payment must do so by written notice to HSB within 30 days after receipt of HSB’s offer of payment. A dissenting shareholder not responding to that offer within the 30-day period will be deemed to have accepted the offer of payment. HSB must make payment to each shareholder who responds to the offer of payment within 60 days after the making of the offer of payment, or the effective date, whichever is later. If the shareholder believes that the amount offered is less than the fair value of the shareholder’s shares of HSB voting common stock or that the interest is incorrectly calculated, then the shareholder may notify HSB in writing of his or her own estimate of the fair value of his or her shares of HSB voting common stock and the amount of interest due and demand payment of his or her estimate. If a demand for payment remains unsettled, then HSB will commence a court proceeding to determine the fair value of the shares of HSB voting common stock and the accrued interest.

HSB shareholders should be aware that cash paid to dissenting shareholders in satisfaction of the fair value of their shares of HSB voting common stock will result in the recognition of any gain or loss realized for U.S. federal income tax purposes.
Resale of Ameris Common Stock
All shares of Ameris common stock received by HSB shareholders in the merger will be freely tradable for purposes of the Securities Act of 1933, as amended, except for shares of Ameris common stock received by any such holder who becomes an “affiliate” of Ameris after the completion of the merger. This proxy statement/prospectus does not cover resales of shares of Ameris common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.
Comparison of Shareholder Rights (see page 117)
Rights of HSB shareholders are currently governed by HSB’s articles of incorporation, HSB’s bylaws and Georgia law and, in certain respects, that certain Stockholders’ Agreement, dated as of February 28, 2011, and subsequently amended, among certain HSB shareholders (the “Stockholders’ Agreement”). Upon completion of the merger former HSB shareholders will become shareholders of Ameris and their rights will be governed by Ameris’s articles of incorporation, Ameris’s bylaws and Georgia law. The differences in shareholder rights are explained more fully in “Comparison of Shareholder Rights.”
Ancillary Agreements (see page 86)
Voting and Support Agreement.   In connection with the merger agreement, Ameris and HSB entered into a Voting and Support Agreement with the directors and certain principal shareholders of HSB under which those shareholders have agreed to, among other things, vote their shares of HSB voting common stock in favor of the approval of the merger proposal and the adjournment proposal and against any action or agreement that would be reasonably likely to impair the ability of either Ameris or HSB to complete the merger, or that would otherwise be inconsistent with, prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement, and against any proposal that is in favor of or would facilitate an alternative acquisition proposal without regard to the terms of such proposal, in each case, subject to the terms and conditions of the Voting and Support Agreement. As of the record date, the Voting and Support Agreement covered approximately      shares of HSB voting common stock, or approximately     % of the outstanding shares of HSB voting common stock. A copy of the Voting and Support Agreement is attached as Appendix B to this proxy statement/prospectus.
Director Non-Solicitation Agreements.   In connection with the merger agreement, Ameris entered into a Director Non-Solicitation Agreement with each of the directors of HSB and Hamilton (each, a “Director Non-Solicitation Agreement”) under which each such director has agreed to certain restrictions with respect to such director’s use and disclosure of confidential materials and the solicitation of customers and employees of Ameris, HSB and their affiliates following the completion of the merger.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AMERIS
The following selected historical consolidated financial data as of and for each of the years in the five-year period ended December 31, 2017, is derived from the audited consolidated financial statements of Ameris. The results of operations as of and for the year ended December 31, 2017, are not necessarily indicative of the results that may be expected for any future period. You should read the following selected historical consolidated financial data in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Ameris’s audited consolidated financial statements and accompanying notes, each included in Ameris’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated by Reference.”
Ameris’s “tangible book value per common share” is determined by methods other than in accordance with GAAP. See “— Reconciliation of Non-GAAP Financial Measures” below for a reconciliation of Ameris’s tangible book value per common share, a non-GAAP financial measure, to book value per common share, a financial measure calculated and presented in accordance with GAAP.
	Years Ended December 31,
	2017	2016	2015	2014	2013
	(audited)
	(In thousands, except per share data and ratios)
Selected Balance Sheet Data:
Total assets	$7,856,203	$6,892,031	$5,588,940	$4,037,077	$3,667,649
Earning assets	7,288,285	6,293,670	5,084,658	3,574,561	3,232,769
Loans held for sale	197,442	105,924	111,182	94,759	67,278
Loans, net of unearned income	4,856,514	3,626,821	2,406,877	1,889,881	1,618,454
Purchased loans	861,595	1,069,191	909,083	945,518	838,990
Purchased loan pools	328,246	568,314	592,963	—	—
Investment securities available for sale	810,873	822,735	783,185	541,805	486,235
FDIC loss-share receivable, net of clawback	—	—	6,301	31,351	65,441
Total deposits	6,625,845	5,575,163	4,879,290	3,431,149	2,999,231
FDIC loss-share payable including clawback	8,803	6,313	—	—	—
Shareholders’ equity	804,479	646,437	514,759	366,028	316,699
Selected Income Statement Data:
Interest income	$294,347	$239,065	$190,393	$164,566	$126,322
Interest expense	34,222	19,694	14,856	14,680	10,137
Net interest income	260,125	219,371	175,537	149,886	116,185
Provision for loan losses	8,364	4,091	5,264	5,648	11,486
Noninterest income	104,457	105,801	85,586	62,836	46,549
Noninterest expense	231,936	215,835	199,115	150,869	121,945
Income before income taxes	124,282	105,246	56,744	56,205	29,303
Income tax expense	50,734	33,146	15,897	17,482	9,285
Net income	$73,548	$72,100	$40,847	$38,723	$20,018
Preferred stock dividends	—	—	—	286	1,738
Net income available to common shareholders	$73,548	$72,100	$40,847	$38,437	$18,280

	Years Ended December 31,
	2017	2016	2015	2014	2013
	(audited)
	(In thousands, except per share data and ratios)
Per Share Data:
Earnings per share available to common shareholders:
Basic	$2.00	$2.10	$1.29	$1.48	$0.76
Diluted	1.98	2.08	1.27	1.46	0.75
Common book value	21.59	18.51	15.98	13.67	11.50
Tangible book value	17.86	14.42	12.65	10.99	9.87
Cash dividends declared	0.40	0.30	0.20	0.15	—
Profitability Ratios:
Net income to average total assets	1.00%	1.17%	0.85%	1.08%	0.70%
Net income to average common shareholders’ equity	9.55%	11.75%	8.37%	12.40%	8.06%
Net interest margin (fully taxable equivalent basis)	3.95%	3.99%	4.12%	4.59%	4.74%
Efficiency ratio	63.62%	66.38%	76.25%	70.92%	74.94%
Loan Quality Ratios:
Net charge-offs to average loans*	0.13%	0.11%	0.22%	0.34%	0.75%
Allowance for loan losses to total loans*	0.44%	0.56%	0.85%	1.12%	1.38%
Non-performing assets to total loans and OREO**	0.85%	1.12%	1.60%	3.35%	3.49%
Liquidity Ratios:
Loans to total deposits	91.25%	94.42%	80.11%	82.64%	81.94%
Average loans to average earning assets	83.50%	80.83%	75.96%	80.22%	78.08%
Noninterest-bearing deposits to total deposits	26.82%	28.22%	27.26%	24.46%	22.29%
Capital Adequacy Ratios:
Shareholders’ equity to total assets	10.24%	9.38%	9.21%	9.07%	8.63%
Common stock dividend payout ratio	20.00%	14.29%	15.50%	10.14%	0.00%

*
Excludes purchased non-covered and covered assets.

**
Excludes covered assets.

Reconciliation of Non-GAAP Financial Measures
This proxy statement/prospectus and certain documents filed by Ameris with the SEC and incorporated by reference into this proxy statement/prospectus contain financial information determined by methods other than in accordance with GAAP. Ameris’s management uses these non-GAAP measures in its analysis of Ameris’s performance. These measures are useful when evaluating the underlying performance and efficiency of Ameris’s operations and balance sheet. Ameris’s management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant gains and charges in the current period. Ameris’s management believes that investors may use these non-GAAP financial measures to evaluate Ameris’s financial performance without the impact of unusual items that may obscure trends in Ameris’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Non-GAAP measures include tangible common equity and tangible book value per common share. Ameris calculates the regulatory capital ratios using current regulatory report instructions. Ameris’s management uses these measures to assess the quality of capital and believes that investors may find them useful in their evaluation of Ameris. These capital measures may or may not be necessarily comparable to similar capital measures that may be presented by other companies.
The following information reconciles Ameris’s tangible book value per common share, a non-GAAP financial measure, as of the dates presented to Ameris’s book value per common share, a financial measure calculated and presented in accordance with GAAP, as of the dates presented.
	Years Ended December 31,
	2017	2016	2015	2014	2013
	(audited)
	(In thousands, except share and per share data)
Tangible Book Value Per Share Reconciliation:
Common shareholders’ equity	$804,479	$646,437	$514,759	$366,028	$288,699
Less: Goodwill	125,532	125,532	90,082	63,547	35,049
Less: Other intangibles, net	13,496	17,428	17,058	8,221	6,009
Total tangible shareholders’ equity	$665,451	$503,477	$407,619	$294,260	$247,641
Period end number of shares	37,260,012	34,921,474	32,211,385	26,773,863	25,098,427
Book value per common share	$21.59	$18.51	$15.98	$13.67	$11.50
Tangible book value per common share	17.86	14.42	12.65	10.99	9.87

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF HSB
The following selected historical consolidated financial data as of and for each of the years in the five-year period ended December 31, 2017, is derived from the audited consolidated financial statements of HSB. The results of operations as of and for the year ended December 31, 2017, are not necessarily indicative of the results that may be expected for any future period. You should read the following selected historical consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HSB,” included elsewhere in this proxy statement/prospectus, and HSB’s audited consolidated financial statements and accompanying notes as of and for the years ended December 31, 2017, 2016 and 2015 (“HSB’s Audited Consolidated Financial Statements”), attached as Appendix E and Appendix F to this proxy statement/prospectus.
	Years Ended December 31,
	2017	2016	2015	2014	2013
	(audited)
	(In thousands, except per share data and ratios)
Selected Balance Sheet Data:
Total assets	$1,786,638	$1,851,126	$1,782,423	$1,681,597	$1,595,903
Earning assets	1,704,909	1,745,066	1,650,132	1,515,327	1,388,534
Loans receivable, originated	1,119,944	1,028,978	820,450	621,062	379,497
Acquired covered loans	45,978	94,851	163,036	241,535	341,202
Acquired non-covered loans	130,258	151,988	161,838	103,903	29,151
Investment securities available for sale	179,036	224,776	227,292	285,107	491,382
Investment securities held to maturity	106,814	124,877	146,613	167,696	—
FDIC loss-share receivable	3,680	13,411	19,345	50,518	92,927
Total deposits	1,549,675	1,534,849	1,522,750	1,347,063	1,285,469
Clawback	8,199	7,901	10,131	8,408	8,115
Stockholders’ equity	206,370	240,059	222,407	288,016	271,633
Selected Average Balances:
Total assets	$1,792,586	$1,794,471	$1,742,006	$1,678,750	$1,558,215
Earning assets	1,700,507	1,679,125	1,587,479	1,485,746	1,336,187
Loans, net of unearned income	1,266,277	1,199,964	1,044,043	874,607	673,030
Investment securities available for sale	203,769	238,030	259,572	349,778	482,789
Investment securities held to maturity	115,788	136,250	157,396	133,951	—
Total deposits	1,536,198	1,512,554	1,412,901	1,355,206	1,245,921
Stockholders’ equity	212,758	232,839	275,745	276,720	272,872
Selected Income Statement Data:
Interest income	$82,361	$77,426	$79,503	$88,948	$71,353
Interest expense	5,968	5,611	6,032	5,148	5,176
Net interest income	76,393	71,815	73,471	83,800	66,177
Provision for loan losses	217	2,334	2,177	3,242	(190)
Noninterest income	8,052	7,374	7,315	9,591	11,619
Noninterest expense	52,613	50,726	57,652	75,873	68,618
Income before income taxes	31,615	26,129	20,957	14,276	9,368
Income tax expense	16,936	9,076	7,278	3,902	3,048
Net income	$14,679	$17,053	$13,679	$10,374	$6,320

	Years Ended December 31,
	2017	2016	2015	2014	2013
	(audited)
	(In thousands, except per share data and ratios)
Per Share Data
Net income – basic	$0.36	$0.43	$0.34	$0.26	$0.16
Net income – diluted	0.35	0.41	0.34	0.26	0.16
Common book value	5.11	5.97	5.56	7.19	6.79
Special cash dividends	1.24	—	1.99	—	—
Profitability Ratios
Net income to average total assets	0.82%	0.95%	0.79%	0.62%	0.41%
Net income to average common stockholders’ equity	6.90%	7.32%	4.96%	3.75%	2.32%
Net interest margin	4.55%	4.33%	4.68%	5.68%	4.99%
Efficiency ratio	62.30%	64.06%	71.36%	81.24%	88.20%
Loan Quality Ratios
Net charge-offs to average loans*	0.04%	0.09%	0.01%	0.25%	0.13%
Allowance for loan losses to total loans*	0.84%	0.94%	1.06%	1.08%	1.42%
Nonperforming assets to total loans and OREO**	0.43%	0.71%	0.64%	1.52%	3.70%
Liquidity Ratios
Loans to total deposits	83.64%	83.12%	75.21%	71.75%	58.33%
Average loans to average earnings assets	74.46%	71.46%	65.77%	58.87%	50.37%
Noninterest-bearing deposits to total deposits	23.06%	21.25%	19.12%	16.11%	12.14%
Capital Adequacy Ratios
Stockholders’ equity to total assets	11.55%	12.97%	12.48%	17.13%	17.02%

*
Excludes purchased non-covered and covered assets.

**
Excludes covered assets.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
The following unaudited pro forma combined condensed financial information and accompanying notes show the impact on the historical financial conditions and results of operations of Ameris and HSB and have been prepared to illustrate the effects of the merger under the acquisition method of accounting. See “The Merger — Accounting Treatment.”
The unaudited pro forma combined condensed balance sheet as of December 31, 2017, is presented as if the merger had occurred on December 31, 2017. The unaudited pro forma combined condensed income statements for the year ended December 31, 2017, are presented as if the merger had occurred on January 1, 2017. The historical combined condensed financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.
The unaudited pro forma combined condensed financial statements are provided for informational purposes only. The unaudited pro forma combined condensed financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined condensed financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed financial statements should be read together with:
•
the accompanying notes to the unaudited pro forma combined condensed financial statements;

•
Ameris’s audited consolidated financial statements and accompanying notes, included in Ameris’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this proxy statement/prospectus;

•
HSB’s Audited Consolidated Financial Statements, attached as Appendix E and Appendix F to this proxy statement/prospectus; and

•
the other information pertaining to Ameris and HSB incorporated by reference into, or included in, this proxy statement/prospectus.

See “Selected Historical Consolidated Financial Data of Ameris,” “Selected Historical Consolidated Financial Data of HSB,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HSB” and “Documents Incorporated By Reference.”

Unaudited Pro Forma Combined Condensed Balance Sheet
As of December 31, 2017
(In thousands)
	Ameris As Reported	HSB As Reported	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and due from banks	$139,313	$13,712	$(65,850)	A	$87,175
Federal funds sold and interest-bearing deposits in banks	191,345	109,069	—		300,414
Investment securities available for sale, at fair value	810,873	179,036	107,774	B	1,097,683
Investment securities held to maturity, at amortized cost	—	106,814	(106,814)	C	—
Other investments	42,270	13,810	—		56,080
Loans held for sale, at fair value	197,442	—	—		197,442
Loans	4,856,514	1,119,944	(20,000)	D	5,956,458
Purchased loans	861,595	176,236	—		1,037,831
Purchased loan pools	328,246	—	—		328,246
Loans, net of unearned income	6,046,355	1,296,180	(20,000)		7,322,535
Allowance for loan losses	(25,791)	(11,483)	11,483	E	(25,791)
Loans, net	6,020,564	1,284,697	(8,517)		7,296,744
Other real estate owned, net	8,464	1,223	(306)	F	9,381
Purchased other real estate owned, net	9,011	434	—		9,445
Total other real estate owned, net	17,475	1,657	(306)		18,826
Premises and equipment, net	117,738	28,418	—		146,156
Goodwill	125,532	17,477	198,678	G	341,687
Other intangible assets, net	13,496	1,769	13,688	H	28,953
Cash value of bank owned life insurance	79,641	4,426	—		84,067
Deferred income taxes, net	28,320	11,606	(1,414)	I	38,512
FDIC indemnification assets, net	—	3,680	—		3,680
Other assets	72,194	10,467	—		82,661
Total assets	$7,856,203	$1,786,638	$137,239		$9,780,080
Liabilities
Deposits:
Noninterest-bearing	$1,777,141	$357,399	$—		$2,134,540
Interest-bearing	4,848,704	1,192,276	(584)	J	6,040,396
Total deposits	6,625,845	1,549,675	(584)		8,174,936
Federal funds purchased & securities sold under agreements to repurchase	30,638	—	—		30,638
Other borrowings	250,554	12,819	366	K	263,739
Subordinated deferrable interest debentures, net	85,550	3,093	(691)	L	87,952
FDIC loss-share payable, net	8,803	8,199	—		17,002
Other liabilities	50,334	6,482	—		56,816
Total liabilities	7,051,724	1,580,268	(909)		8,631,083
Shareholders’ equity
Preferred stock	—	—	—		—
Common stock	38,735	407	6,106	M	45,248
Capital surplus	508,404	211,893	126,112	N	846,409
Retained earnings	273,119	—	—		273,119
Accumulated other comprehensive income (loss)	(1,280)	(3,220)	3,220	O	(1,280)
Treasury stock, at cost	(14,499)	(2,710)	2,710	P	(14,499)
Total shareholders’ equity	804,479	206,370	138,148		1,148,997
Total liabilities and shareholders’ equity	$7,856,203	$1,786,638	$137,239		$9,780,080

See “Note 4 — Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments” for explanation of acquisition accounting adjustments.

Unaudited Pro Forma Combined Condensed Income Statement
For the year ended December 31, 2017
(In thousands, except share and per share data)
	Ameris As Reported	HSB As Reported	Pro Forma Adjustments		Pro Forma Combined
Interest income
Interest and fees on loans	$270,887	$74,483	$2,667	A	$348,037
Interest on taxable securities	20,154	6,430	—		26,584
Interest on nontaxable securities	1,581	187	—		1,768
Interest on deposits in other banks	1,725	1,234	—		2,959
Interest on federal funds sold	—	27	—		27
Total interest income	294,347	82,361	2,667		379,375
Interest expense
Interest on deposits	$19,877	$5,499	$227	B	$25,603
Interest on other borrowings	14,345	469	(233)	C	14,581
Total interest expense	34,222	5,968	(6)		40,184
Net interest income	260,125	76,393	2,673		339,191
Provision for loan losses	8,364	217	—		8,581
Net interest income after provision for loan losses	$251,761	$76,176	$2,673		$330,610
Noninterest income
Service charges on deposit accounts	$42,054	$4,253	$—		$46,307
Mortgage banking activity	48,535	524	—		49,059
Other service charges, commissions and fees	2,872	2,964	—		5,836
Gain on sale of securities	37	12	—		49
Gain on sale of SBA and USDA loans	4,590	—	—		4,590
Other noninterest income	6,369	299	—		6,668
Total noninterest income	104,457	8,052	—		112,509
Noninterest expense
Salaries and employee benefits	$120,016	$27,511	$—		$147,527
Occupancy and equipment expenses	24,069	7,132	—		31,201
Data processing and communications expenses	27,869	3,930	—		31,799
Legal and other professional fees	15,355	1,902	—		17,257
Credit resolution-related expenses	3,493	769	—		4,262
Advertising and marketing expenses	5,131	142	—		5,273
Amortization of intangible assets	3,932	1,309	237	D	5,478
FDIC insurance	3,078	692	—		3,770
Merger and conversion charges	915	—	—		915
Other noninterest expenses	28,078	9,226	—		37,304
Total noninterest expense	231,936	52,613	237		284,786
Net income before income tax expense	$124,282	$31,615	$2,436		$158,333
Income tax expense	50,734	16,936	512	E	68,182
Net income	$73,548	$14,679	$1,924		$90,151
Preferred stock dividends	—	—	—		—
Net income available to common shareholders	$73,548	$14,679	$1,924		$90,151
Basic earnings per common share	$2.00	$0.36			$2.08
Diluted earnings per common share	$1.98	$0.35			$2.06
Weighted average common shares outstanding
Basic	36,828	40,318			43,341
Diluted	37,144	42,217			43,657
See “Note 4 — Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments” for explanation of acquisition accounting adjustments.

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
Note 1 — Basis of Pro Forma Presentation
The unaudited pro forma condensed balance sheet as of December 31, 2017, and the unaudited pro forma condensed income statement for the year ended December 31, 2017, are based on the historical financial statements of Ameris and HSB after giving effect to the completion of the merger and the assumptions and adjustments described in the accompanying notes. Such financial statements do not reflect cost savings or operating synergies expected to result from the merger, or the costs to achieve these cost savings or operating synergies, or any anticipated disposition of assets that may result from the integration of the operations of the two companies.
The transaction will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.
Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense. Subsequent to the completion of the merger, Ameris and HSB will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plan.
The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.
Note 2 — Preliminary Estimated Acquisition Consideration
Under the terms of the merger agreement, HSB shareholders will receive 0.16 shares of Ameris common stock plus $0.93 in cash, without interest, for each share of HSB common stock.
Based on HSB’s estimated shares of HSB common stock outstanding as of December 31, 2017, the preliminary estimated acquisition consideration is as follows, assuming all shares of HSB common stock are exchanged for the per share stock consideration (in thousands):
Preliminary Estimated Acquisition Consideration
Total number of shares of HSB common stock outstanding at April 1, 2018 including restricted share units that automatically vest under a change in control	40,704
Per share exchange ratio	0.16
Number of shares of Ameris common stock – as exchanged	6,513
Multiplied by Ameris common stock price on March 29, 2018	$52.90
Estimated fair value of Ameris common stock issued	$344,518
Total number of shares of HSB common stock outstanding at April 1, 2018 including restricted share units that automatically vest under a change in control	40,704
Per share cash exchange price	$0.93
Estimated cash paid at acquisition for HSB common shares	$37,855
Estimated cash paid at acquisition for HSB stock options	$7,993
Estimated cash paid at acquisition for HSB stock warrants	$11,002
Total estimated cash paid at acquisition	$56,850
Total Preliminary Estimated Acquisition Consideration	$401,368

Note 3 — Preliminary Estimated Acquisition Consideration Allocation
Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of HSB based on their estimated fair values as of the closing of the merger. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.
The allocation of the estimated acquisition consideration is preliminary because the proposed merger has not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation unaudited pro forma adjustments will remain preliminary until Ameris management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the merger and will be based on the value of the Ameris common stock at the closing of the merger. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.
The total preliminary estimated acquisition consideration as shown in the table above is allocated to HSB’s tangible and intangible assets and liabilities as of December 31, 2017, based on their preliminary estimated fair values as follows (in thousands):
Preliminary Estimated Acquisition Consideration Allocation
Cash and due from banks	$4,712
Federal funds sold and interest-bearing deposits in banks	109,069
Investment securities available for sale	286,810
Other investments	13,810
Loans, net of unearned income	1,276,180
Other real estate owned	1,351
Premises and equipment	28,418
Deferred income taxes	10,192
Cash value of bank owned life insurance	4,426
FDIC indemnification assets, net	3,680
Other assets	10,467
Deposits	(1,549,091)
Other borrowings	(13,185)
Subordinated deferrable interest debentures	(2,402)
FDIC loss-share payable, net	(8,199)
Other liabilities	(6,482)
Intangible assets	15,457
Goodwill	216,155
Total Preliminary Estimated Acquisition Consideration	$401,368
Approximately $15.5 million has been preliminarily allocated to amortizable intangible assets acquired. The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined financial statements.

Identifiable Intangible Assets.   The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The preliminary allocation to intangible assets is allocated to core deposit intangibles.
Goodwill.   Goodwill represents the excess of the preliminary estimated acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets are the skill sets, operations, customer base and organizational cultures that can be leveraged to enable the combined company to build an enterprise greater than the sum of its parts. In accordance with ASC Topic 350, Intangibles — Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.
Note 4 — Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments
The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the merger been completed at the date indicated. Such information includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-merger periods. The unaudited pro forma financial information does not give consideration to the impact of possible expense efficiencies, synergies, strategy modifications, asset dispositions or other actions that may result from the merger.
The following unaudited pro forma adjustments result from accounting for the merger, including the determination of fair value of the assets, liabilities, and commitments which Ameris, as the acquirer for accounting purposes, will acquire from HSB. The descriptions related to these preliminary adjustments are as follows (in thousands):
Balance Sheet
A	Adjustment to cash and due from banks
To reflect cash payment of HSB special cash dividend paid to HSB common shareholders allowed for in the merger agreement (dividend declaration date was January 24, 2018; dividend record date was February 21, 2018; dividend payment date was February 28, 2018)		$(9,000)
To reflect estimated cash paid at closing to HSB shareholders		$(37,855)
To reflect estimated cash paid to holders of HSB stock options		$(7,993)
To reflect estimated cash paid to holders of HSB stock warrants		$(11,002)
Total adjustment to cash and due from banks		$(65,850)
B	Adjustment to investment securities available for sale
To reclass at amortized cost investment securities designated as held to maturity by HSB to investment securities available for sale		$106,814
To reflect fair value at acquisition date for investment securities designated as held to maturity by HSB but will be designated as available for sale by Ameris		$960
Total adjustment to investment securities available for sale		$107,774
C Adjustment to investment securities held to maturity to reclass at amortized cost investment securities designated as held to maturity by HSB to investment securities available for sale		$(106,814)

D	Adjustment to loans to reflect estimated fair value at acquisition date	$(20,000)
E Adjustment to allowance for loan losses to reflect the reversal of HSB’s December 31, 2017 allowance for loan losses		$11,483
F Adjustment to other real estate owned to reflect the estimated fair value at acquisition date based on Ameris’s more aggressive liquidation strategy		$(306)
G Adjustment to goodwill to reflect the estimated goodwill generated as a result of consideration paid being greater than the net assets acquired		$198,678
H	Adjustment to intangible assets
To reflect reversal of HSB’s unamortized core deposit intangible from its prior acquisitions		$(1,769)
To reflect the recording of the estimated core deposit intangible		$15,457
Total adjustment to intangible assets		$13,688
I Adjustment to net deferred tax asset to reflect the deferred tax impact resulting from the net fair value adjustments (based on assumed effective tax rate of 21%)		$(1,414)
J	Adjustment to interest-bearing deposits
To reflect reversal of HSB’s unamortized fair value adjustment on certificates of deposit from its prior acquisitions		$(18)
To reflect the estimated fair value at acquisition date of certificate of deposits		$(566)
Total adjustment to interest-bearing deposits		$(584)
K	Adjustment to other borrowings
To reflect reversal of HSB’s unamortized fair value adjustment from its prior acquisitions		$(125)
To reflect the estimated fair value at acquisition date of other borrowings		$491
Total adjustment to other borrowings		$366
L Adjustment to subordinated deferrable interest debentures to reflect the estimated fair value at acquisition		$(691)
M	Adjustment to common stock
To reflect the reversal of HSB’s December 31, 2017 common stock		$(407)
To reflect the value of Ameris common stock issued to HSB shareholders		$6,513
Total adjustment to common stock		$6,106
N	Adjustment to capital surplus
To reflect January 24, 2018 declaration of a HSB special cash dividend payable to HSB common shareholders as allowed for in the merger agreement		$(9,000)
To reflect the reversal of HSB’s December 31, 2017 capital surplus net of the January 24, 2018 declaration of a HSB special cash dividend		$(202,893)
To reflect the value of Ameris common stock issued to HSB shareholders		$338,005
Total adjustment to capital surplus		$126,112
O Adjustment to accumulated other comprehensive loss to reflect the reversal of HSB’s December 31, 2017 accumulated other comprehensive loss		$3,220
P Adjustment to treasury stock reflects the reversal of HSB’s December 31, 2017 treasury stock		$2,710
Pursuant to the acquisition method of accounting, the final acquisition consideration will be based on the price of the Ameris common stock immediately prior to the effective time of the merger. A 20% difference in per share price at the closing of the merger compared to the amount used in these unaudited pro forma condensed combined financial statements would increase or decrease total acquisition consideration and goodwill by approximately $68.9 million.

Income Statement
		Year Ended December 31, 2017
A	Adjustment to interest income and fees on loans to reflect estimated additional accretion on loan portfolio	$2,667
B	Adjustment to interest expense on deposits
To reflect the reversal of HSB’s amortization of fair value adjustment on certificates of deposit resulting from its prior acquisitions		$(56)
To reflect the estimated amortization of fair value adjustment on certificates of deposit		$283
Total adjustment to interest expense on deposits		$227
C	Adjustment to interest expense on other borrowings and subordinated deferrable interest debentures
To reflect the reversal of HSB’s amortization of fair value adjustment on other borrowings from its prior acquisitions		$(154)
To reflect the estimated amortization of fair value adjustment on other borrowings		$(117)
To reflect the estimated amortization of fair value adjustment on subordinated deferrable interest debentures		$38
Total adjustment to interest expense on other borrowings and subordinated deferrable interest debentures		$(233)
D	Adjustment to amortization of intangible assets
To reflect the reversal of HSB’s amortization expense on its existing core deposit intangible resulting from its prior acquisitions		$(1,309)
To reflect the estimated amortization expense on the core deposit intangible		$1,546
Total adjustment to amortization of intangible assets		$237
E	Adjustment to income tax expense to reflect the tax effect of the HSB income statement pro forma adjustments using an assumed effective tax rate of 21%	$512
The estimated transaction costs included as part of the unaudited pro forma condensed balance sheet as of December 31, 2017, have not been included in the above unaudited pro forma condensed income statements.
Note 5 — Earnings Per Common Share
Unaudited pro forma earnings per common share for the year ended December 31, 2017, have been calculated using Ameris’s historic weighted average common shares outstanding plus the common shares assumed to be issued to HSB shareholders in the merger.
The following table sets forth the calculation of basic and diluted unaudited pro forma earnings per common share for the year ended December 31, 2017 (in thousands, except per share data).
	Year Ended December 31, 2017
	Basic	Diluted
Pro forma net income available to common shareholders	$90,151	$90,151
Weighted average common shares outstanding:
Ameris	36,828	37,144
Common shares issued to HSB shareholders	6,513	6,513
Pro forma	43,341	43,657
Pro forma net income per common share	$2.08	$2.06

UNAUDITED COMPARATIVE PER SHARE DATA
The following table shows per common share data regarding basic and diluted net income per common share, cash dividends and book value for Ameris and HSB on a historical basis, Ameris and HSB on a pro forma combined basis, and HSB on a pro forma equivalent basis. The pro forma information has been derived from and should be read in conjunction with: (i) Ameris’s audited consolidated financial statements and accompanying notes included in Ameris’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this proxy statement/prospectus; and (ii) HSB’s Audited Consolidated Financial Statements, which are attached to this proxy statement/prospectus as Appendix E and Appendix F. See “Where You Can Find More Information” and “Documents Incorporated by Reference.”
The pro forma information gives effect to the merger accounted for as a purchase and assumes that the merger occurred as of the beginning of the fiscal year presented (or in the case of book value, as of the date specified). This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.
	As of and for the Twelve Months Ended December 31, 2017
	Ameris Historical	HSB Historical	Pro Forma Combined	Per Equivalent HSB Share(1)
Net income per common share – basic	$2.00	$0.36	$2.08	$0.33
Net income per common share – diluted	$1.98	$0.35	$2.06	$0.33
Cash dividends per common share	$0.40	$1.24	$0.40	$0.06
Book value per common share	$21.59	$5.11	$26.25	$4.20

(1)
The equivalent share information in the above table is computed using an estimated 6,512,624 additional shares of Ameris common stock to be issued to HSB shareholders at a price of  $52.90 per share at an exchange rate of 0.16 shares of Ameris common stock for each share of HSB common stock.

SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA
The following table presents selected unaudited pro forma condensed financial data about the financial condition and results of operations of Ameris giving effect to the merger. See “The Merger — Accounting Treatment.”
The following table presents the information as if the merger had become effective on December 31, 2017, with respect to financial condition data, and on January 1, 2017, with respect to the results of operations data. The selected unaudited pro forma condensed financial data have been derived from, and should be read in conjunction with, the historical financial information that Ameris and HSB have incorporated by reference into, or included in, this proxy statement/prospectus as of and for the indicated periods. See “Documents Incorporated by Reference,” “Unaudited Pro Forma Combined Condensed Financial Information” and HSB’s Audited Consolidated Financial Statements, which are attached to this proxy statement/prospectus as Appendix E and Appendix F.
The selected unaudited pro forma condensed financial data are presented for illustrative purposes only and do not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. The selected unaudited pro forma condensed financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.
For the Year Ended December 31, 2017
(In thousands, except per share data)
Pro Forma Condensed Consolidated Income Statement Data:
Net interest income	$339,191
Provision for loan losses	8,581
Income before tax	158,333
Net income	90,151
Preferred stock dividends	—
Net income available to common shareholders	90,151
Per Share Data:
Earnings per share available to common shareholders:
Basic	$2.08
Diluted	$2.06
Cash dividends per share	$0.40
Pro Forma Condensed Consolidated Balance Sheet Data:
Total loans, net	$7,296,744
Total assets	9,780,080
Total deposits	8,174,936
Other borrowings	263,739
Subordinated deferrable interest debentures	87,952
Shareholders’ equity	1,148,997

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under “Cautionary Statement Regarding Forward-Looking Statements,” you should consider carefully the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. Certain risks can also be found in the documents incorporated by reference into this proxy statement/prospectus including under “Risk Factors” in Ameris’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated By Reference” and “Where You Can Find More Information.”
Risks Related to the Merger
Because the market price of the Ameris common stock may fluctuate, HSB shareholders cannot be sure of the market value of the merger consideration that they will receive in the merger until the closing.
Upon completion of the merger, each share of HSB common stock outstanding immediately prior to the effective time will be converted into the right to receive: (i) 0.16 shares of Ameris common stock, together with cash in lieu of any fractional share; and (ii) a cash amount equal to $0.93. The market value of the stock consideration received by HSB shareholders in the merger will fluctuate from the closing price of the Ameris common stock on the date Ameris and HSB announced the merger, the date that this proxy statement/prospectus is mailed to the HSB shareholders, the date of the special meeting and the date the merger is completed and thereafter. Market price changes may result from a variety of factors that are beyond the control of Ameris and HSB, including general market and economic conditions, changes in Ameris’s business, operations and prospects, and regulatory considerations. We make no assurances as to whether or when the merger will be completed. Therefore, at the time of the special meeting, HSB shareholders will not know the precise market value of the aggregate merger consideration HSB shareholders will be entitled to receive at the effective time of the merger. You should obtain current market prices for shares of Ameris common stock before you vote.
The merger will not be completed unless important conditions are satisfied or waived, including approval by HSB shareholders.
Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger and the bank merger. If the conditions are not satisfied or waived, then the merger and the bank merger will not occur or will be delayed and each of Ameris and HSB may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before Ameris and HSB are obligated to complete the merger:
•
approval of the merger agreement by the holders of at least 60% of the outstanding shares of HSB voting common stock entitled to vote;

•
receipt of all required regulatory approvals without any materially burdensome regulatory conditions, and the expiration or termination of all statutory waiting periods in respect of such regulatory approvals;

•
the absence of any applicable law or order by any governmental authority making illegal or preventing or prohibiting the completion of the transactions contemplated by the merger agreement;

•
the effectiveness of the registration statement of which this proxy statement/prospectus forms a part;

•
the absence of any event which has resulted in a material adverse effect or material adverse change on the other party; and

•
that the dissenting shares constitute less than 10% of the issued and outstanding shares of HSB common stock.

See “The Merger Agreement — Conditions to Completion of the Merger.” While it is currently anticipated that the merger will be completed during the third quarter of 2018, there is no assurance that such conditions will be satisfied in a timely manner or at all, or that an effect, event, development or change will not transpire that could delay or prevent these conditions from being satisfied. Accordingly, there is no guarantee with respect to the timing of the closing of the merger, whether the merger will be completed at all and when HSB shareholders will receive the merger consideration, if at all.
The termination fee and the restrictions on alternate acquisition proposals set forth in the merger agreement may discourage others from trying to acquire HSB.
Until the completion of the merger, with some exceptions, HSB is prohibited from taking any action to solicit, seek or encourage any inquiries, expressions of interest, or the making of any acquisition proposal, or participating in any discussions regarding any acquisition proposal, or approving or recommending an acquisition proposal, or entering into any agreement relating to an acquisition proposal. In addition, HSB has agreed to pay to Ameris in certain circumstances a termination fee equal to $14.0 million. These provisions could discourage other companies from trying to acquire HSB even though those other companies might be willing to offer greater value to HSB shareholders than Ameris has offered in the merger. Similarly, such a competing company might propose a price lower than it might otherwise have been willing to offer because of the potential added expense of the termination fee that may become payable to Ameris in certain circumstances under the merger agreement. See “The Merger Agreement — No Solicitation,” “The Merger Agreement — Termination; Merger Consideration Adjustment” and “The Merger Agreement — Termination Fee.”
If Ameris’s stock price decreases below specified thresholds, then HSB has the right to terminate the merger agreement and the merger would not occur unless Ameris increases the merger consideration.
If the average closing price of one share of Ameris common stock during a specified determination period has declined by more than 15% from a price of  $51.1328 per share, and the Ameris common stock underperforms the KBW Nasdaq Regional Banking Index (KRX) by more than 15% during such period, then HSB may terminate the merger agreement unless Ameris offsets such reduction in the value of Ameris common stock by increasing the number of shares of Ameris common stock to be issued, or paying an additional cash payment, to the HSB shareholders.
As a result, even if HSB shareholders approve the merger agreement, the merger may ultimately not be completed. Although the Ameris board of directors has the ability to increase the merger consideration, and the HSB board of directors has the power to choose not to terminate the merger agreement and proceed with the merger if Ameris does not increase the merger consideration, there is no obligation of either board of directors to exercise such power. See “The Merger Agreement — Termination; Merger Consideration Adjustment.”
The merger agreement contains provisions granting both Ameris and HSB the right to terminate the merger agreement in certain circumstances.
The merger agreement contains certain termination rights, including the right, subject to certain exceptions, of either party to terminate the merger agreement if the merger is not completed on or prior to December 31, 2018, and the right of HSB to terminate the merger agreement, subject to certain conditions, to accept a business combination transaction deemed to be superior to the merger by the HSB board of directors. If the merger is not completed, the ongoing business of HSB could be adversely affected and HSB will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section.
The voting power of HSB shareholders will be diluted by the merger.
The merger will result in HSB shareholders having an ownership stake in the combined company that is smaller than their current stake in HSB. Upon completion of the merger, we estimate that former HSB shareholders will own approximately 13.7% of the issued and outstanding shares of common stock of the combined company. Consequently, HSB shareholders, as a general matter, will have less influence over the management and policies of the combined company after the effective time of the merger than they currently exercise over the management and policies of HSB.

The opinion that HSB has obtained from Sandler O’Neill has not been, and is not expected to be, updated to reflect any changes in circumstances that may have occurred since the date of such opinion.
The opinion rendered to the HSB board of directors by Sandler O’Neill, financial advisor to HSB, with respect to the fairness of the merger consideration to be received by HSB common shareholders to such holders, from a financial point of view, speaks only as of January 24, 2018. Subsequent changes in the operations and prospects of Ameris or HSB, general market and economic conditions and other factors that may be beyond the control of Ameris and HSB, may have altered the value of Ameris or HSB, or the price of Ameris common stock as of the date of this proxy statement/prospectus, or may alter such values and prices by the time the merger is completed. Sandler O’Neill has no obligation to update, revise or reaffirm its opinion to reflect subsequent developments and has not done so. The opinion does not address the fairness of the merger consideration from a financial point of view as of the date of this proxy statement/prospectus or at the time the merger is completed or as of any date other than the date of such opinion. See “The Merger — Opinion of Hamilton State Bancshares, Inc.’s Financial Advisor in Connection With the Merger” and Appendix C attached to this proxy statement/prospectus.
Regulatory approvals may not be received, may take longer than expected to receive or may impose conditions that could have an adverse effect on Ameris.
Before the merger and the bank merger can be completed, various approvals or consents or waivers must be obtained from bank regulatory authorities, including the Federal Reserve Board, the FDIC and the GDBF. These authorities may request additional information or materials from Ameris and/or HSB or may impose conditions on the completion of the merger or the bank merger or require changes to their terms. Such conditions or changes and the process of obtaining required regulatory approvals could have the effect of delaying the completion of the merger or the bank merger, or imposing additional costs on or limiting the revenues of Ameris following the merger, any of which might have a material adverse effect on Ameris following the merger. The required regulatory approvals may not be received at all, may not be received in a timely fashion, or may contain conditions on the completion of the merger and the bank merger that are burdensome, not anticipated or cannot be met. If the consummation of the merger is delayed, including by a delay in receipt of required regulatory approvals, then the business, financial condition and results of operations of each company may also be materially adversely affected. See “The Merger — Regulatory Approvals” and “The Merger Agreement — Conditions to Completion of the Merger.”
The merger is expected to, but may not, qualify as a tax-free reorganization under the Code.
The parties expect the merger to be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code, and Ameris and HSB will receive United States federal income tax opinions to that effect from their respective tax counsel. These tax opinions represent the legal judgement of counsel rendering the opinion and are not binding on the Internal Revenue Service (the “IRS”) or the courts. If the merger does not qualify as a tax-free reorganization, then the HSB shareholders may be required to recognize any gain with respect to all of the consideration, including the shares of Ameris common stock and not just the cash, received in the merger. Tax matters are very complicated and the consequences of the merger to any particular HSB shareholder will depend on that shareholder’s particular facts and circumstances. You should consult your own tax advisor to determine the particular tax consequences of the merger to you.
Negative or unexpected consequences of the Tax Cuts and Jobs Act could adversely affect Ameris’s results of operations.
Legislation signed into law on December 22, 2017, commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”), made significant changes to the Code, including a reduction in the corporate tax rate and limitations on certain corporate deductions and credits. The new tax law could have negative or unexpected consequences on Ameris’s financial position. By way of example, the TCJA led to changes in the valuation of certain deferred tax assets and deferred tax liabilities on Ameris’s consolidated balance sheets, which adversely affected Ameris’s results of operations for the year ended December 31, 2017. No assurance is given that the new tax law will not have an adverse effect on the market price of Ameris common stock after the merger.

Ameris and HSB may waive one or more of the conditions to the merger without re-soliciting the required HSB shareholder approval.
The conditions to the obligations of Ameris and HSB to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law and by agreement of Ameris and HSB. The boards of directors of Ameris and HSB may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies are necessary. Ameris and HSB, however, generally do not expect that any such waiver would be material enough to require re-solicitation of HSB shareholders. If any such waiver is not determined to be material enough to require re-solicitation of HSB shareholders, then the companies will have the discretion to complete the merger without seeking further HSB shareholder approval.
Ameris and HSB will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of HSB and Ameris, which could negatively affect Ameris’s combined business operations. These uncertainties may impair Ameris’s or HSB’s ability to attract, retain and motivate key personnel pending the consummation of the merger, as such personnel may experience uncertainty about their future roles following the consummation of the merger. If key employees depart because of issues relating to the uncertainty and difficulty of integration, or a desire not to remain with Ameris or HSB, Ameris’s business or HSB’s business could be harmed. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with either Ameris or HSB to seek to change existing business relationships or fail to extend existing relationships. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.
The pursuit of the merger and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations.
In addition, in the merger agreement HSB has agreed to operate its business in the ordinary course prior to closing, and is restricted from taking certain actions without Ameris’s consent while the merger is pending. These restrictions may, among other matters, prevent HSB from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, entering into other transactions or making other changes to its business prior to completion of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on HSB’s business, financial condition and results of operations. See “The Merger Agreement — Conduct of Business Pending the Merger.”
Failure of the merger to be consummated, the termination of the merger agreement or a significant delay in the completion of the merger could negatively impact Ameris and HSB.
If the merger is not completed, then the ongoing business, financial condition and results of operations of each company may be materially adversely affected and the value of each party’s common stock may decline significantly, particularly to the extent that the current value reflects an assumption that the merger will be completed. If the completion of the merger is delayed, then the business, financial condition and results of operations of each company may be materially adversely affected.
Ameris’s and HSB’s historical and pro forma condensed combined consolidated financial information may not be representative of Ameris’s results as a combined company.
The pro forma financial information contained in this proxy statement/prospectus is presented for illustrative purposes only and may not be an indication of what the combined company’s financial position or results of operations would have been had the merger been completed on the dates indicated. The pro forma financial information has been derived from the audited historical financial statements of Ameris and HSB and includes certain adjustments and assumptions regarding the combined businesses after giving effect to the merger. The assets and liabilities of HSB have been measured at fair value based on various preliminary estimates using assumptions that management believes are reasonable utilizing information currently available. The process for calculating the fair value of acquired assets and assumed liabilities requires the use of estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the closing. See “Unaudited Pro Forma Combined Condensed Financial Information.”
Certain of HSB’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of other HSB shareholders.
Certain of HSB’s executive officers and directors have interests in the merger that are different from, or in addition to, the interests of HSB shareholders generally. These interests arise from employment and change in control agreements that the executive officers entered into with HSB, rights that these executive officers and directors have under HSB’s benefit plans (including HSB’s equity incentive plan), arrangements to continue as employees of Ameris Bank following the merger (including potential arrangements), and rights to indemnification and directors’ and officers’ liability insurance following the merger. These interests and arrangements may create potential conflicts of interest and may have influenced the directors and executive officers of HSB to support or approve the merger. For a more detailed discussion of these interests, see “The Merger — Interests of HSB’s Directors and Executive Officers in the Merger.”
Ameris is also acquiring Atlantic Coast Financial Corporation in the Atlantic merger, and Ameris’s efforts to complete that merger may result in delays in completing the merger with HSB or make it more difficult or time consuming than expected.
On November 17, 2017, Ameris announced the proposed acquisition of Atlantic in the Atlantic merger. The Atlantic merger is subject to customary closing conditions, including receipt of regulatory approvals and the approval of the Atlantic stockholders. Efforts to complete the Atlantic merger and planning the simultaneous integration of Atlantic and HSB, while also pursuing regulatory approvals for both mergers, is time consuming and could divert management attention and resources away from the merger with HSB. It is also possible that, because of the complexities involved in acquiring two financial institutions, Ameris could experience delays in obtaining regulatory approval for the merger with HSB. A delay in closing the merger could be costly to both Ameris and HSB, disrupt either Ameris’s or HSB’s ongoing businesses relationships with their respective clients, customers, depositors and employees, or result in a failure to achieve the anticipated benefits of the HSB merger.
If the mergers with HSB and Atlantic are completed, the pro forma combined company will exceed $10 billion in assets, which could result in increased costs and/or reduced revenues to the resulting entity and subject it to increased regulatory scrutiny by its primary federal regulators with respect to its risk management and other activities.
It is currently expected that if the HSB and Atlantic mergers are completed, the pro forma combined company will exceed $10 billion in assets, subjecting Ameris to additional regulation and oversight that could impact its revenues or expenses. Such regulation and oversight include becoming subject to: (i) under the Dodd-Frank Wall Street Reform and Consumer Protection Act, annual stress testing (or DFAST) designed to assess the company’s capital adequacy and risk management practices in the event of certain economic downturn scenarios; (ii) the examination and enforcement authority of the Consumer Financial Protection Bureau with respect to consumer and small business products and services; (iii) deposit insurance premium assessments based on an FDIC scorecard based on, among other things, Ameris Bank’s CAMELS rating and results of asset-related stress testing and funding-related stress testing; and (iv) a cap on interchange transaction fees for debit cards, as required by Federal Reserve regulations, which will significantly reduce Ameris’s interchange revenue after the mergers.
It is difficult to predict the overall compliance cost of these provisions, which will become effective (with a phase-in period) when the combined company surpasses $10 billion in consolidated assets as a result of the completion of the mergers. However, compliance with these provisions will likely require additional staffing, engagement of external consultants and other operating costs that could have a material adverse effect on the future financial condition and results of operations of the combined company.
Risks Related to the Combined Company Following the Merger
Combining the two companies may be more difficult, costly or time consuming than expected, and Ameris may fail to realize all of the anticipated benefits of the merger.
The merger involves the combination of two bank holding companies that currently operate independently. A successful combination of the two entities will depend substantially on Ameris’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. Ameris may encounter difficulties in the integration process including: (i) loss of key employees and customers; (ii) the disruption of operations and business; (iii) the inability to maintain and increase competitive presence; (iv) deposit attrition and revenue loss; (v) possible inconsistencies in standards, control procedures and policies; (vi) unexpected problems with costs, operations, personnel, technology and credit; or (vii) problems with the assimilation of new operations, sites or personnel, which could divert resources from regular banking operations.
Additionally, general market and economic conditions and governmental actions affecting the financial industry generally may inhibit Ameris’s successful integration of HSB. Ameris’s failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially impact its business, financial condition and operating results.
The combined company expects to incur significant expenses related to the merger.
The combined company expects to incur significant expenses associated with completing the merger and integrating the businesses, operations, networks, systems, technologies, policies and procedures of Ameris and HSB. Although Ameris and HSB have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and integration expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger.
Future capital needs could result in dilution of shareholder investment.
The Ameris board of directors may determine from time to time that there is a need to obtain additional capital through the issuance of additional shares of Ameris common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of Ameris common stock. In addition, new investors may also have rights, preferences and privileges senior to holders of Ameris common stock, which may adversely impact such holders.
Ameris’s ability to pay dividends is limited and it may be unable to pay future dividends.
During the last two completed fiscal quarters, Ameris has paid cash dividends of  $0.10 per common share to its shareholders. Ameris’s ability to pay dividends is limited by law and regulation and the need to maintain sufficient consolidated capital. Ameris’s receives substantially all of its revenue from dividends from Ameris Bank. These dividends are the principal source of funds to pay dividends on Ameris common stock to its shareholders. The ability of Ameris Bank to pay dividends to Ameris is limited by Ameris Bank’s need to maintain sufficient capital and by other general restrictions on its dividends that are applicable to state-chartered banks. If these legal and regulatory requirements are not satisfied, then Ameris will be unable to pay dividends on the Ameris common stock.

After the merger is completed, HSB shareholders who receive shares of Ameris common stock as a result of the merger will have different rights that may be less favorable than their current rights as HSB shareholders.
Upon completion of the merger, the rights of former HSB shareholders will be governed by Georgia law and Ameris’s articles of incorporation and bylaws. The rights associated with HSB common stock, which are governed by Georgia law and HSB’s articles of incorporation and bylaws and, in certain respects, the Stockholders’ Agreement, are different from the rights associated with Ameris common stock and may be less favorable than their current rights as HSB shareholders. See “Comparison of Shareholder Rights.”
The trading volume in Ameris common stock and the sale of substantial amounts of Ameris common stock in the public market could depress the price of Ameris common stock.
Ameris cannot predict the effect, if any, that future sales of its common stock in the market, or availability of shares of its common stock for sale in the market, will have on the market price of its common stock. Ameris gives no assurance that sales of substantial amounts of its common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of its common stock to decline or impair its ability to raise capital through sales of its common stock.
The market price of Ameris common stock after the merger may be affected by factors different from those affecting the shares of Ameris currently.
Upon completion of the merger, holders of HSB common stock will become holders of Ameris common stock. Ameris’s business differs from that of HSB, and accordingly, the results of operations of Ameris will be affected by some factors that are different from those currently affecting the results of operations of HSB. For a discussion of the businesses of Ameris and HSB and of some important factors to consider in connection with those businesses, see “Information about the Companies,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HSB,” HSB’s Audited Consolidated Financial Statements, which are attached to this proxy/statement prospectus as Appendix E and Appendix F, and the documents incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated by Reference.”
The market price of the combined company’s common stock may decline as a result of the merger.
The market price of the combined company’s common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger or the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, Ameris shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities. Current HSB and Ameris shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus, including information included in, or incorporated by reference into, this proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include: (i) statements about the benefits of the merger, including future financial and operating results and cost savings that may be realized from the merger; (ii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. You should note that the discussion of Ameris’s and HSB’s reasons for the merger contain many forward-looking statements that describe beliefs, assumptions, expectations and estimates of the board of directors or management of Ameris and HSB as of the indicated dates, and those assumptions, expectations and estimates may have changed as of the date of this proxy statement/prospectus. Forward-looking statements are based on current beliefs and expectations of Ameris’s and HSB’s management, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of Ameris and HSB. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Therefore, actual results may differ materially from those expressed in, or implied by, the forward-looking statements.
The ability to predict results or the actual effects of the combined company’s plans and strategies is inherently uncertain. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include those identified in “Risk Factors” beginning on page 32, as well as the following:
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the risk that the cost savings and any revenue synergies from the merger with HSB and the Atlantic merger may not be realized or may take longer than anticipated to be realized;

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the merger may not be completed when expected or completed at all, or may be more expensive to complete than expected, because of difficulties obtaining the required regulatory approvals for the merger and the required HSB shareholder approval;

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the merger may not be completed when expected or completed at all because of failure or difficulty in satisfying other conditions to completion of the merger set forth in the merger agreement;

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risks associated with the timing of the completion of the merger;

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disruption caused by the merger with customers, suppliers or employees or other business relationships;

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management time and effort may be diverted to the resolution of merger-related issues, including, with respect to Ameris, the time and effort management is directing to the pending Atlantic merger at the same time as the pending merger with HSB;

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the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require HSB to pay a termination fee to Ameris;

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HSB’s business may not integrate into Ameris’s business successfully, or such integration may take longer to accomplish, be more difficult or costly than expected;

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a material adverse change in the financial condition of Ameris or HSB;

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the market price for the Ameris common stock could decline before the completion of the merger, including as a result of the financial performance of HSB, or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

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higher than expected loan losses following the merger;

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limitations placed on the ability of HSB and Ameris to operate their respective businesses by the merger agreement;

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lower than expected revenue following the merger;

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Ameris’s ability to manage the combined company’s growth;

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reputational risk and the risk of adverse reaction of each company’s customers, suppliers, employees or other business partners to the merger;

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changes in interest rates which may cause margins to compress and adversely affect net interest income;

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the amount of the costs, fees and charges related to the merger, and the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

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inability to comply with regulatory capital requirements, including those resulting from changes to the capital calculation methodologies and required capital maintenance levels of regulatory agencies in connection with those agencies’ approval of the merger;

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the possibility that the incremental cost or decreased revenues associated with exceeding $10 billion in assets will exceed current estimates;

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higher than expected FDIC insurance assessments;

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unexpected reduction in Ameris’s and HSB’s deposit base;

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Ameris’s and HSB’s inability to promptly adapt to technological changes;

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Ameris’s and HSB’s internal controls and procedures may not be adequate to prevent losses;

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competition from other financial services companies in Ameris’s markets;

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changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, including regulatory or legislative developments; and

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general economic conditions, either nationally or in Georgia or Ameris’s other market areas, that are less favorable than expected resulting in, among other things, a deterioration of the quality of the combined company’s loan portfolio and reduced demand for its products and services.

Additional factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include those discussed in the filings of Ameris with the SEC that are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” and “Documents Incorporated by Reference.”
Because these forward-looking statements are subject to assumptions and uncertainties, Ameris’s and HSB’s actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference into this proxy statement/prospectus.
All written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus, and attributable to Ameris or HSB or any person acting on their behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this “Cautionary Statement Concerning Forward-Looking Statements.” Ameris and HSB undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

MARKET PRICES AND DIVIDEND INFORMATION
Ameris.   Ameris common stock trades on Nasdaq under the symbol “ABCB.” The following table sets forth the high and low reported sales prices per share of Ameris common stock and the cash dividends declared per share of Ameris common stock for the periods indicated.
AMERIS COMMON STOCK
QUARTER DATA	HIGH	LOW	DIVIDEND DECLARED
First Quarter 2018 Fiscal Year	$59.05	$47.90	$0.10
Second Quarter 2018 Fiscal Year (through April 3, 2018)	53.35	51.65	—
First Quarter 2017 Fiscal Year	49.50	41.60	0.10
Second Quarter 2017 Fiscal Year	49.80	42.60	0.10
Third Quarter 2017 Fiscal Year	51.28	41.05	0.10
Fourth Quarter 2017 Fiscal Year	51.30	44.75	0.10
First Quarter 2016 Fiscal Year	33.81	24.96	0.05
Second Quarter 2016 Fiscal Year	32.76	27.73	0.05
Third Quarter 2016 Fiscal Year	36.20	28.90	0.10
Fourth Quarter 2016 Fiscal Year	47.70	34.61	0.10
On January 25, 2018, the last full trading day before the public announcement of the merger, the closing price of Ameris common stock was $53.45. On     , the last practicable trading day before the mailing of this proxy statement/prospectus, the closing price of Ameris common stock was $    .
As of      , the last practicable trading day before mailing this proxy statement/prospectus, there were approximately      registered holders of Ameris common stock.
The following table presents the closing prices of Ameris common stock on January 25, 2018, the last trading day before the public announcement of the merger, and on            , the last practicable trading day before mailing this proxy statement/prospectus. The table also shows the estimated implied value of the merger consideration per share on the relevant date for holders of HSB common stock.
Date	Ameris Closing Price	Exchange Ratio	Estimated Equivalent Per share Value(1)
January 25, 2018	$53.45	0.16	$9.48
		0.16

(1)
The implied value of the merger consideration represents the sum of: (i) the product of the exchange ratio of 0.16 and the closing price of Ameris common stock as of the applicable date; plus (ii) the $0.93 cash consideration.

The above table shows only historical comparisons. The market prices of Ameris common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance is given concerning the market prices of Ameris common stock before or after the effective date. Changes in the market price of Ameris common stock prior to the completion of the merger will affect the market value of the merger consideration to be received by HSB shareholders.
HSB.   The HSB common stock is not actively traded on a securities exchange, and there is no established trading market for the HSB common stock. As of      , the last practicable trading day before mailing this proxy statement/prospectus, there were approximately      registered holders of HSB common stock. HSB paid dividends in the amount of  $1.2393 per share of HSB common stock in the second quarter of 2017 and $0.2026 per share of HSB common stock in the first quarter of 2018.

INFORMATION ABOUT THE SPECIAL MEETING
HSB is mailing this proxy statement/prospectus to you, as an HSB shareholder, on or about            , 2018. With this document, HSB is sending you a notice of the special meeting of shareholders and a form of proxy that is solicited by the HSB board of directors. The special meeting will be held on            , 2018 at      a.m., local time, at                   .
Matters to be Considered.   At the special meeting, HSB shareholders will be asked to:
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approve a proposal to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, referred to as the merger proposal; and

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approve a proposal to authorize the HSB board of directors to adjourn or postpone the special meeting to a later date, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal, referred to as the adjournment proposal.

Proxy Card, Revocation of Proxy.   You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting, regardless of whether you plan to attend. If you are a record holder you can revoke your proxy at any time before the vote is taken at the special meeting by:
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submitting written notice of revocation to the Corporate Secretary of HSB at 1907 Highway 211, Hoschton, Georgia 30548;

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submitting a properly executed proxy bearing a later date before the special meeting of shareholders; or

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voting in person at the special meeting of shareholders. However, simply attending the special meeting without voting will not revoke an earlier proxy.

If your shares are held by your bank, brokerage firm or other nominee in “street name,” you should follow the instructions you receive from your bank, brokerage firm or other nominee in order to direct your bank, brokerage firm or other nominee how to vote and you should also follow the instructions of your bank, brokerage firm or other nominee regarding revocation of proxies.
All shares represented by valid proxies that are not revoked will be voted in accordance with your instructions. If you sign your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted “FOR” approval of the merger proposal and “FOR” approval of the adjournment proposal. The HSB board of directors is presently unaware of any other matter that may be presented for action at the special meeting of shareholders. If any other matter does properly come before the special meeting, the HSB board of directors intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.
Solicitation of Proxies.   The cost of solicitation of proxies will be borne by HSB. HSB will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, directors, officers and regular employees of HSB may solicit proxies personally or by telephone without additional compensation.
Record Date.   The close of business on            , 2018 has been fixed as the record date for determining the HSB shareholders entitled to receive notice of and to vote at the special meeting of shareholders. At that time,      shares of HSB common stock were outstanding.
Voting Rights, Quorum Requirements and Vote Required.   The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding voting common stock of HSB is necessary to constitute a quorum at the special meeting of shareholders. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.
Approval of the merger proposal requires the affirmative vote of the holders of at least sixty percent (60%) of the shares of HSB voting common stock outstanding on the record date. Because the required vote is based upon the outstanding shares of HSB common stock, a failure to vote or a vote to “ABSTAIN” will have the same effect as a vote against the merger.

Approval of the adjournment proposal requires the affirmative vote of a majority of the holders of HSB voting common stock represented in person or by proxy at the special meeting and entitled to vote on the adjournment proposal. Broker non-votes will have no effect on the adjournment proposal.
Each HSB director and certain principal shareholders of HSB (which collectively constitute approximately     % of the outstanding HSB voting common stock) have entered into voting agreements with Ameris agreeing to, among other things, vote their shares of HSB common stock in favor of the merger agreement and the transactions contemplated thereby and restricting the transfer of the individual’s shares of HSB common stock during the period between signing of the merger agreement and the completion of the merger. As of the HSB record date, HSB directors and their affiliates held approximately     % of the outstanding shares of HSB voting common stock.
Merger Proposal.   As discussed throughout this proxy statement/prospectus, HSB is asking its shareholders to approve the merger proposal. Holders of HSB common stock should read carefully this document in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of HSB common stock are directed to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference.
The HSB board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair and in the best interests of HSB and its shareholders, and has approved the merger agreement and the transactions contemplated by the merger agreement.
The HSB board of directors recommends a vote “FOR” the merger proposal.
Adjournment Proposal.   The special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal.
If, at the special meeting, the number of shares of HSB voting common stock present or represented and voting in favor of the merger proposal is insufficient to approve the merger proposal, HSB intends to move to adjourn the special meeting in order to enable the HSB board of directors to solicit additional proxies for approval of the merger proposal. In that event, HSB will ask the HSB shareholders to vote only upon the adjournment proposal and not the merger proposal.
In the adjournment proposal, HSB is asking the HSB shareholders to authorize the holder of any proxy solicited by the HSB board of directors to vote in favor of granting discretionary authority to the HSB board of directors to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the HSB shareholders approve the adjournment proposal, HSB could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from HSB shareholders who have previously voted.
The HSB board of directors recommends a vote “FOR” the adjournment proposal.
Other Matters to Come Before the Special Meeting.   No other matters are intended to be brought before the special meeting by HSB, and HSB does not know of any matters to be brought before the special meeting by others. If, however, any other matters properly come before the special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their best judgment on any such matter.

INFORMATION ABOUT THE COMPANIES
Ameris Bancorp
Ameris Bancorp, a Georgia corporation incorporated in 1980, is a bank holding company headquartered in Moultrie, Georgia. Ameris’s business is conducted primarily through Ameris Bank, a Georgia state-chartered bank and a direct wholly owned subsidiary of Ameris. At December 31, 2017, Ameris had total consolidated assets of  $7.9 billion, total loans (net of allowance for loan losses) of   $6.2 billion, total deposits of  $6.6 billion and shareholders’ equity of  $804.5 million.
Through Ameris Bank, Ameris provides a full range of banking services to its retail and commercial customers through 97 branches primarily concentrated in select markets in Georgia, Alabama, Northern Florida and South Carolina. These branches serve distinct communities in Ameris’s business areas with autonomy but do so as one bank, leveraging Ameris’s favorable geographic footprint in an effort to acquire more customers.
Ameris’s business model capitalizes on the efficiencies of a large financial services company while still providing the community with the personalized banking service expected by its customers. As a bank holding company, Ameris performs certain shareholder and investor relations functions and seeks to provide financial support, if necessary, to Ameris Bank. Ameris Bank is managed through a balance of decentralized management responsibilities and efficient centralized operating systems, products and loan underwriting standards. The Ameris board of directors and senior managers establish corporate policy, strategy and administrative policies. Within Ameris’s established guidelines and policies, the banker closest to the customer responds to the differing needs and demands of his or her unique market.
Throughout Ameris’s history, Ameris strategy has been focused on growing its franchise in its historical markets and in select new markets that Ameris has entered through acquisitions. Ameris believes that this strategy has resulted in a consistent record of strong growth over an extended period of time, as Ameris has grown from $2.1 billion in total assets at December 31, 2007 to $7.9 billion in total assets at December 31, 2017.
The Ameris common stock is traded on the Nasdaq under the symbol “ABCB.”
Ameris’s principal executive offices are located at 310 First Street, S.E., Moultrie, Georgia 31768, and its telephone number is (229) 890-1111. Its website is www.amerisbank.com. The information on Ameris’s website is not part of this proxy statement/prospectus, and the reference to Ameris’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.
For a complete description of Ameris’s business, financial condition, results of operations and other important information, see Ameris’s filings with the SEC that are incorporated by reference into this proxy statement/prospectus, including its Annual Report on Form 10-K for the year ended December 31, 2017. See “Documents Incorporated By Reference.”
Hamilton State Bancshares, Inc.
General Overview.   Hamilton State Bancshares, Inc. is a bank holding company that was incorporated under the laws of the State of Georgia on May 13, 2005 to serve as the holding company for Hamilton State Bank. HSB operates three subsidiaries: (i) Hamilton, a Georgia-state chartered bank that was established and commenced operations on September 20, 2004, which provides traditional credit and depository banking services to its retail and commercial customers through 28 branches in 12 counties in northern and central Georgia, including metro Atlanta; (ii) Auto Finance South, LLC (“Auto Finance), a company formed in the first quarter of 2016 and engaged in purchasing automobile loans at a discount; and (iii) Cherokee Statutory Trust I, a statutory trust formed by the former Cherokee Banking Company to issue trust preferred securities, acquired as a result of the merger of Cherokee Banking Company with and into HSB. Hamilton operates three subsidiaries, two subsidiary limited liability companies formed to hold assets acquired as a result of foreclosure and one subsidiary limited liability company formed to hold a bank branch acquired from the FDIC in the McIntosh State Bank transaction which was the subject of certain potential environmental claims. At December 31, 2017, HSB had consolidated total assets of approximately $1.8 billion, total deposits of approximately $1.5 billion and total common shareholders’ equity of approximately $206.4 million.

HSB’s principal executive office is located at 1907 Highway 211, Hoschton, Georgia 30548 and the telephone number is (770) 868-2660.
Products and Services.   Hamilton offers a variety of banking services to individuals and businesses within its markets. Its product lines include loans to businesses, residential and commercial construction and development loans, commercial real estate loans, residential mortgage loans, home equity loans, consumer loans, and a variety of commercial and consumer demand, savings and time deposit products. Hamilton also offers online banking and bill payment services, online cash management, safe deposit box rentals, debit card services and the availability of a network of ATMs for its customers.
HSB’s History and Growth.   On February 28, 2011, HSB raised approximately $231.6 million in gross proceeds (before expenses) from investors in private offerings of its common stock. Between April 2011 and August 2015, HSB and/or Hamilton successfully completed six acquisitions, growing its assets from $246.6 million as of December 31, 2010 to $1.787 billion as of December 31, 2017. Since its inception, HSB has acquired approximately $1.45 billion in total assets and assumed $1.43 billion in deposits from the FDIC, as receiver, in four different failed bank acquisition transactions, including:
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Bartow County Bank, Cartersville, Georgia on April 15, 2011;

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McIntosh State Bank, Jackson, Georgia on June 17, 2011;

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First State Bank, Stockbridge, Georgia on January 20, 2012; and

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Douglas County Bank, Douglasville, Georgia on April 26, 2013.

In addition to HSB’s four failed bank transactions, it has completed four other acquisitions, including three mergers and one branch purchase:
Target/Seller	City, State	Closing Date	Transaction Structure	Target Assets
NBank Corp.	Commerce, Georgia	10/20/2006	Branch Purchase (3 branches)	$60 million
Jefferson State Bank	Cumming, Georgia	12/31/2008	Merger	$80 million
Cherokee Banking Company	Canton, Georgia	2/17/2014	Merger	$188 million
Highland Commercial Bank	Marietta, Georgia	8/31/2015	Merger	$125 million
Competition.   The banking business is highly competitive and Hamilton competes with a variety of other financial institutions in its markets. Hamilton offers a competitive suite of products for business and consumers delivered with personalized service. Hamilton’s focus on relationship banking, direct customer contact, and its ability to make credit and other business decisions locally gives Hamilton a competitive advantage that allows it to differentiate itself from other financial institutions with whom it competes. Competition with these financial institutions is frequently based upon the interest rates offered on deposit accounts, structure, terms and interest rates charged on loans, other credit and service charges and fees on loans, the quality and scope of products and services rendered, the convenience of its delivery channels, and, in the case of loans to commercial borrowers, relative lending limits. Hamilton competes with commercial banks, credit unions, savings institutions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds and other mutual funds, as well as super-regional, national and international financial institutions that operate in its market areas and elsewhere.
Employees.   At December 31, 2017, HSB had 342 employees on a full-time equivalent basis.

THE MERGER
Background of the Merger
HSB continually evaluates its near-term and long-term prospects and strategies, including regularly reviewing and assessing HSB’s business plan, current performance, and long-term strategic objectives. Since HSB was recapitalized in 2011, it has placed an emphasis on strategic growth by way of mergers and acquisitions, as well as organic loan and deposit growth. The HSB board of directors and executive management team have also discussed and considered the challenges associated with continued operation as a standalone entity, anticipated changes in the competitive and regulatory environment, HSB’s ongoing compliance burden, current market conditions and consolidation in the financial services industry. As part of its ongoing consideration of strategic options, HSB’s executive management team routinely meets with executives from other financial institutions, including both acquisition targets and potential merger partners.
In late December 2015, Dennis J. Zember, Jr., at that time Ameris’s Chief Financial Officer, contacted Robert C. Oliver, HSB’s Chairman and Chief Executive Officer, to initiate preliminary discussions regarding a strategic merger of the two institutions and their respective banking subsidiaries.
On January 5, 2016, Ameris and HSB entered into a mutual non-disclosure agreement. Following the execution of the non-disclosure agreement, that same day Mr. Oliver and Mr. Zember met in Atlanta to have a high-level discussion concerning the HSB and Ameris franchises, operations, markets and strategic goals, as well as the possibility of a strategic merger transaction. On January 8, 2016, Mr. Oliver apprised the HSB board of directors of the preliminary meeting with Mr. Zember and provided some introductory information about Ameris to the board of directors. In addition, Mr. Oliver contacted representatives of Sandler O’Neill, an investment banking firm which specializes in the financial services sector and with which HSB has had an ongoing financial advisory relationship, and Alston & Bird LLP (‘‘Alston & Bird’’), HSB’s outside legal counsel, to discuss a potential transaction with Ameris.
On January 27, 2016, at HSB’s regularly scheduled meeting of its board of directors in New York with Alston & Bird and representatives of Sandler O’Neill in attendance, Sandler O’Neill made a presentation to the board concerning HSB’s standalone challenges and opportunities along with its projected financial performance, based upon internal financial projections for HSB, as provided by the senior management of HSB, the competitive landscape and the mergers and acquisitions market generally, the potential factors driving bank valuations, potential merger partners, a financial analysis of Ameris and a financial analysis of a potential merger transaction with Ameris.
Representatives of Sandler O’Neill made a subsequent presentation to the HSB board of directors at a special meeting of the board on April 14, 2016 in New York with Alston & Bird in attendance. At this meeting, representatives of Sandler O’Neill focused its presentation on the financial considerations of a potential transaction with Ameris, including the potential pro forma financial performance of a combined company based upon numerous assumptions, as directed by and discussed with the management of HSB, as well as the potential market reaction to such a business combination. In addition, Sandler O’Neill facilitated a discussion of potential merger partners other than Ameris.
On April 29, 2016, Ameris sent HSB a non-binding letter of intent in which Ameris proposed to acquire HSB (including HSB’s wholly owned banking subsidiary, Hamilton) for a blended purchase price of $8.00 per share of HSB common stock, expressed as a fixed exchange ratio of 0.2544 and consideration consisting of 25% cash and 75% stock (based on a trailing five-day volume-weighted average Ameris share price of  $31.44). The HSB board of directors held telephonic meetings on May 5, 2016 and May 11, 2016, with representatives of Sandler O’Neill and Alston & Bird in attendance, to discuss the letter of intent. Following its review of updated base case financial projections prepared by HSB management and preliminary financial analyses from representatives of Sandler O’Neill, the board of directors requested that Mr. Oliver meet with Ameris to discuss revisions to Ameris’s proposal which would value HSB in a range closer to $9.00 per share of HSB common stock.
On June 1, 2016, Mr. Zember and Edwin W. Hortman, Jr., Ameris’s President and Chief Executive Officer, met with the HSB board of directors in New York to provide an informational presentation of Ameris’s business and the prospects for the combined business of Ameris and HSB.

On June 8, 2016, Ameris submitted a revised letter of intent to HSB, proposing a blended purchase price of  $8.40 per share of HSB common stock, expressed as a fixed exchange ratio of 0.2600 and consideration consisting of 25% cash and 75% stock (based on a trailing five-day volume-weighted average Ameris share price of  $31.74, as of June 7, 2016). The HSB board met on June 10, 2016, with representatives of Sandler O’Neill and Alston & Bird in attendance, to discuss the revised letter of intent. At the meeting, representatives of Sandler O’Neill updated the board regarding Ameris’s financial performance and stock price, the proposed transaction terms relative to other similar merger transactions in the market, the overall merger market and the universe of potential transaction partners and the various factors to consider when evaluating other potential alternative transactions. After significant discussion, the board of directors determined to move forward with Ameris based on a variety of factors, including the synergies to be achieved in a transaction, the performance and liquidity of Ameris’s stock, Ameris’s capacity to pay and Ameris’s perceived ability to consummate a transaction in a timely manner. The board determined not to pursue competing offers from other bidders based on the analysis it had received concerning other potential counterparties and its belief that other potential counterparties had a reduced capacity to pay and other challenges to executing a transaction in a timely manner. The board of directors also believed that Ameris would terminate discussions if HSB were to bring competing bidders in to the negotiation. Following the June 10, 2016 meeting, representatives of HSB and Ameris continued to discuss pricing proposals, and on June 14, 2016, the HSB board convened a meeting with representatives of Sandler O’Neill and Alston & Bird in attendance. At the meeting the HSB board approved the terms of a revised letter of intent providing for a blended purchase price of  $8.35 per share of HSB common stock, expressed as a fixed exchange ratio of 0.2600 and consideration consisting of 24.31% cash and 75.69% stock (based on a trailing five-day volume-weighted average Ameris share price of  $31.74, as of June 7, 2016). Ameris and HSB signed the non-binding letter of intent on June 15, 2016.
Following the execution of the letter of intent, HSB made additional non-public financial and operational information available to Ameris and Ameris continued its due diligence evaluation of HSB. Concurrently, HSB commenced its due diligence review of Ameris.
During the remainder of June and through the middle of August, each of the parties continued its due diligence review of the other. In connection with such review and continuing discussions, the parties negotiated a revised non-binding letter of intent providing for consideration consisting of 23.57% cash and 76.43% stock, a floating cash component with a floor of  $8.15 per share and a ceiling of  $8.35 per share, and a fixed exchange ratio of 0.2425, resulting in a blended purchase price of between $8.25 and $8.62 per share, depending on the closing price of Ameris’s shares and representing an implied price of  $8.11 per HSB share based on closing price of Ameris common stock of  $33.46 per share on August 17, 2016.
The HSB board approved the revised letter of intent on August 17, 2016, at a meeting at which representatives of Sandler O’Neill and Alston & Bird were present. The approval followed meetings of the HSB board held on July 18, 2016, July 29, 2016 and August 8, 2016 at which HSB management and advisors updated the HSB board regarding the status of discussions with Ameris, and reviewed with the HSB board the terms of several revised proposals. Over the course of these meetings Alston & Bird advised the board of directors with respect to its fiduciary duties, and representatives of Sandler O’Neill updated the board of directors with respect to HSB’s historical standalone financial performance, including the potential implications of certain potential changes to the HSB business plan, as directed by the senior management of HSB, the proposed transaction terms relative to other similar historical banking merger transactions, the overall merger market and the universe of potential transaction partners.
On August 30, 2016, Mr. Zember contacted Mr. Oliver to inform HSB that Ameris had become aware of certain operational and compliance issues at Ameris which would likely prevent Ameris from being able to consummate a transaction with HSB in the near future. The August 18, 2016 letter of intent was terminated by the mutual agreement of the parties on September 1, 2016.
On December 14, 2016, the HSB board of directors convened its regularly scheduled meeting in New York. At this meeting, representatives of Sandler O’Neill made a presentation discussing the state of the current banking environment, the bank merger and acquisition environment, HSB’s standalone projections for the year ending December 31, 2017, as directed by the senior management of HSB, as well as potential strategic transaction counterparties. The board discussed the range of potential transaction partners, as well as potential transaction processes ranging from a negotiated strategic transaction to a narrowly targeted bid process to a broader process. Representatives of Sandler O’Neill provided a list of twenty-four potential transaction partners, highlighting three who were thought to be stronger candidates based on strategic needs, contiguous geographic needs and/or a capacity to pay. One potential transactional partner identified by representatives of Sandler O’Neill was a publicly traded bank holding company in Georgia operating in contiguous markets to HSB (“Company A”). The HSB board of directors instructed management to continue its industry involvement and dialogue with peer banks including those potential counterparties identified by Sandler O’Neill.
On December 19, 2016, Ameris announced that it had entered into a Stipulation to the Issuance of a Consent Order with its bank regulatory agencies, the FDIC and the GDBF, consenting to the issuance of a consent order relating to weaknesses in the Ameris Bank’s Bank Secrecy Act compliance program.
On December 22, 2016, Mr. Oliver and Donald T. Heroman, HSB board member and chair of the board of director’s audit committee, met with the Chief Executive Officer of Company A in a meeting initiated by Company A. At the meeting, Company A presented a high-level proposal for the acquisition of HSB by Company A.
On December 29, 2016, the HSB board convened with representatives of Sandler O’Neill and Alston & Bird to discuss Company A’s proposal, as well Company A’s earnings and growth assumptions. The HSB board determined to continue discussions with Company A and to solicit from representatives of Sandler O’Neill additional financial modeling of HSB as a standalone entity and pro forma modeling of a combined entity consisting of HSB and Company A.
On January 9, 2017, representatives from Sandler O’Neill and Alston & Bird met with the HSB board to present a detailed analysis of Company A, including pro forma financial modeling of Company A following a merger with HSB. In addition, representatives of Sandler O’Neill provided the board with industry and bank merger and acquisition market updates, as well as an analysis of precedent transactions. At the conclusion of the meeting, the HSB board requested additional pricing sensitivity analysis from representatives of Sandler O’Neill. The HSB board reconvened the following day to discuss the updated pricing sensitivity analysis provided by representatives of Sandler O’Neill and determined to proceed with discussions with Company A and to provide Company A with updated HSB financial information.
Company A provided a non-binding letter of intent to HSB on January 20, 2017, following additional in-person meetings between Mr. Oliver, Mr. Heroman, and Company A’s Chief Executive Officer on January 12, 2017 and January 20, 2017. The letter of intent included pricing terms more favorable to HSB than those initially discussed with Company A in December of 2016. On January 24, 2017, the HSB board of directors, along with Sandler O’Neill and Alston & Bird, held a board meeting to discuss Company A’s proposal as well as the anticipated market reaction to the proposed transaction and ultimately approved HSB’s execution of the non-binding letter of intent with Company A.
On February 6, 2017, Company A’s executive management team met with the HSB board of directors in New York to provide an informational presentation of Company A’s business and the prospects for the combined business of Company A and HSB. In the weeks following this meeting, each of Company A and HSB performed due diligence on the other.
In late February, 2017, Company A determined not to proceed with discussions with HSB in order to pursue a transaction in an alternative geographic market.
On March 22, 2017, the HSB board met again with representatives from Sandler O’Neill and Alston & Bird to discuss potential strategic directions for HSB. The board recommended that Mr. Oliver and representatives of Sandler O’Neill maintain dialogue with other market participants while management continued to focus on organic growth opportunities. In addition, the board of directors declared a $50 million special dividend payable to HSB shareholders of record on April 6, 2017 that was paid on April 25, 2017.
On August 23, 2017, representatives of Sandler O’Neill attended a regularly scheduled meeting of the HSB board of directors and provided an update regarding Ameris’s financial and stock price performance. Representatives of Sandler O’Neill also updated the HSB board of directors with respect to the bank merger and acquisition market, HSB’s standalone valuation and other potential transaction partners. Mr. Oliver explained to the board that he and Mr. Rabe continued to have informal strategic discussions with potential strategic counterparties and industry participants. The board of directors directed management to update the previously established due diligence data room and to, in cooperation with representatives of Sandler O’Neill and Alston & Bird, begin preparing a confidential information memorandum with respect to HSB.
On December 13, 2017, the HSB board of directors met, along with representatives of Sandler O’Neill and Alston & Bird, to further discuss HSB’s strategic alternatives, including continuing as a standalone operation, the bank merger and acquisition market, potential transaction partners and their capacity to pay, and potential sale process approaches and timelines. Following discussion, the HSB board of directors directed representatives of Sandler O’Neill and management to begin contacting eight potential counterparties, including Ameris, who were determined to be the strongest potential counterparties based on a variety of factors, including their perceived interest in HSB, their ability to consummate a transaction in a timely manner and their capacity to pay. Representatives of Sandler O’Neill began contacting these parties on December 14, 2017 and non-disclosure agreements were executed with four potential counterparties in addition to Ameris. These four institutions were given access to HSB due diligence materials and commenced preliminary due diligence.
On December 19, 2017, Ameris sent a non-binding letter of intent to HSB for its consideration. The HSB board convened on December 21, 2017, along with representatives of Sandler O’Neill and Alston & Bird, to evaluate the proposal. Ameris proposed to acquire all of HSB’s outstanding shares for consideration consisting of 15% cash and 85% stock, with an exchange ratio of 0.18 and a floor such that if the application of the exchange ratio to the Ameris share price equates to less than $9.00 per share of HSB stock at the time of the signing of the definitive merger agreement, then the exchange ratio would be adjusted upward until the $9.00 floor is met. The board discussed the specifics of the proposal, as well as its history with Ameris, and determined to respond with a counter proposal maintaining the consideration mix consisting of 15% cash and 85% stock, but with an increased exchange ratio and cash consideration resulting in a blended price of  $9.25 per share. The board of directors determined to continue preliminary discussions with Ameris while at the same time continuing to provide additional due diligence materials to the other four potential counterparties.
Ameris provided an updated non-binding letter of intent on January 2, 2018, including a proposal again consisting of 15% cash and 85% stock, but with an exchange ratio of 0.1812 and cash valued at $9.06 per share. The HSB board of directors determined that HSB should continue to negotiate with Ameris on a non-exclusive basis based on the terms included in the most recent letter of intent.
On January 10, 2018, the HSB and Ameris management teams along with their legal counsel and financial advisors met in Atlanta, Georgia to allow Ameris to conduct management meetings as part of its due diligence review of HSB.
On January 11, 2018, Ameris provided HSB with draft copies of a proposed merger agreement and ancillary transaction documents. At a meeting of the HSB board of directors on January 16, 2018, Alston & Bird walked the board through the key terms in the Ameris draft agreements as well as the revisions proposed by HSB and its advisors. HSB management also updated the board of directors with respect to the status of the other potential counterparties informing the board that none of the counterparties appeared to be investing substantial resources in their due diligence reviews and that they did not appear to be seriously pursuing a transaction with HSB. Revised drafts of the transaction documents were provided to Ameris on January 17, 2018.
On January 19, 2018, Ameris provided an updated draft of the transaction documents, including revisions to the consideration mix, which was adjusted to include 10% cash and 90% stock consideration, with all HSB shareholders receiving $0.93 per share in cash and 0.160 common shares of Ameris in exchange for each share of HSB common stock.
On January 21, 2018, the HSB and Ameris management teams along with their legal counsel and financial advisors participated in a conference call to allow HSB to ask questions of Ameris’s management team as part of its due diligence review of Ameris. Also on January 21, 2018, the HSB board of directors met, along with representatives of Sandler O’Neill and Alston & Bird, to discuss Ameris’s revisions to the transaction documents and the financial terms of the proposed transaction.

On January 24, 2018, the boards of directors of HSB and Hamilton convened a special meeting to review and approve the final version of the merger agreement and other transaction documents. Representatives of Sandler O’Neill presented the financial aspects of the proposed merger, including the following: (i) all holders of HSB common shares would receive 0.160 shares of Ameris common stock and $0.93 in cash for each share of HSB common stock; (ii) the blended purchase price per share of HSB stock was $9.58 and the aggregate transaction value was approximately $409 million, in each case calculated based on the closing price per share of Ameris common stock of  $54.05 as of January 23, 2018; (iii) after consummation of the transaction, HSB’s current shareholders would own approximately 13.9% of the common shares of Ameris; (iv) (A) HSB option- and warrant-holders would receive cash consideration equal to the positive difference in value (if any) between $9.06 and the strike price of each stock option or warrant, (B) out-of-the-money options would be cancelled for no consideration, and (C) restricted stock units vesting upon a change in control would receive the merger consideration; (v) the merger agreement contained a double-trigger walk-away provision, with an option for Ameris to improve the exchange ratio in the event that HSB elects to exercise its termination right upon the occurrence of the double trigger; (vi) there would be no lockup for current HSB shareholders; (vii) HSB would be permitted to pay up to $9,000,000 in cash dividends (in the aggregate) prior to closing the merger; and (viii) HSB board members and certain HSB shareholders would be required to enter into voting and support agreements prior to execution of the merger agreement. Next, representatives from Sandler O’Neill presented to the joint boards Sandler O’Neill’s fairness opinion to the effect that, as of January  24, 2018 and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill as set forth in the opinion, the merger consideration in the proposed merger agreement was fair, from a financial point of view, to the holders of HSB common stock.
Alston & Bird then summarized the key terms of the transaction documents. After further discussion and deliberation, the boards of directors of HSB and Hamilton determined that they had the appropriate information upon which to evaluate the Ameris proposal and to conclude that the terms of the merger agreement, including the merger consideration, and the other transaction documents contemplated by the merger agreement, were fair to and in the best interests of HSB and Hamilton and their respective shareholders. The HSB and Hamilton boards of directors, having determined that the terms of Ameris’s proposal, the related merger agreement (including the merger consideration) and the other transaction documents were fair to and in the best interests of each of HSB and Hamilton and their respective shareholders, unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, and authorized the execution and delivery of the merger agreement and other transaction documents and directed that the merger agreement be submitted to the HSB shareholders for adoption and approval. The HSB board of directors recommended that the HSB shareholders vote in favor of the adoption and approval of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the merger. The board of directors of Hamilton adopted a similar resolution with respect to the merger between Ameris Bank and Hamilton.
On January 25, 2018, the merger agreement and the Voting and Support Agreement were executed by the parties. Ameris issued a press release announcing the transaction the following morning.
Ameris’s Reasons for the Merger
After careful consideration, on January 16, 2018, the Ameris board of directors unanimously determined that the merger agreement was in the best interests of Ameris and its shareholders. In reaching its decision to approve and adopt the merger agreement, the Ameris board of directors evaluated the merger and the merger agreement in consultation with Ameris’s management, as well as Ameris’s financial and legal advisors, and considered a number of factors in favor of the merger, including the following material factors, which are not presented in order of priority:
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each of Ameris’s, HSB’s and the combined company’s business, operations, financial condition, earnings and prospects, taking into account the results of Ameris’s due diligence review of HSB, which included financial, credit, legal, regulatory and operational due diligence, and the conclusion that HSB’s financial condition, capital adequacy and asset quality were sound and would complement those of Ameris;

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Ameris’s belief that Ameris and HSB share a compatible community banking model, including with respect to business lines, strategic focus, client service, credit culture and risk profiles;

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Ameris’s belief that the merger would potentially create synergies and potential enhanced economies of scale that would result in the combined company having the opportunity for superior future earnings and prospects compared to Ameris’s earnings and prospects on a stand-alone basis;

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the potential expanded possibilities for the combined company, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, lending capacity and footprint;

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the fact that that the merger would enable Ameris to continue its focus, and expand its existing presence, in high growth metro markets, including Atlanta;

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Ameris’s belief that that the merger will be financially accretive to Ameris’s earnings due to a combination of revenue synergies, cost efficiencies and other cost savings opportunities for the combined company, even after taking into account the potential negative impact on the combined company’s earnings as a result of Ameris’s assets exceeding $10 billion;

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Ameris’s understanding of the current and prospective economic, interest rate, regulatory and competitive environment in which Ameris and HSB operate, and the likely effect of these factors on Ameris, both with and without the merger;

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Ameris’s past record of integrating acquisitions and of realizing projected financial goals and benefits;

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Ameris’s belief that it can overcome the potential negative impact on the combined entity’s earnings as a result of Ameris’s assets exceeding $10 billion, including the limit on the amount of debit card interchange fees that Ameris will be able to charge, the increased regulatory burden and cost on Ameris as a result of increased risk management oversight and stress testing, and becoming subject to oversight by the Consumer Financial Protection Bureau;

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the regulatory and other approvals required by the merger agreement and the expectation that such approvals will be received in a timely manner and without the imposition of unacceptable conditions; and

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the financial and other terms and conditions of the merger agreement, including the merger consideration, expected tax treatment, the deal protection and termination fee provisions, and the restrictions on the conduct of HSB’s business until the consummation of the merger.

The Ameris board of directors also considered potential risks relating to the merger, including the following:
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the need to obtain the required HSB shareholder approval to complete the merger and the risk that such approval would not be obtained or other conditions to the merger would not be satisfied;

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approvals from regulatory authorities could impose conditions that could have the effect of delaying completion of the merger or imposing additional costs;

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the possibility that pursuing a merger with Atlantic during the same time period as pursuing the merger with HSB could preclude other expansion opportunities during the pendency of these two merger transactions;

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that Ameris may not realize all of the anticipated benefits of the merger, including cost savings, maintenance of existing customer and employee relationships, and minimal disruption in the integration of HSB’s operations with Ameris;

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the potential risk of diverting management attention and resources from the operation of the business of Ameris and towards completion of the merger and integration of operations; and

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the substantial costs that Ameris will incur in connection with the merger even if it is not completed.

The foregoing discussion of the factors considered by the Ameris board of directors is not intended to be exhaustive, but rather includes the material factors considered by the Ameris board of directors. In reaching its decision to approve and adopt the merger agreement, the Ameris board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Ameris board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination to approve and enter into the merger agreement with HSB.
The Recommendation of the HSB Board of Directors and HSB’s Reasons for the Merger
The HSB board of directors has determined that the merger is fair to, and in the best interests of, the HSB shareholders. In approving the merger agreement, the HSB board of directors consulted with Sandler O’Neill with respect to the financial aspects of the merger, and with Alston & Bird as to the board of directors’ legal duties and the terms of the merger agreement. In arriving at its determination, the HSB board of directors also considered a number of factors, including the following, which are not presented in order of priority:
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the HSB board of directors’ familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of HSB;

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the results that HSB could expect to obtain if it continued to operate independently, and the likely benefits to HSB shareholders of that course of action, as compared with the value of the merger consideration offered by Ameris;

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the potential strategic alternatives available to HSB, including other potential merger partners, their potential interest level in pursuing a transaction with HSB, and their capacity to pay the merger price;

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the current and prospective environment in which HSB operates, including national, regional and local economic conditions, the competitive environment for banks, thrifts and other financial institutions generally, the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

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the financial presentation, dated January 24, 2018 of Sandler O’Neill to the HSB board of directors and the opinion, dated January 24, 2018, of Sandler O’Neill to the HSB board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of HSB common stock of the merger consideration in the merger, as more fully described below under “Opinion of Hamilton State Bancshares, Inc.’s Financial Advisor in Connection With the Merger;”

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that a merger with a larger holding company would provide the opportunity to realize economies of scale, increase efficiencies of operations and enhance the development of new products and services;

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that HSB shareholders would receive the merger consideration in shares of Ameris common stock, which are publicly traded on Nasdaq;

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the ability of Ameris to obtain the requisite regulatory approvals in a timely manner, including potential challenges and delays which could arise as a result of Ameris’s pending acquisition of Atlantic and that the HSB acquisition will cause Ameris to exceed the $10 billion asset threshold triggering additional regulatory oversight;

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the terms and conditions of the merger agreement, including the parties’ respective representations, warranties, covenants and other agreements, the conditions to closing, including a provision that permits the HSB board of directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to a third party that has submitted an unsolicited proposal to acquire HSB;

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that some of the HSB directors and executive officers have other financial interests in the merger in addition to their interests as HSB shareholders, including financial interests that are the result of existing compensation arrangements with HSB and the manner in which such interests would be affected by the merger;

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that under the merger agreement HSB could not solicit competing proposals for the acquisition of HSB;

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the requirement that HSB conduct its business in the ordinary course and the other restrictions on the conduct of HSB’s business before completion of the merger, which may delay or prevent HSB from undertaking business opportunities that may arise before completion of the merger; and

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the treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Code with respect to the HSB common stock exchanged for Ameris common stock.

The reasons set out above for the merger are not intended to be exhaustive but do include all material factors considered by the HSB board of directors in approving the merger. In reaching its determination, the HSB board of directors did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors. Based upon the reasons stated, the HSB board of directors believes that the merger is in the best interest of the HSB shareholders, and therefore the HSB board of directors unanimously approved the merger agreement and the merger and is recommending that HSB shareholders vote “FOR” approval of the merger agreement and the merger. In addition, all members of the HSB board of directors have entered into voting agreements requiring them to vote the shares of HSB common stock over which they have voting authority in favor of the merger agreement.
Opinion of Hamilton State Bancshares, Inc.’s Financial Advisor in Connection with the Merger
HSB retained Sandler O’Neill to act as financial advisor to the HSB board of directors in connection with HSB’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Sandler O’Neill acted as financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the January 24, 2018 meeting at which the HSB board of directors considered and discussed the terms of the merger agreement and the merger, Sandler O’Neill delivered to the HSB board of directors its oral opinion, which was subsequently confirmed in writing on January 24, 2018, to the effect that, as of such date, the merger consideration to be received by holders of HSB common shares in the merger was fair to the holders of HSB common shares, from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of HSB common shares are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the HSB board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of HSB as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of HSB common shares and does not address the underlying business decision of HSB to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for HSB or the effect of any other transaction in which HSB might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of HSB or Ameris, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Sandler O’Neill’s opinion was approved by its fairness opinion committee.

In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:
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a draft of the merger agreement, dated January 23, 2018;

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certain publicly available financial statements and other historical financial information of HSB that Sandler O’Neill deemed relevant;

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certain publicly available financial statements and other historical financial information of Ameris that Sandler O’Neill deemed relevant;

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certain internal financial projections for HSB for the years ending December 31, 2018 through December 31, 2021, as provided by the senior management of HSB;

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publicly available consensus mean analyst earnings per share estimates for Ameris for the years ending December 31, 2017 through December 31, 2019, as well as an estimated long-term earnings per share growth rate for the years thereafter and estimated dividends per share, as provided by the senior management of Ameris;

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the pro forma financial impact of the merger on Ameris based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as net income projections for HSB for the years ending December 31, 2018 and December 31, 2019 and an estimated long-term earnings growth rate for the years thereafter and Ameris’s acquisition of the remaining portion of US Premium Finance not currently owned by Ameris, as provided by the senior management of Ameris;

•
the publicly reported historical price and trading activity for Ameris common stock, including a comparison of certain stock market information for Ameris common stock and certain stock indices, as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•
a comparison of certain financial information for HSB and Ameris with similar financial institutions for which information is publicly available;

•
the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

•
the current market environment generally and the banking environment in particular; and

•
such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of HSB the business, financial condition, results of operations and prospects of HSB and held similar discussions with certain members of the senior management of Ameris regarding the business, financial condition, results of operations and prospects of Ameris.
In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by HSB or Ameris or their respective representatives or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective managements of HSB and Ameris that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of HSB or Ameris or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of HSB or Ameris. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of HSB or Ameris, or of the combined entity after the merger, and Sandler

O’Neill did not review any individual credit files relating to HSB or Ameris. Sandler O’Neill assumed, with HSB’s consent, that the respective allowances for loan losses for both HSB and Ameris were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Sandler O’Neill used certain internal financial projections for HSB for the years ending December 31, 2018 through December 31, 2021, as provided by the senior management of HSB. In addition, Sandler O’Neill used publicly available consensus mean analyst earnings per share estimates for Ameris for the years ending December 31, 2017 through December 31, 2019, as well as an estimated long-term earnings per share growth rate for the years thereafter and estimated dividends per share, as provided by the senior management of Ameris. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as net income projections for HSB for the years ending December 31, 2018 and December 31, 2019 and an estimated long-term earnings growth rate for the years thereafter and Ameris’s acquisition of the remaining portion of US Premium Finance not currently owned by Ameris, as provided by the senior management of Ameris. With respect to the foregoing information, the respective senior managements of HSB and Ameris confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available consensus mean analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of HSB and Ameris, respectively, and the other matters covered thereby, and Sandler O’Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of HSB or Ameris since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that HSB and Ameris would remain as going concerns for all periods relevant to its analysis.
Sandler O’Neill assumed, with HSB’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third-party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on HSB, Ameris or the merger or any related transaction, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with HSB’s consent, Sandler O’Neill relied upon the advice that HSB received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.
Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of the opinion. Events occurring after the date of Sandler O’Neill’s opinion could materially affect the opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O’Neill expressed no opinion as to the trading value of Ameris common stock at any time or what the value of Ameris common stock will be once it is actually received by the holders of HSB common shares.
In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to the HSB board of directors, but is a summary of all material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to HSB or Ameris and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of HSB and Ameris and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of HSB, Ameris and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the HSB board of directors at its January 24, 2018 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of HSB common shares or the prices at which HSB common shares or Ameris shares may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by the HSB board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the merger consideration or the decision of the HSB board of directors or management with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiation between HSB and Ameris.
Summary of Aggregate Merger Consideration and Implied Transaction Metrics.   Sandler O’Neill reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, each common share of HSB outstanding immediately before the effective time, except for certain shares of HSB common stock as specified in the merger agreement, will be converted into the right to receive (i) an amount of cash equal to $0.93 and (ii) 0.160 shares of Ameris common stock. Based on the closing price of Ameris common stock on January 23, 2018 of  $54.05 per share and based upon 40,425,555 HSB common shares outstanding, 290,233 restricted stock units available for vesting at change of control, 1,410,100 options outstanding with a weighted average exercise price of  $3.3912 and 2,176,134 warrants outstanding with a weighted average strike price of  $4.0043, Sandler O’Neill calculated an aggregate implied transaction value of  $409.0 million. Based upon historical financial information for HSB as of or for the last twelve months (“LTM”) ended December 31, 2017, historical financial information for the LTM period adjusted to remove the one-time impact of a $5.956 million deferred tax asset (“DTA”) write-down in Q4 2017 related to tax reform, and internal financial projections for the year ending December 31, 2018, as provided by the senior management of HSB, Sandler O’Neill calculated the following implied transaction metrics:
Transaction Value/HSB Last Twelve Months Earnings:	27.9x
Transaction Value/HSB Adjusted Last Twelve Months Earnings:	19.8x
Transaction Value/HSB 2018E Earnings:	15.8x
Transaction Value/HSB December 31, 2017 Book Value:	198.2%
Transaction Value/HSB December 31, 2017 Tangible Book Value:	218.6%

Tangible Book Premium(1)/Core Deposits(2):	17.0%
Tangible Book Premium(1)/Core Deposits(3):	14.9%

(1)
Defined as aggregate merger consideration less HSB reported tangible common equity at December 31, 2017

(2)
Core deposits defined as total deposits less time deposits greater than $100,000

(3)
Core deposits defined as total deposits less time deposits greater than $250,000

Stock Trading History.   Sandler O’Neill reviewed the historical stock price performance of Ameris common stock for the one-year period ended and the three-year period ended January 23, 2018. Sandler O’Neill then compared the relationship between the stock price performance of Ameris’s shares to movements in the Ameris Peer Group (as described below) as well as certain stock indices.
Ameris One-Year Stock Price Performance
	January 23, 2017	January 23, 2018
Ameris	100%	125.1%
Ameris Peer Group	100%	109.6%
NASDAQ Bank Index	100%	113.1%
S&P 500 Index	100%	125.0%
Ameris Three-Year Stock Price Performance
	January 23, 2015	January 23, 2018
Ameris	100%	223.7%
Ameris Peer Group	100%	178.1%
NASDAQ Bank Index	100%	169.0%
S&P 500 Index	100%	138.4%
Comparable Company Analyses.   Sandler O’Neill used publicly available information to compare selected financial information for HSB with a group of financial institutions selected by Sandler O’Neill (the “HSB Peer Group”). The HSB Peer Group consisted of major exchange traded banks and thrifts headquartered in the Southeast with total assets between $1.0 billion and $4.0 billion, excluding announced merger targets. The HSB Peer Group consisted of the following companies:
Franklin Financial Network, Inc.	Southern First Bancshares, Inc.
Access National Corporation	C&F Financial Corporation
National Commerce Corporation	Community Bankers Trust Corporation
First Community Bancshares, Inc.	National Bankshares, Inc.
Carolina Financial Corporation	Peoples Bancorp of NC, Inc.
American National Bankshares
The analysis compared financial information for HSB as of or for the twelve months ended December 31, 2017 with the corresponding publicly available data for the HSB Peer Group as of or for the twelve months ended September 30, 2017, with pricing data as of January 23, 2018. The table below sets forth the data for HSB and the high, low, median and mean data for the HSB Peer Group.

HSB Comparable Company Analysis
	HSB(1)	HSB Peer Group Median	HSB Peer Group Mean	HSB Peer Group High	HSB Peer Group Low
Market Capitalization ($mm)	—	335	424	816	182
Price/Tangible Book Value (%)	—	201	196	255	148
Price/LTM Earnings per Share (x)	—	21.1	20.3	27.7	15.2
Price/2017E Earnings per Share (x)	—	20.1	19.3	21.9	15.2
Price/2018E Earnings per Share (x)	—	14.9	15.0	16.8	12.1
Total Assets ($mm)	1,787	1,781	2,008	3,565	1,122
Loans/Deposits (%)	84.0	86.9	86.7	98.9	64.0
Tangible Common Equity/Tangible Assets (%)	10.59	9.61	10.28	14.82	8.25
CRE/Total Risk-based Capital (%)	287	206	203	269	113
Tier 1 Leverage Ratio (%)	10.95	11.18	11.08	15.47	8.58
Total Risk-based Capital Ratio (%)	14.65	14.68	15.59	25.34	12.24
LTM Return on Average Assets (%)(2)	0.82	1.01	1.02	1.40	0.78
LTM Return on Average Equity (%)(2)	6.90	8.58	9.12	12.04	6.14
LTM Net Interest Margin (%)	4.66	3.77	3.96	6.08	3.14
LTM Efficiency Ratio (%)	60.9	59.3	60.5	74.4	51.2
Non-performing Assets/Total Assets (%)(3)	0.34	0.53	0.69	1.60	0.13
Loan Loss Reserve/Loans (%)	0.89	0.95	1.18	3.39	0.69

(1)
HSB financial data as of and for the LTM ending December 31, 2017 based on preliminary financial reporting

(2)
ROAA and ROAE for HSB include the impact of a $5.956 million write-down to HSB’s deferred tax asset in Q4 2017 related to tax reform

(3)
Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned

Sandler O’Neill used publicly available information to perform a similar analysis for Ameris and a group of financial institutions selected by Sandler O’Neill (the “Ameris Peer Group”). The Ameris Peer Group consisted of major exchange traded banks and thrifts headquartered in the Southeast with total assets between $5.0 billion and $12.0 billion as of September 30, 2017, excluding announced merger targets. The Ameris Peer Group consisted of the following companies.
South State Corporation	Union Bankshares Corporation
United Community Banks, Inc.	TowneBank
Renasant Corporation	CenterState Bank Corporation
FCB Financial Holdings, Inc.	ServisFirst Bancshares, Inc.
WesBanco, Inc.	Seacoast Banking Corporation of Florida
Simmons First National Corporation	State Bank Financial Corporation
The analysis compared financial data for Ameris as of or for the twelve months ended December 31, 2017 with the corresponding publicly available data for the Ameris Peer Group as of or for the twelve months ended December 31, 2017 (unless otherwise noted), with pricing data as of January 23, 2018. The table below sets forth the data for Ameris and the high, low, median and mean data for the Ameris Peer Group.

Ameris Comparable Company Analysis
	Ameris(1)	Ameris Peer Group Median	Ameris Peer Group Mean	Ameris Peer Group High	Ameris Peer Group Low
Market Capitalization ($mm)	2,012	2,252	2,208	3,311	1,187
Price/Tangible Book Value (%)	303	237	251	390	217
Price/LTM Earnings per Share (x)	27.3	22.7	24.1	34.3	19
Price/2018E Earnings per Share (x)	15.0	14.8	15	17.7	12.4
Price/2019E Earnings per Share (x)	12.4	13.5	13.4	15.5	11.4
Total Assets ($mm)	7,856	9,566	9,470	15,056	5,148
Loans/Deposits (%)	91.3	90.8	90.6	102.1	78.9
Tangible Common Equity/Tangible Assets (%)	8.62	9.18	9.34	10.81	8.14
CRE/Total Risk-based Capital (%)	—	225	232	306	183
Tier 1 Leverage Ratio (%)	—	10.15	10.12	13.37	8.51
Total Risk-based Capital Ratio (%)	—	12.96	13.41	16.71	11.52
LTM Return on Average Assets (%)(2)	1.00	0.96	1.04	1.43	0.62
LTM Return on Average Equity (%)(2)	9.55	7.48	8.52	16.38	5.26
LTM Net Interest Margin (%)	3.95	3.67	3.83	4.6	3.3
LTM Efficiency Ratio (%)	63.6	57.5	55.3	64.2	34.6
Non-performing Assets/Total Assets (%)(3)	0.68	0.48	0.56	1.25	0.24
Loan Loss Reserve/Loans (%)	0.41	0.69	0.67	1.01	0.39

(1)
Ameris financial data as of and for the LTM ending December 31, 2017 based on preliminary financial reporting

(2)
ROAA and ROAE for Ameris include the impact of a $13.388 million write-down to Ameris’s deferred tax asset in Q4 2017 related to tax reform

(3)
Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned

Note: Financial data for South State Corporation, United Community Banks, Inc., Renasant Corporation, WesBanco, Inc., Simmons First National Corp., Union Bankshares Corp., and ServisFirst Bancshares, Inc. as of and for the LTM ending September 30, 2017
Analysis of Selected Merger Transactions.   Sandler O’Neill reviewed a group of recent merger and acquisition transactions consisting of bank transactions where targets were headquartered in the Southeast and announced between January 1, 2016 and January 23, 2018 with announced deal values between $200 million and $1.0 billion (the “Regional Precedent Transactions”). Sandler O’Neill also reviewed a national group of recent merger and acquisition transactions consisting of bank transactions announced between January 1, 2017 and January 23, 2018 with deal values between $200 million and $1.0 billion (the “Nationwide Precedent Transactions”).

The Regional Precedent Transactions group was composed of the following fifteen transactions:
Buyer	Target
Banco de Credito e Inversiones SA	TotalBank
IBERIABANK Corporation	Gibraltar Private Bank & Trust Co.
Arvest Bank Group, Inc.	Bear State Financial, Inc.
CenterState Bank Corporation	HCBF Holding Company, Inc.
Valley National Bancorp	USAmeriBancorp, Inc.
Union Bankshares Corporation	Xenith Bankshares, Inc.
Sandy Spring Bancorp, Inc.	WashingtonFirst Bankshares, Inc.
TowneBank	Paragon Commercial Corporation
South State Corporation	Park Sterling Corporation
Home BancShares, Inc.	Stonegate Bank
FB Financial Corporation	American City Bank/Clayton Bank and Trust
Access National Corporation	Middleburg Financial Corporation
United Bankshares, Inc.	Cardinal Financial Corporation
South State Corporation	Southeastern Bank Financial Corporation
Pinnacle Financial Partners, Inc.	Avenue Financial Holdings, Inc.
Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last twelve months earnings, transaction price to book value, transaction price to tangible book value and core deposit premium. Sandler O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Regional Precedent Transactions group.
	HSB/Ameris	Regional Precedent Transactions Median	Regional Precedent Transactions Mean	Regional Precedent Transactions High	Regional Precedent Transactions Low
Transaction Price/LTM Earnings(1):	19.8x	25.6x	26.7x	55.9x	9.8x
Transaction Price/Book Value:	198.2%	191.8%	195.0%	254.2%	106.2%
Transaction Price/Tangible Book Value:	218.6%	209.2%	207.9%	261.3%	155.6%
Core Deposit Premium(2):	17.0%(3)/ 14.9%(2)	14.5%	14.4%	20.6%	8.8%

(1)
HSB LTM earnings adjusted for $5.956 million write-down of DTA in Q4 2017 related to tax reform

(2)
Core deposits defined as total deposits less time deposits greater than $250,000

(3)
Core deposits defined as total deposits less time deposits greater than $100,000

The Nationwide Precedent Transactions group was composed of the following twenty-six transactions:
Buyer	Target
Meta Financial Group, Inc.	Crestmark Bancorp Inc.
TriCo Bancshares	FNB Bancorp
Banco de Credito e Inversiones SA	TotalBank
Kearny Financial Corp.	Clifton Bancorp Inc.
IBERIABANK Corporation	Gibraltar Private Bank & Trust Co.
Arvest Bank Group, Inc.	Bear State Financial, Inc.
CenterState Bank Corporation	HCBF Holding Company, Inc.
Pacific Premier Bancorp, Inc.	Plaza Bancorp
Old National Bancorp	Anchor Bancorp, Inc.
Valley National Bancorp	USAmeriBancorp, Inc.
Associated Banc-Corp	Bank Mutual Corporation
OceanFirst Financial Corp.	Sun Bancorp, Inc.
Southside Bancshares, Inc.	Diboll State Bancshares, Inc.
Union Bankshares Corporation	Xenith Bankshares, Inc.

Buyer	Target
Berkshire Hills Bancorp, Inc.	Commerce Bancshares Corp.
Sandy Spring Bancorp, Inc.	WashingtonFirst Bankshares, Inc.
TowneBank	Paragon Commercial Corporation
South State Corporation	Park Sterling Corporation
PacWest Bancorp	CU Bancorp
Home BancShares, Inc.	Stonegate Bank
First Merchants Corporation	Independent Alliance Banks, Inc.
Heartland Financial USA, Inc.	Citywide Banks of Colorado, Inc.
FB Financial Corporation	American City Bank/Clayton Bank and Trust
First Busey Corporation	First Community Financial Partners, Inc.
Simmons First National Corporation	First Texas BHC, Inc.
Columbia Banking System, Inc.	Pacific Continental Corporation
Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last twelve months earnings, transaction price to book value, transaction price to tangible book value and core deposit premium. Sandler O’Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Nationwide Precedent Transactions group.
	HSB/Ameris	Nationwide Precedent Transactions Median	Nationwide Precedent Transactions Mean	Nationwide Precedent Transactions High	Nationwide Precedent Transactions Low
Transaction Price/LTM Earnings(1):	19.8x	24.4x	26.5x	73.6x	9.8x
Transaction Price/Book Value:	198.2%	189.4%	198.0%	335.1%	106.2%
Transaction Price/Tangible Book Value:	218.6%	204.4%	216.8%	379.9%	138.3%
Core Deposit Premium(2):	17.0%(3)/ 14.9%(2)	15.2%	15.4%	25.4%	3.0%

(1)
HSB LTM earnings adjusted for $5.956 million write-down of DTA in Q4 2017 related to tax reform

(2)
Core deposits defined as total deposits less time deposits greater than $250,000

(3)
Core deposits defined as total deposits less time deposits greater than $100,000

Net Present Value Analyses.   Sandler O’Neill performed an analysis that estimated the per share net present value of HSB common shares assuming HSB performed in accordance with internal financial projections for the years ending December 31, 2018 through December 31, 2021, as provided by the senior management of HSB. To approximate the terminal value per HSB common share at December 31, 2021, Sandler O’Neill applied price to 2021 aggregate earnings multiples ranging from 15.0x to 20.0x and price to December 31, 2021 aggregate tangible book value multiples ranging from 155% to 230%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of HSB common shares. As illustrated in the following tables, the analysis indicated an imputed range of per share values of HSB common shares of  $6.96 to $11.09 when applying multiples of earnings and $6.28 to $10.96 when applying multiples of tangible book value.

Per Share Earnings Multiples
Discount Rate	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
9.0%	$8.55	$9.06	$9.56	$10.07	$10.58	$11.09
10.0%	$8.25	$8.74	$9.23	$9.72	$10.21	$10.70
11.0%	$7.97	$8.44	$8.92	$9.39	$9.86	$10.33
12.0%	$7.70	$8.16	$8.61	$9.07	$9.52	$9.98
13.0%	$7.44	$7.88	$8.32	$8.76	$9.20	$9.64
14.0%	$7.20	$7.62	$8.05	$8.47	$8.89	$9.32
15.0%	$6.96	$7.37	$7.78	$8.19	$8.60	$9.01
Per Share Tangible Book Value Multiples
Discount Rate	155%	170%	185%	200%	215%	230%
9.0%	$7.71	$8.36	$9.01	$9.66	$10.31	$10.96
10.0%	$7.44	$8.07	$8.70	$9.33	$9.96	$10.58
11.0%	$7.19	$7.80	$8.40	$9.01	$9.61	$10.22
12.0%	$6.95	$7.53	$8.12	$8.70	$9.29	$9.87
13.0%	$6.72	$7.28	$7.85	$8.41	$8.97	$9.54
14.0%	$6.50	$7.04	$7.59	$8.13	$8.67	$9.22
15.0%	$6.28	$6.81	$7.34	$7.86	$8.39	$8.91
Sandler O’Neill also considered and discussed with the HSB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming HSB’s net income varied from 15% above projections to 15% below projections. This analysis resulted in the following range of values per HSB common share, applying the price to 2021 earnings per share multiples range of 15.0x to 20.0x referred to above and a discount rate of 13.25%.
Aggregate Earnings Multiples
Annual Budget Variance	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
(15.0%)	$6.40	$6.77	$7.14	$7.51	$7.88	$8.25
(10.0%)	$6.73	$7.12	$7.51	$7.90	$8.30	$8.69
(5.0%)	$7.05	$7.47	$7.88	$8.30	$8.71	$9.12
0.0%	$7.38	$7.82	$8.25	$8.69	$9.12	$9.56
5.0%	$7.71	$8.17	$8.62	$9.08	$9.54	$10.00
10.0%	$8.03	$8.51	$8.99	$9.47	$9.95	$10.43
15.0%	$8.36	$8.86	$9.36	$9.87	$10.37	$10.87
Sandler O’Neill also performed an analysis that estimated the net present value per share of Ameris stock assuming that Ameris performed in accordance with publicly available consensus mean analyst estimates for Ameris for the years ending December 31, 2017 through December 31, 2019, as well as an estimated long-term annual earnings per share growth rate and dividend assumptions, as provided by the senior management of Ameris. To approximate the per share terminal value of Ameris stock at December 31, 2021, Sandler O’Neill applied price to 2021 earnings per share multiples ranging from 14.0x to 19.0x and price to December 31, 2021 tangible book value per share multiples ranging from 230% to 280%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 13.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Ameris stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Ameris stock of  $45.75 to $73.81 when applying multiples of earnings per share and $48.47 to $70.30 when applying multiples of tangible book value per share.

Earnings Per Share Multiples
Discount Rate	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x
8.0%	$54.73	$58.55	$62.36	$66.18	$69.99	$73.81
9.0%	$52.77	$56.45	$60.12	$63.80	$67.48	$71.16
10.0%	$50.89	$54.44	$57.99	$61.53	$65.08	$68.62
11.0%	$49.10	$52.52	$55.94	$59.36	$62.78	$66.20
12.0%	$47.39	$50.69	$53.99	$57.29	$60.59	$63.88
13.0%	$45.75	$48.94	$52.12	$55.30	$58.49	$61.67
Tangible Book Value Per Share Multiples
Discount Rate	230%	240%	250%	260%	270%	280%
8.0%	$57.99	$60.45	$62.91	$65.38	$67.84	$70.30
9.0%	$55.91	$58.28	$60.65	$63.03	$65.40	$67.78
10.0%	$53.92	$56.21	$58.50	$60.79	$63.08	$65.37
11.0%	$52.02	$54.23	$56.44	$58.64	$60.85	$63.06
12.0%	$50.20	$52.33	$54.46	$56.59	$58.72	$60.86
13.0%	$48.47	$50.52	$52.58	$54.63	$56.69	$58.75
Sandler O’Neill also considered and discussed with the Ameris board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Ameris’s net income varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for Ameris shares, applying the price to 2021 earnings per share multiples range of 14.0x to 19.0x referred to above and a discount rate of 11.02%.
Earnings Per Share Multiples
Annual Budget Variance	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x
(15.0)%	$41.90	$44.80	$47.71	$50.61	$53.52	$56.42
(10.0)%	$44.29	$47.37	$50.44	$53.52	$56.60	$59.67
(5.0)%	$46.68	$49.93	$53.18	$56.42	$59.67	$62.92
0.0%	$49.08	$52.49	$55.91	$59.33	$62.75	$66.16
5.0%	$51.47	$55.06	$58.65	$62.23	$65.82	$69.41
10.0%	$53.86	$57.62	$61.38	$65.14	$68.90	$72.66
15.0%	$56.25	$60.18	$64.11	$68.04	$71.97	$75.90
Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Merger Analysis.   Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the merger closes at the end of the second calendar quarter of 2018. In performing this analysis, Sandler O’Neill utilized the following information: (i) certain internal financial projections for HSB for the years ending December 31, 2018 through December 31, 2021, as provided by the senior management of HSB; (ii) publicly available consensus mean analyst earnings per share estimates for Ameris for the years ending December 31, 2017 through December 31, 2019, as well as an estimated annual long-term earnings per share growth rate and dividend assumptions for Ameris for the years thereafter, as provided by the senior management of Ameris; and (iii) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as net income projections for HSB for the years ending December 31, 2018 and December 31, 2019 and an estimated long-term earnings growth rate for the years thereafter and Ameris’s acquisition of the remaining portion of US Premium Finance not currently owned by Ameris, as provided by the senior management of Ameris. The analysis indicated that the merger could be accretive to Ameris’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2018, December 31, 2019, December 31, 2020 and December 31, 2021; dilutive to Ameris’s estimated tangible book value per share at closing and at December 31, 2018 and accretive to Ameris’s estimated tangible book value per share at December 31, 2019, December 31, 2020 and December 31, 2021.
In connection with this analysis, Sandler O’Neill considered and discussed with the HSB board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Sandler O’Neill’s Relationship.   Sandler O’Neill acted as financial advisor to HSB in connection with the merger. HSB has agreed to pay Sandler O’Neill a transaction fee in an amount equal to (i) 1.15% of the aggregate merger consideration, in the event that the per share deal price is less than $9.75, or (ii) 1.25% of the aggregate merger consideration in the event that the per share deal price is equal to or greater than $9.75. At the time of announcement, based on Ameris’s closing price of  $54.05 as of January 23, 2018, the calculated transaction fee was approximately $4.7 million of which $750,000 was paid to Sandler O’Neill upon signing of the merger agreement. Sandler O’Neill also received a $350,000 fee upon rendering its fairness opinion to the HSB board of directors, which opinion fee will be credited in full towards the remaining transaction fee which will become payable to Sandler O’Neill on the day of closing of the merger. HSB has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with its engagement.
Sandler O’Neill did not receive any fees for providing any other investment banking services to HSB in the two years preceding the date of its opinion. As the HSB board of directors was aware, in the two years preceding the date of its opinion, Sandler O’Neill did provide certain investment banking services to Ameris and received fees for such services. Most recently, Sandler O’Neill acted as a co-manager for Ameris in connection with an offering of subordinated notes, which transaction closed in March 2017, for which Sandler O’Neill received approximately $100,000. In addition, in the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Ameris and its affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Ameris and its affiliates for its own account and for the accounts of its customers.
Interests of HSB’s Directors and Executive Officers in the Merger
Certain of HSB’s officers and directors have financial and other interests in the merger as individuals in addition to, or different from, their interests as shareholders of HSB, as described in more detail below. The HSB board of directors was aware of these interests and considered them in its decision to approve the merger agreement.
Indemnification
Pursuant to the merger agreement, Ameris and HSB agreed that from and after the effective time of the merger, Ameris will, for a period of six years, indemnify, defend and hold harmless each present and former officer and director of HSB to the fullest extent currently provided under the articles of incorporation and/or bylaws of HSB, to the extent permitted by applicable law, if such claim pertains to any matter arising, existing or occurring at or before the effective time of the merger, regardless of whether such claim is asserted or claimed before or after the effective time of the merger.
Officers’ and Directors’ Liability Insurance
Ameris and HSB have agreed that for a period of six years after the effective time of the merger Ameris will maintain an officers’ and directors’ liability insurance policy for present and former officers and directors of HSB, providing substantially similar coverage to that offered under HSB’ existing officers’ and directors’ liability insurance policy.

HSB Employment and Change in Control Agreements
Hamilton has employment agreements with the following executive officers: Robert C. Oliver (Chief Executive Officer), Neal W. Booth (Senior Executive Vice President), J. Keith Hales (Executive Vice President), Karen Rosenberg (Senior Executive Vice President) and Randal J. Rabe (Chief Financial Officer). Under the employment agreement of Mr. Oliver, if Mr. Oliver terminates his employment within one (1) year following a change in control, HSB or its successor shall pay to Mr. Oliver an amount equal to (a) plus (b) plus (c), where (a) equals one (1) year’s salary; (b) equals Mr. Oliver’s previous year bonus; and (c) equals 350,000 multiplied by the difference between the calculated per-share purchase price paid for HSB common shares in connection with the change in control and $7.17. In the event of such a termination, Mr. Oliver will also receive payment of long-term disability and life insurance premiums for one (1) year and payable but unpaid benefits. A “change in control” as defined in the agreement with Mr. Oliver includes the completion of the merger with Ameris. The other employment agreements do not contain explicit change in control provisions; however, in the event of the occurrence of a covered termination event (including termination by the acquirer other than for cause), HSB or its successor will owe the following payment obligations to Messrs. Booth, Hales, Rabe and Ms. Rosenberg: one (1) year salary plus the previous year’s bonus amount, plus payment of long-term disability and life insurance premiums for one (1) year, plus payable but unpaid benefits.
Outstanding Equity Awards
Pursuant to the merger agreement, (i) HSB option- and warrant-holders will receive cash consideration equal to the positive difference in value (if any) between $9.06 and the strike price of each stock option or warrant, (B) out-of-the-money HSB options will be cancelled for no consideration, and (C) HSB restricted stock units vesting upon a change in control will receive the merger consideration, while certain director restricted stock units do not vest upon a change in control and will be forfeited at closing.
The following table sets forth, as of            , 2018, the number of options granted to each applicable executive officer and the exercise price for such executive officer’s options, as well as each such executive officer’s unvested restricted stock units. Each of the unvested restricted stock units will vest in connection with the effective time of the merger between HSB and Ameris. No executive officer owns HSB warrants.
Executive Officer	Number of Options	Exercise Price	Unvested Restricted Stock Units
Robert C. Oliver	11,833	$8.7671	36,243
	205,396	$3.2671
	80,000	$3.4671
Neal W. Booth	7,396	$8.7671	15,833
	77,023	$3.2671
J. Keith Hales	37,998	$3.2671	15,927
Karen Rosenberg	10,000	$3.7271	15,927
Randal J. Rabe	—	—	17,250
For each non-employee director of HSB (or Hamilton, as applicable), the following table sets forth, as of, 2018: (i) the number of options granted to each applicable director of HSB and the exercise price for such director’s options, (ii) each director’s unvested restricted stock units, and (iii) each director’s warrants. In connection with the effective time of the merger between HSB and Ameris, 16,108 unvested restricted stock units identified below, or, if less, the entirety of the remaining unvested restricted stock units, will vest.

Director	Options	Exercise Price	Unvested Restricted Stock Units	Warrants	Exercise Price
Steven M. Shafran	38,512	$3.2671	36,243	—	—
John L. Walker	38,512	$3.2671	36,243	—	—
Raymond R. Christman	38,512	$3.2671	36,243	—	—
Denis J. O’Leary	342,326	$3.2671	36,243	8,512.350(1)	$4.0043
Donald T. Heroman	—	—	36,243	—	—
Arthur J. Peponis(2)	—	—	—	—	—
Lawrence B. Sorrel(3)	—	—	—	—	—
Danny L. Scroggs	—	—	—	—	—
C. Lewis Hudson	—	—	—	—	—

(1)
Warrants are exercisable into HSB voting common stock. Mr. O’Leary has agreed to the cancellation of the warrants at the effective time of the merger in consideration of a cash payment, without interest, in the amount of  $9.06 for each share of HSB common stock issuable upon exercise of such warrant, less the applicable per share exercise price of such warrant.

(2)
Mr. Peponis is an employee of Angelo, Gordon & Co. L.P. and pursuant to the Stockholders’ Agreement was nominated as a director by investment funds managed by Angelo, Gordon & Co. L.P. Mr. Peponis disclaims beneficial ownership of the shares of HSB common stock owned by such funds.

(3)
Mr. Sorrel is the managing partner of Tailwind Capital Group LLC and pursuant to the Stockholders’ Agreement was nominated as a director by investment funds affiliated with Tailwind Capital Group LLC. Mr. Sorrel disclaims beneficial ownership of the shares of HSB common stock owned by such funds.

Material U.S. Federal Income Tax Consequences
The following general discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of HSB common stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only those holders of HSB common stock that hold their shares of HSB common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:
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a financial institution;

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a tax-exempt organization;

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an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

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an insurance company;

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a mutual fund;

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a dealer or broker in stocks and securities, or currencies;

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a trader in securities that elects mark-to-market treatment;

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a holder of HSB common stock subject to the alternative minimum tax provisions of the Code;

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a holder of HSB common stock that received HSB common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

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a person that is not a U.S. holder;

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a person that has a functional currency other than the U.S. dollar;

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a holder of HSB common stock that holds HSB common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

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a United States expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of HSB or Ameris. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of HSB common stock that is for United States federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) a trust if  (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a United States person for United States federal income tax purposes; or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.
The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds HSB common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding HSB common stock should consult their own tax advisors.
Tax Consequences of the Merger Generally.   The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Ameris’s obligation to complete the merger that Ameris receive an opinion from Rogers & Hardin LLP (“Rogers & Hardin”), dated the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to HSB’s obligation to complete the merger that HSB receive an opinion from Alston & Bird, dated the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by Ameris and HSB and on customary factual assumptions. Neither of the opinions described above will be binding on the IRS. Ameris and HSB have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there is no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.
In addition, in connection with the effectiveness of this registration statement, of which this proxy statement/prospectus forms a part, each of Rogers & Hardin and Alston & Bird has delivered its opinion to the effect that, on the basis of the facts, representations, assumptions and exclusions set forth in such opinion and certificates obtained from officers of Ameris and HSB: (i) the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and (ii) the following discussion constitutes their opinion as to the material United States federal income tax consequences of the merger to holders of HSB common stock. Neither of these opinions is binding on the IRS or the courts, and neither Ameris nor HSB intends to request a ruling from the IRS regarding the United States federal income tax consequences of the merger. Consequently, no assurance is given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which such opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.
Upon exchanging your HSB common stock for Ameris common stock and cash (other than cash received in lieu of a fractional share), you will recognize gain (but not loss) in an amount equal to the lesser of: (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Ameris common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of HSB common stock surrendered); and (ii) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share). If you acquired different blocks of HSB common stock at different times or different prices, you should consult your tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain will be long-term capital gain if, as of the effective date of the merger, your holding period with respect to the HSB common stock surrendered exceeds one year. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “ — Possible Treatment of Cash as a Dividend.”
The aggregate tax basis in the shares of Ameris common stock that you receive in the merger, including any fractional share interests deemed received and sold as described below, will equal your aggregate adjusted tax basis in the HSB common stock you surrender, reduced by the amount of cash received (excluding any cash received in lieu of a fractional share) and increased by the amount of gain, if any recognized by you (excluding any gain recognized with respect to cash received in lieu of a fractional share) on the exchange. Your holding period for the shares of Ameris common stock that you receive in the merger (including a fractional share interest deemed received and sold as described below) will include your holding period for the shares of HSB common stock that you surrender in the exchange.
Possible Treatment of Cash as a Dividend.   In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership of Ameris. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of HSB common stock solely for Ameris common stock and then Ameris immediately redeemed, which we refer to in this proxy statement/prospectus as the “deemed redemption,” a portion of the Ameris common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is: (i) “substantially disproportionate” with respect to the holder; or (ii) “not essentially equivalent to a dividend.”
The deemed redemption will generally be “substantially disproportionate” with respect to a holder if the percentage described in clause (ii) below is less than 80% of the percentage described in clause (i) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of Ameris. In general, that determination requires a comparison of: (i) the percentage of the outstanding stock of Ameris that the holder is deemed actually and constructively to have owned immediately before the deemed redemption; and (ii) the percentage of the outstanding stock of Ameris that is actually and constructively owned by the holder immediately after the deemed redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase in addition to the stock actually owned by the holder.
The IRS has ruled that a shareholder in a publicly held corporation whose relative stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that shareholder has a relatively minor (e.g., approximately 3%) reduction in its percentage stock ownership under the above analysis; accordingly, the gain recognized in the exchange by such a shareholder would be treated as capital gain.
These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.

Cash Instead of a Fractional Share.   If you receive cash instead of a fractional share of Ameris common stock, then you will be treated as having received the fractional share of Ameris common stock pursuant to the merger and then as having sold that fractional share of Ameris common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to your fractional share of Ameris common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares (including the holding period of HSB common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.
Backup Withholding.   If you are a non-corporate holder of HSB common stock you may be subject to information reporting and backup withholding (currently at a rate of 24%, after recent reduction pursuant to the TCJA) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:
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furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•
provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the IRS.
Dissenting HSB Shareholders.   The above discussion does not apply to HSB shareholders holding HSB voting common stock who properly perfect dissenters’ rights with respect to such HSB common stock. Any HSB shareholder who dissents from the merger and receives solely cash in exchange for such holders’ HSB voting common stock will generally recognize capital gain or loss equal to the difference between the amount of cash received by the dissenting HSB shareholder and the shareholder’s adjusted tax basis in the HSB voting common stock surrendered. Such capital gain or loss will be long-term capital gain or loss if the holder held the HSB voting common stock for more than one year.
This summary of material United States federal income tax consequences is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.
Regulatory Approvals
Both Ameris and HSB have agreed to use their reasonable best efforts to obtain all regulatory approvals required or advisable to complete the transactions contemplated by the merger agreement and the bank merger agreement. The Federal Reserve and the GDBF must approve the merger, and the FDIC and the GDBF must approve the bank merger. All of the regulatory applications for the required regulatory approvals from the foregoing banking regulators have been filed and are pending as of the date of this proxy statement/prospectus. In determining whether to grant its approval, the Federal Reserve will consider the effect of the merger on the financial and managerial resources and future prospects of the companies and banks concerned and the convenience and needs of the communities to be served.
The review of the regulatory applications by the Federal Reserve, the FDIC and the GDBF will not include an evaluation of the merger from the financial perspective of the individual HSB shareholder. Further, no HSB shareholder should construe an approval of the regulatory applications by the Federal Reserve, the FDIC or the GDBF to be a recommendation that the HSB shareholders vote to approve the merger proposal. Each HSB shareholder entitled to vote should evaluate the merger proposal to determine the personal financial impact of the completion of the merger.
Accounting Treatment
The merger will be accounted for under the acquisition method of accounting for business combinations under GAAP. Under this method, HSB’s assets and liabilities as of the date of the merger will be recorded at their respective fair values. Any difference between the purchase price for HSB and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with ASC 805, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Ameris in connection with the merger will be amortized to expense in accordance with such rules. The consolidated financial statements of Ameris issued after the merger will reflect the results attributable to the acquired operations of HSB beginning on the date of completion of the merger.
Dissenters’ Rights
The following discussion is not a complete description of the law relating to dissenters’ rights available under Georgia law and is qualified by the full text of Article 13 of the GBCC. Article 13 of the GBCC is attached as Appendix D to this proxy statement/prospectus. Holders of record of HSB voting common stock who desire to exercise dissenters’ rights should review carefully Article 13 and are urged to consult a legal advisor before electing or attempting to exercise these rights.
Any holder of record of HSB voting common stock who objects to the merger, and who fully complies with all of the provisions of Article 13 of the GBCC, will be entitled to demand and receive payment for all (but not less than all) of his or her shares of HSB voting common stock if the merger is consummated.
A holder of HSB voting common stock who objects to the merger and desires to receive payment of the “fair value” of his or her HSB voting common stock: (i) must deliver to HSB, prior to the time the shareholder vote on the merger agreement is taken, a written notice of such shareholder’s intent to demand payment for those shares of HSB voting common stock registered in the dissenting shareholder’s name if the merger is completed; and (ii) must not vote his or her shares of HSB voting common stock in favor of the merger agreement.
A vote against the approval of the merger agreement alone will not constitute the separate written notice and demand for payment referred to immediately above. Dissenting shareholders must separately comply with the above conditions.
Any notice required to be given to HSB must be sent to HSB’s principal executive offices at 1907 Highway 211, Hoschton, Georgia 30548, Attention: Corporate Secretary.
If the merger agreement is approved by HSB shareholders, then HSB will mail, no later than ten days after the effective date of the merger, by certified mail to each record holder of HSB voting common stock who has timely submitted a written notice of intent to dissent, written notice addressed to the shareholder at such address as the shareholder has furnished HSB in writing or, if none, at the shareholder’s address as it appears on the records of HSB. The dissenters notice’ will: (i) state where the dissenting shareholder must send a payment demand, and where and when the certificates for the dissenting shareholder’s shares of HSB voting common stock, if any, are to be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) set a date by which HSB must receive the shareholder’s payment demand (which date may not be fewer than 30 nor more than 60 days after the date the dissenters’ notice is delivered); and (iv) be accompanied by a copy of Article 13 of the GBCC.
Within ten days after the later of the effective date of the merger, or the date on which HSB receives a payment demand, HSB will send a written offer to each holder of HSB voting common stock who complied with the provisions set forth in the dissenters’ notice to pay each such shareholder an amount that HSB estimates to be the fair value of those shares of HSB voting common stock, plus accrued interest. The offer of payment will be accompanied by: (i) HSB’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making the offer, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim statements, if any; (ii) a statement of HSB’s estimate of the fair value of the shares of HSB voting common stock; (iii) an explanation of how any interest was calculated; (iv) a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 14-2-1327 of the GBCC; and (v) a copy of Article 13 of the GBCC.

A dissenting shareholder choosing to accept HSB’s offer of payment must do so by written notice to HSB within 30 days after receipt of HSB’s offer of payment. A dissenting shareholder not responding to that offer within the 30-day period will be deemed to have accepted the offer of payment. HSB must make payment to each shareholder who responds to the offer of payment within 60 days after the making of the offer of payment, or the effective date of the merger, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in his or her shares of HSB voting common stock.
If a dissenting shareholder does not accept, within 30 days after HSB’s offer, the estimate of fair value in payment for the shareholder’s shares of HSB voting common stock and interest due thereon and demands payment of some other estimate of the fair value of the shares and interest due thereon, then HSB, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must commence a proceeding in superior court of the county where its main office is located to determine the rights of the dissenting shareholder and the fair value of his or her shares of HSB voting common stock. If HSB does not commence the proceedings within the 60-day period, then it must pay each dissenter whose demand remains unsettled the amount demanded by the dissenting shareholder.
In the event of a court proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court will assess these costs against HSB, except that the court may assess these costs against all or some of the dissenters in amounts the court finds equitable to the extent the court finds the dissenters acted arbitrarily or not in good faith in demanding payment under the dissenters’ provisions. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable: (i) against HSB and in favor of any or all dissenters if the court finds HSB did not substantially comply with the dissenters’ provisions; or (ii) against HSB or a dissenter in favor of any other party if the court finds that the party against whom fees and expenses are assessed acted arbitrarily or not in good faith with respect to the rights provided by the dissenters’ provisions. If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against HSB, then the court may award these attorneys’ reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
One of the conditions to Ameris’s obligation to complete the merger is that the aggregate number of dissenting shares be less than 10% percent of the total outstanding shares of HSB common stock. If this condition is not satisfied, then Ameris will not be required to complete the merger, in which event, the dissenters’ rights described in this section would also terminate.
Record holders of HSB voting common stock should be aware that cash paid to dissenting shareholders in satisfaction of the fair value of their shares of HSB voting common stock will result in the recognition of any gain or loss realized for U.S. federal income tax purposes.
Failure by a record holder of HSB voting common stock to follow the steps required by the GBCC for perfecting dissenters’ rights may result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly complied with, if you hold HSB voting common stock and are considering dissenting from the approval of the merger agreement and exercising your dissenters’ rights under the GBCC, then you should consult your legal advisors.

THE MERGER AGREEMENT
The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
The Merger
The boards of directors of Ameris and HSB have each unanimously approved and adopted the merger agreement, which provides for the merger of HSB with and into Ameris, with Ameris as the surviving company in the merger. Each share of Ameris common stock outstanding immediately prior to the effective time of the merger will remain outstanding as one share of Ameris common stock. Each share of HSB common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive the merger consideration. See “— Merger Consideration.”
Immediately after (and subject to) the completion of the merger, Hamilton will merge with and into Ameris Bank, with Ameris Bank as the surviving bank. The terms and conditions of the bank merger are set forth in a separate merger agreement (referred to as the “bank merger agreement”), which was executed by Ameris Bank and Hamilton in connection with the execution of the merger agreement.
As provided in the bank merger agreement, the bank merger agreement will be terminated, and the bank merger will be abandoned automatically, without any further action by any party, if the merger agreement is terminated. See “— Termination; Merger Consideration Adjustment.” The bank merger agreement otherwise may be terminated, and the bank merger abandoned automatically at any time prior to its effectiveness, by: (i) the mutual consent of the board of directors of Ameris Bank and Hamilton; (ii) the board of directors of either Ameris Bank or Hamilton if the bank merger is not completed by December 31, 2018; or (iii) the board of directors of either Ameris Bank or Hamilton if any of the conditions to the completion of the bank merger cannot be satisfied or fulfilled, through no fault of the terminating party, by December 31, 2018.
Under the merger agreement, Ameris may at any time change the method of effecting the combination of Ameris and HSB (including by providing for the merger of HSB with a wholly owned subsidiary of Ameris) if and to the extent requested by Ameris, and HSB agrees to enter into such amendment to the merger agreement as Ameris may reasonably request in order to give effect to such restructuring. However, no such change or amendment may: (i) alter or change the amount or kind of the merger consideration; (ii) adversely affect the HSB shareholders with respect to the merger (including any adverse tax treatment or any reduction in the liquidity or value of the securities to be issued to HSB shareholders upon completion of the merger); or (iii) adversely affect or materially delay Ameris’s ability to obtain any necessary regulatory approvals or to complete the transactions contemplated by the merger agreement.
Closing and Effective Time of the Merger
Unless both Ameris and HSB agree in writing to a later date, the closing of the merger will take place no later than five business days after all of the conditions to the closing have been satisfied or waived in accordance with their terms. On the closing date, Ameris will file a certificate of merger with the Georgia Secretary of State. The merger will become effective upon the later of: (i) the date and time of the filing of the certificate of merger with the Georgia Secretary of State; and (ii) such later date and time to which Ameris and HSB agree and as may be specified in the certificate of merger.
The merger is expected to be completed in the third quarter of 2018, subject to obtaining the required HSB shareholder approval, the receipt of all required regulatory approvals and the expiration or waiver of all regulatory waiting periods and the satisfaction of other closing conditions. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. No assurance is made as to whether, or when, Ameris and HSB will obtain the required approvals or complete the merger. See “— Conditions to Completion of the Merger.”

Organizational Documents of the Surviving Company
At the effective time, Ameris’s articles of incorporation and bylaws in effect immediately prior to the effective time will be the articles of incorporation and bylaws of the surviving company until amended in accordance with their respective terms and applicable law.
Board Composition and Management of the Surviving Company
Each of the officers and directors of Ameris immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal from office in accordance with Ameris’s articles of incorporation and bylaws.
Merger Consideration
Unless adjusted pursuant to the terms of the merger agreement, each share of HSB common stock outstanding immediately prior to the effective time (other than excluded shares and dissenting shares) will be converted into the right to receive: (i) 0.16 shares of Ameris common stock, together with cash in lieu of any fractional share as provided in the merger agreement; and (ii) a cash amount equal to $0.93, in each case without interest.
No holder of HSB common stock will be issued a fractional share of Ameris common stock in the merger. Each holder of HSB common stock who would otherwise have been entitled to receive a fraction of a share of Ameris common stock will receive, in lieu thereof, cash (without interest) in an amount (rounded to the nearest whole cent) equal to such fractional part of a share of Ameris common stock (rounded to three decimal places), multiplied by the volume weighted average price of the Ameris common stock for the 20 consecutive trading days ending on the trading day immediately prior to the closing date (rounded to three decimal places).
The completion of the merger is subject to a price floor. If the average closing price of one share of Ameris common stock during a specified determination period declines by more than 15% from a price of $51.1328 per share, and Ameris common stock underperforms the KBW Nasdaq Regional Banking Index (KRX) by more than 15% during such period, then HSB may terminate the merger agreement unless Ameris offsets such reduction in the value of Ameris common stock by: (i) increasing the number of shares of Ameris common stock to be issued to HSB shareholders; or (ii) paying an additional cash payment to HSB shareholders (provided that doing so would not prevent the merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code).
If the outstanding shares of Ameris common stock or HSB common stock prior to the effective time are changed into a different number of shares or type of securities as a result of a stock split, stock combination, stock dividend, recapitalization, reclassification or similar transaction with respect to such stock, and the record date for such corporate action is prior to the effective time, then the merger consideration will be proportionately adjusted as necessary to provide HSB shareholders, and holders of HSB restricted stock units, stock options and warrants, the same economic effect as contemplated by the merger agreement prior to any such corporate action.
The value of the shares of Ameris common stock to be issued to HSB shareholders in the merger will fluctuate between now and the closing date. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current market prices for the Ameris common stock. See “Risk Factors — Risks Related to the Merger — Because the market price of the Ameris common stock may fluctuate, HSB shareholders cannot be sure of the market value of the merger consideration that they will receive in the merger until the closing.”

Treatment of HSB Restricted Stock Units, Stock Options and Warrants
At the effective time, each outstanding:
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HSB restricted stock unit, to the extent then vested, including those vesting in connection with the merger, will be cancelled and converted into the right to receive the same merger consideration per share as the outstanding shares of HSB common stock, without interest and less applicable taxes required to be withheld in connection with the payment of such consideration, if any;

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HSB stock option will fully vest and be cancelled and thereafter entitle the holder thereof to receive cash, without interest, in the amount of  $9.06 for each share of HSB common stock issuable upon exercise of such option, less the applicable per share exercise price of such option and less applicable taxes required to be withheld in connection with the payment of such consideration, if any; and

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HSB warrant will be cancelled and thereafter entitle the holder thereof to receive cash, without interest, in the amount of  $9.06 for each share of HSB common stock issuable upon exercise of such warrant, less the applicable per share exercise price of such warrant. HSB has agreed to use commercially reasonable efforts to cause the amendment of any HSB warrants not amended prior to the date of the merger agreement to comply with the treatment described in this proxy statement/prospectus.

Each share of HSB common stock subject to an HSB restricted stock unit which is subject to further vesting or other restrictions as of the effective time of the merger will be forfeited. Each HSB stock option and each HSB warrant that has a per share exercise price that is greater than or equal to $9.06 will be cancelled without consideration.
Delivery of Merger Consideration; Surrender of Stock Certificates
At or prior to the closing, Ameris will deposit or cause to be deposited with its transfer agent, or an unrelated bank or trust company reasonably acceptable to HSB (the “exchange agent”), sufficient cash and Ameris common stock necessary to satisfy the aggregate merger consideration payable in the merger pursuant to an exchange agent agreement in a form reasonably acceptable to HSB and Ameris. Promptly after the effective time (and no later than one business days thereafter), Ameris will instruct the exchange agent to mail to each record holder of shares of HSB common stock, as of the effective time, a letter of transmittal and instructions for use in effecting the surrender of the HSB stock certificates or book-entry shares in exchange for the merger consideration.
Upon surrender of the HSB stock certificates or book-entry shares for cancellation to the exchange agent together with, in each case, a properly completed and executed letter of transmittal, and such other documents as may be required pursuant to the exchange instructions, the holders of such HSB stock certificates or book-entry shares will receive the merger consideration, including any cash in lieu of fractional shares. No interest will be paid or accrue on any merger consideration.
No dividends or other distributions declared or made with respect to Ameris common stock with a record date after the effective time will be paid to the holder of any unsurrendered HSB stock certificates or book-entry shares until such holder properly surrenders such certificate or book-entry share. Subject to applicable law, after proper surrender of the HSB stock certificates or book-entry shares, the holder will receive, without interest: (i) the amount of cash in lieu of a fractional share to which such holder is entitled; (ii) the amount of any dividends or other distributions with a record date after the effective time (and a payment date prior to the surrender date), payable with respect to such holder’s whole shares of Ameris common stock; and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time (but before the surrender date), and a payment date after the surrender date payable with respect such holder’s whole shares of Ameris common stock.
At the closing date, the stock transfer books of HSB will be closed and there will be no further registration of transfers of shares of HSB common stock on the records of HSB, except for the cancellation of such shares in connection with the merger. From and after the effective time, the holders of HSB stock certificates or book-entry shares that evidenced ownership of shares of HSB common stock outstanding immediately prior to the effective time will cease to have any rights with respect to such shares, except as otherwise provided for in the merger agreement or by applicable law. Any bona fide HSB certificates or book-entry shares presented to Ameris after the effective time will be canceled and exchanged in accordance with the merger agreement.
If any HSB stock certificate representing shares of HSB common stock is lost, stolen or destroyed, upon the making of an affidavit of such fact by the person claiming such certificate to be lost, stolen or destroyed in form and substance acceptable to Ameris, the exchange agent will pay in exchange for the lost, stolen or destroyed certificate the merger consideration payable in respect of the shares of HSB common stock represented by that certificate. Ameris may require that such holder post a bond, in such reasonable amount as Ameris may direct, as indemnity against any claims that may be made against Ameris with respect to that certificate.
Immediately after the effective time, the holders of fully vested HSB restricted stock units are entitled to receive in exchange for such units the merger consideration, including any cash in lieu of a fractional share to which such holder is entitled. No interest will be paid or accrue on any merger consideration payable to such holders.
Ameris and the exchange agent will each be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any holder of HSB common stock or HSB restricted stock units such amounts as Ameris or the exchange agent is required to deduct or withhold under applicable tax laws, and any such withheld amounts that are paid to the appropriate taxing authorities will be treated for purposes of the merger agreement as having been paid to the holder of the HSB common stock or HSB restricted stock units from whom such amounts were deducted or withheld.
Conduct of Business Pending the Merger
Pursuant to the merger agreement, Ameris and HSB have agreed to certain restrictions on their activities until the closing date. In general, HSB has agreed to, and to cause its subsidiaries to, maintain its existence under applicable law, conduct its business in the ordinary and usual course of business and in a manner consistent with prior practice and in accordance with applicable law, and use commercially reasonable efforts to preserve the rights, franchises, goodwill and relations of its customers, clients, lessors and others with whom business relationships exist.
Subject to the exceptions set forth in the merger agreement, HSB has also agreed that it will not, and will not permit its subsidiaries to, without Ameris’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned), directly or indirectly:
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amend its charter documents;

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adjust, split, combine or reclassify any shares or its capital stock or other equity interests or declare or pay any dividend or other distribution in respect of its capital stock or equity interests (other than to a wholly owned subsidiary of HSB), or redeem, repurchase or otherwise acquire any of its securities, except as specifically permitted in the merger agreement, including that HSB was permitted to declare and pay a cash dividend with respect to the HSB common stock and the HSB restricted stock units, stock options and warrants in an aggregate amount of up to $9,000,000 (which dividend was declared and paid in the first quarter of 2018);

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except pursuant to contracts or agreements in force at the date of the merger agreement and disclosed to Ameris, make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person other than a wholly owned subsidiary of HSB;

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sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any person (except for sales in the ordinary course of business consistent with past practice) or merge or consolidate with any person;

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(i) acquire direct or indirect control over any business or person, or (ii) make any other investment either by purchase of stock or equity securities, contributions to capital, property transfers or purchase of any property or assets of any other person (except, in either instance, in connection with a foreclosure of collateral or conveyance of collateral in lieu of foreclosure taken in connection with collection of a loan in the ordinary course of business consistent with past practice and with respect to loans made to third parties who are not affiliates of HSB);
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other than in the ordinary course of business, incur any indebtedness (excluding bank deposits) for borrowed money (other than indebtedness of HSB or any of its wholly owned subsidiaries to HSB or any of its subsidiaries), or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person;

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make any change to its accounting methods, principles or practices, except as required by GAAP or applicable law;

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except as required under any HSB employee benefit plan, (i) increase the compensation, severance, benefits, change of control payments or any other amounts payable, or pay or award, or commit to pay or award, any bonuses or incentive compensation, to its present or former officers, employees or directors, other than nonmaterial increases in compensation or benefits for employees made in the ordinary course of business consistent with past practice, earned but unpaid bonuses with respect to any fiscal year ending before the effective time and prorated bonuses with respect to the portion of the then-current fiscal year of HSB ending at the effective time, (ii) establish, adopt, enter into, amend or terminate any collective bargaining agreement or HSB employee benefit plan, other than any amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to HSB of maintaining such HSB employee benefit plan, or amendments required by applicable law, (iii) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any such individual, or (iv) hire or terminate the employment of any employee of HSB or its subsidiaries having total annual compensation in excess of  $200,000, other than termination for cause;

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(i) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of HSB’s capital stock or other equity-based compensation or grant to any person any right to acquire any shares of its capital stock; (ii) issue or commit to issue any additional shares of capital stock of HSB, other than the issuance of shares of HSB common stock upon the exercise of any HSB stock options or HSB warrants or the vesting and settlement of any HSB restricted stock units, in each case in accordance with the terms of the applicable award agreement; (iii) issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any of HSB’s subsidiaries; or (iv) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

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make or change any tax election, settle or compromise any tax liability, fail to file any tax return when due (taking extensions into account), enter into any closing agreement, file any amended tax return or surrender any right to claim a tax refund, offset or other reduction in tax liability;

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fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

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enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, except as required by applicable law;

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file any application to establish, relocate or terminate the operations of any banking office;

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make, or commit to make, any capital expenditures in excess of  $250,000 in the aggregate;

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except for transactions in the ordinary course of business, terminate, amend, or waive any material provision of any HSB material contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to HSB, or enter into any contract that would constitute a HSB material contract if it were in effect on the date of the merger agreement;

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(i) settle any claim, action or proceeding (other than those in the ordinary course of business consistent with past practice and involving solely money damages) in excess of  $250,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims, or (ii) agree to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

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materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

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change in any material respect its credit policies and collateral eligibility requirements and standards;

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make or acquire any loan or issue a commitment or renew or extend an existing commitment for any loan, or amend or modify in any material respect, any loan, except to (i) make, renew or extend any loan not in excess of  $5,000,000, (ii) make any loan or commitment for a loan that was approved by HSB prior to the date of the merger agreement not in excess of  $5,000,000, (iii) with respect to amendments or modifications approved by HSB prior to the date of the merger agreement, amend or modify in any material respect any existing loan rated “special mention” or worse by HSB with total credit exposure not in excess of  $5,000,000, or (iv) modify or amend any loan in a manner that would result in any additional extension of credit or principal forgiveness or effect any uncompensated release of collateral, in each case not in excess of  $5,000,000;

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adopt a plan of complete or partial liquidation or dissolution;

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take any action or knowingly fail to take any action which would reasonably be expected to prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

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take or fail to take any action that would reasonably be expected to cause the representations and warranties made by HSB in the merger agreement to be inaccurate in any material respect at the time of the closing of the merger or preclude HSB from making such representations and warranties at the time of the closing of the merger;

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take any action that is intended to or would reasonably be likely to result in any of the closing conditions not being satisfied or prevent or materially delay the completion of the merger or bank merger;

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take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of HSB or its subsidiaries to obtain any necessary regulatory approvals for the merger or the bank merger or to perform its covenants and agreements under the merger agreement or the bank merger agreement or to consummate the merger or the bank merger; and

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agree to take, make any commitments to take or adopt any resolutions of the board of directors or shareholders in support of any of the actions described above.

Ameris has also agreed to certain restrictions on its activities and the activities of its subsidiaries until the closing date. Subject to the exceptions set forth in the merger agreement, Ameris will not, and will cause its subsidiaries not to, without HSB’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), directly or indirectly:
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amend its charter documents in a manner that would materially and adversely affect the economic benefits of the merger to the holders of HSB common stock;

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adopt a plan of complete or partial liquidation or dissolution;

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take or fail to take any action that could reasonably be expected to cause the representations and warranties made by Ameris in the merger agreement to be inaccurate in any material respect at the time of the closing of the merger or preclude Ameris from making such representations and warranties at the time of the closing of the merger;

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take any action that is intended to or would reasonably be likely to result in any of the closing conditions not being satisfied or prevent or materially delay the consummation of the merger or bank merger;

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take any action or knowingly fail to take any action which would reasonably be expected to prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

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take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Ameris or its subsidiaries to obtain any necessary regulatory approvals for the merger or bank merger or to perform its covenants and agreements under the merger agreement or the bank merger agreement or to consummate the merger or the bank merger; or

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agree, make any commitments to take or adopt any resolutions of the board of directors or shareholders in support of any of the actions described above.

In addition, HSB and Hamilton may implement a retention program for certain of their employees and officers, as determined by HSB and agreed to by Ameris, which may provide aggregate benefits to such employees and officers not to exceed $900,000 (or such greater amount as Ameris and HSB may agree) and will be payable to such employees and officers that remain employed by HSB or its subsidiaries through the closing date. Ameris may, in its sole discretion, establish a retention program for the retention of HSB and Hamilton employees and officers following the closing date.
HSB has also agreed to use its commercially reasonably efforts: (i) to cause to be delivered to Ameris the resignations of all of the directors of HSB and its subsidiaries, effective as of the effective time; and (ii) to cause the Stockholders’ Agreement to be terminated no later than ten days prior to the closing.
Regulatory Matters
Ameris and HSB have agreed to use their respective commercially reasonably efforts to have the registration statement of which this proxy statement/prospectus forms a part to be declared effective by the SEC as promptly as reasonably practicable after filing and to keep the registration statement effective as long as necessary to complete the merger, the bank merger and the other transactions contemplated by the merger agreement and the bank merger agreement. Ameris also will take any action required to be taken under applicable state securities laws in connection with the issuance and reservation of Ameris common stock in the merger.
Ameris and HSB have each agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to fulfill all closing conditions applicable to such party and its subsidiaries under the merger agreement and bank merger agreement and to complete the merger and bank merger in the most expeditious manner practicable, including:
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obtaining all regulatory approvals and all other necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from governmental authorities, and making all necessary, proper or advisable registrations, filings and notices, and taking all steps as may be necessary to obtain an approval, waiver or exemption from any governmental authority; provided, however, that nothing in the merger agreement will require Ameris or require or permit HSB to take any action or commit to take any action, or agree to any condition or restriction in connection with obtaining the permits, consents, approvals and authorizations of any governmental authority that (i) would reasonably be expected to result in Ameris or Ameris Bank becoming subject to any material and adverse cease-and-desist order or other material and adverse order, formal or informal enforcement action issued by, or written agreement, consent agreement, operating agreement, memorandum of understanding, commitment letter or similar material and adverse undertaking with, or any request to adopt any material and adverse board resolutions by, any governmental authority, or (ii) would reasonably be expected to have a material adverse effect on Ameris after giving effect to the merger (any such action, condition or restriction, a “materially burdensome regulatory condition”);

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obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from nongovernmental persons; and

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executing and delivering any additional documents or instruments necessary, proper or advisable to complete the transactions contemplated by the merger or the bank merger agreement.

Nasdaq Listing
Ameris will take all action reasonably necessary and otherwise use commercially reasonably efforts list on Nasdaq, prior to the effective time, the shares of Ameris common stock to be issued to holders of HSB common stock in the merger or make such post-closing filings with Nasdaq as may be required by the applicable rules of Nasdaq.
Employee Matters
After the effective time, each employee of HSB and Hamilton will be retained as an “at will” employee by Ameris or Ameris Bank, provided that continued employment of such employees by Ameris is subject to Ameris’s normal and customary employment practices and procedures, including customary background screening and evaluation procedures, and satisfactory employment performance. In addition, HSB and Hamilton have agreed, upon Ameris’s reasonable request, to facilitate discussions between Ameris and HSB employees a reasonable time in advance of the closing date regarding employment, consulting or other arrangements to be effective prior to or following the effective time.
As of the closing date, Ameris will, or will cause its applicable subsidiary to, provide to each employee of HSB or its subsidiaries who will continue employment with Ameris or any of its subsidiaries following the closing date (“continuing employees”) base hourly wages or salaries, and employee benefit plans, policies and arrangements (excluding equity plans), that, until the first anniversary of the closing date, are no less favorable, in the aggregate, than the HSB employee benefit plans provided to such continuing employee immediately prior to the closing date.
HSB and Hamilton employees who become employees of Ameris or Ameris Bank at the effective time and whose employment is terminated by Ameris or Ameris Bank after the closing date will receive from Ameris or Ameris Bank severance benefits under the existing severance policies of Ameris or its subsidiaries. Any such employee receiving severance benefits under a severance policy of Ameris or its subsidiaries will be credited with his or her years of service with HSB or its subsidiaries. In addition, any severance benefits provided by Ameris or its subsidiaries will be conditioned on the execution of a release of claims satisfactory to Ameris. HSB and Hamilton employees who, as of the date of the merger agreement, are parties to employment, change of control or other agreements which provide for severance, are not entitled to receive the Ameris severance discussed in this paragraph.
Ameris must use commercially reasonable efforts to waive all pre-existing conditions, actively at work requirements, exclusion and waiting periods with respect to participation and coverage requirements under any Ameris employee benefit plan in which continuing employees become eligible to participate on or after the closing date to the extent they were inapplicable to, or were satisfied under, any HSB employee benefit plan in which the continuing employee participated prior to the closing date. In addition, Ameris must ensure that each continuing employee receives full credit (including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual under any defined benefit pension plan or any such credit that would result in a duplication of benefits) under each Ameris employee benefit plan in which the continuing employee participates to the extent such service was credited under the HSB employee benefit plans. Ameris also must credit continuing employees with the amount of vacation time that such employees had accrued under vacation policies of HSB disclosed to Ameris. With respect to any Ameris health plans in which continuing employees participate, Ameris will use commercially reasonable efforts to waive any eligibility waiting period, evidence of insurability requirements and application of any pre-existing conditions limitations to the extent such requirements or limitations were inapplicable to, or satisfied under, any corresponding HSB health plan in which such continuing employee participated prior to the closing date, and cause each continuing employee to be given credit for the plan year in which the closing date occurs under the Ameris health plan for amounts paid with respect to such plan year under the corresponding HSB health plan prior to the closing date.

Indemnification and Directors’ and Officers’ Insurance
For a period of six years from and after the effective time, Ameris must indemnify and hold harmless the present and former directors, officers and employees of HSB and its subsidiaries (“indemnitees”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses in connection with any claim, suit, action, proceeding or investigation based on or arising out of the fact that such indemnitee was a director, officer or employee of HSB or any of its subsidiaries for acts or omissions by such indemnitee in such capacity or taken at the request of HSB or any subsidiary at or any time prior to the effective time to the fullest extent permitted by law. From and after the effective time, Ameris will also assume all obligations of HSB and its subsidiaries to indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time as provided in HSB’s charter documents and the organizational documents of HSB’s subsidiaries. In addition, Ameris will advance any incurred expenses (including reasonable legal expenses) of any indemnitee to the fullest extent permitted by applicable law provided such indemnitee undertakes to repay such advances if it shall be determined that such indemnitee is not entitled to indemnification.
For a period of six years after the effective time, Ameris must maintain HSB’s existing directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured so long as substitution does not result in gaps or lapses in coverage, with respect to claims arising from facts or events occurring prior to the effective time. However, Ameris is not required to make annual premium payments for such insurance in excess of a maximum amount of 200% of the annual premium payment on HSB’s policy in effect as of the date of the merger agreement and, if the cost of such coverage exceeds that amount, Ameris will purchase as much coverage as possible for such amount. In lieu of the foregoing, Ameris may obtain at or prior to the effective time a prepaid “tail” policy providing coverage equivalent to that described above for an aggregate price not to exceed such maximum amount.
Shareholder Meeting
HSB has agreed to take all action necessary in accordance with applicable laws and HSB’s articles of incorporation and bylaws to duly give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the required HSB shareholder approval, with such meeting to be held as promptly as practicable after the registration statement of which this proxy statement/prospectus forms a part is declared effective. The HSB board of directors is required to recommend that the HSB shareholders approve the merger agreement (the “HSB recommendation”), include the HSB recommendation in this proxy statement/prospectus and use its commercially reasonable efforts to solicit from HSB shareholders proxies in favor of the approval of the merger agreement and to take all other commercially reasonable actions necessary or advisable to secure the vote of the HSB shareholders to approve the merger agreement, except to the extent the HSB board of directors has withdrawn the HSB recommendation in accordance with the terms of the merger agreement.
No Solicitation
HSB has agreed that from the date of the merger agreement until the closing date, or, if earlier, the date on which the merger agreement is terminated, it will not, and will cause all of its subsidiaries and its and their respective representatives not to, directly or indirectly: (i) take any action to solicit, initiate, seek, knowingly facilitate or encourage any inquiries or expressions of interest or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal; (ii) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise provide access to any other person any nonpublic information or data regarding HSB or any of its subsidiaries or relating to an acquisition proposal; (iii) approve, endorse or recommend an acquisition proposal, other than the merger; (iv) enter into any agreement in principle, arrangement, understanding, contract or agreement relating to an acquisition proposal; or (v) propose or agree to do any of the foregoing.
Under the merger agreement, an “acquisition proposal” means a tender offer or exchange offer, proposal for a merger, consolidation or other business combination involving HSB or any of its subsidiaries, or any proposal or offer to acquire in any manner in a single transaction or series of transactions more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, HSB or any of its subsidiaries, other than the transactions contemplated by the merger agreement or the bank merger agreement.

However, at any time prior to the special meeting, HSB may take any of the actions described under the first paragraph of this “— No Solicitation” section if: (i) HSB has received an unsolicited, bona fide written acquisition proposal that did not result from a breach of HSB’s obligations as described in such first paragraph; (ii) the HSB board of directors determines in good faith (after consultation with its outside legal counsel and independent financial advisor) that such acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal and it is reasonably necessary to take such action to comply with the HSB board of directors’ fiduciary duties to HSB and its shareholders under applicable law; (iii) HSB has provided Ameris with at least one business day’s prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data regarding HSB or relating to such acquisition proposal, HSB receives from such person a confidentiality agreement with terms no less favorable to HSB than the those contained in the confidentiality agreement with Ameris. HSB must promptly provide to Ameris any non-public information regarding HSB or its subsidiaries provided to any other person that was not previously provided to Ameris, and such additional information must be provided no later than the date such information is provided to such other party.
Under the merger agreement, a “superior proposal” refers to an unsolicited bona fide written acquisition proposal to acquire at least 50% of the voting power or assets of HSB made by a third person (or group of persons acting in concert within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) which the HSB board of directors determines in its good faith judgment, to be more favorable from a financial point of view to the HSB shareholders than the merger and to be reasonably likely to be completed on a timely basis after: (i) consultation with HSB’s financial advisors and outside counsel; and (ii) taking into account all relevant factors, any changes to the merger agreement that may be proposed by Ameris in response to such acquisition proposal, all legal, financial, regulatory and other aspects of such proposal, and the person or persons making such proposal.
HSB must promptly (and in any event within 24 hours) notify Ameris in writing if any proposals or offers (or modified offers or proposals) are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, HSB or any of its subsidiaries or any of their respective representatives, in each case in connection with any acquisition proposal, and such notice must indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals, offers or information requests.
Except as provided below, neither the HSB board of directors nor any of its committees may: (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Ameris or any of its subsidiaries, the HSB recommendation; or (ii) approve or recommend, or propose to approve or recommend, any acquisition proposal (each an “HSB recommendation change”). However, the HSB board of directors may at any time prior to the special meeting make an HSB recommendation change, or terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal, if and only if: (i) the HSB board of directors determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that it has received an unsolicited bona fide acquisition proposal, not resulting from a breach of HSB’s obligations described under this “— No Solicitation” section, that constitutes, or is reasonably likely to lead to, a superior proposal (which has not been withdrawn); (ii) the HSB board of directors determines, in good faith, after consultation with such outside legal counsel, that it is reasonably necessary to take such action to comply with the HSB board of directors’ fiduciary duties to HSB and its shareholders under applicable law; (iii) the HSB board of directors provides written notice to Ameris of its receipt of the acquisition proposal and its intent to withdraw the HSB recommendation on the fifth business day following delivery of such notice, with such notice to specify in reasonable detail the material terms and conditions of the acquisition proposal; (iv) after providing such notice, HSB negotiates in good faith with Ameris (if requested by Ameris) and provides Ameris a reasonable opportunity to adjust the terms and conditions of the merger agreement as would enable the HSB board of directors to proceed without withdrawing the HSB recommendation, although Ameris is not required to propose any such adjustments; and (v) thereafter, the HSB board of directors, following the final such five business day period, again determines in good faith, after consultation with such outside legal counsel and such independent financial advisor, that such acquisition proposal nonetheless constitutes a superior proposal and that taking such action is reasonably necessary to comply with the HSB board of directors’ fiduciary duties to HSB and its shareholders under applicable law.

Representations and Warranties
The merger agreement contains generally customary representations and warranties of Ameris and HSB relating to their respective businesses that are made as of the date of the merger agreement and as of the closing date. The representations and warranties of each of Ameris and HSB have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:
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have been qualified by information set forth in confidential disclosure schedules provided in connection with the merger agreement, and the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

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will not survive consummation of the merger;

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may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

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are in some cases subject to a materiality standard described in the merger agreement that may differ from what may be viewed as material by you; and

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were made only as of the date of the merger agreement or as of the closing date or such other date as is specified in the merger agreement.

The representations and warranties made by Ameris and HSB to each other primarily relate to:
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corporate organization, existence, power and authority;

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capitalization;

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corporate authorization to enter into the merger agreement and to consummate the transactions contemplated thereby, including the merger;

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absence of any breach of organizational documents, violation of applicable law or breach of material contracts as a result of the merger;

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regulatory approvals and consents required in connection with the merger and the bank merger;

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reports filed with governmental authorities, including, in the case of Ameris, the SEC;

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absence of material adverse change on each party since December 31, 2016;

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tax matters;

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financial statements;

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regulatory capital;

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compliance with laws and the absence of regulatory agreements;

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litigation and legal proceedings;

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fees paid to advisors; and

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accuracy of the information supplied by each party for inclusion or incorporation by reference in this proxy statement/prospectus.

HSB has also made representations and warranties to Ameris with respect to:
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deposit accounts;

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internal accounting controls;

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adequacy of allowance for loan and lease losses;

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real and personal property matters;

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loan and investment portfolios;

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intellectual property;

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derivative transactions;

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environmental matters;

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material contracts;

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employee benefit matters;

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labor and employee relations;

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transactions with affiliates;

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insurance policies;

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administration of fiduciary accounts;

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receipt of fairness opinion; and

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absence of state takeover law applicability.

Definition of  “Material Adverse Effect” and “Material Adverse Change”
Certain representations and warranties of Ameris and HSB are qualified as to “materiality,” “material adverse effect” or “material adverse change.” For purposes of the merger agreement, a “material adverse effect” or a “material adverse change”, when used in reference to either Ameris or HSB or their subsidiaries, means any event, change, occurrence, effect or development that: (i) has a material and adverse effect on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, business, property or assets of such party and its subsidiaries, taken as a whole; or (ii) impairs the ability of such party to perform its material obligations under the merger agreement or otherwise materially impedes or delays the completion of the transactions contemplated by the merger agreement or the bank merger agreement or, with respect to HSB or its subsidiaries, the imposition of a regulatory agreement. For purposes of clause (i) only, a material adverse effect or materially adverse change excludes:
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changes after the date of the merger agreement in GAAP or regulatory accounting requirements or principles (so long as neither party nor its subsidiaries are disproportionately affected);

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changes after the date of the merger agreement in banking or similar laws of general applicability (so long as neither party nor its subsidiaries are disproportionately affected);

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changes after the date of the merger agreement in economic or market conditions affecting financial institutions generally, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in securities markets (so long as neither party nor its subsidiaries are disproportionately affected);

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the impact of the public disclosure, pendency or performance of the merger agreement or the bank merger agreement or the transactions contemplated thereby;

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any failure by HSB or Ameris to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period;

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changes in the trading price or trading volume of Ameris common stock; and

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actions or omission taken with the prior written consent of the other party or required by the merger agreement or the bank merger agreement.

Conditions to Completion of the Merger
The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:
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no applicable law or order (whether temporary, preliminary or permanent) by any governmental authority making illegal or preventing or prohibiting the consummation of the transactions contemplated by the merger agreement;

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approval of the merger agreement by the holders of at least 60% of the outstanding shares of HSB voting common stock entitled to vote;

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all required regulatory approvals have been obtained and remain in full force and effect and do not contain or result in the imposition of any materially burdensome regulatory condition, and all statutory waiting periods in respect of such regulatory approvals have expired or been terminated;

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the registration statement of which this proxy statement/prospectus forms a part has been declared effective by the SEC and no stop order suspending the effectiveness of the registration statement has been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the registration statement has been initiated and is continuing, and all necessary approvals under securities laws relating to the issuance of the shares of Ameris common stock in the merger have been received;

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the shares of Ameris common stock to be issued in the merger as part of the merger consideration have been approved for listing and be freely tradeable on Nasdaq, subject to official notice of issuance;

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the accuracy, in all respects, of the representations and warranties of each party in the merger agreement, as of the date of the merger agreement and the closing date or such other date specified in the merger agreement (without giving effect to any materiality or material adverse effect or material adverse change limitations), except where the failure to be accurate would not, individually or in the aggregate, reasonably be expect to have a material adverse effect on such party and except for representations with respect to capitalization, which must be true and correct in all respects;

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the performance and compliance by each party in all material respects of all of its covenants and obligations required to be performed, or complied, by it at or prior to the closing date;

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the delivery by each party of certificates, instruments, agreements and other items required to be delivered by such party pursuant to the merger agreement at or prior to the closing date;

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receipt by each of Ameris and HSB of an opinion of its respective legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(e) of the Code;

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the dissenting shares constitute less than 10% of the outstanding shares of HSB common stock;

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the absence of any event, change, occurrence, condition, effect or development which has had or resulted in a material adverse effect or material adverse change on any party, and the absence of any event, change, occurrence, circumstance, condition, effect or development that may reasonably be expected to have a material adverse effect on any party; and

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the parties stand ready to complete the bank merger immediately after the merger.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Termination; Merger Consideration Adjustment
Termination.   Ameris and HSB may mutually agree to terminate the merger agreement at any time prior to the closing date. Subject to conditions and circumstances described in the merger agreement, the merger agreement also may be terminated as follows:
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by either party, if the closing does not occur on or before December 31, 2018, provided that neither party may terminate the merger agreement for this reason if the failure of the closing to occur by such date is due to or resulted from such party’s failure to fulfill its obligations under the merger agreement;

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by either party in the event of a material breach by the other party of any representation, warranty, or obligations contained in the merger agreement, which breach has not been cured within 30 days and which breach would be reasonably likely to result in a failure to satisfy any applicable closing condition;

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by either party if final action has been taken by a regulatory agency whose approval is required for the merger or bank merger, which final action has become final and nonappealable and does not approve the merger or bank merger, or a governmental authority enacts, issues, promulgates, enforces or enters any law or final non-appealable judgment which would make the merger or the bank merger illegal;

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by either party if the required HSB shareholder approval is not obtained (provided, in the case of termination by HSB, it has not violated its covenant under the merger agreement regarding making or changing the HSB recommendation);

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by Ameris if the HSB board of directors or any committee thereof fails to make the HSB recommendation or makes an HSB recommendation change, or HSB has materially breached its covenant not to solicit alternative acquisition proposals;

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by HSB, prior to obtaining the HSB shareholder meeting, to enter into an agreement relating to a superior proposal; and

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by HSB, at any time during the four business-day period immediately following the determination date (as defined below), if:

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the quotient of the average Ameris stock price (as defined below) divided by $51.1328 is less than 85% (such quotient, the “Ameris Ratio”);

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the Ameris Ratio is less than 85% of   the quotient of  (i) the average closing price of the KBW Nasdaq Regional Banking Index (KRX) for the 20 consecutive trading days ending on the trading day immediately prior to the determination date, divided by (ii) the current market price of the KBW Nasdaq Regional Banking Index (KRX) on January 24, 2018 (such quotient, the “Index Ratio”); and

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Ameris elects not to increase the merger consideration to be received by the HSB shareholders as discussed under “— Merger Consideration Adjustment” below.

“Average Ameris stock price” means the volume weighted average price of the Ameris common stock for the 20 consecutive trading days ending on the trading day immediately prior to the determination date (rounded to three decimal places).
“Determination date” means the trading day immediately following the last to occur of: (i) the effective date of the last required regulatory approval necessary to complete the merger; and (ii) the date of receipt of the required HSB shareholder approval.
Merger Consideration Adjustment.   If the conditions described above under “— Termination” with respect to the Ameris Ratio and the Index Ratio are satisfied, then HSB has the right to terminate the merger agreement within four business days after the determination date.
If HSB provides (and does not withdraw) written notice to Ameris of HSB’s intention to so terminate the merger agreement, during the three business-day period after Ameris’s receipt of HSB’s notice, Ameris may elect to increase the exchange ratio or pay to each HSB shareholder an additional cash payment (provided that such payment will not cause the merger to fail to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code), such that the value of the merger consideration to be received by each HSB shareholder (calculated based on the average Ameris stock price and including any such additional cash payment) equals a minimum amount that, had the average Ameris stock price been equal to such amount, at least one of the two conditions described above regarding the Ameris Ratio and the Index Ratio would not have been satisfied. If Ameris so elects, then it must give HSB prompt written notice of such election and the revised exchange ratio or the amount of the additional cash payment, as the case may be, whereupon no termination shall have occurred and the merger agreement will remain in full force and effect (provided that any reference in the merger agreement to the “exchange ratio” will thereafter be deemed to the exchange ratio as so increased and any references in the merger agreement to the “merger consideration” will include the additional cash payment per share).

Even if the conditions regarding the Ameris Ratio and the Index Ratio are satisfied, the HSB board of directors may elect not to terminate the merger agreement. Any decision to terminate the merger agreement will be made by the HSB board of directors in light of all of the circumstances existing at the time. Prior to making any decision to terminate the merger agreement, the HSB board of directors would consult with its financial and other advisors and would consider all financial and other information it deemed relevant to its decision, including whether the then-current consideration to be received in the merger would deliver more value to the HSB shareholders than the value that could be expected if HSB were to continue as an independent company (which would occur if the HSB board of directors were to elect to abandon the merger and Ameris determined not to increase the exchange ratio or pay the additional cash payment). In addition, the HSB board of directors would consider whether, in light of market and other industry conditions at the time of such decision, the merger consideration continued to be fair from a financial point of view to the HSB shareholders. If HSB elected not to terminate the merger agreement, which it could do without any action on the part of HSB shareholders, then the exchange ratio would remain 0.16 and the cash consideration would remain $0.93 per share of HSB common stock.
If each of the conditions regarding the Ameris Ratio and the Index Ratio are satisfied and the HSB board of directors elected to terminate the merger agreement, then Ameris would have the option of increasing the consideration payable to HSB shareholders by either increasing the exchange ratio or paying the additional cash payment as described above. Ameris is under no obligation to increase the exchange ratio or to pay any such additional cash payment, and there is no assurance that Ameris would elect to do either to prevent the termination of the merger agreement. Any decision would be made by Ameris in light of the circumstances existing at the time.
Termination Fee
Upon termination of the merger agreement by HSB to enter into a superior proposal, or by Ameris where the HSB board of directors fails to make the HSB recommendation or makes an HSB recommendation change, or by Ameris where HSB has materially breached its covenant not to solicit alternative acquisition proposals, HSB will be required to pay Ameris a termination fee equal to $14.0 million. In no event will HSB be required to pay the termination fee on more than one occasion.
Expenses
All expenses incurred by each party in connection with the merger agreement, the bank merger agreement and the transactions contemplated thereby, whether or not such transactions are completed, including all fees and expenses of its agents, representatives, counsel and accountants, will be paid by such party.
Notwithstanding the foregoing, if the merger agreement is terminated due to a failure to obtain any regulatory approval that is required for the consummation of the merger or the bank merger (provided that such failure is not primarily related to the financial or regulatory condition of HSB or any of its subsidiaries) or due to a failure by Ameris or any of its subsidiaries to satisfy any condition contained in any required regulatory approval, then Ameris will be required to pay HSB $1.5 million as reimbursement for its transaction expenses.
Amendment
The merger agreement may not be amended or modified except by a written agreement executed by Ameris and HSB.
Ancillary Agreements
Voting and Support Agreement.   In connection with entering into the merger agreement, Ameris and HSB entered into a Voting and Support Agreement with each of the directors and certain principal shareholders of HSB. The following summary of the Voting and Support Agreement is subject to, and qualified in its entirety by reference to, the full text of the Voting and Support Agreement attached as Appendix B to this proxy statement/prospectus.

Pursuant to the Voting and Support Agreement, each shareholder who is a party thereto, in its capacity as a shareholder of HSB, agreed to vote all shares of HSB common stock beneficially owned by such shareholder, as follows:
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in favor of the approval of the merger agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of HSB and adopted in accordance with the terms thereof);

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in favor of any proposal to adjourn or postpone the special meeting, as applicable, to a later date if there are not sufficient votes to approve the merger agreement;

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against any action or agreement that would be reasonably likely to impair the ability of either Ameris or HSB to complete the merger or would otherwise be inconsistent with, prevent, materially impede or materially delay the completion of the transactions contemplated by the merger agreement; and

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against any proposal that is in favor of or would facilitate an alternative acquisition proposal, other than the transactions contemplated by the merger agreement, without regard to the terms of such proposal.

The Voting and Support Agreement provides that each shareholder party will not, until the special meeting and subject to certain exceptions, with respect to any shares of HSB common stock owned by such shareholder:
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sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of, voluntarily or involuntarily, any such shares; or

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enter into any contract to sell, transfer, assign, pledge, lien, hypothecate or otherwise dispose of any such shares, including the right to vote any such shares.

The Voting and Support Agreement applies to each shareholder party in such shareholder’s capacity as a shareholder of HSB and does not apply in any manner to any shareholder’s capacity as a director or officer of HSB or its subsidiaries or in any other capacity (and does not limit or affect any actions taken by any person in such person’s capacity of director or officer of HSB or its subsidiaries, including by causing HSB to exercise its rights under the merger agreement). The voting and support obligations of each shareholder party under the Voting and Support Agreement will terminate upon the earlier of: (i) the effective time of the merger; (ii) the entry, without the prior written consent of such shareholder, into an amendment or modification of the merger agreement, or any written waiver of HSB’s rights under the merger agreement made in connection with a request from Ameris, in each case, which results in a decrease or change in the composition of the merger consideration payable to that shareholder; and (iii) the termination of the merger agreement in accordance with its terms.
Director Non-Solicitation Agreements.   In connection with the merger agreement, Ameris entered into a Director Non-Solicitation Agreement with each of the directors of HSB and Hamilton under which each such director has agreed to certain restrictions with respect to such director’s use and disclosure of confidential materials and the solicitation of customers and employees of Ameris, HSB and their affiliates following the completion of the merger. Pursuant to the Director Non-Solicitation Agreements, each director of HSB and Hamilton agreed as follows:
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to maintain the confidentiality of all information regarding HSB, Ameris and any other company or entity affiliated with Ameris or HSB, including Hamilton and Ameris Bank, and any of their respective activities, businesses or customers that is (i) not generally known to persons not employed (whether as employees or independent contractors) by Ameris, HSB or their affiliated companies and entities, and (ii) subject to reasonable efforts to keep such information confidential, and/or (iii) subject to limitations on disclosure or use by applicable law (“confidential information”);

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except as required by law, to not use, distribute, disclose or otherwise disseminate confidential information or any physical embodiments thereof;

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in the event the director is required by applicable law to disclose any confidential information, if and to the extent permitted by law, to provide Ameris with prompt notice of such requirement prior to disclosure so that Ameris may waive the requirements of the agreement or seek an appropriate protective order and use commercially reasonable efforts to obtain assurances that any confidential information will be accorded confidential treatment; and

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that, with respect to the director’s non-disclosure obligations described above, confidential information shall not include information that (i) has become generally available to the public other than as a result of the directors’ breach of the Director Non-Solicitation Agreement entered into by that director, (ii) is obtained by the director from someone with the right to disclose the information without violating any right or privilege or duty, (iii) was rightfully in the possession of a person prior to receipt of that confidential information from the director, or (iv) is independently developed by a person without reference to, or use of, any confidential information.

In addition, the Director Non-Solicitation Agreements provide that, subject to certain exceptions, each director of HSB and Hamilton will not, without the prior written consent of Ameris:
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for a period of one year following the effective time, directly or indirectly, on behalf of himself or any other person, solicit, recruit or hire any employee of Ameris or any other company or entity affiliated with Ameris or HSB, including Hamilton and Ameris Bank, who was an employee of HSB or Hamilton during the two-year period ending on effective time; and

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for a period of one year following the effective time, directly or indirectly, on behalf of himself or any other person, solicit or attempt to solicit any customer of HSB, Ameris or any company or entity affiliated with Ameris or HSB, including Hamilton and Ameris Bank, in each case, with whom the director had material contact in the course of such director’s service as a director of HSB or Hamilton.

The restrictions with respect to each such director’s use and disclosure of confidential information and solicitation of customers and employees are conditioned upon the completion of the merger and will become effective at the effective time.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF HSB
The following is a discussion of Hamilton State Bancshares, Inc.’s financial condition as of December 31, 2017 and 2016 and its results of operations for the years in the three-year period ended December 31, 2017. The purpose of this discussion is to focus on information about HSB’s financial condition and results of operations which is not otherwise apparent from the consolidated financial statements.
Introduction
HSB is a bank holding company that was incorporated under the laws of the State of Georgia on May 13, 2005 to serve as the holding company for Hamilton. HSB operates three subsidiaries: (1) Hamilton, a Georgia-state chartered bank that was established and commenced operations on September 20, 2004, which provides traditional credit and depository banking services to its retail and commercial customers through 28 branches in 12 counties in northern and central Georgia, including metro Atlanta, (2) Auto Finance South LLC (“Auto Finance”), a company formed in the second quarter of 2016 and engaged in purchasing automobile loans at a discount, and (3) Cherokee Statutory Trust I, a statutory trust formed by the former Cherokee Banking Company to issue trust preferred securities as a result of the merger of Cherokee Banking Company with and into HSB. Hamilton operates three subsidiaries, two subsidiary limited liability companies formed to hold assets acquired as a result of foreclosure and one subsidiary limited liability company formed to hold a bank branch acquired from the FDIC in the McIntosh State Bank transaction which was the subject of certain potential environmental claims.
On February 28, 2011, HSB raised approximately $231.6 million in gross proceeds (before expenses) from investors in private offerings of its common stock. Between April 2011 and August 2015, HSB and/or Hamilton successfully completed six acquisitions, growing its assets from $246.6 million as of December 31, 2010 to $1.8 billion as of December 31, 2017. HSB acquired $125 million in assets and $106 million in deposits through its merger with Highland Financial Services, Inc. on August 31, 2015 and $188 million in assets and $166 million in deposits through its merger with Cherokee Banking Company, Inc. on February 17, 2014. In addition, HSB acquired the assets and liabilities of four community banks in FDIC-assisted transactions between 2011 and 2013, including Bartow County Bank (“Bartow”) on April 15, 2011 with $330 million in assets, McIntosh State Bank (“McIntosh”) on June 17, 2011 with $340 million in assets, First State Bank (“FSB”) on January 20, 2012 with $516 million in assets and Douglas County Bank (“DCB”) on April 26, 2013 with $261 million in assets.
Annual Highlights — For the Period Ended December 31, 2017
The following provides an overview of the major factors impacting HSB’s financial performance in 2017.
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Net income for the year ended December 31, 2017 was $14.7 million, or $0.35 per diluted share, compared to net income of  $17.1 million for 2016, or $0.41 per diluted share.

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Net income for the year ended December 31, 2017 included a $6.0 million non-cash adjustment of the deferred tax asset as a result of the enactment of the TCJA. Excluding this adjustment, 2017 net income would have been $20.6 million, or $0.49 per diluted share.

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HSB’s net interest income was $76.4 million for 2017, an increase of  $4.6 million, or 6.4%, from 2016. HSB’s interest income increased $4.9 million in 2017 primarily from an 8.8% increase in organic loan balances partially offset by a $5.2 million decrease in accretion income on acquired loans. HSB’s interest expense increased $0.4 million, or 6.4%, from 2016 and was in line with the 6.4% increase in interest income for the same period.

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Noninterest income was $8.1 million for 2017, an increase of  $0.7 million, or 9.2%, from 2016. The increase is primarily attributable to an increase in transaction account service charges implemented in mid-2016.

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HSB experienced net loan growth in 2017 of  $21.1 million, or 1.7%, to $1.3 billion, driven by a $91.0 million increase, or 8.8%, in organic loan balances and partially offset by a $70.6 million, or 28.6%, decrease in acquired loan balances.

•
At December 31, 2017, the ratio of nonperforming assets to total loans and OREO was 0.48% and the ratio of nonaccrual loans to total loans was 0.35%.

•
HSB’s capital ratios exceeded all regulatory “well capitalized” guidelines, with a Tier 1 leverage ratio of 10.88%, a Tier 1 risk-based capital ratio of 13.99% and a Total risk-based capital ratio of 14.83% at December 31, 2017.

Critical Accounting Policies
HSB’s significant accounting policies are described in detail in Note 1, “Summary of Significant Accounting Policies,” to HSB’s Audited Consolidated Financial Statements attached to this proxy statement/prospectus as Appendix E and are integral to understanding HSB’s financial performance. HSB has identified certain accounting policies as being critical because (1) they require judgment about matters that are highly uncertain and (2) different estimates that could be reasonably applied would result in materially different assessments with respect to ascertaining the valuation of assets, liabilities, commitments, and contingencies. HSB has established detailed policies and control procedures that are intended to ensure that these critical accounting estimates are well controlled and applied consistently from period to period, and that the process for changing methodologies occurs in an appropriate manner. The following is a description of certain of HSB’s current critical accounting policies.
Acquisition Accounting
As noted above, Highland Financial Services, Inc. merged into HSB on August 31, 2015 and Cherokee Banking Company merged into HSB on February 17, 2014. Both transactions were “open bank” acquisitions not involving FDIC loss-share coverage. HSB also acquired the significant assets and liabilities of Bartow on April 15, 2011, McIntosh on June 17, 2011, FSB on January 20, 2012 and DCB on April 26, 2013 (collectively, the “Covered Acquisitions”). The Covered Acquisitions were all FDIC-assisted transactions. The expiration dates for the Covered Acquisitions for non-single family loss-share coverage (“NSF”) and single family residence loss-share coverage (“SFR”) are as follows:
	NSF	SFR
Bartow	Expired	June 30, 2021
McIntosh	Expired	June 30, 2021
First State	Expired	March 31, 2022
Douglas	June 30, 2018	N/A
HSB accounts for business combinations under the acquisition method of accounting. Assets acquired and liabilities assumed are measured and recorded at fair value at the date of acquisition, including identifiable intangible assets. If the fair value of net assets acquired exceeds the fair value of the consideration paid, a bargain purchase gain is recognized at the date of acquisition. Conversely, if the consideration paid exceeds the fair value of the net assets acquired, goodwill is recognized at the acquisition date. Fair values are subject to refinement for up to a maximum of one year after the closing date of an acquisition as information relative to closing date fair values, which could have reasonably been known as of the closing date, becomes available.
The determination of the fair value of loans acquired takes into account credit quality deterioration and probability of loss; therefore, the related allowance for loan losses previously recorded by the acquired institution is not carried forward. HSB has further segregated acquired loans into two separate categories: (1) loans receivable-covered and (2) loans receivable-noncovered. Loans receivable-covered refers to loans covered under a FDIC loss-share agreement and loans receivable-noncovered refers to those acquired loans not covered under a FDIC loss-share agreement. At June 30, 2016, the NSF loss share agreement expired for the Bartow and McIntosh acquisitions and at March 31, 2017, the NSF loss share agreement expired for the FSB acquisition. Due to this, the remaining loans that were covered under those loss share agreements were transferred from covered to noncovered loans. In connection with the closing accounting entries for each Covered Acquisition, an adjustment of the unpaid principal balance is made to reflect an appropriate market rate of interest, given the risk profile and grade that is assigned to each loan. This adjustment is accreted into earnings as a yield adjustment, using the effective yield method, over the remaining life of each loan.
Liabilities are also recognized separately to record at fair market value certain time deposits that had contractual interest rates that were different from the prevailing market interest rates at the time of acquisition. The time deposit intangibles are reflected in “Deposits — Time under $250” and “Deposits — Time over $250” in the accompanying consolidated balance sheets and are accreted to interest expense over the remaining applicable terms of the time deposits to which they apply.
Identifiable intangible assets are recognized separately if they arise from contractual or other legal rights or if they are separable (i.e., capable of being sold, transferred, licensed, rented, or exchanged separately from the entity). The related depositor relationship intangible assets, known as the core deposit intangible assets, may be exchanged in observable exchange transactions. As a result, the core deposit intangible asset is considered identifiable, because the separability criterion has been met.
An FDIC indemnification asset is recognized when the FDIC contractually indemnifies HSB, in whole or in part, for a portion of credit losses from acquired covered loan portfolios and losses from covered other real estate owned, up to certain specified thresholds. The recognition and measurement of an indemnification asset is based on the related indemnified items. HSB recognizes an indemnification asset at the same time that the indemnified item is recognized and measures it on the same basis as the indemnified items, subject to collectability or contractual limitations on the indemnified amounts.
Under FDIC loss-sharing agreements, HSB may be required to return a portion of cash received from the FDIC in the event that losses do not reach a specified threshold, based on the initial discount less cumulative servicing costs for the covered assets acquired. Such liabilities are referred to as clawback liabilities and are considered to be contingent consideration, as they require the return of a portion of the initial consideration in the event that certain contingencies are met. For the year ended December 31, 2016, HSB recorded an overall reduction of  $2.2 million in clawback liabilities related to the acquisitions of McIntosh, FSB and DCB. A portion of the reduction in 2016 was based on a true-up calculation by a third- party consultant in the amount of  $2.6 million, which was off-set by accretion and adjustments resulting from cash flow re-estimations.
Allowance for Loan Losses (“ALL”) — Acquired Loans
The majority of acquired loans are accounted for under ASC 310-30, whereby HSB is required to periodically re-estimate the expected cash flows on the loans. For purposes of applying the guidance under ASC 310-30, HSB grouped most acquired impaired loans into pools based on common risk characteristics. Generally, a decline in expected cash flows for a pool of loans is referred to as impairment and results in an increase in the allowance for loan losses, which is achieved through a charge to provision expense for loan loss, along with an increase in the FDIC indemnification asset to the extent the loan is covered under a loss sharing agreement. Improvement in expected cash flows for a pool of loans results first in a reversal of previously recorded allowances, if any, and then prospectively as an adjustment to the yield on the loans. Correspondingly, aggregate increases in the credit quality and cash flows of loans decrease the value of the FDIC shared loss agreements that give rise to the FDIC indemnification asset, resulting in a decrease in the amount of FDIC indemnification assets over the remaining life of the loss share agreements. Loss assumptions used in the basis of the indemnified loans are consistent with the loss assumptions used to measure the FDIC indemnification asset. For loans accounted for under ASC 310-30, expected cash flows are re-estimated quarterly, with any decline in expected cash flows recorded as noted above. These cash flow evaluations are inherently subjective, as they require material estimates, all of which may be susceptible to significant change.
Loans acquired that are not considered purchase credit impaired are accounted for under ASC 310-20. Discounts created when the loans were recorded at their estimated fair values at acquisition are accreted over the remaining term of the loan as an adjustment to the related loan’s yield. The accrual of interest income is discontinued when the collection of a loan or interest, in whole or in part, is doubtful. At such time when the outstanding contractual amount of one of these loans, net of this credit related discount, exceeds the contractual cash flows less any losses inherent in these loans, an allowance for loan losses for the loans will be established through a charge to provision expense, along with an increase in the FDIC indemnification asset to the extent the loan is covered under a loss sharing agreement. Improvement in the credit quality does not impact amortization or accretion of any premium or discount previously recognized on a loan accounted for under ASC 310-20.
ALL — Originated Loans
The allowance for loan losses is established for losses inherent in the portfolio as of the reporting date through a provision for loan losses charged to expense. Loans are charged-off against the allowance for loan losses when management believes that the collection of the principal is unlikely. The allowance represents an amount that, in management’s judgment, will be adequate to absorb probable incurred losses as of the reporting date on existing loans that become uncollectible. Loans confirmed as uncollectible are charged-off and deducted from the allowance; recoveries on loans previously charged-off are credited back to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the uncollectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review HSB’s allowance for loan losses, and may require HSB to make additions to the allowance based on their judgment about information available to them at the time of their examinations.
The allowance consists of specific and general components. Each of these components calls for the use of estimates and judgments. The specific component is determined in accordance with ASC 310-30-35, which relates to loans that are classified as impaired. For such loans that are classified as impaired, an allowance is established when the discounted cash flows, collateral value, or observable market price of the impaired loan is lower than the carrying value of that loan. For loans that are not considered impaired, a general allowance for loan losses is determined based upon loss estimation factors where the loan portfolio is segmented into classes by product type, and loan loss is empirically estimated using loan level performance data for average monthly risk grade migrations and charge-offs. Key assumptions of the migration-based model are the look back period of 84 months over which risk migration is observed; the loss emergence period, estimating the length of time in which the loss becomes evident, and qualitative environmental factors that reflect changes in the collectability of loans not captured in historical loss data. Qualitative environmental factors include consideration of the following: levels of and trends in charge-offs and recoveries; migration of loans to the classification of special mention, substandard or doubtful; trends in volume and terms of loans; effects of any change in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentration.
Income Taxes
HSB accounts for income taxes using the asset-and-liability method in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of revenues over deductions. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not that the deferred tax assets will be realized. Deferred tax assets may be reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of an entity’s deferred tax assets will not be realized.
A tax position that meets the more likely than not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more likely than not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.
HSB’s ASC 740 policy is to recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense. Accrued interest and penalties are included within the related tax asset/liability line in the consolidated balance sheet.
GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures
Management evaluates the operating performance of HSB by using financial measures not calculated in accordance with GAAP, including the treatment of the deferred tax adjustment discussed below. HSB has included this non-GAAP financial measures for the applicable periods presented. Management uses these measures to evaluate the underlying performance and efficiency of its operations. HSB’s management believes these non-GAAP measures provide meaningful additional information about the operating performance of HSB’s business and facilitate a meaningful comparison of our results in the current period to those in prior periods and future periods because these non-GAAP measures exclude certain items that may not be indicative of our core operating results and business outlook.
A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is presented in the accompanying table. These non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. These non-GAAP financial measures should not be considered as a substitute for any GAAP financial measures, and HSB strongly encourages investors to review the GAAP financial measures included in this document and not to place undue reliance upon any single financial measure. In addition, because these non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this document with other companies’ non-GAAP financial measures having the same or similar names.
On December 22, 2017, the TCJA was signed into law. ASC 740-10-35-4 requires the effect of a change in tax law or rates to be recognized as of the date of enactment, which for purposes of the TCJA is December 22, 2017. The TCJA reduced the corporate tax rate from a top rate of 35% to a flat rate of 21%. This required a revaluation of HSB’s deferred tax assets and liabilities as of December 31, 2017 to reflect the reduced rate of tax over which temporary items will reverse, with the resulting impact of the rate change included in income from continuing operations pursuant to ASC 740-20-45-8. HSB recorded a non-cash adjustment of  $5,956 thousand as a result of the reduced tax rate. The reconciliation and key performance ratios is as follows (dollars in thousands except per share information):
	Year ended December 31, 2017
	Non-GAAP	DTA Adjustment	GAAP Reported
Income before taxes	$31,615		$31,615
Income tax provisions	10,980	5,956	16,936
Net Income	$20,635	(5,956)	$14,679
Net income per common share available to common stockholders:
Basic	$0.51		$0.36
Diluted	$0.49		$0.35
Return on Average Assets	1.15%		0.82%
Return on Average Equity	9.70%		6.90%

Results of Operations
Net Income
For the Years Ended December 31, 2017, 2016 and 2015
HSB reported net income of  $14.7 million for the year ended December 31, 2017, compared to net income of  $17.1 million and $13.7 million for the years ended December 31, 2016 and December 31, 2015, respectively. Basic and diluted earnings per share was $0.36 and $0.35 for the year ended December 31, 2017, compared to basic and diluted earnings per share of  $0.43 and $0.41 for the year ended December 31, 2016, and $0.34 and $0.34 for the year ended December 31, 2015.
Net Interest Income
HSB’s operating results depend primarily on net interest income, calculated as the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Fluctuations in market interest rates impact the yield and rates paid on interest sensitive assets and liabilities. Changes in the amount and type of interest-earning assets and interest-bearing liabilities also impact net interest income. The variance driven by the changes in the amount and mix of interest-earning assets and interest-bearing liabilities is referred to as a “volume change.” Changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds are referred to as a “rate change.”
For the Years Ended December 31, 2017 and 2016
HSB’s net interest income was $76.4 million for the year ended December 31, 2017, an increase of $4.6 million, or 6.4%, from $71.8 million for the year ended December 31, 2016. HSB’s net interest spread on a taxable equivalent basis was 4.41% for the year ended December 31, 2017, compared to 4.21% for the year ended December 31, 2016, an increase of 20 basis points. HSB’s net interest margin was 4.55% for the year ended December 31, 2017, compared to 4.33% for the same period in 2016, an increase of 22 basis points.
The yield on average earnings assets was 4.90% for the year ended December 31, 2017, compared to 4.66% for the year ended December 31, 2016, an increase of 24 basis points, driven primarily by rate increases as well as a favorable shift in HSB’s asset mix toward higher yield assets. The yield on the taxable investment portfolio was 2.10% and 1.94% for the years ended December 31, 2017 and 2016, respectively. The yield on the taxable investment portfolio reflects HSB’s objective to maintain a low duration profile.
For the Years Ended December 31, 2016 and 2015
HSB’s net interest income was $71.8 million for the year ended December 31, 2016, a decrease of $1.7 million, or 2.3%, from the year ended December 31, 2015. HSB’s net interest spread, on a taxable equivalent basis, was 4.21% for the year ended December 31, 2016, compared to 4.55% for the year ended December 31, 2015, a decrease of 34 basis points. The net interest margin was 4.33% for the year ended December 31, 2016 compared to 4.68% for the same period in 2015, a decrease of 35 basis points.
The yield on average earnings assets was 4.66% for the year ended December 31, 2016, compared to 5.06% for the year ended December 31, 2015, a decrease of 40 basis points, driven primarily by a decrease in yield on loans due to run-off of the high accretion-yield acquired loans and the significant growth of lower-yield originated loans. The yield on the taxable investment portfolio was 1.94% and 1.78% for the years ended December 31, 2016 and 2015, respectively. The yield on the taxable investment portfolio reflects HSB’s objective to maintain a low duration profile.
Average Balances, Net Interest Income/Expense, Yields and Rates
The following tables present, for the periods indicated, the total dollar amount of average balances, interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. All average balances are daily average balances. Any nonaccruing loans have been included in the table as loans carrying a zero yield (dollars in thousands).

	Years Ended December 31
	2017			2016			2015
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Interest earning assets:
Cash and cash equivalents	$114,673	$1,261	1.10%	$104,883	$675	0.64%	$126,468	$358	0.28%
Taxable investment securities	306,606	6,430	2.10%	359,364	6,956	1.94%	401,368	7,136	1.78%
Nontaxable investment securities(1)	12,951	288	2.22%	14,916	318	2.13%	15,600	329	2.11%
Total loan receivables, including tax-exempt loans(1)(2)	1,266,277	75,356	5.95%	1,199,962	70,350	5.86%	1,044,043	72,547	6.95%
Total earning assets	$1,700,507	$83,335	4.90%	$1,679,125	$78,299	4.66%	$1,587,479	$80,370	5.06%
Total nonearning assets	92,079			115,346			154,527
Total assets	$1,792,586			$1,794,471			$1,742,006
Interest bearing liabilities
Interest bearing checking	$266,496	$193	0.07%	$281,338	$183	0.07%	$271,686	$226	0.08%
Money market	313,191	817	0.26%	321,502	823	0.26%	277,203	1,133	0.41%
Savings	97,161	86	0.09%	101,218	90	0.09%	98,558	113	0.11%
Time deposits	513,259	4,403	0.86%	505,875	4,026	0.80%	511,341	3,653	0.71%
Other borrowings	25,426	469	1.84%	35,098	489	1.39%	34,404	907	2.64%
Total interest bearing liabilities	$1,215,533	$5,968	0.49%	$1,245,031	$5,611	0.45%	$1,193,192	$6,032	0.51%
Demand deposit accounts	346,091			302,621			254,113
Other liabilities	18,204			13,980			18,956
Shareholders’ equity	212,758			232,839			275,745
Total liabilities and shareholders’ equity	$1,792,586			$1,794,471			$1,742,006
Net interest income		$77,367			$72,688			$74,338
Net interest spread			4.41%			4.21%			4.55%
Net interest margin			4.55%			4.33%			4.68%

(1)
Reflects taxable equivalent adjustment using the federal statutory rate of 35% to adjust interest on tax-exempt securities and loans to a fully taxable basis. The taxable equivalent adjustments included above are $974, $873 and $867 thousand for the years ended December 31, 2017, 2016 and 2015, respectively.

(2)
Loan interest income includes loan fees of  $3.7, $2.4 and $2.5 million for the years ended December 31, 2017, 2016 and 2015 respectively.

Net interest income can be analyzed in terms of the impact of changing interest rates and changing volumes. The following table reflects the effect that varying levels of interest-earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income for the periods presented (dollars in thousands):
	Years Ended December 31
	2017 compared to 2016			2016 compared to 2015
	Change Attributable to		Total Increase (Decrease)(1)	Change Attributable to		Total Increase (Decrease)(1)
	Volume	Rate		Volume	Rate
Interest income:
Cash and cash equivalents	$68	$518	$586	$(70)	$387	$317
Taxable investment securities	(1,076)	550	(526)	(783)	603	(180)
Nontaxable investment securities	(43)	13	(30)	(15)	4	(11)
Total loan receivables, including loans held for sale	3,934	1,072	5,006	10,007	(12,204)	(2,197)
Total interest income	2,883	2,153	5,036	9,139	(11,210)	(2,071)
Interest expense:
Interest bearing checking	(10)	20	10	8	(51)	(43)
Money market	(22)	16	(6)	161	(471)	(310)
Savings	(4)	0	(4)	3	(26)	(23)
Time deposits	59	318	377	(39)	412	373
Other borrowings	(155)	135	(20)	18	(436)	(418)
Total interest expense	(132)	489	357	151	(572)	(421)
Net interest income	$3,015	$1,664	$4,679	$8,988	$(10,638)	$(1,650)

(1)
Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid. Volume change is calculated as change in volume times the previous rate, while rate change is change in rate times the previous volume. The rate/volume change, change in rate times/change in volume is allocated between volume change and rate change at the ratio each component bears to the absolute value of their total.

Provision for Credit Losses
The provision for credit losses is the amount of expense that, based on management’s judgment, is required to maintain the ALL at an adequate level to absorb probable losses inherent in the loan portfolio at the balance sheet date and that is appropriate under GAAP. The determination of the amount of the ALL is complex and involves a high degree of judgment and subjectivity. HSB’s determination of the amount of the allowance and corresponding provision for credit losses considers ongoing evaluations of the credit quality and level of credit risk inherent in various segments of the loan portfolio and of individually significant credits, levels of nonperforming loans and charge-offs, statistical trends and economic and other relevant factors.
For the Years Ended December 31, 2017, 2016 and 2015
The provision for credit losses decreased by $2.1 million, or 90.7%, to $0.2 million for the year ended December 31, 2017, from $2.3 million for the year ended December 31, 2016. The decrease in 2017 was primarily attributable to favorable resolution of impaired loans, lower organic loan growth, and more favorable cash flow performance of HSB’s acquired loan portfolio.
The provision for credit losses increased by $0.1 million, or 7.2%, to $2.3 million for the year ended December 31, 2016 from $2.2 million for the year ended December 31, 2015. The increase was primarily attributable to an increase in organic loan growth in 2016 compared to 2015.

Noninterest Income
For the Years Ended December 31, 2017, 2016 and 2015
The following table presents, for the periods indicated, the major categories of noninterest income (dollars in thousands):
	December 31
	2017	2016	2015
Service charges on deposit accounts	$4,253	$3,838	$3,132
Other commissions and fee income	2,964	2,979	2,763
Mortgage origination income	524	485	910
Gains (losses) on sale of securities available for sale	12	(24)	(16)
Other	299	96	526
Total noninterest income	$8,052	$7,374	$7,315

Noninterest income increased by $0.7 million, or 9.2%, from 2016 to 2017. During 2016, HSB simplified and re-aligned its retail and commercial transaction account product offerings, resulting in an overall increase in service charges on deposit accounts. These increases impacted 2017 results for the whole year compared with a partial year impact in 2016.
Noninterest income increased by $0.1 million, or 0.9%, from 2015 to 2016. The increase was primarily the result of the deposit product changes implemented in 2016, partially offset by a reduction in mortgage origination activity.
Noninterest Expense
For the Years Ended December 31, 2017, 2016 and 2015
The following table presents, for the periods indicated, the major categories of noninterest expense (dollars in thousands):
	December 31
	2017	2016	2015
Salaries and employee benefits	$27,511	$25,336	$26,142
Occupancy and equipment	7,132	7,704	7,653
Professional fees	1,902	1,926	2,533
Other real estate owned expenses	309	584	1,802
Data processing expenses	3,930	4,300	4,204
Amortization of intangibles	1,309	1,524	1,432
Amortization of indemnification assets	3,311	5,113	9,977
Clawback liability adjustments	298	(2,230)	1,723
Losses (gains) on other real estate	460	(399)	(30)
Other	6,451	6,868	2,216
Total noninterest expense	$52,613	$50,726	$57,652

For the Years Ended December 31, 2017 and 2016
Noninterest expense increased 3.7% to $52.6 million for 2017 compared to $50.7 million for 2016.
Salaries and employee benefits increased 8.6% to $27.5 million for 2017 compared to $25.3 million for 2016. Performance-based incentive compensation increases accounted for approximately one-half of the overall increase in salaries and employee benefits for 2017 compared with 2016. The remainder of the increase was primarily due to merit based salary increases and increased benefit expenses. HSB had 342 full-time equivalent employees at December 31, 2017 and 340 at December 31, 2016.

Amortization of indemnification assets decreased 35.2% to $3.3 million for 2017 compared to $5.1 million for 2016. This decrease was primarily attributable to the expiration of coverage on two NSF loss share agreements in 2016 and the expiration of coverage on the FSB NSF loss share agreement on March 31, 2017. Indemnification assets associated with these agreements were amortized over the remaining indemnification period.
Under FDIC loss-sharing agreements, HSB is required to return a portion of cash received from the FDIC in the event that losses do not reach a specified threshold, based on the initial discount less cumulative servicing costs for the covered assets acquired. Such liabilities are referred to as clawback liabilities and are considered to be contingent consideration, as they require the return of a portion of the initial consideration in the event that certain contingencies are met. Clawback liability adjustment increased to $0.3 million for 2017 compared to ($2.2) million for 2016. A portion of the expense reduction in 2016 was based on a true-up calculation by a third-party consultant in the amount of  $2.6 million, which was off-set by accretion and adjustments resulting from cash flow re-estimations.
For the Years Ended December 31, 2016 and 2015
Noninterest expense decreased 12.0% to $50.7 million for 2016 compared to $57.7 million for 2015.
Salaries and employee benefits decreased 3.1% to $25.3 million at December 31, 2016 compared to $26.1 million at December 31, 2015. The decrease is primarily attributable to staffing reductions that occurred during 2015 and 2016 as HSB integrated two acquisitions and also reduced the special asset resolution resources within HSB. HSB had 340 full-time equivalent employees at December 31, 2016 compared with 358 and 387 at December 31, 2015 and December 31, 2014, respectively.
Professional fees decreased 24.0% to $1.9 million for 2016, compared to $2.5 million for 2015. This decrease was primarily attributable to a reduction in legal and merger-related consulting fees.
Amortization of indemnification assets decreased 48.8% to $5.1 million at December 31, 2016 compared to $10.0 million at December 31, 2015. This decrease was primarily attributable to the expiration of coverage on two NSF loss share agreements in 2016. Indemnification assets associated with these agreements were amortized over the remaining indemnification period.
Clawback liability adjustment decreased $3.9 million to $(2.2) million at December 31, 2016 compared to $1.7 million at December 31, 2015. The expense reduction in 2016 was primarily a result of a true-up calculation by a third-party consultant in the amount of  $2.6 million.
Income Taxes
For the Years Ended December 31, 2017, 2016 and 2015
Income tax expense is comprised of both state and federal income tax expense. The effective tax rate was 53.6% for the year ended December 31, 2017 and 34.7% for both the years ended December 31, 2016 and 2015. The increase in 2017 compared to 2016 and 2015 was primarily attributable to a $6.0 million non-cash adjustment of the deferred tax asset in 2017 as a result of the enactment of the TCJA. Excluding this adjustment, the effective tax rate for 2017 would have been 34.7%.
Financial Condition
HSB’s total assets decreased $64.5 million, or 3.5%, from $1.851 billion as of December 31, 2016 to $1.787 billion as of December 31, 2017, and increased $68.7 million, or 3.9%, from $1.782 billion as of December 31, 2015 to $1.851 billion as of December 31, 2016. The decrease in HSB’s assets in 2017 was due primarily to a $63.8 million reduction in securities, which along with other operating cash flows were used to fund a $50.0 million special cash dividend as well as a $43.3 million reduction in FHLB borrowings. HSB’s asset growth during 2016 was due to strong organic loan growth of  $208.5 million or 25.4%, partially offset by a $78.0 million run-off in the acquired loan portfolio and a reduction in securities of $24.3 million.

Investment Securities
HSB’s investment portfolio consists of U.S. Government sponsored residential mortgage-backed securities, U.S. Government and federal agency securities, state and municipal securities and corporate securities. The composition of HSB’s portfolio reflects its investment strategy of maintaining an appropriate level of liquidity while providing a relatively stable source of revenue. The portfolio also provides a balance to interest rate risk, while providing a vehicle for the investment of available funds, furnishing liquidity and supplying securities to pledge as required collateral.
Mortgage-backed securities rely on the underlying pools of mortgage loans to provide a cash flow of principal and interest. The actual maturities of these securities will differ from the contractual maturities because the loans underlying the security can prepay. Decreases in interest rates will generally cause an acceleration of prepayment levels. In a declining or prolonged low interest rate environment, HSB may not be able to reinvest the proceeds from these prepayments in assets that have comparable yields. In a rising rate environment, the opposite occurs. Prepayments tend to slow and the weighted average life extends in a rising rate environment. This is referred to as extension risk, which can lead to lower levels of liquidity due to the delay of cash receipts, and can result in the holding of a below market yielding asset for a longer period of time.
Management evaluates its securities portfolio each quarter to determine if any security is considered to be other-than-temporarily impaired, and more frequently when economic or market conditions warrant such evaluation. Impairment is considered to not be other-than-temporary if  (a) it is not credit-related (b) HSB does not have the intent to sell a debt security prior to recovery and (c) it is more likely than not that it will not have to sell the debt security prior to recovery. In making this evaluation, management considers its ability and intent to hold securities to recover current market losses. Securities with a carrying value of  $34.8, $19.5 and $35.3 million were sold, called, matured or paid-off at a gain of  $12 thousand and losses of  $24 and $16 thousand for the years ended December 31, 2017, 2016 and 2015, respectively, and were recorded in noninterest income in the consolidated statements of income.
As of December 31, 2017 and 2016
At December 31, 2017 and December 31, 2016, HSB had securities held-to-maturity with a carrying value of  $106.8 million and $124.9 million, respectively, and securities available-for-sale totaling $179.0 million and $224.8 million, respectively. At December 31, 2017 and 2016, the securities portfolio represented approximately 16.0% and 18.9%, respectively, of total assets. The average life of the investment portfolio was very stable during 2017, with an effective duration of 2.92 years at December 31, 2017 compared with 2.99 years at December 31, 2016.
At December 31, 2017, HSB had 70.6% of the total investment securities portfolio in GSE mortgage backed securities, compared with 65.6% at December 31, 2016. HSB has continued to purchase mortgage-backed securities in order to obtain a favorable yield with low risk. HSB did not have securities of any issuer in excess of 10% of equity at year-end 2017 or 2016, excluding U.S. Government sponsored entities.

The following table is a summary of HSB’s available-for-sale investment portfolio at the periods presented (dollars in thousands):
	December 31
	2017		2016		2015
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. government and federal agencies	$5,075	$5,072	$5,156	$5,161	$8,243	$8,215
Mortgage-backed – government- sponsored enterprises (GSE) residential	125,927	124,305	136,195	134,455	113,411	113,490
State and municipal securities	40,500	40,511	47,127	47,105	51,872	52,079
Corporate securities	9,150	9,148	38,059	38,055	53,572	53,508
Total securities available for sale	$180,652	$179,036	$226,537	$224,776	$227,098	$227,292

The following table is a summary of HSB’s held-to-maturity investment portfolio at the periods presented (dollars in thousands):
	December 31
	2017		2016		2015
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. government and federal agencies	$3,070	$3,162	$3,711	$3,801	$4,143	$4,278
Mortgage-backed – government- sponsored enterprises (GSE) residential	77,375	77,869	94,810	95,662	116,128	116,938
State and municipal securities	26,369	26,743	26,356	26,982	26,342	26,999
Total securities held to maturity	$106,814	$107,774	$124,877	$126,445	$146,613	$148,215

The following table shows contractual maturities and yields on HSB’s investments for the periods presented (dollars in thousands):
Available for Sale
December 31, 2017	1 Year or Less	1 – 5 Years	5 – 10 Years	After 10 Years	No Maturity	Total
Fair Value:
U.S. government and federal agencies	$5,072	$—	$—	$—	$—	$5,072
Mortgage-backed GSE residential	14	86,962	37,135	194	—	124,305
State and municipal securities	5,197	26,939	7,790	585	—	40,511
Corporate securities	4,005	—	5,143	—	—	9,148
Total investment securities available-for-sale	$14,288	$113,901	$50,068	$779	$—	$179,036
Percentage of total	7.9%	63.6%	28.0%	0.5%	—%	100.0%
Cumulative percentage of total	7.9%	71.6%	99.5%	100.0%	100.0%
Weighted average yield – FTE	1.62%	2.04%	3.06%	4.21%	—%	2.30%

Held to Maturity
December 31, 2017	1 Year or Less	1 – 5 Years	5 – 10 Years	After 10 Years		No Maturity	Total
Amortized Cost:
U.S. government and federal agencies	$—	$3,070	$—	$		$—	$3,070
Mortgage-backed GSE residential	—	74,758	2,617			—	77,375
State and municipal securities	—	19,963	6,159		247		26,369
Total investment securities held-to-maturity	$—	$97,791	$8,776		$247	$—	$106,814
Percentage of total	—%	91.6%	8.2%		0.2%	—%	100.0%
Cumulative percentage of total	—%	91.6%	99.8%		100.0%	100.0%
Weighted average yield – FTE	—%	1.84%	3.66%		5.25%	—%	2.00%
Loan Portfolio
HSB engages in a full complement of lending activities, including commercial, financial and agricultural loans; real estate, including construction and development, residential and commercial loans; and consumer and other loans. HSB grants loans and extensions of credit to individuals and a variety of firms and corporations located primarily in the Georgia counties of Barrow, Bartow, Butts, Cherokee, Cobb, Douglas, Forsyth, Gwinnett, Hall, Henry, Jackson, Jasper and Paulding counties and surrounding counties. While risk of loss in its portfolio is primarily tied to the credit quality of the various borrowers, risk of loss may increase due to factors beyond HSB’s control, such as local, regional and/or national economic downturns. General conditions in the real estate market may also impact the relative risk in the real estate portfolio. The loan portfolio contains no foreign loans or significant concentrations in any one industry.
Commercial, financial, and agricultural loans include loans to finance working capital operations, fixed asset purchases, or other needs for commercial customers. Also included in this category are loans to finance farming operations. Generally, the primary source of repayment is the cash flow from business operations and activities of the borrower.
Real estate loans include loans disaggregated into three classes: construction and development; residential; and commercial. Construction and development loans include loans to acquire and improve real estate. Loans in this class include loans for residential development, commercial development, raw land, commercial construction, and residential construction. Generally, the primary source of repayment is the sale of the underlying real estate or refinance into a permanent mortgage. Residential loans primarily include loans to finance 1-4 single-family residences. Loans in this class include first mortgages on primary residences, first mortgages on investment properties, junior liens on primary residences, and home equity lines of credit (both first and junior liens). Generally, the primary source of repayment is the borrower’s ordinary income. Commercial loans primarily include loans to finance income-producing commercial, farmland, owner occupied commercial real estate, and multifamily properties. Loans in this class include loans for retail centers, hotels, medical and professional offices, single retail stores, industrial buildings, warehouses, and apartments leased generally to local businesses and residents. Generally, the primary source of repayment is dependent upon income generated from the real estate collateral.
Consumer and other loans include loans to individuals, secured by personal property or unsecured, or loans to government entities. Loans in this category include loan for automobiles, unsecured notes, overdraft lines of credit, and loans to local government entities. Generally, the primary source of repayment is the cash flow from ordinary income of the borrower, tax receipts and other governmental assessments.

As of December 31, 2017, 2016 and 2015
The following tables summarize the composition of HSB’s loan portfolio at the dates indicated (dollars in thousands):
	December 31,
	2017	2016	2015	2014	2013
Loans receivable, originated:
Loans Secured by real estate:
Construction and development	$157,393	$142,274	$109,851	$94,636	$36,418
Residential	107,629	101,162	78,507	43,322	27,783
Commercial	552,774	467,718	378,131	300,585	208,872
Total real estate loans	817,796	711,154	566,489	438,543	273,073
Commercial, financial, and agricultural Loans	204,890	235,711	188,597	117,695	65,831
Consumer and other loans	98,316	82,905	65,940	65,828	41,466
Deferred Loan Fees	(1,058)	(792)	(576)	(1,004)	(873)
Total loans receivable, originated	1,119,944	1,028,978	820,450	621,062	379,497
Acquired loans:
Loans Secured by real estate:
Construction and development	7,723	15,822	26,448	41,727	46,551
Residential	45,116	60,321	85,634	103,002	109,537
Commercial	114,989	157,207	193,397	189,568	205,602
Total real estate loans	167,828	233,350	305,479	334,297	361,690
Commercial, financial, and agricultural Loans	7,701	11,586	16,320	8,375	6,192
Consumer and other loans	535	1,624	2,683	2,561	2,425
Deferred Loan Fees	172	279	392	205	46
Total acquired loans	176,236	246,839	324,874	345,438	370,353
Loans held for investment	$1,296,180	$1,275,817	$1,145,324	$966,500	$749,850

(% of total)	December 31,
	2017	2016	2015	2014	2013
Loans receivable, originated:
Loans Secured by real estate:
Construction and development	12.1%	11.2%	9.6%	9.8%	4.9%
Residential	8.3%	7.9%	6.9%	4.5%	3.7%
Commercial	42.6%	36.7%	33.0%	31.1%	27.9%
Total real estate loans	63.1%	55.7%	49.5%	45.4%	36.4%
Commercial, financial, and agricultural Loans	15.8%	18.5%	16.5%	12.2%	8.8%
Consumer and other loans	7.6%	6.5%	5.8%	6.8%	5.5%
Deferred Loan Fees	-0.1%	-0.1%	-0.1%	-0.1%	-0.1%
Total loans receivable, originated	86.4%	80.7%	71.6%	64.3%	50.6%
Acquired loans:
Loans Secured by real estate:
Construction and development	0.6%	1.2%	2.3%	4.3%	6.2%
Residential	3.5%	4.7%	7.5%	10.7%	14.6%
Commercial	8.9%	12.3%	16.9%	19.6%	27.4%
Total real estate loans	12.9%	18.3%	26.7%	34.6%	48.2%
Commercial, financial, and agricultural Loans	0.6%	0.9%	1.4%	0.9%	0.8%
Consumer and other loans	0.0%	0.1%	0.2%	0.3%	0.3%
Deferred Loan Fees	0.0%	0.0%	0.0%	0.0%	0.0%
Total acquired loans	13.6%	19.3%	28.4%	35.7%	49.4%
Loans held for investment	100.0%	100.0%	100.0%	100.0%	100.0%

Loans increased $20.4 million, or 1.6%, to $1.296 billion at December 31, 2017 from $1.276 billion at December 31, 2016. The increase in loans outstanding was primarily attributable to organic loan growth of $91.0 million or 8.8%, partially offset by a decrease in acquired loans of  $70.6 million or 28.6%. The 2017 organic loan growth was primarily in HSB’s commercial real estate portfolio.
Loans increased by $130.5 million, or 11.4%, to $1.276 billion at December 31, 2016 from $1.145 billion at December 31, 2015. The increase in loans outstanding was primarily attributable to organic loan growth of  $208.5 million or 25.4%, partially offset by a decrease in acquired loans of $78.0 million or 24.0%. The 2016 organic loan growth was diversified across all loan segments.
The information in the following tables is based on the contractual maturities of individual loans, including loans that may be subject to renewal at their contractual maturities. Renewal of these loans is subject to review and credit approval, as well as modification of terms upon maturity. Actual repayments of loans may differ from the maturities reflected below because some borrowers have the right to prepay obligations without prepayment penalties.

The following tables summarize the loan maturity distribution by type and related interest rate characteristics for HSB’s total loan portfolio (dollars in thousands):
December 31, 2017	One year or less	One to five years	Five years or more	Total
Loans receivable, originated:
Loans Secured by real estate:
Construction and development	$106,887	$40,963	$9,543	$157,393
Residential	5,178	15,397	87,054	107,629
Commercial	61,293	344,498	146,983	552,774
Total real estate loans	173,358	400,858	243,580	817,796
Commercial, financial, and agricultural Loans	111,141	82,046	11,703	204,890
Consumer and other loans	1,085	24,579	72,652	98,316
Deferred Loan Fees	(270)	(479)	(310)	(1,058)
Total loans receivable, originated	285,314	507,004	327,625	1,119,944
Acquired loans:
Loans Secured by real estate:
Construction and development	3,361	3,800	562	7,723
Residential	8,853	14,086	22,177	45,116
Commercial	26,815	62,398	25,776	114,989
Total real estate loans	39,029	80,284	48,515	167,828
Commercial, financial, and agricultural Loans	2,760	4,543	398	7,701
Consumer and other loans	24	498	13	535
Deferred Loan Fees	41	83	48	172
Total acquired loans	41,854	85,408	48,974	176,236
Loans held for investment	$327,168	$592,412	$376,599	$1,296,180

Loans Maturing after one year with:
Fixed interest rates	$580,004
Floating or adjustable interest rates	389,008
$969,012

FDIC Receivable for Loss Share Agreements and Clawback Liability
In connection with each of its four FDIC-assisted acquisitions, HSB entered into loss share agreements with the FDIC. Loans receivable-covered refers to loans covered under such loss share agreements. The non-single family loss share agreements expired for the Bartow, McIntosh and FSB acquisitions in 2016 and 2017; however, a portion of its loans receivable are still covered under loss share agreements. At December 31, 2017, HSB had $46.0 million of covered loans and $0.4 million in acquired OREO which were covered under loss share agreements.
The FDIC indemnification assets were initially recorded at fair value, based on the discounted value of expected future cash flows under the loss-sharing agreements. Any impairment of the FDIC indemnification asset resulting from improvements to cash flow estimates on covered assets is not recorded in the current period, but is recognized prospectively as amortization expense in noninterest expense over the lesser of the remaining life of the covered asset or the related loss share agreement. The FDIC receivables are reported with the indemnification assets. The FDIC receivables represent loss claims submitted but not yet received, as well as estimated loss claims not yet submitted. The only portion of the FDIC receivable related to each applicable loss share agreement that will remain upon the expiration of such loss share agreement will be for claims on losses submitted to the FDIC prior to the time the agreement expired, but for which HSB has not yet received reimbursement. Any losses on formerly covered assets after the applicable loss share agreement expires will not be eligible for reimbursement from the FDIC. HSB does not anticipate that these losses will be material to its overall financial results. The FDIC indemnification assets and receivable for loss share agreements was $3.7 million at December 31, 2017, a decrease of  $9.7 million from $13.4 million at December 31, 2016. The decrease in the FDIC indemnification assets and receivable at December 31, 2017 compared to the year ended December 31, 2016 was primarily the result of  $4.7 million in cash collected from the FDIC on realized losses on HSB’s covered assets. Additionally, HSB recognized $3.3 million of amortization expense resulting from impairments to the FDIC receivable as loan cash flow estimates increased for certain of its covered loans.
The FDIC receivable for loss share agreements was $13.4 million at December 31, 2016, a decrease of $5.9 million from $19.3 million at December 31, 2015. The decrease in the FDIC receivable for 2016 as compared to 2015 was primarily the result of  $5.1 million of amortization expense resulting from impairments to the FDIC receivable as loan cash flow estimates increased for certain of its covered loans. Additionally, HSB collected $2.1 million in cash from the FDIC on realized losses on its covered assets.
Under FDIC loss-sharing agreements, HSB may be required to return a portion of cash received from the FDIC in the event that losses do not reach a specified threshold, based on the initial discount less cumulative servicing costs for the covered assets acquired. Such liabilities are referred to as clawback liabilities and are considered to be contingent consideration, as they require the return of a portion of the initial consideration in the event that certain contingencies are met. Clawback liabilities were $8.2 million, $7.9 million and $10.1 million as of December 31, 2017, 2016 and 2015, respectively. A portion of the reduction in 2016 was based on a true-up calculation by a third-party consultant in the amount of $2.6 million, which was partially off-set by accretion and adjustments resulting from cash flow re-estimations.
Nonperforming Assets
Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on nonaccrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on nonaccrual status regardless of whether or not such loans are considered past due. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of principal or interest in full is doubtful or if the loan is 90 days past due. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged against interest income on loans. Generally, payments received on nonaccrual loans are applied to principal. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments of principal and interest are reasonably assured. HSB’s acquired impaired loan pools accounted for under ASC 310-30 are classified as performing, even though they are contractually past due, as long as their cash flows and the timing of such cash flows are estimable and probable of collection.
A restructuring of debt constitutes a troubled debt restructuring, or TDR, if HSB, for economic or legal reasons related to a borrower’s financial difficulties, grants a concession to a borrower that it would not otherwise consider. Concessions granted generally involve forgiving or forbearing a portion of interest or principal on any loans or making loans at a rate that is less than that of market rates. Prior to modifying a borrower’s loan terms, HSB performs an evaluation of the borrower’s financial condition and ability to service under the potential modified loan terms. If a loan is accruing at the time of modification, the loan remains on accrual status and is subject to HSB’s charge-off and non-accrual policies. If a loan is on non-accrual before it is determined to be a TDR, then the loan remains on non-accrual. TDRs may be returned to accrual status if there has been a sustained period of repayment performance by the borrower. Generally, however, once a loan becomes a TDR, it is probable that the loan will be reported as a TDR for the life of the loan. Modified acquired loans accounted for within a pool are not subject to TDR guidance and are not removed from the pool even if the modification would otherwise be considered a TDR. Acquired loans accounted for individually continue to be subject to the TDR reporting provisions.

As of December 31, 2017, 2016 and 2015
The following table sets forth HSB’s nonperforming assets at the dates indicated (dollars in thousands):
	December 31,
Non-performing assets:	2017	2016	2015	2014	2013
Non-accrual loans – organic loans	$1,824	$5,231	$1,801	$3,323	$7,671
Non-accrual loans – acquired loans	2,773	5,220	8,459	10,262	13,594
Other real estate owned – organic	437	2,073	2,333	4,499	4,088
Other real estate owned – acquired	1,220	4,886	20,750	33,288	37,643
Total nonperforming assets	$6,254	$17,410	$33,343	$51,372	$62,996
Accruing loans past due 90 days or more	1	—	9	—	19
Accruing troubled debt restructurings	277	318	2,100	2,100	2,500
Total nonaccrual loans to total loans	0.35%	0.82%	0.90%	1.41%	2.84%
Total nonperforming assets to total loans and OREO	0.48%	1.36%	2.85%	5.12%	7.96%
Total nonperforming assets to total loans and OREO*	0.43%	0.71%	0.64%	1.52%	3.70%

*
Excludes covered assets.

Nonperforming assets decreased by $11.1 million, or 64.1%, to $6.3 million at December 31, 2017 from $17.4 million at December 31, 2016. The decrease was attributable to both a 56.0% reduction in non-accrual loans and a 76.2% reduction in OREO.
Nonperforming assets decreased by $15.9 million, or 47.8%, to $17.4 million at December 31, 2016 from $33.3 million at December 31, 2015. The decrease was primarily attributable to aggressive resolution of acquired OREO during 2016 in advance of expiration of certain loss share coverages with the FDIC.

Allowance for Loan Loss (ALL)
As of December 31, 2017, 2016 and 2015
The following table summarizes the activity in HSB’s ALL for the periods presented (dollars in thousands):
	December 31,
Allowance for loan losses – originated loans:	2017	2016	2015	2014	2013
Beginning of period	$9,674	$8,708	$6,690	$5,375	$4,479
Provision for loan losses	200	1,820	2,057	2,577	1,281
Subtotal	9,874	10,528	8,747	7,952	5,760
Charged-off loans:
Real Estate	(40)	(1,041)	(21)	(1,018)	(451)
Commercial, financial, and agricultural loans	(13)	(15)	(539)	(869)	—
Consumer and other loans	(982)	(140)	(56)	(74)	(141)
Total charged-off	(1,035)	(1,196)	(616)	(1,961)	(592)
Recoveries of charged-off loans:
Real Estate	213	34	280	678	176
Commercial, financial, and agricultural loans	24	274	277	3	1
Consumer and other loans	334	34	20	18	30
Total recoveries	571	342	577	699	207
Net charge-offs	(464)	(854)	(39)	(1,262)	(385)
Allowance for loan losses – end of period	$9,410	$9,674	$8,708	$6,690	$5,375
Total originated loans – end of period	1,119,944	1,028,978	820,450	621,062	379,497
Average originated loans	1,057,984	916,612	712,654	509,859	304,611
Ratio of net charge-offs to average loans	0.04%	0.09%	0.01%	0.25%	0.13%
Allowance for loan and lease losses as a percentage of:
Period end loans	0.84%	0.94%	1.06%	1.08%	1.42%
Non-performing loans	516%	185%	484%	201%	70%

	December 31,
Allowance for loan losses – acquired loans:	2017	2016	2015	2014	2013
Beginning of period	$2,542	$2,557	$2,243	$1,235	$9,157
Provision for loan losses	(79)	1,383	310	1,887	(1,374)
Subtotal	2,463	3,940	2,553	3,122	7,783
Charged-off loans:
Real Estate	(311)	(1,356)	(31)	(874)	(6,753)
Commercial, financial, and agricultural loans	(60)	(86)	—	—	(15)
Consumer and other loans	(19)	(4)	(19)	(5)	(13)
Total charged-off	(390)	(1,446)	(50)	(879)	(6,781)
Recoveries of charged-off loans:
Real Estate	—	48	38	—	212
Commercial, financial, and agricultural loans	—	—	3	—	4
Consumer and other loans	—	—	13	—	17
Total recoveries	—	48	54	—	233
Net (charge-off) recovery	(390)	(1,398)	4	(879)	(6,548)
Allowance for loan losses – end of period	$2,073	$2,542	$2,557	$2,243	$1,235
Total acquired loans – end of period	176,236	246,839	324,874	345,438	370,353
Average acquired loans	208,293	283,352	331,389	364,748	368,419
Ratio of net charge-offs to average loans	0.19%	0.49%	0.00%	0.24%	1.78%
Allowance for loan and lease losses as a percentage of:
Period end loans	1.18%	1.03%	0.79%	0.65%	0.33%
Non-performing loans	75%	49%	30%	22%	9%

The following tables present the allocation of the ALL and the percentage of the total amount of loans in each loan category listed at the dates indicated (dollars in thousands):
	Allocation of the Allowance for Loan Losses
	December 31
	2017		2016		2015		2014		2013
	Amount	Percentage of Portfolio(1)	Amount	Percentage of Portfolio(1)	Amount	Percentage of Portfolio(1)	Amount	Percentage of Portfolio(1)	Amount	Percentage of Portfolio(1)
Loans receivable, originated:
Real Estate	$6,241	63.1%	$6,929	55.7%	$5,924	49.5%	$4,533	45.4%	$4,093	36.4%
Commercial, financial, and agricultural loans	2,780	15.8%	2,497	18.5%	2,605	16.5%	1,985	12.2%	1,129	8.8%
Consumer and other loans	389	7.6%	248	6.5%	179	5.8%	172	6.8%	153	5.5%
Total loans receivable, originated	9,410	86.4%	9,674	80.7%	8,708	71.6%	6,690	64.3%	5,375	50.6%
Acquired Loans(2):
Real Estate	1,972	12.9%	2,360	18.3%	2,379	26.7%	2,125	34.6%	1,217	48.2%
Commercial, financial, and agricultural loans	93	0.6%	169	0.9%	166	1.4%	103	0.9%	—	0.8%
Consumer and other loans	8	0.0%	13	0.1%	12	0.2%	15	0.3%	18	0.3%
Total acquired loans	2,073	13.6%	2,542	19.3%	2,557	28.4%	2,243	35.7%	1,235	49.4%
Total Allowance for Loan Losses	$11,483	100.0%	$12,216	100.0%	$11,265	100.0%	$8,933	100.0%	$6,610	100.0%

(1) —
Represents the percentage of loans in each category to total loans

(2) —
Acquired loan allocations were reclassified for certain loan categories and all prior period information has been reclassified to conform to the current period presentation.

The total ALL decreased by $0.7 million, or 6.0%, to $11.5 million at December 31, 2017, compared to $12.2 million at December 31, 2016. The decrease in the ALL was attributable to favorable resolution of impaired loans in 2017 and more favorable cash flow performance of HSB’s acquired loan portfolio.
The total ALL increased by $0.95 million, or 8.4%, to $12.2 million at December 31, 2016, compared to $11.3 million at December 31, 2015. The increase in the ALL was primarily due to an increase in organic loan growth in 2016.
Deposits
As of December 31, 2017, 2016 and 2015
Total deposits at December 31, 2017 were $1.550 billion, an increase of  $14.8 million from December 31, 2016. Total deposits at December 31, 2016 were $1.535 billion, an increase of  $12.1 million from December 31, 2015. The increases during each of the past two years were due to organic growth in noninterest bearing demand deposits.
Noninterest bearing demand deposits at December 31, 2017 were $357.4 million, an increase of $31.3 million from December 31, 2016. Noninterest bearing demand deposits at December 31, 2016 were $326.1 million, an increase of  $35.0 million from December 31, 2015. Noninterest-bearing demand deposits at December 31, 2017 represented 23.1% of total deposits compared with 21.2% and 19.1% at December 31, 2016 and 2015, respectively.
The following tables show the average balance amounts and the average rates paid on deposits held by HSB for the dates indicated (dollars in thousands):

	December 31
	2017		2016		2015
	Amount	Average Rate	Amount	Average Rate	Amount	Average Rate
Demand deposits	$346,091	0.00%	$302,621	0.00%	$254,114	0.00%
Interest-bearing demand	266,496	0.07%	281,338	0.07%	271,686	0.08%
Savings and money market	410,351	0.22%	422,720	0.22%	375,761	0.33%
Time deposits	513,259	0.86%	505,875	0.80%	511,341	0.71%
Total deposits	$1,536,197	0.36%	$1,512,554	0.34%	$1,412,902	0.36%

The maturity distribution of HSB’s time deposits of  $100 thousand or greater is as follows (dollars in thousands):
Maturing Time Deposits Over $100,000
December 31, 2017	3 Months or less	Over 3 to 6 Months	Over 6 to 12 Months	Over 12 Months	Total
Time Deposits over $100,000	$23,872	$70,596	$48,582	$99,206	$242,256

Other Interest Bearing Liabilities
HSB also relies on other interest bearing liabilities to fund its lending and investing activities and for purposes of asset/liability management. Such liabilities consist of other borrowings which include advances from the Federal Home Loan Bank of Atlanta (“FHLB”) and investment securities sold under repurchase agreements.
The following tables reflect the average balance and average rate paid for each category of other interest bearing liabilities for the periods indicated.
	Year Ended December 31
	2017		2016		2015
(dollars in thousands)	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
Repurchase agreements	$218	0.10%	$3,137	0.10%	$1,638	0.10%
Advances payable to the FHLB	21,992	1.74%	28,745	1.45%	29,618	2.87%
Federal funds purchased	123	1.32%	123	0.70%	55	0.76%
Trust Preferred Securities	3,093	2.74%	3,093	2.20%	3,093	1.82%
Total other interest bearing liabilities	$25,426	1.84%	$35,098	1.39%	$34,404	2.64%

Capital Resources
HSB and Hamilton are subject to various regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measure of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (“Basel III rules”) became effective for HSB on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. Under the Basel III rules, HSB must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.5% by 2019. The capital conservation buffer for 2017 is 1.25%. HSB opted not to include the net unrealized gain or loss on available for sale securities in computing regulatory capital. Capital amounts and ratios for December 31, 2017 and 2016 are calculated using Basel III rules. Management believes as of December 31, 2017, HSB and Hamilton meet all capital adequacy requirements to which they are subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. At December 31, 2017 and 2016, the most recent notification categorized Hamilton as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed Hamilton’s category.
The following table shows capital ratios at the HSB level and the Hamilton level at the dates indicated (dollars in thousands):
	December 31,
	2017		2016		2015
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Common equity tier 1 capital to risk-weighted assets
HSB	$189,238	13.80%	$222,044	16.30%	$205,103	17.20%
Hamilton	183,889	13.44%	214,213	15.74%	194,914	16.38%
Total risk based capital to risk-weighted assets
HSB	203,356	14.83%	235,932	17.32%	217,017	18.20%
Hamilton	195,246	14.27%	226,415	16.64%	206,179	17.32%
Tier 1 capital to risk-weighted assets
HSB	191,873	13.99%	223,715	16.42%	205,752	17.25%
Hamilton	183,889	13.44%	214,213	15.74%	194,914	16.38%
Tier 1 capital to average assets (leverage ratio)
HSB	191,873	10.88%	223,715	12.27%	205,752	11.41%
Hamilton	183,889	10.45%	214,213	11.75%	194,914	10.87%
Contractual Obligations
In the normal course of business, HSB has various outstanding contractual obligations that will require future cash outflows. The following table presents HSB’s largest contractual obligations (dollars in thousands):
		Payments Due by Period
December 31, 2017	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Contractual obligations:
Time deposits	$505,559	$314,238	$151,510	$39,811	$—
Operating lease obligations	7,677	1,615	2,645	1,479	1,938
Debt obligations (other borrowings)	15,787	7,145	1,790	290	6,562
Off-Balance Sheet Arrangements
HSB is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments could include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement HSB has in particular classes of financial instruments.
The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. HSB uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

At December 31, 2017, there were commitments to extend credit in the amount of  $257.3 million and standby letters of credit in the amount of  $3.8 million.
Commitments to extend credit are agreements to lend to a customer, as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Hamilton evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Hamilton upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.
Standby letters of credit are conditional commitments issued by Hamilton to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to local businesses. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. At December 31, 2017, $2.5 million of the standby letters of credit outstanding were collateralized.
Liquidity
Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss, and the ability to raise additional funds by increasing liabilities. HSB maintains a comprehensive interest rate risk, liquidity and funds management policy and a contingency funding plan that, among other considerations, include policies and procedures for managing liquidity risk. Liquidity management involves monitoring sources and uses of funds to meet the operating, capital and strategic needs of HSB. Generally HSB relies on deposits, repayments of loans, and repayments of its investment securities as its primary sources of funds. HSB’s principal deposit sources include consumer, commercial and public funds customers in its markets. HSB has used these funds, together with FHLB borrowings, federal funds purchased and other sources of short term borrowings, to make loans, acquire investment securities and other assets and to fund continuing operations.
Liquidity as of December 31, 2017
At December 31, 2017, HSB’s cash and cash equivalents, time deposits in other banks and investment securities amounted to $420.2 million, or 23.5% of total assets, compared with $480.1 million, or 25.9% at December 31, 2016. Investment securities with an aggregate fair value of  $148.0 million and $149.7 million at December 31, 2017 and December 31, 2016, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.
At December 31, 2017, HSB had $12.7 million in advances from the FHLB and a remaining credit availability of  $173.4 million. HSB also had unsecured lines of credit available totaling $45.0 million at December 31, 2017 with its correspondent banks, which represent credit for overnight borrowings. There were no outstanding balances at December 31, 2017 and 2016.
Asset/Liability Management
Market risk is the risk of loss from adverse changes in market prices and rates, which principally arise from interest rate risk inherent in HSB’s lending, investing, deposit gathering and borrowing activities. Asset/liability management is the process by which HSB monitors and controls the mix and maturities of its assets and liabilities. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and liabilities to minimize potentially adverse effects on earnings from changes in market interest rates. Hamilton’s Asset/Liability Management Committee monitors and considers methods of managing exposure to interest rate risk and is responsible for maintaining the level of interest rate sensitivity of HSB’s interest-sensitive assets and liabilities within Board-approved limits.
Interest rate sensitivity is a function of the repricing characteristics of the portfolio of assets and liabilities. Interest rate sensitivity management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of changes in market interest rates. Effective interest rate sensitivity management seeks to ensure that both assets and liabilities respond to changes in interest rates within an acceptable time-frame that minimizes the changes in net interest income. In the event of a shift in interest rates, management may take certain actions intended to mitigate negative impacts on net interest income or to maximize positive impacts on net interest income. These actions may include, but are not limited to, restructuring of interest-earning assets and interest-bearing liabilities, seeking alternative funding sources or investment opportunities, modifying the pricing or terms of loans and deposits, and using derivatives.
HSB regularly reviews its exposure to changes in interest rates. Among the factors it considers are changes in the mix of interest-earning assets and interest-bearing liabilities, interest rate spreads and repricing periods. Typically, Hamilton’s Asset/Liability Management Committee reviews, on at least a quarterly basis, its interest rate risk position. The primary tool used to analyze HSB’s interest rate risk and interest rate sensitivity is an earnings simulation model. This earnings simulation model projects a baseline net interest income (assuming no changes in interest rate levels) and estimates changes to that baseline net interest income resulting from changes in interest rate levels. HSB relies primarily on the results of this model in evaluating its interest rate risk.
This model incorporates a number of additional factors including: (1) the expected exercise of call features on various assets and liabilities, (2) the expected rates at which various rate-sensitive assets and rate-sensitive liabilities will reprice, (3) the expected growth in various interest-earning assets and interest-bearing liabilities and the expected interest rates on new assets and liabilities, (4) the expected cash flows and maturities of financial instruments, (5) existing and expected contractual cap and floor rates on various assets and liabilities, (6) expected changes in administered rates on interest-bearing transaction, savings, money market and time deposit accounts and the expected impact of competition on the pricing or repricing of such accounts and (7) other relevant factors. Inclusion of these factors in the model is intended to more accurately project HSB’s expected changes in net interest income resulting from interest rate changes. HSB typically models its changes in net interest income assuming interest rates go up and down in increments of 100 basis points, up to a 400 basis point move. HSB also models more extreme interest rates (e.g. curve twist such as inverted, steep and flat) along both immediate rate shocks and time-phased rate changes. While HSB believes this model provides a reasonably accurate projection of its interest rate risk, the model includes a number of assumptions and predictions which may or may not be correct and may impact the model results. These assumptions and predictions include inputs to compute baseline net interest income, growth rates, expected changes in administered rates on interest-bearing deposit accounts, competition and a variety of other factors that are difficult to accurately predict. Accordingly, there can be no assurance the earnings simulation model will accurately reflect future results.
Simulation Results as of December 31, 2017
The following table presents the earnings simulation model’s projected impact of a change in interest rates on the projected baseline net interest income for the 12-month period commencing January 1, 2018. For purposes of this model, HSB has assumed that the changes in interest rates take place immediately at the beginning of the period. Based on the simulation run at December 31, 2017, annual net interest income would be expected to increase approximately 3.8%, if rates increased from current rates by 100 basis points. If rates increased 200 basis points from current rates, net interest income is projected to increase approximately 7.7%. If rates increased 300 basis points from current rates, net interest income is projected to increase approximately 11.3%. If rates increased 400 basis points from current rates, net interest income is projected to increase approximately 14.8%. If rates decreased 100 basis points from current rates, net interest income is projected to decrease approximately 10.3%. The change in interest rates assumes parallel shifts in the yield curve and does not take into account changes in the slope of the yield curve.

Shift in Interest Rates (In basis points)	% Change in Projected Baseline Net Interest Income
	December 31, 2017	December 31, 2016
+400	14.8%	16.0%
+300	11.3%	11.9%
+200	7.7%	7.8%
+100	3.8%	3.9%
-100	-10.3%	-6.5%
-200	n.m.	n.m.
-300	n.m.	n.m.
-400	n.m.	n.m.
Impact of Inflation
The consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus have been prepared in accordance with GAAP. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.
Unlike many industrial companies, substantially all of HSB’s assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on its performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF HSB
Beneficial Ownership of Significant Shareholders, Executive Officers and Directors.   The following table sets forth, for each (i) HSB shareholder that beneficially owns more than 5% of HSB common stock, (ii) HSB executive officer and (iii) HSB director, the total number of shares of HSB common stock owned by such shareholder, executive officer or director, directly or indirectly, as of            , 2018. Unless otherwise stated, the beneficial owner has sole voting and investment power over the common stock, or shares such power with his or her spouse.
Name of beneficial owner	Amount and nature of beneficial ownership(1)	Percent of class(2)
5% Shareholders
Investment funds managed by Angelo, Gordon & Co. L.P.	9,159,677(3)	22.6%
Investment funds managed by Tailwind Capital Group, LLC	9,159,674(4)	22.6
S-HSB LP (Wafra)	4,615,252(5)	11.4
State Teachers Retirement System of Ohio	3,332,181(6)	8.2
Executive Officers(7)
Robert C. Oliver	253,684	*
Neal W. Booth, Sr.	83,337	*
Karen Rosenberg	43,723	*
J. Keith Hales	64,542	*
Randal J. Rabe	5,750	*
Non-Executive Directors(8)
Raymond R. Christman	79,656	*
Donald T. Heroman	57,216	*
Denis J. O’Leary	521,382(9)	1.3
Arthur J. Peponis	—	—
Steven M. Shafran	268,876	*
Lawrence B. Sorrel	—	—
John L. Walker	115,107	*
Danny L. Scroggs	142,800	*
C. Lewis Hudson	96,741	*
All current directors and executive officers as a group		4.3%

*
Less than one percent.

(1)
Except as otherwise noted, represents common stock ownership.

(2)
Percentages are calculated based on 40,461,826 total outstanding shares.

(3)
Represents common stock beneficially owned by AG Private Equity Partners IV LP (5,862,513 voting shares; 778,307 non-voting shares), AG Private Equity Partners IV (R) LP (1,479,713 voting shares; 196,461 non-voting shares), and AG Super Fund LP (743,914 voting shares; 98,769 non-voting shares). Share quantities exclude 551,221.687 warrants held by AG Private Equity Partners IV LP, 139,135.679 warrants held by AG Private Equity Partners IV (R) LP and 69,949.304 warrants held by AG Super Fund LP. Each of the warrants is exerciseable into HSB non-voting common stock at an exercise price of  $4.0043 per share. Each fund has agreed to the cancellation of the warrants at the effective time of the merger in consideration of a cash payment, without interest, in the amount of  $9.06 for each share of HSB common stock issuable upon exercise of such warrant, less the applicable per share exercise price of such warrant. The address of Angelo, Gordon & Co. L.P. is 245 Park Ave., 26th Floor, New York, NY 10167.

(4)
Represents common stock owned by Tailwind HSB Holdings, LLC (1,258,153 voting shares; 167,036 non-voting shares), Tailwind Capital Partners (PP) LP (1,712,031 voting shares; 227,294 non-voting shares), Tailwind Capital Partners (ERISA) LP (1,023,007 voting shares; 135,817 non-voting shares), Tailwind Capital Partners (AI) LP (25,629 voting shares; 3,403 non-voting shares), and Tailwind Capital Partners LP (4,067,318 voting shares; 539,986 non-voting shares). Share quantities exclude 382,432.386 warrants held by Tailwind Capital Partners LP., 160,974.952 warrants held by Tailwind Capital Partners (PP) LP, 96,189.222 warrants held by Tailwind Capital Partners (ERISA) LP, 2,410.533 warrants held by Tailwind Capital Partners (AI) LP and 118,299.578 warrants held by Tailwind HSB Holdings LLC. Each of the warrants is exerciseable into HSB non-voting common stock at an exercise price of  $4.0043 per share. Each fund has agreed to the cancellation of the warrants at the effective time of the merger in consideration of a cash payment, without interest, in the amount of  $9.06 for each share of HSB common stock issuable upon exercise of such warrant, less the applicable per share exercise price of such warrant. The address of Tailwind Capital Group, LLC is 485 Lexington Ave., New York, NY 10017.

(5)
Includes 1,591,252 shares of voting common stock and 3,024,000 shares of non-voting common stock. Share quantities exclude 383,097.919 warrants held by S-HSB LP. Each of the warrants is exerciseable into HSB non-voting common stock at an exercise price of  $4.0043 per share. S-HSB LP has agreed to the cancellation of the warrants at the effective time of the merger in consideration of a cash payment, without interest, in the amount of  $9.06 for each share of HSB common stock issuable upon exercise of such warrant, less the applicable per share exercise price of such warrant. The address of Wafra Investment Advisory Group, Inc. is 345 Park Ave., New York, NY 10154.

(6)
Includes 3,076,783 shares of voting common stock and includes warrants that are presently exerciseable into 255,398 shares of voting common stock at an exercise price of  $4.0043 per share. The address of the State Teachers Retirement System of Ohio is 275 E. Broad St., Columbus, OH 43215.

(7)
Executive officer share quantities exclude stock options, which each such executive officer has agreed to cancel in connection with the merger in exchange for cash consideration equal to the positive difference between $9.06 and the stock option exercise price, less applicable taxes required to be withheld with respect to such payment, if any.

(8)
Director share quantities exclude stock options, which each such director has agreed to cancel in connection with the merger in exchange for cash consideration equal to the positive difference between $9.06 and the stock option exercise price, less applicable taxes required to be withheld with respect to such payment, if any.

(9)
Share quantities exclude warrants, which the shareholder has agreed to cancel in connection with the merger in exchange for cash consideration equal to the positive difference between $9.06 and the warrant exercise price.

COMPARISON OF SHAREHOLDER RIGHTS
Each of HSB and Ameris is incorporated under the laws of the State of Georgia. The rights of holders of HSB capital stock are governed by Georgia law, HSB’s articles of incorporation and bylaws, and in certain respects, the Stockholders’ Agreement. The rights of holders of Ameris capital stock are governed by Georgia law and Ameris’s articles of incorporation and bylaws. Consequently, after the merger, the rights of former holders of HSB capital stock will be determined by Ameris’s articles of incorporation and bylaws and Georgia law. The following is a summary of the material differences between the rights of HSB shareholders and Ameris shareholders arising due to the difference in their respective articles of incorporation and bylaws and the Stockholders’ Agreement. The following summary does not purport to be a complete statement of the rights of holders of HSB capital stock under applicable Georgia law, HSB’s articles of incorporation, HSB’s bylaws and the Stockholders’ Agreement, or the rights of holders of Ameris capital stock under applicable Georgia law, Ameris’s articles of incorporation and Ameris’s bylaws, or a complete description of the specific provisions referred to below. HSB and Ameris urge you to read the articles of incorporation and bylaws of each of HSB and Ameris and the Stockholders’ Agreement in their entirety. Copies of Ameris’s governing documents have been filed with the SEC. Copies of HSB’s governing documents and the Stockholders’ Agreement may be obtained by contacting HSB’s Corporate Secretary. To find out where and how copies of these documents can be obtained, see the sections entitled “Where You Can Find More Information” and “Documents Incorporated by Reference.”
	HSB	Ameris
Capital Stock	Holders of HSB capital stock are entitled to all the rights and obligations provided to capital shareholders under Georgia law and HSB’s articles of incorporation and bylaws.	Holders of Ameris capital stock are entitled to all the rights and obligations provided to capital shareholders under Georgia law and Ameris’s articles of incorporation and bylaws.
Authorized, Issued and Outstanding Capital Stock
The authorized capital stock of HSB currently consists of 80,000,000 shares of voting common stock, $.01 par value per share, 20,000,000 shares of non-voting common stock, $.01 per share, and 20,000,000 shares of preferred stock, $.01 par value per share. As of the date of this proxy statement/prospectus, 34,738,600 shares of voting common stock were issued and outstanding, 5,723,226 shares of non- voting common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

The authorized capital stock of Ameris currently consists of 100,000,000 shares of common stock, $1.00 par value per share, and 5,000,000 shares of preferred stock. As of the date of this proxy statement/prospectus, 38,327,081 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Preferred Stock
The HSB board of directors has previously designated 280 shares of the HSB preferred stock as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, all of which have been repurchased or redeemed pursuant to their terms and have been cancelled and are no longer outstanding.
In addition, the HSB board of directors has previously designated 36 shares of the HSB preferred stock as Fixed Rate Cumulative Perpetual Preferred Stock, Series B, all of which have been repurchased or redeemed pursuant to their terms and have been

The Ameris board of directors has previously designated 52,000 shares of the Ameris preferred stock as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, all of which have been repurchased or redeemed pursuant to their terms and have been cancelled and are no longer outstanding.
In addition, the Ameris board of directors has previously designated 175,000 shares of Ameris preferred stock as Series A Junior Participating Preferred Stock, no par value, of which no shares are issued or outstanding, in

	HSB	Ameris

cancelled and are no longer outstanding.
In addition, the HSB board of directors has previously designated 175,000 shares of the HSB preferred stock as Series C Voting Convertible Preferred Stock, all of which have been converted into voting common stock pursuant to their terms and have been cancelled and are no longer outstanding.
In addition, the HSB board of directors has previously designated 50,000 shares of the HSB preferred stock as Series D Non-Voting Convertible Preferred Stock, all of which have been converted into non-voting common stock pursuant to their terms and have been cancelled and are no longer outstanding.
connection with Ameris’s adoption of a shareholder rights plan, which expired pursuant to its terms on March 6, 2008.
Voting Rights
Holders of HSB voting common stock generally are entitled to one vote per share on matters submitted to a vote at a meeting of shareholders. HSB’s bylaws provide that directors are elected by a plurality vote at the annual meeting of shareholders, subject to the affirmative voting obligations of certain shareholders as set forth in the Stockholders’ Agreement. There is no right to cumulative voting.
Holders of HSB non-voting common stock are generally not entitled to vote. However, the holders of non-voting common stock, voting separately as a class, are entitled to vote on any amendment or repeal of any provision of the HSB articles of incorporation in a manner that significantly and adversely affects their rights, preferences or privileges, as distinct from the rights, preferences and privileges of the holders of voting common stock contained in the articles of incorporation.

Holders of Ameris common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders. Directors are elected by a majority of the votes cast in an uncontested election and a plurality of the votes cast in a contested election, and there is no right to cumulative voting.

Number of Directors
HSB’s articles of incorporation provide that the authorized number of directors shall not be fewer than five nor more than 12, except when a greater or lesser number is approved by the HSB board of directors.
HSB’s bylaws provide that the number of directors serving on the HSB board of directors shall be set by the HSB

Ameris’s bylaws provide that the number of directors serving on the Ameris board of directors shall not be less than seven or more than 15. There are currently nine directors serving on the Ameris board of directors.

	HSB	Ameris

board of directors and shall be the number required by the Stockholders’ Agreement.
The Stockholders’ Agreement provides that the number of directors shall be eight. There are currently eight directors serving on the HSB board of directors.

Term of Directors
HSB’s bylaws provide that directors are elected annually and each director shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal, including removal as a result of the expiration of specified shareholders’ nomination rights.

The Ameris board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms, with approximately one-third of the directors being elected annually. Ameris’s bylaws require that each director retire at the annual meeting following the date such director attains the age of 75.

Removal of Directors
HSB’s bylaws provide that, subject to the terms and conditions of the Stockholders’ Agreement, directors may be removed from office, with or without cause, by the vote of shareholders representing a majority of the issued and outstanding capital stock entitled to vote for the election of directors.
The Stockholders’ Agreement provides that, upon termination of one or more specified shareholder’s right to nominate a director pursuant to the Stockholders’ Agreement, or upon termination of any consultant’s right to nominate a director or upon termination of the Chief Executive Officer of HSB serving as a director, each shareholder that is party to the Stockholders’ Agreement will take all necessary action to cause such director to be removed from the HSB board of directors if such director does not first resign.

Ameris’s bylaws provide that directors may be removed from office, with cause, by the vote of shareholders representing a majority of the issued and outstanding capital stock entitled to vote for the election of directors.

Vacancies on the Board of Directors
HSB’s bylaws provide that any vacancies in the HSB board of directors resulting from death, disability, retirement, resignation, removal or otherwise, may be filled, in accordance with the Stockholders’ Agreement: (i) by majority of the directors then in office (even if less than a quorum); or (ii) if only one director remains, by the sole director. Any director so chosen will hold office until the next annual election and until a successor is duly elected and qualified, unless sooner displaced pursuant to the Stockholders’

Ameris’s bylaws provide that any vacancies in the Ameris board of directors resulting from an increase in the size of the board or the death or resignation of a director may be filled by a majority vote of the directors then in office, even if less than a quorum, and any director so chosen will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified. Vacancies in the Ameris board of directors resulting from the removal of a director may be filled at the same meeting at which the

	HSB	Ameris

Agreement. If there are no directors in office, then vacancies shall be filled through election by the shareholders in accordance with the Stockholders’ Agreement.
In addition, HSB’s bylaws provide that, upon removal of a director at a shareholders’ meeting, any vacancy created by the removal may be filled by shareholder vote at the same meeting. If the vacancy is not filled within 60 days after the removal creating the vacancy, then the remaining directors shall, by majority vote, fill the vacancy.
The Stockholders’ Agreement provides that, upon termination of one or more specified shareholder’s right to nominate a director pursuant to the Stockholders’ Agreement, any resulting vacancy shall be filled by an independent nominee nominated by an affirmative vote of the majority of the board of directors then in office.

removal occurred or any subsequent meeting of shareholders; provided that, to the extent a vacancy is not filled by an election within 60 days after the removal which caused such vacancy, the remaining directors shall, by majority vote, fill the vacancy.

Director Qualifications	HSB’s bylaws provide that directors must be natural persons who have attained the age of 18 years.
Ameris’s bylaws provide that directors must be natural persons who have attained the age of 18 years and that employees of subsidiary corporations (who are not also officers of Ameris) shall not be eligible to serve as directors.

Shareholder Action by Written Consent
HSB’s articles of incorporation and bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent, which sets forth the action, is given in writing and signed by persons with shares having the voting power to cast at least the number of votes that would have been necessary to take such action at a meeting at which all shareholders entitled to vote were present and voted. Shareholders who did not participate in an action by written consent are entitled to receive, within ten days of the action taken by consent, written notice of the action taken.

Ameris’s bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a unanimous consent which sets forth the action is given in writing by all of the shareholders.

Advance Notice Requirements for Shareholder Nominations and Other Proposals
HSB’s articles of incorporation and bylaws do not provide for any advance notice requirements for shareholder nomination and other proposals. However, pursuant to the Stockholders’ Agreement: (i) two director nominees shall be designated by specified shareholders; (ii) one

Ameris’s bylaws provide that a shareholder who desires to nominate a person for election to the Ameris board of directors at a meeting of shareholders and who is eligible to make such nomination must give written notice of the proposed nomination to Ameris’s Corporate Secretary at

	HSB	Ameris

director nominee shall be a specified consultant of HSB; (iii) one nominee shall be the Chief Executive Officer of HSB; and (iv) the remaining nominees shall be outside directors who are independent of management of HSB and are not affiliates of any shareholder or executive officers or employees of HSB or its affiliate, Hamilton. Nothing in the Stockholders’ Agreement prevents nominations of directors by any person not a party to the Stockholders’ Agreement consistent with applicable law, HSB’s articles of incorporation and bylaws.

Ameris’s principal executive office not fewer than 120 calendar days in advance of the date which is one year later than the date of the proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders of Ameris; provided, however, that if no annual meeting of shareholders was held in the previous year or if the date of the forthcoming annual meeting of shareholders has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement or if the forthcoming meeting is not an annual meeting of shareholders, then to be timely such shareholder’s notice must be so received not later than the close of business on the 10th day following the earlier of: (i) the day on which notice of the date of the forthcoming meeting was mailed or given to shareholders by or on behalf of Ameris; or (ii) the day on which public disclosure of the date of the forthcoming meeting was made by or on behalf of Ameris. Such notice shall contain, among other things, biographical information about the nominee, information regarding share ownership of Ameris capital stock by such nominee and a description of all arrangements between the nominee and the shareholder making the proposal.

Notice of Shareholder Meeting
HSB’s bylaws provide that notice of each shareholder meeting must be given to each shareholder of record entitled to vote at such meeting not less than 10, nor more than 60, days before the date of the meeting.

Ameris’s bylaws provide that notice of each shareholder meeting must be given to each shareholder entitled to vote at such meeting not less than 10, nor more than 60, days before the date of the meeting.

Amendments to Charter
HSB’s articles of incorporation may be amended in accordance with the GBCC, which generally requires the approval of the HSB board of directors and the approval of holders of a majority of the votes entitled to be cast on the amendment. Amendment of provisions in HSB’s articles of incorporation related to limitation of director liability, indemnification of officers and directors or transactions with certain shareholders and business opportunities require the affirmative vote of the holders of at least 60% of the voting power of all outstanding shares of HSB’s voting stock, voting

Ameris’s articles of incorporation may be amended in accordance with the GBCC, which generally requires the approval of the Ameris board of directors and the holders of a majority of the votes entitled to be cast on the amendment. Amendment of provisions in Ameris’s articles of incorporation related to the filling of vacancies on the Ameris board of directors requires the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of Ameris capital stock then entitled to vote in an election of directors of Ameris.

	HSB	Ameris

together as a single class. Any repeal or modification of those provisions will not adversely affect any right or protection of any agent of HSB existing at the time of the repeal or modification.
In addition, the Stockholders’ Agreement provides that any amendment, alteration or repeal of any provision of HSB’s articles of incorporation that would change the size of the board of directors requires the prior approval of the board of directors and holders of at least 60% of HSB’s voting stock outstanding.

Amendments to Bylaws
HSB’s bylaws may be amended or new bylaws adopted by majority vote of all directors (except with respect to the right to fill any vacancy created by removal of a director), but any bylaws adopted by the HSB board of directors may be altered, amended or repealed and new bylaws adopted by the shareholders by majority vote of all of the shares having voting power.
In addition, the Stockholders’ Agreement provides that any amendment, alteration or repeal of any provision of HSB’s bylaws that would change the size of the board of directors requires the prior approval of the board of directors and holders of at least 60% of HSB’s voting stock outstanding.

Ameris’s bylaws may be amended by the majority vote of all of the directors, but any bylaws adopted by the Ameris board of directors may be altered, amended or repealed and new bylaws adopted by the shareholders by majority vote of all of the shares having voting power.
Any amendment that limits or adversely affects any right to indemnification or advancement of expenses under Ameris’s bylaws shall apply only to proceedings based on actions, events or omissions occurring after such amendment and delivery of notice thereof to the indemnified person so affected. The provision in Ameris’s bylaws with respect to the foregoing may not be amended in a manner effective as to any indemnified person (except as to post-amendment events) without the prior written consent of such indemnified person.

Special Meeting of Shareholders
HSB’s bylaws provide that special meetings of shareholders may be called by the Chairman. In addition, HSB’s bylaws provide that a special meeting of the shareholders shall be called by the Chairman or the Secretary of HSB when so directed by the board of directors or upon the written request of shareholders owning at least 25% of the issued and outstanding capital stock of HSB entitled to vote at such meeting.
In addition, holders of 30% of the shares of HSB voting common stock may call a special meeting of the holders of voting common stock for the purpose of voting on a return of

Ameris’s bylaws provide that special meetings of shareholders may be called by the Chairman or the Chief Executive Officer of Ameris. In addition, Ameris’s bylaws provide that a special meeting of shareholders shall be called by the Corporate Secretary or Chief Executive Officer of Ameris when so requested by the Ameris board of directors or upon the written request of shareholders owning at least 50% of the issued and outstanding capital stock of Ameris entitled to vote at such meeting.

	HSB	Ameris
capital to holders of the HSB common stock.
Quorum	The holders of a majority of the issued and outstanding stock and entitled to vote at a meeting, present in person or by proxy, constitutes a quorum at all meetings of the shareholders.	The holders of a majority of the stock issued, outstanding and entitled to vote at the meeting, present in person or by proxy, constitutes a quorum at any shareholder meeting.
Preemptive Rights
State Law.   Under the GBCC, a corporation’s shareholders do not have preemptive rights unless the corporation’s articles of incorporation provide otherwise.
Charter Provision.   HSB’s articles of incorporation do not provide for preemptive rights.
Stockholders’ Agreement Provision. The Stockholders’ Agreement provides that generally each shareholder that is a party to the Stockholders’ Agreement has the right to purchase its pro rata portion of any capital stock that HSB may propose to issue.
State Law. The provisions of the GBCC are also applicable to Ameris and its shareholders. Charter Provision. Ameris’s articles of incorporation do not provide for preemptive rights.
Limitation of Personal Liability of Directors
State Law.   The GBCC provides that a corporation’s articles of incorporation may set forth a provision eliminating or limiting the liability of a director to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability: (i) for any appropriation, in violation of his or her duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for unlawful distributions; or (iv) for any transaction from which the director received an improper personal benefit; provided, in each case, that no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.
Charter.   HSB’s articles of incorporation provide that no director of HSB shall be personally liable to HSB or its shareholders for monetary damages for breach of the director’s duty of care or any other duty as a director, except for liability: (i) for any appropriation, in violation of the

State Law.   The provisions of the GBCC are also applicable to Ameris and its shareholders.
Bylaw Provision.   Ameris’s bylaws provide that no director of Ameris shall be personally liable to Ameris or its shareholders for monetary damages for breach of such person’s duty of care or other duty as a director except to the extent such liability cannot be eliminated or limited pursuant to the GBCC.

	HSB	Ameris

director’s duties, of any business opportunity of HSB; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for unlawful distributions; or (iv) for any transaction from which the director received an improper personal benefit.

Indemnification of Directors and Officers
HSB’s articles of incorporation provide that each person who was or is made a party to, or is otherwise involved in any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she: (i) is or was a director or board-elected officer of HSB; or (ii) being at the time a director or board-elected officer of HSB, is or was serving at the request of HSB as a director, trustee, officer, employee or agent of another business entity, shall be indemnified and held harmless by HSB to the fullest extent permitted by the GBCC against all expense, liability and loss, including, without limitation, counsel fees and expenses, judgements, fines, excise taxes, penalties and amounts paid in settlement, in each case, actually and reasonably incurred by such person in connection with such action, suit or proceeding. The right to indemnification as to any such alleged action or inaction shall continue as to any person who, after the alleged action or inaction, ceased to be a director or officer of HSB. The right to indemnification includes the right to be paid by HSB expenses, including attorneys’ fees, actually and reasonably incurred in defending any proceeding qualifying for indemnification in advance of the final disposition of the proceeding.
HSB’s articles of incorporation provide that HSB shall not indemnify any person otherwise entitled to indemnification in connection with a proceeding initiated by such person unless the proceeding was expressly authorized by action of the HSB board of directors.
In addition, HSB’s articles of incorporation provide that HSB may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and advancement of expenses to any other

Ameris’s bylaws provide that every person (and the heirs and legal representatives of such person) who is or was a director or officer of Ameris or any other corporation of which he or she served as such at the request of Ameris and of which Ameris directly or indirectly is a shareholder or creditor, or in which or in the stocks, bonds, securities or other obligations of which it is in any way interested, may in accordance with Ameris’s bylaws, and to the extent permitted by the GBCC, be indemnified for any liability and expense that may be incurred by such person in connection with or resulting from any proceeding in which he or she may become involved, as a party or prospective party or otherwise, by reason of any action taken or not taken in his or her capacity as such director or officer or as a member of any committee appointed by the Ameris board of directors to act for, in the interest of, or on behalf of Ameris, whether or not he or she continues to be such at the time such liability or expense shall have been incurred; provided such person (i) acted in good faith and (ii) reasonably believed (a) in the case of conduct in the person’s official capacity, that the conduct was in Ameris’s best interests; (b) in all other cases, that the conduct was at least not opposed to Ameris’s best interests; and (c) in the case of a criminal proceeding, that the person had no reasonable cause to believe that the conduct was unlawful.
Ameris’s bylaws further provide that those persons who may be entitled to indemnification under the bylaws who have been wholly successful, on the merits or otherwise, with respect to any claim for which indemnification is available shall be entitled to indemnification as of right without any further action or approval by the Ameris board of directors. Those officers and directors who have not

	HSB	Ameris
officer, employee or agent of HSB or any person serving at HSB’s request as a director, trustee, officer, employee or agent of another entity.
been wholly successful with respect to any claim for which indemnification is available may be entitled to indemnification if the Ameris board of directors, acting by majority vote, finds the director or officer has met the required standard of conduct.
Pursuant to its bylaws, Ameris may advance to directors or officers expenses incurred with respect to any claim for which indemnification is available under the bylaws prior to the final disposition thereof upon Ameris’s receipt of an undertaking by, or on behalf of, the director or officer to repay such amount unless it shall ultimately be determined that he or she is entitled to indemnification.

Certain Business Combination Restrictions
State Law.   The GBCC contains a business combination statute that protects certain Georgia corporations from hostile takeovers, and from actions following the takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation. The GBCC prohibits “business combinations,” including mergers, sales and leases of assets, issuances or exchanges of securities, certain loans and other financial benefits and similar transactions by a corporation or a subsidiary with an interested shareholder that beneficially owns 10% or more of a corporation’s voting stock, within five years after the person becomes an interested shareholder, unless:
•
prior to the time the person becomes an interested shareholder, the board of directors of the target corporation approved either the business combination or the transaction which will result in the person becoming an interested shareholder; after the completion of the transaction in which the person becomes an interested shareholder, the interested shareholder holds at least 90% of the voting stock of the corporation, excluding for purposes of determining the number of shares outstanding, those shares owned by: (i) persons who are directors or

State Law.   The provisions of the GBCC are also applicable to Ameris and its shareholders.
Charter Provision.   Ameris’s articles of incorporation and bylaws do not contain any provision regarding business combinations between Ameris and significant shareholders.

	HSB	Ameris

officers or their affiliates or associates; (ii) subsidiaries of the corporation; and (iii) specific employee benefit plans; or
•
after the shareholder becomes an interested shareholder, the shareholder acquires additional shares such that the shareholder becomes the holder of at least 90% of the voting stock of the corporation, excluding for purposes of determining the number of shares outstanding, those shares owned by: (i) persons who are directors or officers, their affiliates or associates; (ii) subsidiaries of the corporation; and (iii) specific employee benefit plans, and the business combination was approved by the shareholders of the corporation by holders of a majority of the stock entitled to vote on the transaction (with the number of shares outstanding calculated as above and further excluding shares held by the interested shareholder).

Charter Provision.   The business combination requirements under the GBCC do not apply to a corporation unless the corporation’s bylaws provide that such requirements are applicable. HSB’s articles of incorporation and bylaws do not contain any provision regarding business combinations between HSB and significant shareholders.

Fundamental Business Transactions
State Law.   Under the GBCC, subject to certain exceptions, a merger, share exchange or sale, lease, exchange or transfer of all or substantially all of the corporation’s assets generally must be approved at a meeting of a corporation’s shareholders by the: (i) affirmative vote of a majority of all the votes entitled to be cast on the matter; and (ii) in addition, with respect to a merger or share exchange, affirmative vote of a majority of all the votes entitled to be cast by holders of the shares of each voting group entitled to vote separately on the transaction as a group by the articles of incorporation.
State Law. The provisions of the GBCC are also applicable to Ameris and its shareholders.

	HSB	Ameris
	Charter Provision. HSB’s articles of incorporation do not contain any provision regarding approval of fundamental business transactions by the holders of HSB common stock.	Charter Provision. Ameris’s articles of incorporation do not contain any provision regarding approval of fundamental business transactions by the holders of Ameris common stock.

Stockholders’ Agreement Provision. The Stockholders’ Agreement provides that certain transactions, including: (i) any acquisition, merger, consolidation or other business combination involving HSB or Hamilton; and (ii) any sale, transfer, lease, pledge or other disposition by HSB or any of its subsidiaries of any assets, business or operations, in each case, for a purchase price that is greater than 15% of the consolidated shareholders’ equity of HSB calculated as of the month-end immediately prior to the transaction, requires the prior approval of the HSB board of directors and holders of at least 60% of HSB voting stock outstanding.

Non-Shareholder Constituency Provision	HSB’s articles of incorporation do not contain a provision that expressly permits the HSB board of directors to consider constituencies other than the shareholders when evaluating certain offers.
Ameris’s articles of incorporation do not contain a provision that expressly permits the Ameris board of directors to consider constituencies other than the shareholders when evaluating certain offers.

Dissenters’ Rights
State Law.   Under the GBCC, a shareholder is entitled to dissent from, and obtain the fair value in cash of his or her shares in connection with, certain corporate actions, including some mergers, share exchanges, sales or exchanges of all or substantially all of the corporation’s property other than in the usual and regular course of business and certain amendments to the corporation’s articles of incorporation.
A shareholder of a corporation is not entitled to dissent in connection with a merger under the GBCC if:
•
the corporation is a parent corporation merging into its 90% owned subsidiary;

•
each shareholder of the corporation whose shares were outstanding immediately prior to the merger will receive a like number of shares of the surviving corporation, with

State Law. The provisions of the GBCC are also applicable to Ameris and its shareholders.

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designations, preferences, limitations and relative rights identical to those previously held by each such shareholder; and
•
the number and kind of shares of the surviving corporation outstanding immediately following the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, will not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the merger.

Additionally, except in limited circumstances, dissenters’ rights are not available to holders of shares: (i) listed on a national securities exchange; or (ii) held of record by more than 2,000 shareholders.
HSB shareholders are entitled to dissenters’ rights.

LEGAL MATTERS
The validity of the shares of Ameris common stock to be issued in connection with the merger has been passed upon for Ameris by Rogers & Hardin LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Ameris by Rogers & Hardin LLP and for HSB by Alston & Bird LLP.
EXPERTS
The consolidated financial statements of Ameris Bancorp as of December 31, 2017, and 2016, and for each of the three years in the period ended December 31, 2017, and the effectiveness of Ameris Bancorp’s internal control over financial reporting as of December 31, 2017, have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in its report appearing in Ameris’s Annual Report on Form 10-K for the year ended December 31, 2017, and incorporated into this proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon such report given on authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Hamilton State Bancshares, Inc. as of December 31, 2017 and 2016 and for the years then ended, and as of December 31, 2016 and 2015 and for the years then ended have been audited by Crowe Horwath LLP, independent auditors, as set forth in its reports included in this proxy statement/prospectus. Such consolidated financial statements are included in this proxy statement/prospectus in reliance upon such reports given on authority of such firm as experts in accounting and auditing.
OTHER MATTERS
As of the date of this proxy statement/prospectus, management of HSB was unaware of any other matters to be brought before the special meeting, other than those set forth in this proxy statement/prospectus. However, if any other matters are properly brought before the special meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows Ameris to “incorporate by reference” information into this proxy statement/prospectus, which means that Ameris can disclose important information to you by referring you to another document filed separately by it with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by any information contained directly in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus subsequent to the date of this proxy statement/prospectus as described below. This proxy statement/prospectus incorporates by reference the following documents that have been filed previously by Ameris with the SEC:
Ameris SEC Filings (SEC File Number 001-13901):
•
Annual Report on Form 10-K for the year ended December 31, 2017 (including specific portions of Ameris’s definitive proxy statement for the 2018 annual meeting of shareholders incorporated by reference therein);

•
Current Reports on Form 8-K filed with SEC on January 2, 2018, January 19, 2018, January 26, 2018 (excluding Items 2.02 and 7.01 and exhibits 99.1, 99.2 and 99.5), and February 6, 2018;

•
Definitive Proxy Statement on Schedule 14A filed on April 2, 2017; and

•
The description of the Ameris common stock contained under the caption “Description of Capital Stock” found in Ameris’s Preliminary Prospectus dated as of April 21, 1994, filed as part of Ameris’s Registration Statement on Form SB-2 (Registration No. 33-77930) on April 21, 1994, and any amendments or reports filed for the purpose of updating such description.

Ameris also incorporates by reference any documents it may file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and through the date of the special meeting. However, Ameris is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein. These subsequent filings with the SEC with automatically modify and supersede information in this proxy statement/prospectus.
Ameris files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Ameris files with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information.”

APPENDIX A
AGREEMENT AND PLAN OF MERGER
by and between
AMERIS BANCORP
and
HAMILTON STATE BANCSHARES, INC.
Dated as of January 25, 2018

Exhibit A – Form of Bank Plan of Merger and Merger Agreement
Exhibit B – Form of Voting and Support Agreement
Exhibit C – Form of Director Non-Solicitation Agreement

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of January 25, 2018 (the “Agreement”), is entered into by and between Ameris Bancorp, a Georgia corporation (“ABCB”), and Hamilton State Bancshares, Inc., a Georgia corporation (“HSB”).
WITNESSETH:
WHEREAS, the boards of directors of HSB and ABCB have determined that it is in the best interests of their respective corporations and shareholders to consummate the business combination transaction provided for herein in which HSB will, subject to the terms and conditions set forth herein, merge with and into ABCB, with ABCB being the surviving entity (the “Merger”);
WHEREAS, it is contemplated that the business combination contemplated herein shall be immediately followed by a merger of HSB’s banking subsidiary, Hamilton State Bank (“Hamilton”), with and into ABCB’s banking subsidiary, Ameris Bank (“Ameris”), with Ameris being the surviving entity (the “Bank Merger”), upon the terms and with the effect set forth in the Bank Plan of Merger and Merger Agreement by and between Hamilton and Ameris, substantially in the form attached hereto as Exhibit A (the “Bank Merger Agreement”);
WHEREAS, the board of directors of each of HSB and ABCB has (i) adopted this Agreement and approved the transactions contemplated by this Agreement, including the Merger, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;
WHEREAS, the board of directors of HSB has resolved and agreed, upon the terms and subject to the conditions set forth herein, to recommend that HSB’s shareholders (the “HSB Shareholders”) approve this Agreement; and
WHEREAS, as a material inducement for each of the parties to enter into this Agreement, (i) each of the directors and certain principal HSB Shareholders have entered into a Voting and Support Agreement with ABCB and HSB dated as of the date hereof, the form of which is attached hereto as Exhibit B (the “Voting Agreement”), pursuant to which each such Person has agreed, among other things, to vote in favor of the approval of this Agreement and the transactions contemplated hereby, and (ii) each of the directors of HSB and Hamilton has entered into a Director Non-Solicitation Agreement dated as of the date hereof, the form of which is attached hereto as Exhibit C (the “Non-Solicitation Agreements”);
NOW, THEREFORE, in consideration of the representations and warranties, covenants and agreements, and subject to the conditions contained herein, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1Certain Definitions.   As used herein, the following terms shall have the following meanings:
(a)“401(k) Plan” means the Hamilton State Bank Section 401(k) Profit Sharing Plan.
(b)“ABCB Common Stock” means the Common Stock, $1.00 par value per share, of ABCB.
(c)“ABCB Employee Benefit Plan” means any plan, agreement or arrangement (including any “employee benefit plan” as defined in Section 3(3) of ERISA) and any trust or other funding medium relating thereto with respect to which ABCB has or may have any liability or whereby ABCB and any of its Affiliates provides or is obligated to provide any benefit, to any current or former officer, director, employee or individual independent contractor of ABCB or its Affiliates, including any profit sharing, “golden parachute,” deferred compensation, incentive compensation, stock option, stock purchase, Code Section 125 cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, perquisite, pension, retirement, health or insurance plans, agreements or arrangements.
(d)“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving HSB or any of its Subsidiaries or any proposal or offer to acquire in any manner in a single transaction or series of transactions more than twenty percent (20%) of the voting power in, or more than twenty percent (20%) of the fair market value of the business, assets or deposits of, HSB or any of its Subsidiaries, other than the transactions contemplated by this Agreement or the Bank Merger Agreement.
(e)“Affiliate” means, with respect to any Person, any other Person that, alone or together with any other Person, directly or indirectly controls, is controlled by or is under common control with, such Person. For the purpose of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”), shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract, agency or otherwise. In addition, references to “controlled Affiliate” shall mean, with respect to any Person, any Affiliate of such Person which is controlled by such Person (without regard to any other Affiliates except its Subsidiaries) as determined in accordance with the preceding sentence.
(f)“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of any Applicable Law.
(g)“Applicable Law(s)” or “Law(s)” means and includes: (i) any statute, decree, constitution, rule, regulation, ordinance, code, requirement, order, judgment, decree, directive or other binding action of or by any Governmental Authority as to which a party is subject; (ii) any treaty, pact, compact or other agreement to which any Governmental Authority is a signatory or party as to which a party is subject; (iii) any judicial or administrative interpretation of the application of any Applicable Law described in the immediately preceding clause (i) or (ii); and (iv) any amendment or revision of any Applicable Law described in the immediately preceding clause (i), (ii) or (iii).
(h)“Average ABCB Closing Stock Price” means the volume weighted average price of ABCB Common Stock on Nasdaq as reported by Bloomberg L.P. for the twenty (20) consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Closing Date, rounded to three decimal places.
(i)“Average ABCB Determination Date Stock Price” means the volume weighted average price of ABCB Common Stock on Nasdaq as reported by Bloomberg L.P. for the twenty (20) consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date, rounded to three decimal places.
(j)“Average Index Price” means the average closing price of the Index for the twenty (20) consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date.
(k)“Balance Sheet Date” means December 31, 2016.
(l)“Business Day” means any day other than Saturday, Sunday, a day which is a legal holiday in Georgia or a day on which commercial banks in Georgia are authorized or required by Applicable Law to close.
(m)“Charter Documents” means with respect to any entity, the certificate of formation, certificate of incorporation, articles of organization, articles of incorporation, bylaws, regulations, operating agreement, limited liability company agreement or other organizational document of such entity and any amendments thereto.
(n)“COBRA” means Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA, and any similar state Law.
(o)“Code” means the Internal Revenue Code of 1986, as amended.
(p)“Confidentiality Agreement” means the confidentiality and nondisclosure agreement, dated as of December 22, 2017, between ABCB and HSB.
(q)“Contract” means any agreement, contract, arrangement or understanding, whether oral or written, that is legally binding on HSB or ABCB, as the case may be, or any of its Subsidiaries.

(r)“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.
(s)“Determination Date” means the trading day immediately following the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last required Regulatory Approval necessary to consummate the transactions contemplated hereby; and (ii) the date of the receipt of the HSB Shareholder Approval.
(t)“Environmental Law” means all Laws of any Governmental Authority relating to pollution or the protection of the environment, including Laws relating to releases, discharges or disposal of hazardous, toxic or radioactive substances, oils, pollutants or contaminants into the environment or otherwise relating to the distribution, use, treatment, storage, transport or handling of such substances, oils, pollutants or contaminants.
(u)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(v)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(w)“FDIC” means the Federal Deposit Insurance Corporation.
(x)“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
(y)“GAAP” means generally accepted accounting principles in the United States, consistently applied, as in effect from time to time.
(z)“GBCC” means the Georgia Business Corporation Code.
(aa)“GDBF” means the Georgia Department of Banking and Finance.
(bb)“Governmental Authority” means any governmental, regulatory or administrative body, agency, commission, board or authority, including any Regulatory Agency, or any court or judicial authority, to which a party is subject, whether international, national, federal, state or local.
(cc)“Hazardous Substance” means: (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic or words of similar import or regulatory effect under Environmental Laws; and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls in concentrations regulated by Environmental Law.
(dd)“HSB Employee Benefit Plan” means any plan, agreement or arrangement (including any “employee benefit plan” as defined in Section 3(3) of ERISA) and any trust or other funding medium relating thereto with respect to which HSB has or may have any liability or whereby HSB and any of its Affiliates provides or is obligated to provide any benefit, to any current or former officer, director, employee or individual independent contractor of HSB or its Affiliates, including any profit sharing, “golden parachute,” deferred compensation, incentive compensation, stock option, stock purchase, Section 125 of the Code cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, perquisite, pension, retirement, health or insurance plans, agreements or arrangements.
(ee)“HSB Incentive Plan” means the Hamilton State Bancshares, Inc. 2011 Incentive Plan.
(ff)“HSB Intellectual Property” means the Intellectual Property used or held for use in the conduct of the business of HSB and its Subsidiaries.

(gg)“HSB Material Contract” means each Contract to which HSB or any of its Subsidiaries is a party or is subject or by which HSB or any of its Subsidiaries is bound:
(i)with respect to the employment of any directors, officers, employees or consultants, including any bonus, stock option, restricted stock, stock appreciation right or other employee benefit agreements or arrangements;
(ii)which would entitle any present or former director, officer, employee, consultant or agent of HSB or any of its Subsidiaries to indemnification from HSB or any of its Subsidiaries;
(iii)which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether change-of-control, severance pay or otherwise) becoming due from HSB, Hamilton, the Surviving Corporation or any of their respective Subsidiaries to any officer, employee or director thereof;
(iv)the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(v)which grants any right of first refusal, right of first offer or similar right with respect to any assets or properties of HSB or any of its Subsidiaries;
(vi)related to the borrowing by HSB or any of its Subsidiaries of money other than those entered into in the ordinary course of business and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;
(vii)which provides for payments to be made by HSB or any of its Subsidiaries upon a change in control thereof;
(viii)relating to the lease of personal property having a value in excess of  $100,000 individually or $250,000 in the aggregate;
(ix)relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties or which limits payments of dividends;
(x)which relates to capital expenditures and involves future payments in excess of  $100,000 individually or $250,000 in the aggregate;
(xi)which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business of HSB or any of its Subsidiaries;
(xii)which is not terminable on ninety (90) days’ or less notice and involving the payment of more than $250,000 per annum;
(xiii)which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by HSB or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its Affiliates to engage in any line of business or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of HSB or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, ABCB or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;
(xiv)pursuant to which HSB or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity; or
(xv)which constitutes an HSB Regulatory Agreement.

(hh)“HSB Restricted Stock Unit” means each restricted stock unit granted under the HSB Incentive Plan that is outstanding immediately prior to the Effective Time.
(ii)“HSB Stock Option” means each option granted under the HSB Incentive Plan to acquire shares of HSB Common Stock that is outstanding and unexercised immediately prior to the Effective Time.
(jj)“HSB Warrant” means each warrant to acquire shares of HSB Common Stock that is outstanding and unexercised immediately prior to the Effective Time.
(kk)“Index” means the KBW Nasdaq Regional Banking Index (KRX).
(ll)“Index Price” on a given date shall mean the current market price of the Index for that day.
(mm)“Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; Software; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.
(nn)“Interim Balance Sheet Date” shall mean September 30, 2017.
(oo)“IRS” means the Internal Revenue Service.
(pp)“Knowledge” means: (i) with respect to HSB or Hamilton, the actual knowledge of an executive officer of HSB or Hamilton after reasonable inquiry of subordinate officers who would reasonably be expected to have knowledge of such facts, events or circumstances; and (ii) with respect to ABCB or Ameris, the actual knowledge of an executive officer of ABCB or Ameris Bank after reasonable inquiry of subordinate officers who would reasonably be expected to have knowledge of such facts, events or circumstances.
(qq)“Lien” means any mortgage, lien, pledge, charge, encumbrance, security interest, easement, encroachment or other similar encumbrance or claim.
(rr)“Material Adverse Change” or “Material Adverse Effect” means, with respect to HSB and its Subsidiaries, on the one hand, or ABCB and its Subsidiaries, on the other, any event, change, occurrence, effect or development that (i) has a material and adverse effect on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, business, property or assets of HSB and its Subsidiaries, taken as a whole, or ABCB and its Subsidiaries, taken as a whole, as the case may be, or (ii) impairs the ability of HSB, on the one hand, or ABCB, on the other, as the case may be, to perform its material obligations under this Agreement or otherwise materially impedes or delays the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement or, with respect to HSB or any of its Subsidiaries, constitutes a Specified Regulatory Action; provided, however, that in the case of clause (i) only, a “Material Adverse Change” or “Material Adverse Effect” shall not be deemed to include events, changes, occurrences, effects or developments resulting from or arising out of: (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements or principles (so long as HSB and its Subsidiaries, on the one hand, or ABCB and its Subsidiaries, on the other, as the case may be, are not disproportionately affected thereby); (B) changes after the date of this Agreement in Laws of general applicability to financial institutions (so long as HSB and its Subsidiaries, on the one hand, or ABCB and its Subsidiaries, on the other, as the case may be, are not disproportionately affected thereby); (C) changes after the date of this Agreement in economic or market conditions affecting financial institutions generally, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in securities markets (so long as HSB and its Subsidiaries, on the one hand, or ABCB and its Subsidiaries, on the other, as the case may be, are not disproportionately affected thereby); (D) the impact of the public disclosure, pendency or performance of this Agreement or the Bank Merger Agreement or the transactions contemplated hereby or thereby; (E) any failure by HSB or ABCB to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Change or Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Change or a Material Adverse Effect); (F) changes in the trading price or trading volume of ABCB Common Stock; or (G) with respect to HSB and its Subsidiaries, actions taken or omitted to be taken with the prior written consent of ABCB or required by this Agreement or the Bank Merger Agreement, or with respect to ABCB and its Subsidiaries, actions taken or omitted to be taken with the prior written consent of HSB or required by this Agreement or the Bank Merger Agreement.
(ss)“Merger Consideration Price” means $9.06.
(tt)“Nasdaq” means the Nasdaq Global Select Market.
(uu)“Order” means any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority applicable to ABCB, HSB or an Affiliate thereof, as the case may be.
(vv)“Permit” means any permit, license, registration, authorization, certificate or approval of or from any Governmental Authority or any Order.
(ww)“Permitted Lien” means (i) Liens for current Taxes and assessments not yet past due; (ii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens and similar Liens arising in the ordinary course of business and (iii) other Liens and imperfections of title that do not materially detract from the current value of the property subject thereto or materially interfere with the current use by HSB or ABCB, as the case may be, of the property subject thereto.
(xx)“Person” means any natural person, bank, corporation, association, partnership, limited liability company, organization, business, firm, trust, joint venture, unincorporated organization or any other entity or organization, including a Governmental Authority.
(yy)“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
(zz)“Proxy Statement/Prospectus” means the prospectus in connection with the issuance of shares of ABCB Common Stock pursuant to the Merger, and the proxy statement and other proxy solicitations materials of HSB relating to the HSB Shareholders’ Meeting, including any amendments or supplements thereto.
(aaa)“Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by ABCB in connection with the issuance of shares of ABCB Common Stock in the Merger (including the Proxy Statement/Prospectus constituting a part thereof).
(bbb)“Regulatory Approval” means the following approvals of, or actions taken with respect to, any Regulatory Agency or Governmental Authority that are required to consummate the transactions contemplated hereby or by the Bank Merger Agreement: (i) the filing of applications, filings and notices, as applicable, with the Nasdaq by ABCB; (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHCA and approval of such applications, filings and notices; (iii) the filing of applications, filings and notices, as applicable, with the FDIC and the GDBF, as required, in connection with the Merger or the Bank Merger, and approval of such applications, filings and notices; (iv) the filing with the SEC of the Proxy Statement/Prospectus and the Registration Statement by ABCB and the declaration of effectiveness of the Registration Statement by the SEC; (v) the filing of the Certificate of Merger with the Georgia Secretary pursuant to the GBCC and the filing of the applicable certificates or articles of merger for the Bank Merger; and (vi) such filings and approvals, if any, as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of shares of ABCB Common Stock pursuant to this Agreement and the approval of the listing of such ABCB Common Stock on the Nasdaq.
(ccc)“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors.
(ddd)“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
(eee)“SEC” means the United States Securities and Exchange Commission or any successor thereto.
(fff)“Securities Act” means the Securities Act of 1933, as amended.
(ggg)“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.
(hhh)“Specified Regulatory Action” means, with respect to HSB and any of its Subsidiaries, the imposition by any HSB Regulatory Agency or other Governmental Authority of an HSB Regulatory Agreement.
(iii)“Starting Date” means the trading day immediately prior to the date of this Agreement.
(jjj)“Starting Price” means $51.1328.
(kkk)“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of HSB means, unless the context otherwise requires, any current or former Subsidiary of HSB.
(lll)“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a third Person (or group of Persons acting in concert within the meaning of Rule 13d-5 under the Exchange Act) which HSB’s board of directors determines in its good faith judgment to be more favorable, from a financial point of view, to the shareholders of HSB than the Merger and to be reasonably likely to be consummated on the terms proposed on a timely basis, after (i) consultation with its financial advisors and outside counsel and (ii) taking into account: all relevant factors (including the likelihood of consummation of such transaction, and the anticipated timing of such consummation relative to the anticipated timing of the Merger, on the terms set forth therein); any changes to this Agreement that may be proposed by ABCB in response to such Acquisition Proposal; all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing); and the Person or Persons making such proposal; provided, however, that for purposes of the definition of  “Superior Proposal,” the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).
(mmm)“Tax” or “Taxes” means any tax, charge, fee, levy, impost, duty or other assessment, including income, gross receipts, margin, net margin, transfer, premium, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, escheat, unclaimed property, abandoned property, environmental, federal highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, social security (or similar), single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever imposed or required to be withheld by any Governmental Authority, including any interest, penalties and additions imposed thereon or with respect thereto, and including liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law) as a transferee or successor, by contract, or otherwise.
(nnn)“Taxing Authority” means any Governmental Authority having any responsibility (including administrative responsibility) for (i) the determination, assessment or collection or payment of any Tax, (ii) the administration, implementation or enforcement of or compliance with any Law relating to any Tax or (iii) the determination of any exemption, exclusion or other reduction of any Tax.
(ooo)“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.
(ppp)“Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
(qqq)“WARN ACT” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.
(rrr)“Well-Capitalized” means “well-capitalized” as that term is defined in the rules and regulations promulgated by the Federal Reserve Board, the FDIC or the GDBF, as applicable.
1.2Other Defined Terms.   The following capitalized terms have the meanings in the Sections indicated below:
Defined Term	Section Reference
ABCB	First Paragraph
ABCB Capitalization Date	4.7(a)
ABCB Disclosure Schedule	4.1(a)
ABCB Ratio	7.1(h)
ABCB Regulatory Agencies	4.6
ABCB Regulatory Agreement	4.6
ABCB Retention Program	5.16
ABCB SEC Filings	4.9
Acquisition Agreement	5.8(a)
Additional Cash Payment Per Share	7.1(h)
Adverse Recommendation Change	2.14(b)
Agreement	First Paragraph
Ameris	Recitals
Appraisal Shares	2.12
Audited Financial Statements	3.9(a)
Bank Merger	Recitals
Bank Merger Agreement	Recitals
BHCA	3.2
BOLI	3.27(b)
Book Entry Shares	2.9(b)(i)
Certificates	2.9(b)(i)
Certificate of Merger	2.4(a)
Claim	5.9(a)
Closing	2.3
Closing Date	2.3
Closing Date Plan Year	5.7(c)
Continuing Employee	5.7(a)
CRA	3.18
Defined Term	Section Reference
Discontinued Employee	5.7(b)
Effective Time	2.4(a)
Exchange Agent	2.9(a)
Exchange Agent Agreement	2.9(a)
Exchange Fund	2.9(a)
Exchange Ratio	2.7(a)
Excluded Shares	2.7(c)
Georgia Secretary	2.4(a)
Hamilton	Recitals
HSB	First Paragraph
HSB Common Stock	2.7(a)
HSB Disclosure Schedule	3.1(a)
HSB Financial Advisor	3.30
HSB Financial Statements	3.9(a)
HSB Intellectual Property	3.21
HSB Recommendation	2.14(a)
HSB Regulatory Agencies	3.6
HSB Regulatory Agreement	3.6
HSB Retention Program	5.16
HSB Shareholder Approval	6.1(b)
HSB Shareholders	Recitals
HSB Shareholders’ Meeting	2.14(a)
Indemnitees	5.9(a)
Index Ratio	7.1(h)
Information Systems Conversion	5.11
Leases	3.14(b)
Letter of Transmittal	2.9(b)(i)
Loans	3.17(a)

Defined Term	Section Reference
Materially Burdensome Regulatory Condition	5.3(a)
Merger	Recitals
Merger Consideration	2.7(a)
Non-Voting Common Stock	2.7(a)
Non-Solicitation Agreements	Recitals
Notice of Recommendation Change	2.14(b)(iii)
Per Share Cash Consideration	2.7(a)
Defined Term	Section Reference
Per Share Stock Consideration	2.7(a)
Premium Cap	5.9(b)
Regulatory Agencies	4.6
Stockholders’ Agreement	5.16
Surviving Corporation	2.1(a)
Termination Fee	7.2(b)
Trust Preferred Securities	5.19
Unaudited Financial Statements	3.9(a)
Voting Agreement	Recitals
Voting Common Stock	2.7(a)

1.3Other Definitional Provisions.
(a)    All terms defined in this Agreement shall have the meanings specified herein when used in any certificates or other documents made or delivered pursuant hereto or thereto, unless expressly stated otherwise therein or the context otherwise requires.
(b)    The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(c)    The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to articles, sections, exhibits or schedules, such reference shall be to an article or section of or exhibit or schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(d)    The words “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the words “without limitation” whether or not such words appear.
(e)    The word “or” as used in this Agreement shall not be exclusive.
(f)    Any document shall include that document as amended, notated, supplemented or otherwise modified from time to time and includes all exhibits, appendices, schedules, attachments and supplements thereto.
(g)    A reference to any statute or to any provision of any statute shall include any amendment thereto, and any modification or re-enactment thereof, and all regulations and statutory instruments issued thereunder or pursuant thereto.
ARTICLE II
THE MERGER
2.1The Merger.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, HSB shall merge with and into ABCB. ABCB shall be the surviving entity in the Merger (referred to herein for the period at and after the Effective Time as the “Surviving Corporation”). The Surviving Corporation shall continue to exist as a Georgia corporation under the name “Ameris Bancorp.” Upon consummation of the Merger, the separate legal existence of HSB shall terminate.
(b)    ABCB may at any time change the method of effecting the combination contemplated hereby (including by providing for the merger of HSB with a wholly owned Subsidiary of ABCB) if and to the extent requested by ABCB, and HSB agrees to enter into such amendments to this Agreement as ABCB may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the HSB Shareholders with respect to the Merger (including any adverse Tax treatment with respect to the HSB Shareholders or any reduction in the liquidity or value of the securities to be issued to the HSB Shareholders upon consummation of the Merger) or (iii) adversely affect or materially delay the ability of ABCB to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.
2.2Bank Merger.   Immediately after the Effective Time, the Bank Merger shall be consummated in accordance with the provisions of applicable federal and state Law. The Bank Merger shall have the effects as set forth under applicable federal and state Law, and the boards of directors of the parties shall approve, and shall cause the boards of directors of Hamilton and Ameris, respectively, to approve the Bank Merger Agreement and cause the Bank Merger Agreement to be executed and delivered promptly following the execution of this Agreement.
2.3Closing.   The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Rogers & Hardin LLP, on a date to be specified by the parties, which date shall be no later than five (5) Business Days after satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, place or date, or any or all, are agreed to in writing by the parties hereto. The date on which the Closing occurs is herein referred to as the “Closing Date.”
2.4Effective Time; Effects of the Merger.
(a)    Subject to the terms and conditions of this Agreement, on the Closing Date, the Surviving Corporation shall file a certificate of merger complying with the requirements of the GBCC (the “Certificate of Merger”) with the Secretary of State of the State of Georgia (the “Georgia Secretary”). The term “Effective Time” shall mean the date and time upon which the Merger shall be effective, which shall be the later of  (i) the date and time upon which the Certificate of Merger is filed with the Georgia Secretary and (ii) such later date and time to which ABCB and HSB shall agree and as may be specified in accordance with the GBCC.
(b)    From and after the Effective Time, the Merger shall have the effects set forth in the GBCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of HSB shall vest in the Surviving Corporation, and all debts, duties and liabilities of HSB shall become the debts, liabilities and duties of the Surviving Corporation.
2.5Charter Documents of the Surviving Corporation.   The Charter Documents of ABCB, as in effect immediately prior to the Effective Time, shall become and remain the Charter Documents of the Surviving Corporation until amended in accordance with the respective terms thereof and Applicable Laws.
2.6Directors and Officers of the Surviving Corporation.   As of the Effective Time:
(a)    The directors of the Surviving Corporation shall be the directors of ABCB immediately prior to the Effective Time, each of whom shall serve as the directors of the Surviving Corporation until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office in accordance with the Charter Documents of the Surviving Corporation.
(b)    The officers of the Surviving Corporation shall be the officers of ABCB immediately prior to the Effective Time, each of whom shall serve until their respective successors are duly appointed and qualified, or until their earlier death, resignation or removal from office in accordance with the Charter Documents of the Surviving Corporation.
2.7Conversion of Securities.
(a)    Merger Consideration.   At the Effective Time, subject to the other provisions of this Agreement, each share of the voting common stock of HSB, $0.01 par value per share (the “Voting Common Stock”), and the non-voting common stock of HSB, $0.01 par value per share (the “Non-Voting Common Stock” and, together with the Voting Common Stock, the “HSB Common

Stock”), issued and outstanding immediately prior to the Effective Time, but excluding any Excluded Shares and Appraisal Shares, shall, by virtue of the Merger, be converted into and shall thereafter represent the right to receive the following consideration, in each case without interest: (i) an amount of cash equal to $0.93 (the “Per Share Cash Consideration”); and (ii) 0.160 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of ABCB Common Stock, together with cash in lieu of any fractional shares in accordance with the provisions of Section 2.9(d) (the “Per Share Stock Consideration,” and together with the Per Share Cash Consideration, the “Merger Consideration”).
(b)    Cancellation of Shares.   Shares of HSB Common Stock, when converted in accordance with Section 2.7(a), shall cease to be outstanding and shall automatically be canceled and cease to exist, and each holder of a Certificate or Book Entry Share shall cease to have any rights with respect thereto, except the right to receive in respect of each share of HSB Common Stock previously represented thereby (i) the consideration set forth in Section 2.7(a), (ii) any dividends or other distributions in accordance with Section 2.9(c) and (iii) any cash to be paid in lieu of any fractional shares of ABCB Common Stock in accordance with Section 2.9(d), in each case without interest, and in each case to be issued or paid in consideration therefor upon the surrender of such Certificate or Book Entry Share in accordance with Section 2.9.
(c)    Treasury Stock; Excluded Shares.   All shares of HSB Common Stock held by HSB as treasury shares, or by ABCB or by any wholly owned Subsidiary of ABCB or HSB, immediately prior to the Effective Time (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by ABCB, HSB or any wholly owned Subsidiary of ABCB or HSB in respect of a debt previously contracted) shall automatically be canceled and cease to exist as of the Effective Time and no consideration shall be delivered or deliverable therefor (all such shares, the “Excluded Shares”).
(d)    No Effect on ABCB Common Stock.   Each share of ABCB Common Stock outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the consummation of the Merger.
2.8HSB Restricted Stock Units; HSB Stock Options; HSB Warrants.
(a)    HSB Restricted Stock Units.   At the Effective Time, each HSB Restricted Stock Unit shall be cancelled and converted into the right to receive, as soon as reasonably practicable after the Effective Time, in respect of each share of HSB Common Stock then subject to such HSB Restricted Stock Unit and which is not subject to any further vesting condition or other restriction (which for the avoidance of doubt shall include HSB Restricted Stock Units that become vested in connection with the consummation of the Merger or the Bank Merger), the number of shares of ABCB Common Stock plus the amount of cash, in each case, that would have been payable with respect to such share of HSB Common Stock as Merger Consideration if such share had been issued and outstanding immediately prior to the Effective Time, without interest and less applicable Taxes required to be withheld with respect to such payment, if any. Each share of HSB Common Stock subject to any HSB Restricted Stock Unit and which is subject to any further vesting condition or other restriction as of the Effective Time shall be forfeited.
(b)    HSB Stock Options.   Prior to the Effective Time, HSB shall take all actions necessary to provide that, at the Effective Time, each HSB Stock Option, whether or not then exercisable, shall fully vest and immediately be cancelled and only entitle the holder thereof, as soon as reasonably practicable after the Effective Time, to receive an amount in cash, without interest, equal to the product of  (i) the total number of shares of HSB Common Stock subject to such HSB Stock Option multiplied by (ii) the excess, if any, of  (A) the Merger Consideration Price over (B) the per share exercise price for the applicable HSB Stock Option, less applicable Taxes required to be withheld with respect to such payment, if any. ABCB shall pay such cash amount to the holder of each such HSB Stock Option promptly after the Effective Time. Any HSB Stock Option that has a per share exercise price that is greater than or equal to the Merger Consideration Price shall be cancelled for no consideration. Each HSB Stock Option has been amended to the extent necessary to comply with the provisions of this

Section 2.8(b), except as set forth on HSB Disclosure Schedule Section 2.8(b), and HSB shall use commercially reasonable efforts to cause, prior to the Closing, the amendment of those HSB Stock Options that have not been so amended as of the date hereof.
(c)    HSB Warrants.   At the Effective Time, each HSB Warrant (subject to the amendment of such HSB Warrant consistent with this Section 2.8(c)) shall immediately be cancelled and only entitle the holder thereof, as soon as reasonably practicable after the Effective Time, to receive an amount in cash, without interest, equal to the product of  (i) the total number of shares of HSB Common Stock subject to such HSB Warrant multiplied by (ii) the excess, if any, of  (A) the Merger Consideration Price over (B) the per share exercise price for the applicable HSB Warrant. ABCB shall pay such cash amount to the holder of each such HSB Warrant immediately after the Effective Time. Any HSB Warrant that has a per share exercise price that is greater than or equal to the Merger Consideration Price shall be cancelled for no consideration. Each HSB Warrant has been amended to the extent necessary to comply with the provisions of this Section 2.8(c), except as set forth on HSB Disclosure Schedule Section 2.8(c), and HSB shall use commercially reasonable efforts to cause, prior to the Closing, the amendment of those HSB Warrants that have not been so amended as of the date hereof.
2.9Exchange of HSB Common Stock.
(a)    Exchange Agent.   At or prior to the Closing, ABCB shall deposit, or shall cause to be deposited, with ABCB’s transfer agent or an unrelated bank or trust company reasonably acceptable to HSB (the “Exchange Agent”), for the benefit of the holders of shares of HSB Common Stock, HSB Restricted Stock Units and HSB Warrants, for exchange in accordance with this Article II, through the Exchange Agent, sufficient cash and ABCB Common Stock to make all deliveries of cash and ABCB Common Stock as required by this Article II, including the Merger Consideration, pursuant to an exchange agent agreement between ABCB and the Exchange Agent in a form reasonably acceptable to the parties hereto (the “Exchange Agent Agreement”). ABCB agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.9(c) and to make payments in lieu of fractional shares pursuant to Section 2.9(d). Any cash and ABCB Common Stock deposited with the Exchange Agent (including as payment for any dividends or other distributions in accordance with Section 2.9(c) and fractional shares in accordance with Section 2.9(d)) shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of HSB Common Stock, HSB Restricted Stock Units and HSB Warrants pursuant to this Agreement out of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by ABCB, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of shares of HSB Common Stock, HSB Restricted Stock Units and HSB Warrants. Any interest and other income resulting from such investments shall be paid to ABCB. Except as contemplated by this Agreement and the Exchange Agent Agreement, the Exchange Fund shall not be used for any other purpose.
(b)    Exchange Procedures.
(i)   As promptly as practicable after the Effective Time (and in no event later than one (1) Business Day thereafter), ABCB shall instruct the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding Certificate or Book Entry Share that immediately prior to the Effective Time represented shares of HSB Common Stock (A) a letter of transmittal in customary form as directed by ABCB and reasonably acceptable to HSB (which shall specify that delivery shall be effected, and risk of loss and title to the shares of HSB Common Stock shall pass, only upon proper delivery of the corresponding certificates (the “Certificates”) representing such shares to the Exchange Agent or receipt by the Exchange Agent of an “agent’s message” with respect to non-certificated shares represented by book entry (“Book Entry Shares”)), and (B) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the Merger Consideration payable in respect of the shares of HSB Common Stock represented thereby (collectively, the “Letter of Transmittal”).
(ii)   Upon surrender of Certificates or Book Entry Shares for cancellation to the Exchange Agent together with, in each case, a properly completed and executed Letter of Transmittal and such other documents as may be required pursuant to the exchange instructions, the holders of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor, the Merger Consideration, including any cash payable in lieu of any fractional shares of ABCB Common Stock pursuant to Section 2.9(d). No interest shall be paid or accrued on any Merger Consideration. In the event of a transfer of ownership of shares of HSB Common Stock which is not registered in the transfer records of HSB, the Merger Consideration payable in respect of such shares of HSB Common Stock may be paid to a transferee if the Certificate representing such shares of HSB Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.
(iii)   Immediately after the Effective Time, the holders of the HSB Restricted Stock Units shall be entitled to receive in exchange therefor, the Merger Consideration, as provided in Section 2.8(a), including any cash payable in lieu of fractional shares of ABCB Common Stock pursuant to Section 2.9(d). No interest shall be paid or accrued on any Merger Consideration.
(c)    Distributions with Respect to Unexchanged HSB Common Stock.   No dividends or other distributions declared or made with respect to ABCB Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book Entry Share with respect to the ABCB Common Stock that such holder would be entitled to receive upon surrender of such Certificate or Book Entry Share and no cash payment in lieu of fractional shares of ABCB Common Stock shall be paid to any such holder until such holder shall surrender such Certificate or Book Entry Share in accordance with this Section 2.9. Subject to Applicable Law, following surrender of any such Certificate or Book Entry Share, there shall be paid to such holder of ABCB Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of ABCB Common Stock to which such holder is entitled pursuant to Section 2.9(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such holder’s whole shares of ABCB Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such holder’s whole shares of ABCB Common Stock.
(d)    Fractional Shares.   No certificates or scrip or ABCB Common Stock representing fractional shares of ABCB Common Stock or book entry credit of the same shall be issued upon the surrender for exchange of Certificates or Book Entry Shares, or with respect to HSB Restricted Stock Units, no dividend or other distribution, stock split or interest shall relate to any such fractional share and such fractional share shall not entitle the owner thereof to vote or to have any rights as a holder of any ABCB Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of HSB Common Stock exchanged, and each holder of HSB Restricted Stock Units cancelled and converted, in the Merger who would otherwise have been entitled to receive a fraction of a share of ABCB Common Stock (after taking into account all Certificates and Book Entry Shares delivered by such holder and all HSB Restricted Stock Units held by such holder and cancelled and converted in the Merger) shall receive, in lieu thereof, cash (without interest) in an amount, rounded to the nearest whole cent, equal to the product of  (i) the Average ABCB Closing Stock Price and (ii) the fraction of a share (after taking into account all shares of HSB Common Stock and all HSB Restricted Stock Units cancelled and converted in the Merger, in each case, held by such holder at the Effective Time and rounded to three decimal places) of ABCB Common Stock that such holder would otherwise be entitled to receive pursuant to Section 2.7 or Section 2.8(a).
(e)    Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed to the holders of HSB Common Stock after one (1) year following the Effective Time shall be delivered to ABCB upon demand and, from and after such delivery to ABCB, any former holders of HSB Common Stock (other than Appraisal Shares) who have not theretofore complied with this Article II shall thereafter look only to ABCB for the Merger Consideration payable in respect of such shares of HSB Common Stock. Any amounts remaining unclaimed by holders of shares of HSB Common Stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by Applicable Law, thereupon become the property of ABCB free and clear of any Liens, claims or interest of any Person previously entitled thereto.
(f)    No Liability.   Neither ABCB nor any of ABCB’s Subsidiaries shall be liable to any holder of shares of HSB Common Stock or HSB Restricted Stock Units for any shares of ABCB Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official or Governmental Authority in the reasonable belief that such delivery was required pursuant to any abandoned property, escheat or similar Law.
(g)    Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in form and substance acceptable to ABCB and, if required by ABCB, the posting by such Person of a bond, in such reasonable amount as ABCB may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of HSB Common Stock represented by such Certificate.
(h)    Withholding.   Each of ABCB and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of HSB Common Stock or HSB Restricted Stock Units such amounts as ABCB or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by ABCB or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of HSB Common Stock or HSB Restricted Stock Units in respect of whom such deduction and withholding was made by ABCB or the Exchange Agent, as the case may be.
(i)    Book Entry.   All shares of ABCB Common Stock to be issued in the Merger shall be issued in book entry form, without physical certificates.
2.10Certain Adjustments.   If, after the date of this Agreement and at or prior to the Effective Time, the outstanding shares of ABCB Common Stock or HSB Common Stock are changed into a different number of shares or type of securities by reason of any stock split, stock combination, stock dividend, reclassification, recapitalization or similar transaction with respect to such stock, and the record date therefor shall be prior to the Effective Time, then the Per Share Stock Consideration and the Per Share Cash Consideration will be proportionately adjusted as necessary to provide to the holders thereof, and the holders of the HSB Restricted Stock Units, the HSB Stock Options and the HSB Warrants, the same economic effect as contemplated by this Agreement prior to such adjustment event.
2.11Transfer Books; No Further Ownership Rights in HSB Common Stock.   At the Closing Date, the stock transfer books of HSB shall be closed and thereafter there shall be no further registration of transfers of shares of HSB Common Stock on the records of HSB, except for the cancellation of such shares in connection with the Merger. From and after the Effective Time, the holders of Certificates or Book Entry Shares that evidenced ownership of shares of HSB Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by Applicable Law. If, after the Effective Time, bona fide Certificates or Book Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.
2.12Appraisal Rights.   Notwithstanding any other provision of this Agreement to the contrary, shares of HSB Common Stock that are outstanding immediately prior to the Effective Time and which are held by an HSB Shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 14-2-1321 and 14-2-1323 of the GBCC (collectively, the “Appraisal Shares”), shall not be converted into or represent the right to receive the Merger

Consideration. Such HSB Shareholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with Sections 14-2-1301 to 14-2-1332 of the GBCC, except that all Appraisal Shares held by HSB Shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting shareholders under the GBCC shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration pursuant to Section 2.7. HSB shall give ABCB (i) prompt notice of any written demands for payment of fair value of any shares of HSB Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the GBCC and received by HSB relating to shareholders’ dissenters’ rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the GBCC consistent with the obligations of HSB thereunder. HSB shall not, except with the prior written consent of ABCB, make any payment with respect to such demand, offer to settle or settle any demand for payment of fair value or waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the GBCC. Any portion of the Merger Consideration made available to the Exchange Agent to pay for shares of HSB Common Stock for which appraisal rights have been perfected shall be returned to ABCB upon demand.
2.13Proxy and Registration Statement.
(a)    ABCB and HSB shall prepare the Registration Statement on Form S-4 or other applicable form, which ABCB shall file with the SEC as promptly as reasonably practicable following the date of this Agreement and which will include the Proxy Statement/Prospectus. HSB shall use its commercially reasonable efforts to prepare and deliver to ABCB for review, as promptly as practicable following the date of this Agreement or as subsequently requested by ABCB, such financial statements and related analysis of HSB, including Management’s Discussion and Analysis of Financial Condition and Results of Operations of HSB, as may be required in order to file, in compliance with Applicable Laws, the Registration Statement and any other report or registration statement required to be filed by ABCB with the SEC. Each of ABCB and HSB shall use commercially reasonably efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger, the Bank Merger and the other transactions contemplated hereby and by the Bank Merger Agreement. Each of HSB and ABCB will cause the Proxy Statement/Prospectus to be filed with the SEC and mailed to the HSB Shareholders as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. ABCB shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance and reservation of ABCB Common Stock in the Merger, and HSB shall furnish all information concerning HSB and the holders of HSB Common Stock, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action.
(b)    ABCB will advise HSB promptly after it receives oral or written notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of ABCB Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, the initiation or threat of any proceeding for any such purpose, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide HSB with copies of any written communication from the SEC or any state securities commission.
(c)    If at any time prior to the Effective Time any information relating to ABCB or HSB, or any of their respective Affiliates, officers or directors, is discovered by ABCB or HSB which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the HSB Shareholders.

2.14HSB Shareholder Approval.
(a)    HSB shall take all action necessary in accordance with Applicable Laws and HSB’s current Charter Documents to duly give notice of, convene and hold a meeting of the HSB Shareholders (including any adjournment or postponement thereof, the “HSB Shareholders’ Meeting”), to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, for the purpose of obtaining the HSB Shareholder Approval. The board of directors of HSB has resolved to recommend to the HSB Shareholders that they approve this Agreement and HSB shall, acting through its board of directors, (i) recommend that the HSB Shareholders approve this Agreement (the “HSB Recommendation”), (ii) include the HSB Recommendation in the Proxy Statement/Prospectus and (iii) use commercially reasonable efforts to solicit from the HSB Shareholders proxies in favor of the approval of this Agreement, including by communicating to the HSB Shareholders the recommendation of the board of directors of HSB that they approve this Agreement, and to take all other commercially reasonable actions necessary or advisable to secure the vote or consent of the HSB Shareholders required by Applicable Law to obtain such approvals, except to the extent HSB’s board of directors has withdrawn the HSB Recommendation in accordance with the terms of this Agreement. Except with the prior approval of ABCB, no other matters shall be submitted for the approval of the HSB Shareholders at the HSB Shareholders’ Meeting.
(b)    Neither HSB’s board of directors nor any committee thereof shall (x) except as expressly permitted by this Section 2.14(b), withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to ABCB or any of ABCB’s Subsidiaries, the HSB Recommendation or (y) approve or recommend, or propose to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”). Notwithstanding the foregoing or any other provision of this Agreement, HSB’s board of directors may at any time prior to the HSB Shareholders’ Meeting (i) effect an Adverse Recommendation Change or (ii) terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal, if and only if:
(i)   HSB’s board of directors determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that it has received an unsolicited, bona fide Acquisition Proposal (that did not result from a breach of Section 5.8) that constitutes, or is reasonably likely to lead to, a Superior Proposal that has not been withdrawn;
(ii)   HSB’s board of directors determines in good faith, after consultation with such outside legal counsel, that it is reasonably necessary to take such actions to comply with its fiduciary duties to HSB and its shareholders under Applicable Law;
(iii)   HSB’s board of directors provides written notice (a “Notice of Recommendation Change”) to ABCB of its receipt of the Acquisition Proposal and its intent to withdraw the HSB Recommendation on the fifth (5th) Business Day following delivery of such notice, which notice shall specify in reasonable detail the material terms and conditions of the Acquisition Proposal (it being understood that any amendment (and each successive amendment) to any term of such Acquisition Proposal shall require a new Notice of Recommendation Change);
(iv)   after providing such Notice of Recommendation Change, HSB shall negotiate in good faith with ABCB (if requested by ABCB) and provide ABCB reasonable opportunity during the subsequent five (5)-Business Day period(s) to make such adjustments in the terms and conditions of this Agreement as would enable HSB’s board of directors to proceed without withdrawing the HSB Recommendation; provided, however, that ABCB shall not be required to propose any such adjustments; and
(v)   HSB’s board of directors, following the final such five (5)-Business Day period, again determines in good faith, after consultation with such outside legal counsel and such independent financial advisor, that such Acquisition Proposal nonetheless constitutes a Superior Proposal and that taking such action is reasonably necessary to comply with their fiduciary duties to HSB and its shareholders under Applicable Law.
(c)    Nothing contained in this Section 2.14 shall prohibit HSB or the board of directors of HSB from complying with HSB’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed an Adverse Recommendation Change unless the board of directors of HSB reaffirms the HSB Recommendation in such disclosure.
2.15Closing Deliveries by HSB.   At the Closing, HSB shall deliver or cause to be delivered to ABCB:
(a)    a certificate of the Secretary of each of HSB and Hamilton, dated as of the Closing Date, certifying to: (i) the Charter Documents of HSB and Hamilton; (ii) the resolutions of the board of directors of each of HSB and Hamilton approving the Merger and the Bank Merger, respectively, and the execution, delivery and performance of this Agreement and the Bank Merger Agreement, as applicable; (iii) the incumbency and signatures of the officers of HSB and Hamilton executing this Agreement and the Bank Merger Agreement, as applicable, and any other certificate or document delivered by HSB or Hamilton in connection with this Agreement or the Bank Merger Agreement; and (iv) the action by HSB Shareholders holding the requisite voting power under HSB’s Charter Documents and Applicable Law and as required by the Stockholders’ Agreement approving the Merger and the execution, delivery and performance of this Agreement;
(b)    a certificate, dated as of the Closing Date and signed by a duly authorized officer of HSB, certifying that each of the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied; and
(c)    such other documents as ABCB reasonably deems necessary or appropriate to consummate the transactions contemplated by this Agreement or by the Bank Merger Agreement.
2.16Closing Deliveries by ABCB.   At the Closing, ABCB shall deliver or cause to be delivered to HSB:
(a)    evidence reasonably satisfactory to HSB of the delivery of the Merger Consideration to the Exchange Agent;
(b)    a certificate of the Secretary of each of ABCB and Ameris, dated as of the Closing Date, certifying to: (i) the Charter Documents of ABCB and Ameris; (ii) the resolutions of the board of directors of each of ABCB and Ameris approving the Merger and the Bank Merger, respectively, and the execution, delivery and performance of this Agreement and the Bank Merger Agreement, as applicable; and (iii) the incumbency and signatures of the officers of ABCB and Ameris executing this Agreement and the Bank Merger Agreement, as applicable, and any other certificate or document delivered by ABCB or Ameris in connection with this Agreement or the Bank Merger Agreement;
(c)    a certificate, dated as of the Closing Date and signed by a duly authorized officer of ABCB, that each of the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied; and
(d)    such other documents as HSB reasonably deems necessary or appropriate to consummate the transactions contemplated by this Agreement or by the Bank Merger Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF HSB
3.1Making of Representations and Warranties.
(a)    On or prior to the date hereof, HSB has delivered to ABCB a schedule (the “HSB Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or to one or more of its covenants contained in Section 5.1; provided, however, that nothing in the HSB Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.
(b)    Except as disclosed in the HSB Disclosure Schedule, HSB hereby represents and warrants to ABCB that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including representations made as of  “the date hereof”), which need be correct only as of such earlier date.

3.2Organization.
(a)    HSB is a Georgia corporation (i) duly organized, validly existing and in good standing under the laws of the State of Georgia, (ii) which is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHCA”), (iii) with all requisite power and authority to own and operate its properties and to carry on its business as presently conducted and (iv) duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of such authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on HSB. True, complete and correct copies of the Charter Documents of HSB, as in effect as of the date of this Agreement, have previously been made available to ABCB.
(b)    HSB Disclosure Schedule 3.2(b) sets forth a true and complete list of each Subsidiary of HSB, including the jurisdiction of organization and all jurisdictions in which such entity is qualified to business. Other than as set forth on HSB Disclosure Schedule 3.2(b), there are no corporations, partnerships, limited liability companies, associations or other entities in which HSB owns, directly or indirectly, any equity or other interest. All outstanding shares or ownership interests of HSB’s Subsidiaries are validly issued, fully paid and nonassessable and owned by HSB (or another Subsidiary of HSB) free and clear of any Liens other than Permitted Liens.
(c)    Each Subsidiary of HSB that is set forth on HSB Disclosure Schedule 3.2(b) (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, (ii) with all requisite power and authority to own and operate its properties and to carry on its business as presently conducted and (iii) duly qualified and in good standing in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of such authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on HSB. True, complete and correct copies of the Charter Documents of each Subsidiary of HSB, as in effect as of the date of this Agreement, have previously been made available to ABCB.
(d)    Hamilton is a member of the Federal Home Loan Bank of Atlanta.
3.3Authority; Binding Nature.
(a)    Each of HSB and its Subsidiaries, to the extent applicable, has all requisite power and authority to enter into this Agreement and the Bank Merger Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement. The execution, delivery and performance by HSB of this Agreement and by Hamilton of the Bank Merger Agreement, and the consummation by HSB and each of its Subsidiaries of the transactions contemplated by this Agreement and the Bank Merger Agreement, have been duly and validly approved by the board of directors (or comparable governing body) of HSB and each applicable Subsidiary. Subject to the receipt of the HSB Shareholder Approval, no other corporate proceedings on the part of HSB are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or by the Bank Merger Agreement. This Agreement has been, and the Bank Merger Agreement will be, duly executed and delivered by HSB and Hamilton, as applicable, and constitutes or, in the case of the Bank Merger Agreement, will constitute (in each case assuming due authorization, execution and delivery by ABCB and Ameris, as applicable) the legal, valid and binding obligations of HSB and Hamilton enforceable against HSB and Hamilton, as applicable, in accordance with its terms, except as such enforceability may be limited by Applicable Laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(b)    HSB and its Subsidiaries have taken all reasonable actions by them in order to exempt this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,”

“anti-greenmail,” “business combination” or other antitakeover Laws of the State of Georgia to the extent such antitakeover Laws are applicable to the transactions contemplated by this Agreement. HSB and its Subsidiaries have taken all action required to be taken by them in order to make this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby comply with, and the transactions contemplated hereby and thereby do comply with, the requirements of any provisions of their respective Charter Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.
3.4No Conflicts.   The execution, delivery and performance of this Agreement by HSB and of the Bank Merger Agreement by Hamilton, and the consummation of the transactions contemplated hereby and thereby by HSB and its Subsidiaries, including the Merger and the Bank Merger, do not and will not (i) conflict with, or result in a breach or violation of or default under, any terms or conditions of the Charter Documents of HSB or any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.5 hereof are duly obtained, (A) conflict with or violate in any material respect any Applicable Law as to HSB or any of its Subsidiaries, (B) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to, any HSB Material Contract, except as set forth on HSB Disclosure Schedule 3.4, or (C) result in the creation or imposition of any Lien on any of the assets of HSB or its Subsidiaries.
3.5Consents and Approvals.   Other than (i) the Regulatory Approvals, (ii) the HSB Shareholder Approval and (iii) such other filings, authorizations, consents, notices or approvals as may be set forth on HSB Disclosure Schedule 3.5, no consents, approvals, authorizations or other actions by, or filings with or notifications to, any Person or any Governmental Authority on the part of HSB or any of its Subsidiaries are required in connection with the execution, delivery and performance by HSB of this Agreement or by Hamilton of the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby.
3.6Regulatory Matters.   HSB and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2015 with, as applicable, (i) the Federal Reserve Board, (ii) the FDIC, (iii) the GDBF and (iv) any other applicable bank regulatory agencies (collectively, the “HSB Regulatory Agencies”), and any other applicable Governmental Authority, and have paid all applicable fees, premiums and assessments due and payable thereto. Each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with Applicable Law. Neither HSB nor any of its Subsidiaries is subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or since January 1, 2012 has been ordered to pay any civil money penalty by or has adopted any board resolutions at the request of, any HSB Regulatory Agency or other Governmental Authority of any kind (each, a “HSB Regulatory Agreement”), nor has HSB or any of its Subsidiaries been advised since January 1, 2012 by any HSB Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such HSB Regulatory Agreement. There is no material unresolved written violation, criticism, comment or exception by any HSB Regulatory Agency or other Governmental Authority relating to HSB or any of its Subsidiaries, to HSB’s Knowledge, and HSB is not aware of any reason attributable to HSB or Hamilton why all required Regulatory Approvals would not be received on a timely basis without undue delay and without the imposition of any Materially Burdensome Regulatory Condition as described in the proviso to Section 5.3(a)(i).
3.7Capitalization.
(a)    The authorized capital stock of HSB consists only of  (i) 80,000,000 shares of Voting Common Stock, of which 34,702,329 are issued and outstanding as of the date of this Agreement, (ii) 20,000,000 shares of Non-Voting Common Stock, of which 5,723,226 shares are issued and outstanding as of the date of this Agreement, and (iii) 20,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are issued and outstanding as of the date of this Agreement.

HSB Disclosure Schedule 3.7(a) sets forth the name and address, as reflected on the books and records of HSB, of each HSB Shareholder and the number of shares of Voting Common Stock and Non-Voting Common Stock held by each such HSB Shareholder. Such issued and outstanding shares of HSB Common Stock constitute all of the issued and outstanding capital stock of HSB as of the date of this Agreement, and have been duly authorized, validly issued and are fully paid and nonassessable. None of the shares of HSB Common Stock have been issued or disposed of in violation of any preemptive rights of any Person. As of the date of this Agreement, 4,250,000 shares of Voting Common Stock were reserved for issuance upon the exercise of outstanding HSB Stock Options and for issuance upon the vesting and settlement of outstanding Restricted Stock Units and 547,667 shares of Voting Common Stock were available for future grants of equity awards under the HSB Incentive Plan. HSB has furnished to ABCB a true, complete copy of the HSB Incentive Plan. Except as disclosed on HSB Disclosure Schedule 3.7(a), as of the date of this Agreement, no trust preferred or subordinated debt securities of HSB or any of its Subsidiaries are issued or outstanding, and HSB currently has no election in effect to defer interest payments with respect to any trust preferred securities or related debentures issued by it or any of its Affiliates.
(b)    HSB Disclosure Schedule 3.7(b) sets forth the following for each grant or award of HSB Stock Options, HSB Restricted Stock Units, HSB Warrants or other outstanding rights, plans, options, warrants, calls, conversion rights or other arrangements or commitments that obligate HSB or any of its Subsidiaries to issue or dispose of any of its capital stock or other ownership interests: (i) the name of the grantee; (ii) the date of the grant; (iii) the expiration date; (iv) the vesting schedule; (v) the exercise price; (vi) the number of shares of HSB Common Stock, or any other security of HSB or any of its Subsidiaries, subject to such award; and (vii) the number of shares subject to such award that are exercisable or have vested as of the date of this Agreement. Except as set forth on HSB Disclosure Schedule 3.7(b), all shares of HSB Common Stock issuable upon exercise (or settlement, as applicable) of HSB Stock Options, HSB Restricted Stock Units and HSB Warrants, upon their issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and will not be issued in violation of preemptive rights or any Law. Each grant of HSB Stock Options, HSB Restricted Stock Units and HSB Warrants was appropriately authorized by the board of directors of HSB or the compensation committee thereof, was made in accordance with the terms of the HSB Incentive Plan (other than the HSB Warrants) and any Applicable Law and has a grant date identical to (or later than) the date on which it was actually granted or awarded. The per share exercise price of each HSB Stock Option was determined in accordance with the HSB Incentive Plan and was not less than the fair market value of a share of HSB Common Stock on the applicable date on which the related grant was by its terms to be effective.
(c)   Except as disclosed on HSB Disclosure Schedule 3.7(b), there are no outstanding (i) rights, plans, options, warrants, calls, conversion rights or any agreements, arrangements or commitments of any kind or character (either firm or conditional) obligating HSB or any of its Affiliates to issue, deliver or sell, or cause to be delivered or sold, any capital stock of HSB or any of its Subsidiaries, or any securities exchangeable for or convertible into the capital stock of HSB or any of its Subsidiaries, (ii) contractual obligations of HSB or any of its Affiliates, or rights of a Person, to repurchase, redeem or otherwise acquire any shares of capital stock of HSB or any of its Subsidiaries or (iii) proxies, voting agreements, voting trusts, preemptive rights, rights of first refusal, rights of first offer, rights of co-sale or tag-along rights, shareholder agreements or other rights, understandings or arrangements regarding the voting or disposition of the shares of HSB Common Stock or capital stock of its Subsidiaries (other than the Voting Agreement and the Stockholders’ Agreement). No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of capital stock may vote have been issued by HSB or any of its Subsidiaries and are outstanding.
(d)   All of the issued and outstanding shares of capital stock of Hamilton are, on the date of this Agreement, and on the Closing Date will be, held by HSB.
(e)   No Subsidiary of HSB owns any capital stock of HSB except for shares held in a fiduciary capacity or in respect of a debt previously contracted.

3.8Deposits.   The deposit accounts of Hamilton are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid. No proceedings for the revocation or termination of such deposit insurance are pending or, to HSB’s Knowledge, threatened.
3.9Financial Statements.
(a)    HSB has previously delivered or made available to ABCB copies of HSB’s (i) audited consolidated financial statements (including the related notes and schedules thereto) for the years ended December 31, 2016, 2015 and 2014, accompanied by the unqualified audit reports of Crowe Horwath LLP (for the years ended December 31, 2016 and 2015) and KPMG LLP (for the year ended December 31, 2014), independent registered accountants (collectively, the “Audited Financial Statements”), and (ii) unaudited interim consolidated financial statements for the nine (9) months ended the Interim Balance Sheet Date (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “HSB Financial Statements”). The HSB Financial Statements (including any related notes and schedules thereto) are accurate and complete in all material respects and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of HSB and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, except as indicated in such statements or in the notes therein and subject, in the case of the Unaudited Financial Statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect) and the absence of notes and schedules (that, if presented, would not differ materially from those included in the Audited Financial Statements). No financial statements of any entity or enterprise other than the Subsidiaries of HSB are required by GAAP to be included in the consolidated financial statements of HSB. The audits of HSB have been conducted in accordance with GAAP. Since the Interim Balance Sheet Date, neither HSB nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet except for liabilities reflected or reserved against in the HSB Financial Statements and current liabilities incurred in ordinary course of business since the Interim Balance Sheet Date. True, correct and complete copies of the HSB Financial Statements are attached as HSB Disclosure Schedule 3.9(a).
(b)    The records, systems, controls, data and information of HSB and its Subsidiaries are in all material respects recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of HSB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal account controls described in the following sentence. HSB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. HSB has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of HSB’s board of directors (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect HSB’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in HSB’s internal control over financial reporting.
(c)    Since January 1, 2014, neither HSB nor any of its Subsidiaries nor, to HSB’s Knowledge, any director, officer, employee, auditor, accountant or representative of HSB or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of HSB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that HSB or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

3.10Allowance for Loan and Lease Losses.   HSB’s allowance for loan and lease losses as reflected in each of  (i) the latest balance sheet included in the Audited Financial Statements and (ii) the balance sheet as of the Interim Balance Sheet Date included in the Unaudited Financial Statements, were, in the opinion of management, as of each of the dates thereof, in compliance with HSB’s and Hamilton’s existing methodology for determining the adequacy of its allowance for loan and lease losses and the currently applicable standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.
3.11Ordinary Course; Lack of Material Adverse Change.   Since the Balance Sheet Date, except as disclosed on HSB Disclosure Schedule 3.11 or as otherwise specifically provided by this Agreement, HSB and its Subsidiaries have operated in all material respects in the ordinary course of business consistent with past practice and there has not been any Material Adverse Change in HSB or any of its Subsidiaries or any event, change, occurrence, effect or development that would reasonably be expected to have a Material Adverse Effect on HSB or any of its Subsidiaries. During the period from the Interim Balance Sheet Date through the date of this Agreement, except as disclosed on HSB Disclosure Schedule 3.11 or as otherwise specifically provided by this Agreement, there has not been any action taken by HSB or any of its Subsidiaries that would have required ABCB’s consent if HSB had been subject to Section 5.1 at such time.
3.12Reorganization.   Neither HSB nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.13Taxes.
(a)    (i) All federal and state Tax Returns and all other material Tax Returns that were or are required to be filed on or before the Closing Date by HSB or its Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete in all material respects and were or will be prepared in substantial compliance with all Applicable Laws; (ii) all Taxes due and owing by HSB or its Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date; (iii) all deficiencies asserted in writing or assessments made in writing by the relevant Taxing Authority in connection with any of the Tax Returns referred to in clause (i) have been or will be timely paid in full on or before the Closing Date; and (iv) no issues that have been raised in writing by the relevant Taxing Authority in connection with any of the Tax Returns referred to in clause (i) are pending as of the date of this Agreement, or, if pending, have been specifically identified by HSB to ABCB in writing and adequately reserved for in the HSB Financial Statements. Neither HSB nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.
(b)    No Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to HSB or any of its Subsidiaries. Neither HSB nor its Subsidiaries has received from any Taxing Authority (including jurisdictions where HSB or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against HSB or any of its Subsidiaries. HSB has provided ABCB with correct and complete copies of all federal and state income Tax Returns filed by HSB and each of its Subsidiaries for taxable periods ended on or after December 31, 2014 and all examination reports and statements of deficiencies related to federal and state income Tax assessed against or agreed to by HSB or any of its Subsidiaries with respect to those taxable periods.
(c)    There are no Liens on HSB’s or any of its Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens or Liens the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the HSB Financial Statements.
(d)    Neither HSB nor any of its Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.

(e)    HSB and its Subsidiaries have withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
(f)    Neither HSB nor any of its Subsidiaries is (or has been) a party to any Tax allocation or sharing agreement (other than such an agreement or arrangement exclusively between or among HSB and its Subsidiaries). Neither HSB nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was HSB) or (ii) has any liability for Taxes of any Person (other than HSB or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a transferee, successor, by contract or otherwise.
(g)    No claim has been made in the last five (5) years by a Taxing Authority in a jurisdiction where HSB or any Subsidiary does not file Tax Returns that HSB (or such Subsidiary) is or may be subject to taxation by that jurisdiction.
(h)    Except as listed on HSB Disclosure Schedule 3.13(h), neither HSB nor any Subsidiary has, in the last five (5) years, distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(i)    Neither HSB nor any Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(j)    Neither HSB nor any Subsidiary has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2). HSB and each Subsidiary have disclosed in their Tax Returns all information required by the provisions of the Treasury Regulations issued under Section 6011 of the Code with respect to any “reportable transaction” as that term is defined in Section 6707A(c) of the Code.
(k)    Except as listed on HSB Disclosure Schedule 3.13(k), neither the execution and delivery of this Agreement or the Bank Merger Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event) result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4) (or any corresponding provision of state, local or non-U.S. Tax Law)), 162 (other than 162(a)) or 404 of the Code.
(l)    The unpaid Taxes of HSB and each Subsidiary (i) did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the HSB Financial Statements (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of HSB and each Subsidiary in filing its Tax Returns. Since the Interim Balance Sheet Date, neither HSB nor any Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.
(m)    HSB operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d).
3.14Title to Assets; Real Property.
(a)    HSB Disclosure Schedule 3.14(a) sets forth a true, correct and complete list of all real property owned by HSB or any of its Subsidiaries. Except as set forth on HSB Disclosure Schedule 3.14(a), HSB or a Subsidiary of HSB has good, valid and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted, in each case, free and clear of any Lien, except for Permitted Liens. Except as set forth on HSB Disclosure Schedule 3.14(a), there is no pending or, to HSB’s

Knowledge, threatened material legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that HSB or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, including a pending or threatened taking of any of such real property by eminent domain. True and complete copies of all deeds or other documentation evidencing ownership of the real properties set forth on HSB Disclosure Schedule 3.14(a), and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust and security agreements to which such property is subject, have been furnished or made available to ABCB.
(b)    HSB Disclosure Schedule 3.14(b) sets forth a true, correct and complete list of all leases, subleases, licenses and other agreements under which HSB or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither HSB nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, termination or material default with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by HSB or any of its Subsidiaries of, or material default by HSB or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To HSB’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. HSB and its Subsidiaries have paid all rents and other charges to the extent due under the Leases. True and complete copies of all Leases have been furnished or made available to ABCB.
(c)    To HSB’s Knowledge, all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the real property owned by HSB or any of its Subsidiaries or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of HSB and its Subsidiaries, except where such condition has not had, and is not reasonably likely to have, a Material Adverse Effect on HSB or any of its Subsidiaries.
3.15Litigation; Orders.
(a)    There is no Proceeding pending or, to HSB’s Knowledge, threatened either (i) against HSB or any of its Subsidiaries, or to which any assets, interest or right of any of them may be subject, which is material, or (ii) seeking to prevent, alter or delay any of the transactions contemplated by this Agreement or the Bank Merger Agreement.
(b)    There is no Order either (i) outstanding against HSB or any of its Subsidiaries, or to which any assets, interest or right of any of them may be subject, or (ii) seeking to prevent, alter or delay any of the transactions contemplated by this Agreement or the Bank Merger Agreement.
3.16Compliance.
(a)    HSB and each of its Subsidiaries is, and has been since January 1, 2014, in compliance in all material respects with all Applicable Laws and Orders, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(b)    HSB and each of its Subsidiaries have all material Permits of, and have made all required filings, applications and registrations with, all applicable Governmental Authorities necessary to permit it to own or lease its properties and to carry on its business in all material respects as presently conducted. All such material Permits are in full force and effect and, to HSB’s Knowledge, no suspension or cancellation of any of them is threatened.
(c)    Neither HSB nor any of its Subsidiaries is in default under or in violation of any term or provision of its Charter Documents or any material Permit which it holds.
(d)    HSB has implemented one or more formal codes addressing each of ethics, personal trading policies, conflicts of interest policies, customer privacy policies, anti-money laundering policies and other material policies as may be required by any Applicable Law for itself and its Subsidiaries, and a complete and correct copy of each such policy has been made available to ABCB. Such policies comply in all material respects with the requirements of any Laws applicable thereto.
3.17Loans.
(a)    Each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by HSB and its Subsidiaries (collectively, “Loans”) (i) complies in all material respects with Applicable Laws, (ii) has been made, entered into or acquired by HSB or one of its Subsidiaries in accordance with customary board of director-approved loan policies, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and correct in all material respects, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, HSB or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is owned by HSB or Hamilton free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank of Atlanta), (v) is in full force and effect and (vi) to HSB’s Knowledge, is not subject to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided, however, that the enforcement of each of the immediately preceding clauses (iii) and (v) may be limited by Applicable Laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). None of the rights or remedies under the documentation relating to the Loans has in any material respect been amended, modified, waived, subordinated or otherwise altered by HSB, except as evidenced by a written instrument which is a part of the file with respect to such Loans made available to ABCB and was entered into by HSB in good faith and in its ordinary course of business. True, correct and complete copies of the currently effective lending policies and practices of HSB and each of its Subsidiaries have been made available to ABCB.
(b)    HSB Disclosure Schedule 3.17(b) sets forth a complete and correct list of all Loans that, as of the Interim Balance Sheet Date (i) were contractually past due ninety (90) days or more in the payment of principal or interest, (ii) were on nonaccrual status or (iii) were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” or “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import, together with the principal amount of each such Loan and the identity of the obligor thereunder.
(c)    HSB Disclosure Schedule 3.17(c) sets forth a complete list of other real estate owned, acquired by foreclosure or by deed in-lieu thereof and owned by HSB or its Subsidiaries as of the Interim Balance Sheet Date, including the book value thereof.
(d)    (i) each outstanding Loan (including Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents, HSB’s underwriting and servicing standards (and, in the case of Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with Applicable Laws and applicable requirements of any government-sponsored enterprise program in all material respects; and (ii) HSB and its Subsidiaries have properly fulfilled their contractual responsibilities and duties with respect to any Loan in which they act as the lead lender or servicer.
(e)    None of the agreements pursuant to which HSB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of HSB or its Subsidiaries, as applicable.
(f)    As to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority, such guaranty is in full force and effect, and to HSB’s Knowledge, will remain in full force and effect following the Closing Date, in each case, without any further action by HSB or any of its Subsidiaries subject to the fulfillment of their obligations under the Small Business Administration Agreement that arise after the date hereof.
(g)   HSB Disclosure Schedule 3.17(g) sets forth a complete and correct list of all Loans by HSB and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of HSB or any of its Subsidiaries. There are no Loans to any employee, officer, director or other Affiliate of HSB on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement. All such Loans are and were made in compliance in all material respects with all Applicable Laws. Each Loan disclosed on HSB Disclosure Schedule 3.17(g) has been made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms’-length transactions, and did not involve more than the normal risk of collectability or present other unfavorable features.
3.18Regulatory Capital; CRA Compliance.   Each of HSB and Hamilton is Well-Capitalized, and Hamilton’s most recent examination rating under the Federal Community Reinvestment Act, as amended (“CRA”), was “satisfactory” or better. To HSB’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause HSB or Hamilton to receive any notice of non-compliance with such provisions of the CRA or cause Hamilton’s CRA rating to decrease below the “satisfactory” level.
3.19Investment Portfolio.   HSB Disclosure Schedule 3.19 sets forth, as of the Interim Balance Sheet Date, all investment securities held by HSB or its Subsidiaries, as well as any purchases or sales of investment securities between the Interim Balance Sheet Date to and including the date hereof, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any such securities sold during such time period after the Interim Balance Sheet Date. Each of HSB and its Subsidiaries has good, valid and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien. Neither HSB nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than Hamilton.
3.20Derivative Transactions.
None of HSB or any of its Subsidiaries has entered into a Derivative Transaction for itself or for the account of any of its customers.
3.21Intellectual Property.   HSB or its Subsidiaries owns or has a valid license to use all HSB Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The HSB Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of HSB and its Subsidiaries as currently conducted. The HSB Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither HSB nor any of its Subsidiaries has received notice challenging the validity or enforceability of any material HSB Intellectual Property. None of HSB or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by HSB of its obligations hereunder, in material violation of any material licenses, sublicenses and other agreements as to which HSB or any of its Subsidiaries is a party and pursuant to which HSB or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or Software, and neither HSB nor any of its Subsidiaries has received notice challenging HSB’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party Intellectual Property rights.
3.22Environmental Matters.
(a)    (i) No notice, notification, demand, request for information, citation, summons or order has been received by HSB or any of its Subsidiaries, no complaint has been filed against HSB or any of its Subsidiaries, no penalty has been assessed against HSB or any of its Subsidiaries, and no investigation, action, claim or suit is pending or, to HSB’s Knowledge, threatened against HSB or any of its Subsidiaries by any Governmental Authority or other Person, in each case relating to or arising out of any Environmental Law or the presence or release into the environment of any Hazardous Substance, (ii) HSB and each of its Subsidiaries is in compliance in all material respects with all Environmental Laws and all Permits relating to Environmental Law matters, (iii) neither HSB nor any of its Subsidiaries is conducting or paying for any response or corrective action under any Environmental Law at any location and (iv) neither HSB nor any of its Subsidiaries is party to any Order that imposes any obligations under any Environmental Law.
(b)    To HSB’s Knowledge, there has been no release of any Hazardous Substance by HSB or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any unpaid remedial obligation, corrective action requirement or liability under applicable Environmental Laws.
(c)    To HSB’s Knowledge, no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by HSB or any of its Subsidiaries, and, to HSB’s Knowledge, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to HSB or any of its Subsidiaries under any Environmental Law.
(d)    To HSB’s Knowledge, neither HSB nor any of its Subsidiaries has acquired, nor is any of them now in the process of acquiring, any real property through foreclosure or deed in lieu of foreclosure which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law. To HSB’s Knowledge, neither HSB nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any real property (including buildings or other structures) in which HSB or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role, which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.
(e)    HSB has delivered to ABCB copies of all environmental reports, studies, sampling data, correspondence, filings and other information known to HSB or Hamilton and in their possession or reasonably available to them relating to environmental conditions at or on any real property (including buildings or other structures) currently owned, operated or leased by HSB or any of its Subsidiaries. HSB Disclosure Schedule 3.22(e) sets forth a list of all such environmental reports and other information provided.
3.23Material Contracts.
(a)    Except for the Contracts set forth on HSB Disclosure Schedule 3.23(a), as of the date of this Agreement, neither HSB nor any of its Subsidiaries, nor any of their respective assets, properties, businesses or operations, is a party to, subject to, bound by, or receives benefits under any HSB

Material Contract. All HSB Material Contracts are valid and binding agreements of HSB or its Subsidiaries, as applicable, and are in full force and effect and are enforceable in accordance with their terms except as such enforceability may be limited by Laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither HSB nor its Subsidiaries is in material violation or breach of or material default under any HSB Material Contract. To HSB’s Knowledge, no third party is in violation or breach of or default under any HSB Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.
(b)    HSB Disclosure Schedule 3.23(b) sets forth a true and complete list of all HSB Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the performance by HSB or Hamilton of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.
3.24Employee Benefit Matters.
(a)    HSB Disclosure Schedule 3.24(a) sets forth a true and complete list of each material HSB Employee Benefit Plan.
(b)    With respect to each HSB Employee Benefit Plan, complete and correct copies of the following documents have been made available to ABCB: (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles (including contracts with service providers and insurers) and, in the case of any HSB Employee Benefit Plan that is not in written form, a written description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) Forms 5500 (including schedules and attachments), financial statements and actuarial reports for the past year, if applicable; and (iv) the most recent IRS determination letter or opinion letter.
(c)    With respect to each HSB Employee Benefit Plan, (i) such HSB Employee Benefit Plan has been administered in all material respects in compliance with its terms and with all Applicable Laws, including ERISA, the Code, the Health Insurance Portability and Accountability Act and the Patient Protection and Affordable Care Act, (ii) no Proceedings (other than routine claims for benefits) are pending, or to HSB’s Knowledge, threatened, (iii) all premiums, contributions or other material payments required to have been made by Applicable Law or under the terms of any such HSB Employee Benefit Plan or any Contract relating thereto have been made, (iv) all material reports, returns and similar documents required to be filed with any Governmental Authority have been duly filed and (v) no non-exempt “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code that could reasonably be expected to result in material liability to HSB.
(d)    With respect to each HSB Employee Benefit Plan intended to qualify under Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which HSB is entitled to rely under IRS pronouncements, no such determination letter, opinion letter or advisory letter has been revoked nor, to HSB’s Knowledge, has revocation been threatened, and no circumstance exists that would reasonably be expected to result in the loss of such qualification.
(e)    Neither HSB nor any HSB Employee Benefit Plan provides (or will provide) health or other welfare benefits to one or more former employees, officers, directors or other individuals (including dependents of any of the foregoing) other than benefits that are required to be provided pursuant to the applicable requirements of COBRA or similar law.
(f)    No HSB Employee Benefit Plan is, and neither HSB nor any Affiliate maintains or contributes to, or has within the past six (6) years, maintained or contributed to, or has any liability, whether actual or contingent, under a plan subject to Section 302 or Title IV of ERISA or to

Section 412 of the Code. No HSB Employee Benefit Plan is or was within the past six (6) years, a multiemployer plan, as defined in Section 3(37) of ERISA, and neither HSB nor any Affiliate has ever contributed to, or had an obligation to contribute to, or incurred any liability with respect to, any such multiemployer plan within the past six (6) years.
(g)    Except as provided in HSB Disclosure Schedule 3.24(g), neither the execution and delivery of this Agreement or the Bank Merger Agreement nor the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will (whether alone or in conjunction with any other event) (i) increase the amount of any compensation, equity award or other benefits otherwise payable by HSB or any of its Subsidiaries under any HSB Employee Benefit Plan or (ii) result in the acceleration of the time of payment or vesting of any compensation, equity award or other benefit under any HSB Employee Benefit Plan.
(h)    No participants in any HSB Employee Benefit Plan participate in such plan pursuant to the terms of a collective bargaining agreement.
3.25Labor Relations; Employment Matters.
(a)    There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to HSB’s Knowledge, threatened against or affecting HSB or any of its Subsidiaries. Neither HSB nor any of its Subsidiaries is a party to any collective bargaining agreements or similar labor agreements and, to HSB’s Knowledge, there are no organizing efforts by any union or other group seeking to represent any employees of HSB or any of its Subsidiaries. HSB and each of its Subsidiaries is, and has at all relevant times been, in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices defined in the National Labor Relations Act or other Applicable Law. Neither HSB nor any of its Subsidiaries has received any written notice that any Governmental Authority responsible for the enforcement of labor or employment Laws intends to conduct an investigation with respect to or relating to HSB and its Subsidiaries and, to HSB’s Knowledge, no such investigation is in progress.
(b)    Since the Balance Sheet Date, HSB has not effectuated a “mass layoff” or “plant closing” as defined in the WARN Act affecting any site of employment or facility of HSB or its Subsidiaries.
(c)    HSB Disclosure Schedule 3.25(c) sets forth each Contract to which HSB or any of its Subsidiaries is a party with respect to the employment of any officer, director, employee or consultant that is not terminable at will and without any penalty or other severance or obligation.
(d)    To HSB’s Knowledge, there are no non-solicitation, non-competition, non-disclosure or non-interference agreements between any current employees of HSB or any of its Subsidiaries and any third party.
(e)    HSB and each of its Subsidiaries have made all required payments due to employees and to its respective unemployment compensation reserve accounts with the appropriate Governmental Authorities of the jurisdictions where either HSB or the respective Subsidiary is required to maintain such accounts.
3.26Related Party Transactions.   There are no outstanding amounts payable to or receivable from, or advances by HSB or any of its Subsidiaries to, and neither HSB nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, executive officer, five percent (5%) or greater shareholder of HSB or any of its Subsidiaries or to any of their respective Affiliates, other than part of the normal and customary terms of such person’s employment or service as a director with HSB or any of its Subsidiaries and other than deposits held by Hamilton or loans made by Hamilton, in each case, in the ordinary course of business. HSB Disclosure Schedule 3.26 sets forth each transaction or agreement to which HSB or any of its Subsidiaries is a party with any of its respective directors, executive officers or other Affiliates. All agreements between HSB or any of HSB’s Subsidiaries and any of their respective Affiliates comply in all material respects, to the extent applicable, with Regulation O and Regulation W of the Federal Reserve Board.

3.27Insurance.
(a)    HSB and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of HSB and Hamilton reasonably have determined to be prudent in accordance with industry practices. All insurance policies maintained by HSB or any Subsidiary are in full force and effect, neither HSB nor any Subsidiary has received notice of cancellation of any such insurance policies or is otherwise aware that any insurer under any such insurance policies has expressed an intent to cancel any such insurance policies, and neither HSB nor any of its Subsidiaries is in material default thereunder, and all claims thereunder have been filed in due and timely fashion.
(b)    HSB Disclosure Schedule Section 3.27(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by HSB or any of its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the HSB Financial Statements in accordance with GAAP. All BOLI is owned solely by Hamilton, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under HSB’s BOLI. Neither HSB nor any of its Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.
3.28Trust Business; Administration of Fiduciary Accounts.   Neither HSB nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.
3.29Investment Management and Related Activities.   None of HSB, any of its Subsidiaries or any of their respective directors, officers or employees (in connection with such director, officer or employee’s performance of duties and obligations with respect to HSB or such Subsidiaries) is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.
3.30Brokers; Fairness Opinion.   Neither HSB nor any of its officers, directors or Subsidiaries (including Hamilton) has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that HSB has engaged, and will pay a fee or commission to Sandler O’Neill & Partners, L.P. (“HSB Financial Advisor”), in accordance with the terms of a letter agreement between HSB Financial Advisor and HSB, a true, complete and correct copy of which has been previously delivered by HSB to ABCB. HSB has received the opinion of HSB Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to ABCB) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of HSB Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.
3.31HSB Information.   True and complete copies of all documents listed in the HSB Disclosure Schedule have been made available or provided to ABCB. Except for the minutes and actions related to the process leading to this Agreement and the transactions contemplated hereunder that have not yet been prepared, approved, executed or placed in HSB’s corporate minute books, if any, the corporate minute books, books of account and other financial and corporate records of HSB and each of its Subsidiaries, all of which have been made available to ABCB, are complete and correct in all material respects. The stock ledgers and stock transfer books of HSB and each of its Subsidiaries contain materially complete and accurate records of the ownership of the equity securities of HSB and each of its Subsidiaries.
3.32Information Supplied.   None of the information supplied or to be supplied by HSB for inclusion or incorporation by reference in (i) the Proxy Statement/Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to the HSB Shareholders or at the time of the HSB Shareholders’ Meeting, (ii) the Registration Statement, when it or any amendment thereto becomes effective under the Securities Act or (iii) the documents and financial statements of HSB incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by HSB with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of ABCB or its Subsidiaries for inclusion in the Proxy Statement/Prospectus or the Registration Statement.
3.33No Other Representations or Warranties.   Except for the representations and warranties made by HSB in this Article III, neither HSB nor any other Person makes any express or implied representation or warranty with respect to HSB, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and ABCB hereby disclaims any such other representations or warranties. HSB has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of ABCB and its Subsidiaries, and acknowledges that HSB has been provided sufficient access to personnel, properties, premises and records of ABCB for such purpose. In entering into this Agreement, HSB has relied solely upon the representations, warranties and covenants contained in this Agreement and upon its own investigation and analysis of ABCB and its Subsidiaries. Nothing set forth in this Section 3.33 shall be construed to limit the obligations, representations or warranties of ABCB set forth in this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ABCB
4.1Making of Representations and Warranties.
(a)    On or prior to the date hereof, ABCB has delivered to HSB a schedule (the “ABCB Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article IV; provided, however, that nothing in the ABCB Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.
(b)    Except as disclosed in the ABCB Disclosure Schedule or in any ABCB SEC Filings filed by ABCB since January 1, 2016 (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), ABCB hereby represents and warrants to HSB that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including representations made as of  “the date hereof”), which need be correct only as of such earlier date.
4.2Organization.
(a)    ABCB is a Georgia corporation (i) duly organized, validly existing and in good standing under the Laws of the State of Georgia, (ii) which is a bank holding company duly registered under the BHCA, (iii) with all requisite power (corporate or otherwise) and authority to own and operate its properties and to carry on its business as presently conducted and (iv) duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of such authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on ABCB. True, complete and correct copies of the Charter Documents of ABCB, as in effect as of the date of this Agreement, have previously been made available to HSB.
(b)    Each Subsidiary of ABCB (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, (ii) with all requisite power and authority to own and operate its properties and to carry on its business as presently conducted and (iii) duly qualified and in good standing in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of such authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on ABCB.
4.3Authority; Binding Nature.   Each of ABCB and, to the extent applicable, its Subsidiaries has all requisite power and authority to enter into this Agreement and the Bank Merger Agreement and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by ABCB and by Ameris of the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly approved by the board of directors of ABCB and Ameris. No other corporate proceedings on the part of ABCB are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or by the Bank Merger Agreement. This Agreement has been, and the Bank Merger Agreement will be, duly executed and delivered by ABCB and Ameris, as applicable, and constitutes or, in the case of the Bank Merger Agreement, will constitute (in each case assuming due authorization, execution and delivery by HSB and Hamilton, as applicable) the legal, valid and binding obligations of ABCB and Ameris enforceable against ABCB and Ameris, as applicable, in accordance with its terms, except as such enforceability may be limited by Applicable Laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
4.4No Conflicts.   The execution, delivery and performance of this Agreement by ABCB and of the Bank Merger Agreement by Ameris, and the consummation of the transactions contemplated hereby and thereby by ABCB and its Subsidiaries, including the Merger and the Bank Merger, do not and will not (i) conflict with, or result in a breach of or default under, any terms or conditions of the Charter Documents of ABCB or any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.5 hereof are duly obtained, (A) conflict with or violate in any material respect any Applicable Law as to ABCB or any of its Subsidiaries, (B) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to any Contract set forth on the “Exhibit Index” included in ABCB’s Form 10-K for the year ended December 31, 2016 or the ABCB SEC filings subsequently filed or (C) result in the creation or imposition of any Lien on any of the assets of ABCB or any of its Subsidiaries.
4.5Consents and Approvals.   Other than the Regulatory Approvals, no consents, approvals, authorizations or other actions by, or filings with or notifications to, any Person or any Governmental Authority on the part of ABCB or any of its Subsidiaries is required in connection with the execution, delivery and performance of this Agreement by ABCB or by Ameris of the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby.
4.6Regulatory Matters.   ABCB and each of its Subsidiaries has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2015 with, as applicable, (i) the Federal Reserve Board, (ii) the FDIC, (iii) the GDBF and (iv) any other applicable bank regulatory agencies (collectively, the “ABCB Regulatory Agencies” and, together with the HSB Regulatory Agencies, the “Regulatory Agencies”), and any other applicable Governmental Authority, and has paid all applicable fees, premiums and assessments due and payable thereto. Each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with Applicable Law. Neither ABCB nor any of its Subsidiaries is subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or is currently subject to any order to pay any civil money penalty by, or currently has in effect any board resolutions adopted at the request of, any ABCB Regulatory Agency or other Governmental Authority of any kind (each, a “ABCB Regulatory Agreement”). To ABCB’s Knowledge, no ABCB Regulatory Agency or other Governmental Authority has initiated or has pending any ABCB Regulatory Agreement regarding or relating to ABCB or any of its Subsidiaries. There is no material unresolved written violation, criticism, comment or exception by any ABCB Regulatory Agency or other Governmental Authority relating to ABCB or any of its Subsidiaries, to ABCB’s Knowledge, and ABCB is not aware of any reason attributable to ABCB or Ameris why it or any of its Subsidiaries would not receive all required Regulatory Approvals on a timely basis without undue delay and without the imposition of any Materially Burdensome Regulatory Condition as described in the proviso to Section 5.3(a)(i).
4.7Capitalization.
(a)    The authorized capital stock of ABCB consists only of  (i) 100,000,000 shares of ABCB Common Stock, of which 37,373,205 shares were issued and outstanding as of the last trading day immediately prior to date of this Agreement (the “ABCB Capitalization Date”), and 1,475,953 of which were held in treasury as of the ABCB Capitalization Date, and (ii) 5,000,000 shares of preferred stock, none of which were issued and outstanding as of the ABCB Capitalization Date. Such shares constitute all of the issued and outstanding shares of ABCB Common Stock as of the ABCB Capitalization Date. All of the issued and outstanding shares of ABCB Common Stock and shares of ABCB’s preferred stock have been duly authorized, validly issued and are fully paid and nonassessable. None of such shares have been issued or disposed of in violation of any preemptive rights of any Person. The ABCB Common Stock to be issued in exchange for HSB Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive rights. As of the date hereof, there are, and as of the Effective Time there will be, sufficient authorized and unissued shares of ABCB Common Stock to enable ABCB to issue the Merger Consideration as contemplated in this Agreement.
(b)    All of the issued and outstanding shares of capital stock of Ameris are, on the date of this Agreement, and on the Closing Date will be, held by ABCB.
(c)    Except as disclosed in the ABCB SEC Filings or ABCB Disclosure Schedule Section 4.7(c), as of the ABCB Capitalization Date, there are no outstanding rights, plans, options, warrants, calls, conversion rights or any agreements, arrangements or commitments of any kind or character (either firm or conditional) obligating ABCB or any of its Affiliates to issue, deliver or sell, or cause to be delivered or sold, any capital stock of ABCB or its Subsidiaries, or any securities exchangeable for or convertible into the capital stock of ABCB or its Subsidiaries. As of the ABCB Capitalization Date, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of capital stock may vote have been issued by ABCB and are outstanding.
4.8Deposits.   The deposit accounts of Ameris are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid. No proceedings for the revocation or termination of such deposit insurance are pending or, to ABCB’s Knowledge, threatened.
4.9ABCB SEC Filings.   ABCB has filed (or furnished) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed (or furnished) with the SEC by it under Section 5 of the Securities Act or Sections 13(a), 14 or 15(d) of the Exchange Act, as the case may be, from and after January 1, 2015 (collectively, the “ABCB SEC Filings”). Each ABCB SEC Filing, as amended or supplemented if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
4.10Financial Statements.
(a)    The financial statements of ABCB and its Subsidiaries included (or incorporated by reference) in the ABCB SEC Filings, including the related notes, where applicable, (i) have been prepared from, and are in accordance with, the books and records of ABCB and its Subsidiaries,

(ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of ABCB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of ABCB and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Crowe Horwath LLP has not resigned (or informed ABCB that it intends to resign) or been dismissed as independent public accountants of ABCB as a result of or in connection with any disagreements with ABCB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)    Except as would not reasonably be expected to be, individually or in the aggregate, material to ABCB and its Subsidiaries, taken as a whole, neither ABCB nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of ABCB included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 (including any notes thereto), (ii) liabilities or obligations incurred in the ordinary course of business consistent in nature and amount with past practice since the end of such fiscal quarter or (iii) liabilities or obligations incurred in connection with this Agreement and the transactions contemplated hereby.
(c)    The records, systems, controls, data and information of ABCB and its Subsidiaries are in all material respects recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ABCB or its Subsidiaries or accountants (including all means of access thereto and therefrom). ABCB (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to ABCB, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of ABCB by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to ABCB’s outside auditors and the audit committee of ABCB’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect ABCB’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in ABCB’s internal controls over financial reporting. There is no reason to believe that ABCB’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
4.11Ordinary Course; Lack of Material Adverse Change.   Since the Balance Sheet Date, except as reflected in the ABCB SEC Filings or as contemplated by this Agreement, there has not been (i) any Material Adverse Change in ABCB or any event, change, occurrence, effect or development that would reasonably be expected to have a Material Adverse Effect on ABCB or (ii) any action taken by ABCB or any of its Subsidiaries during the period from the Balance Sheet Date through the date of this Agreement that would have required HSB’s consent if ABCB had been subject to Section 5.2 at such time.
4.12Reorganization.   Neither ABCB nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.13Taxes.
(a)    (i) All federal and state Tax Returns and all other material Tax Returns that were or are required to be filed on or before the Closing Date by ABCB or its Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete in all material respects and were or will be prepared in substantial compliance with all Applicable Laws; (ii) all Taxes due and owing by ABCB or its Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date; (iii) all deficiencies asserted in writing or assessments made in writing by the relevant Taxing Authority in connection with any of the Tax Returns referred to in clause (i) have been or will be timely paid in full on or before the Closing Date; and (iv) no issues that have been raised in writing by the relevant Taxing Authority in connection with any of the Tax Returns referred to in clause (i) are pending as of the date of this Agreement, or, if pending, have been specifically identified by ABCB to HSB in writing and adequately reserved for in the ABCB Financial Statements. Neither ABCB nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.
(b)    No Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to ABCB or any of its Subsidiaries. Neither ABCB nor its Subsidiaries has received from any Taxing Authority (including jurisdictions where ABCB or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against ABCB or any of its Subsidiaries. ABCB has provided HSB with correct and complete copies of all federal and state income Tax Returns filed by ABCB and each of its Subsidiaries for taxable periods ended on or after December 31, 2014 and all examination reports and statements of deficiency related to federal and state income Tax assessed against or agreed to by ABCB or any of its Subsidiaries with respect to those taxable periods.
(c)    There are no Liens on ABCB’s or any of its Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens or Liens the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the ABCB Financial Statements.
(d)    Neither ABCB nor any of its Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.
(e)    ABCB and its Subsidiaries have withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
(f)    Neither ABCB nor any of its Subsidiaries is (or has been) a party to any Tax allocation or sharing agreement (other than such an agreement or arrangement exclusively between or among ABCB and its Subsidiaries). Neither ABCB nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was ABCB) or (ii) has any liability for Taxes of any Person (other than ABCB or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a transferee, successor, by contract or otherwise.
(g)    No claim has been made in the last five (5) years by a Taxing Authority in a jurisdiction where ABCB or any Subsidiary does not file Tax Returns that ABCB (or such Subsidiary) is or may be subject to taxation by that jurisdiction.
(h)    Neither ABCB nor any Subsidiary has, in the last five (5) years, distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(i)    Neither ABCB nor any Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)    Neither ABCB nor any Subsidiary has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2). ABCB and each Subsidiary have disclosed in their Tax Returns all information required by the provisions of the Treasury Regulations issued under Section 6011 of the Code with respect to any “reportable transaction” as that term is defined in Section 6707A(c) of the Code.
(k)    The unpaid Taxes of ABCB and each Subsidiary (i) did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the ABCB Financial Statements (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of ABCB and each Subsidiary in filing its Tax Returns. Since the Interim Balance Sheet Date, neither ABCB nor any Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.
4.14Litigation; Orders.
(a)    There is no Proceeding pending or, to ABCB’s Knowledge, threatened either (i) against ABCB or any of its Subsidiaries, or to which any assets, interest or right of any of them may be subject, which is material, or (ii) seeking to prevent, alter or delay any of the transactions contemplated by this Agreement or by the Bank Merger Agreement.
(b)    There is no Order either (i) outstanding against ABCB or any of its Subsidiaries or (ii) seeking to prevent, alter or delay any of the transactions contemplated by this Agreement or by the Bank Merger Agreement.
4.15Compliance.
(a)    ABCB and each of its Subsidiaries is, and has been since January 1, 2014, in compliance in all material respects with all Applicable Laws and Orders, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.
(b)    ABCB and each of its Subsidiaries have all material Permits of, and have made all required filings, applications and registrations with, all applicable Governmental Authorities necessary to permit it to own or lease its properties and to carry on its business in all material respects as presently conducted. All such material Permits are in full force and effect and, to ABCB’s Knowledge, no suspension or cancellation of any of them is threatened.
(c)    Neither ABCB nor any of its Subsidiaries is in default under or in violation of any term or provision of  (i) its Charter Documents or (ii) any material Permit which it holds.
(d)    ABCB has implemented one or more formal codes addressing each of ethics, personal trading policies, conflicts of interest policies, customer privacy policies, anti-money laundering policies and other material policies as may be required by any Applicable Law for itself and its Subsidiaries, and a complete and correct copy of each such policy has been made available to HSB. Such policies comply in all material respects with the requirements of any Laws applicable thereto.
4.16Regulatory Capital; CRA Compliance.   Each of ABCB and Ameris is, and will be upon the consummation of the transactions contemplated by this Agreement, Well-Capitalized, and Ameris’s most recent examination rating under the CRA was “satisfactory” or better. To ABCB’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause ABCB or Ameris to receive any notice of non-compliance with such provisions of the CRA or cause ABCB or Ameris’s CRA rating to decrease below the “satisfactory” level.
4.17Material Contracts.   Each Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which ABCB or any of its Subsidiaries is a party or by which ABCB or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by ABCB or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto. Each such Contract is valid and binding on ABCB or the applicable Subsidiary, is in full force and effect, and neither ABCB nor any Subsidiary of ABCB is in material violation or material default thereof.
4.18No Financing.   ABCB has and will have as of the Effective Time, without having to resort to external sources, sufficient capital to effect the transactions contemplated by this Agreement.
4.19Brokers.   Except for Stephens Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or by the Bank Merger Agreement based upon arrangements made by or on behalf of ABCB or its Subsidiaries.
4.20Information Supplied.   None of the information supplied or to be supplied by ABCB or its Subsidiaries for inclusion or incorporation by reference in (a) the Proxy Statement/Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to the HSB Shareholders or at the time of the HSB Shareholders’ Meeting, (b) the Registration Statement, when it or any amendment thereto becomes effective under the Securities Act, or (c) the documents and financial statements of ABCB incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by ABCB with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of HSB or its Subsidiaries for inclusion in the Proxy Statement/Prospectus or the Registration Statement. The Proxy Statement/Prospectus and Registration Statement will, when filed by ABCB in final form with the SEC, comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder.
4.21No Other Representations or Warranties.   Except for the representations and warranties made by ABCB in this Article IV, neither ABCB nor any other Person makes any express or implied representation or warranty with respect to ABCB, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and HSB hereby disclaims any such other representations or warranties. ABCB has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of HSB and its Subsidiaries, and acknowledges that ABCB has been provided sufficient access to personnel, properties, premises and records of HSB for such purpose. In entering into this Agreement, ABCB has relied solely upon the representations, warranties and covenants contained in this Agreement and upon its own investigation and analysis of HSB and its Subsidiaries. Nothing set forth in this Section 4.21 shall be construed to limit the obligations, representations or warranties of HSB set forth in this Agreement.
ARTICLE V
COVENANTS
5.1Conduct of Business of HSB.   During the period from the date of this Agreement to the Closing Date, except (a) as otherwise expressly contemplated or permitted by this Agreement or the Bank Merger Agreement, (b) as required by any Governmental Authority or Applicable Law, (c) with the written consent of ABCB (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) as set forth on HSB Disclosure Schedule 5.1, HSB shall, and shall cause its Subsidiaries to (x) maintain its existence under Applicable Law, (y) conduct its business and operations in the ordinary and usual course of business, in accordance with applicable Law, and in a manner consistent with prior practice, including with respect to loan loss provisioning, securities, portfolio management, compensation and other expense management and other operations that might adversely impact HSB’s equity capital, and (z) use commercially reasonable efforts to preserve the rights, franchises, goodwill and relations of its customers, clients, lessors and others with whom business relationships exist. Without limiting the foregoing, HSB covenants and agrees that between the date of this Agreement and the Closing Date, except as expressly contemplated or permitted by this Agreement or the Bank Merger Agreement, as required by any Governmental Authority or Applicable Law, as set forth on HSB Disclosure Schedule 5.1, or with the written consent of ABCB (which consent shall not be unreasonably withheld, conditioned or delayed and which for purposes of requesting and giving consent under this Section 5.1, ABCB’s and Ameris’s representative shall be either Ameris’s EVP and Chief Operating Officer or EVP and Corporate Banking Executive (or such other person or persons designated in writing by either of them); provided, however, that with respect to Section 5.1(xix), if ABCB shall not have disapproved of HSB’s request in writing within four (4) Business Days upon receipt of such written request from HSB or Hamilton, then such request shall be deemed to be approved by ABCB), it shall not, and shall cause its Subsidiaries not to, directly or indirectly:
(i)   amend its Charter Documents;
(ii)   adjust, split, combine or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, shares, equity interests or property or any combination thereof) in respect of its capital stock or equity interests (other than to a wholly owned Subsidiary of HSB), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities (other than (A) dividends paid by any of the Subsidiaries of HSB to HSB or any of its wholly owned Subsidiaries, respectively, (B) a cash dividend payable with respect to the HSB Common Stock, HSB Restricted Stock Units, HSB Stock Options and HSB Warrants in the aggregate amount of up to $9,000,000, (C) regular distributions on HSB’s outstanding Trust Preferred Securities or (D) the withholding, repurchase or acceptance of shares of HSB Common Stock as payment for the exercise price of HSB Stock Options or for withholding Taxes incurred in connection with the exercise of HSB Stock Options or the vesting or settlement of HSB Restricted Stock Units, in each case, that are outstanding on the date hereof and in accordance with past practice and the terms of the applicable award agreements);
(iii)   except pursuant to contracts or agreements in force at the date of this Agreement and disclosed to ABCB, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary of HSB;
(iv)   sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any Person (except for sales of properties or assets in the ordinary course of business consistent with past practice) or merge or consolidate with any Person;
(v)   (A) acquire direct or indirect control over any business or Person, whether by stock purchase, merger, consolidation or otherwise; or (B) make any other investment either by purchase of stock or equity securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of HSB;
(vi)   other than in the ordinary course of business, incur any indebtedness (excluding bank deposits) for borrowed money (other than indebtedness of HSB or any of its wholly owned Subsidiaries to HSB or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person;
(vii)   make any change to its accounting methods, principles or practices, except as required by GAAP or Applicable Law;
(viii)   except as required under any HSB Employee Benefit Plan, (A) increase the compensation, severance, benefits, change of control payments or any other amounts payable, or pay or award, or commit to pay or award, any bonuses or incentive compensation, to its present or former officers, employees or directors, other than, in each case, nonmaterial increases in compensation or benefits for employees made in the ordinary course of business consistent with past practice, earned but unpaid bonuses with respect to any fiscal year ending before the Effective Time, and prorated bonuses with respect to that portion of the then-current fiscal year of HSB ending at the Effective Time (the amount of which prorated bonuses would be, on an annualized basis, consistent with past practice), (B) establish, adopt, enter into, amend or terminate any collective bargaining agreement or HSB Employee Benefit Plan, other than any amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to HSB, in the aggregate, of maintaining such HSB Employee Benefit Plan, or any amendments required by Applicable Law, (C) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any such individual or (D) hire any employee having total annual compensation in excess of  $200,000 or terminate the employment of any employee of HSB or its Subsidiaries having total annual compensation in excess of  $200,000, other than termination for cause;
(ix)   (A) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of HSB’s capital stock or other equity-based compensation or grant to any Person any right to acquire any shares of its capital stock; (B) issue or commit to issue any additional shares of capital stock of HSB, other than the issuance of shares of HSB Common Stock upon the exercise of any HSB Stock Options or HSB Warrants or the vesting and settlement of any HSB Restricted Stock Units, in each case, that are outstanding on the date hereof and in accordance with the terms of the applicable award agreement; (C) issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any of HSB’s Subsidiaries; or (D) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;
(x)   make or change any Tax election, settle or compromise any Tax liability, fail to file any Tax Return when due (taking extensions into account), enter into any closing agreement, file any amended Tax Return or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;
(xi)   fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;
(xii)   enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices except as required by Applicable Law;
(xiii)   file any application to establish, or to relocate or terminate the operations of, any banking office;
(xiv)   make, or commit to make, any capital expenditures in excess of  $250,000 in the aggregate;
(xv)   except for transactions in the ordinary course of business, terminate, amend or waive any material provision of, any HSB Material Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to HSB, or enter into any contract that would constitute an HSB Material Contract if it were in effect on the date of this Agreement;
(xvi)   (A) settle any claims, actions or proceedings (other than claims, actions or proceedings in the ordinary course of business consistent with past practice and involving solely money damages) in excess of  $250,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims; or (B) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;
(xvii)   materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(xviii)   change in any material respect its credit policies and collateral eligibility requirements and standards;
(xix)   make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit or principal forgiveness or effect any uncompensated release of collateral), except to (A) make, acquire, renew or extend any Loan not in excess of  $5,000,000, (B) make any Loan or commitment for a Loan that has previously been approved by HSB prior to the date of this Agreement not in excess of  $5,000,000, (C) with respect to amendments or modifications approved by HSB prior to the date of this Agreement, amend or modify in any material respect any existing Loan rated “Special Mention” or worse by HSB (as rated by HSB or any HSB Regulatory Agency) with total credit exposure not in excess of  $5,000,000 or (D) modify or amend any Loan in a manner that would result in any additional extension of credit or principal forgiveness or effect any uncompensated release of collateral, in each case not in excess of $5,000,000;
(xx)   adopt a plan of complete or partial liquidation or dissolution;
(xxi)   take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(xxii)   agree to take, make any commitments to take, or adopt any resolutions of the board of directors or shareholders in support of, any of the actions prohibited by this Section 5.1;
(xxiii)   take or fail to take any action that would reasonably be expected to cause the representations and warranties made in Article III to be inaccurate in any material respect at the time of the Closing or preclude HSB from making such representations and warranties at the time of the Closing;
(xxiv)   take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in Article VI not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby or by the Bank Merger Agreement; or
(xxv)   take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of HSB or its Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby.
5.2Conduct of Business of ABCB.   During the period from the date of this Agreement to the Closing Date, except (a) as otherwise expressly contemplated or permitted by this Agreement or the Bank Merger Agreement, (b) as required by any Governmental Authority or Applicable Law or (c) with the written consent of HSB (which consent shall not be unreasonably withheld, conditioned or delayed and which for purposes of requesting and giving consent under this Section 5.2, HSB’s and Hamilton’s representative shall be Hamilton’s Chief Executive Officer (or such other person or persons designated in writing by such Chief Executive Officer)), ABCB shall not, and shall cause its Subsidiaries not to, directly or indirectly:
(i)   amend its Charter Documents in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of HSB Common Stock;
(ii)   adopt a plan of complete or partial liquidation or dissolution;
(iii)   take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(iv)   agree to take, make any commitments to take, or adopt any resolutions of the board of directors or shareholders in support of, any of the actions prohibited by this Section 5.2;

(v)   take or fail to take any action that would reasonably be expected to cause the representations and warranties made in Article IV to be inaccurate in any material respect at the time of the Closing or preclude ABCB from making such representations and warranties at the time of the Closing;
(vi)   take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in Article VI not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby or by the Bank Merger Agreement; or
(vii)   take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of ABCB or its Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby.
5.3Approvals and Filings.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of HSB and ABCB agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party and its respective Subsidiaries pursuant to this Agreement and the Bank Merger Agreement and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Bank Merger Agreement, including: (i) obtaining all Regulatory Approvals and all other necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Authorities (including the final consent of the FDIC to the assignment, assumption and transfer of all purchase and assumption and related loss-share agreements, that have not been terminated, between Hamilton and the FDIC, as receiver and acting in its corporate capacity, to ABCB and Ameris) and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Authority; provided, however, that nothing contained herein shall be deemed to require ABCB, or require or permit HSB, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the permits, consents, approvals and authorizations of any Governmental Authority that (A) would reasonably be expected to result in ABCB or Ameris becoming subject to any material and adverse cease-and-desist order or other material and adverse order, formal or informal enforcement action issued by, or written agreement, consent agreement, operating agreement, memorandum of understanding, commitment letter or similar material and adverse undertaking with, or any request to adopt any material and adverse board resolutions by, any Governmental Authority, or (B) would reasonably be expected to have a Material Adverse Effect on ABCB after giving effect to the Merger (including, for the avoidance of doubt, any determination by any Regulatory Agency or other Governmental Authority that the Bank Merger may not be consummated as contemplated herein or in a substantially similar manner immediately following the Effective Time or that any HSB Regulatory Agreement will not terminate and be of no further force as of and following the consummation of the Bank Merger) (any of the foregoing matters in clauses (A) and (B), a “Materially Burdensome Regulatory Condition”); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from nongovernmental Persons; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement or the Bank Merger Agreement.
(b)    Without limiting the generality of the foregoing, ABCB and HSB shall each use, and shall cause their applicable Subsidiaries to use, reasonable best efforts to prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals as promptly as practicable (but, in any event, within thirty (30) calendar days) after the date of this Agreement. ABCB and HSB shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals). Each party will provide the other with copies of  (i) any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality, and (ii) copies of correspondence from all Regulatory Agencies.
(c)    Subject to Applicable Law (including Applicable Law relating to the exchange of information), the parties shall advise each other promptly after receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement or by the Bank Merger Agreement that causes such party to believe that there is a reasonable likelihood that the Regulatory Approvals or any other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed.
5.4Access; Current Information.
(a)    In order to facilitate the consummation of the transactions contemplated hereby and by the Bank Merger Agreement and the integration of the business and operations of HSB and its Subsidiaries, subject to Section 5.4(d) and Applicable Laws (including those relating to confidentiality and the exchange of information), HSB shall permit ABCB and its Subsidiaries and their respective officers, employees, counsel, accountants and other authorized Representatives, reasonable access, throughout the period before the Closing Date, upon reasonable notice and at ABCB’s sole expense:
(i)   during customary business hours, to all books, papers and records relating to the assets, properties, operations, obligations and liabilities of HSB and its Subsidiaries; provided, however, that HSB shall not be required to take any action that would provide access to or to disclose information (x) where such access or disclosure would result in the waiver by it of the privilege protecting communications between it and any of its counsel or where such access or disclosure would contravene any Applicable Law or Order or binding agreement entered into prior to the date of this Agreement or (y) relating to HSB’s or its directors’, officers’, employees’, accountants’, counsels’, advisors’ (including investment bankers), agents’ or other representatives’ consideration of, or deliberations regarding, the transactions contemplated by this Agreement; provided, further, that in any such event in which the restrictions of clause (x) of this sentence apply, the parties shall attempt to make appropriate substitute disclosure arrangements; and
(ii)   during and, as reasonably required, outside of customary business hours, to telecommunications, data processing and related electronic information systems, facilities and personnel of HSB and its Subsidiaries for the purpose of performing activities related to the Information Systems Conversion.
(b)    As soon as reasonably practicable after they become available, and to the extent permitted by Applicable Law, HSB will furnish to ABCB copies of the board packages distributed to the board of directors of HSB or Hamilton, or any of their respective Subsidiaries, and minutes from the meetings thereof, and copies of any reports provided to the board of directors of HSB or any committee thereof relating to the financial performance and risk management of HSB.
(c)    During the period from the date of this Agreement to the Effective Time, each of HSB and ABCB will cause one or more of its designated representatives to confer on a regular basis with representatives of the other party and to report the general status of the ongoing operations of HSB and its Subsidiaries and ABCB and its Subsidiaries, respectively. Without limiting the foregoing, HSB agrees to provide to ABCB, to the extent permitted by Applicable Law, (i) a copy of each report filed by HSB or any of its Subsidiaries with a Governmental Authority within one (1) Business Day following the filing thereof, (ii) a copy of HSB’s monthly loan trial balance within one (1) Business Day following the end of the month and (iii) a copy of HSB’s monthly statement of condition and profit and loss statement within five (5) Business Days following the end of the month and, if requested by ABCB, a copy of HSB’s daily statement of condition and daily profit and loss statement, which shall be provided within two (2) Business Days following such request.
(d)    Prior to the execution of this Agreement and prior to the consummation of the Merger, each of HSB and ABCB and their respective Subsidiaries, Affiliates and Representatives have provided, and will continue to provide, one another with information, to the extent permitted by

Applicable Law, which may be deemed by the party providing such information to be non-public, proprietary or confidential, including trade secrets of the disclosing party. Each of HSB and ABCB agrees that it will, and will use commercially reasonable efforts to cause its Representatives to, hold any information obtained pursuant to this Agreement in accordance with the terms of the Confidentiality Agreement, which shall survive the execution of this Agreement and, if this Agreement shall be terminated for any reason prior to the Closing Date, such termination of this Agreement.
5.5Notification of Certain Changes.   HSB, on the one hand, and ABCB, on the other, shall promptly notify the other in writing (i) if such party believes that it has breached any representation, warranty, covenant or agreement contained in this Agreement or (ii) if such party believes that any event shall have occurred that might reasonably be expected to result, individually or in the aggregate, in a failure of a condition set forth in Section 6.2 or Section 6.3 if continuing on the Closing Date. From time to time prior to the Effective Time (and on the Business Day immediately preceding the Closing Date), HSB will supplement or amend the HSB Disclosure Schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such HSB Disclosure Schedule or which is necessary to correct any information in such HSB Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to any HSB Disclosure Schedule or provision of information relating to the subject matter of any HSB Disclosure Schedule after the date of this Agreement shall operate to cure any breach of a representation or warranty made herein or have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6.2(a) or compliance by HSB with its covenants and agreements set forth herein.
5.6Public Announcements.   HSB and ABCB shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby or by the Bank Merger Agreement and shall not issue, and shall not permit any of their Subsidiaries to issue, any such press release or make any such public statement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement or filing as may be required by Applicable Law or Order or any listing agreement with a national stock exchange or automated quotation system.
5.7Employee Benefit Matters.
(a)    Each employee of HSB and Hamilton shall be retained as an “at will” employee after the Effective Time as employees of ABCB or Ameris; provided, that continued retention by Ameris of such employees subsequent to the Effective Time shall be subject to Ameris’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance. In addition, HSB and Hamilton agree, upon ABCB’s reasonable request, to facilitate discussions between ABCB and HSB employees a reasonable time in advance of the Closing Date regarding employment, consulting or other arrangements to be effective prior to or following the Effective Time. Prior to the Effective Time, any interaction between ABCB and HSB employees shall be coordinated by HSB or Hamilton. As of the Closing Date, ABCB shall, or shall cause its applicable Subsidiary to, provide to each employee of HSB or its Subsidiaries who shall continue employment with the Surviving Corporation or any of its Subsidiaries following the Closing Date (a “Continuing Employee”) (i) base hourly wages or salaries, as applicable, and (ii) employee benefit plans, programs, policies and arrangements (excluding, however, all equity plans) that until the first anniversary of the Closing Date, are no less favorable, in the aggregate, than the HSB Employee Benefit Plans provided to each such Continuing Employee immediately prior to the Closing Date.
(b)    HSB and Hamilton employees (other than those listed in HSB Disclosure Schedule 5.7(b) who are parties to an employment, change-of-control or other type of agreement which provides for severance) as of the date of this Agreement who remain employed by HSB or any of its Subsidiaries as of the Effective Time, who become employees of ABCB or Ameris at the Effective Time and whose employment is terminated by ABCB or Ameris Bank following the Closing Date (a “Discontinued Employee”) shall be provided by ABCB or Ameris with severance benefits under the existing severance policies of ABCB and its Subsidiaries, a complete and correct copy of which has been made available to HSB; provided, however, that for purposes of determining seniority as it relates to severance practices of ABCB or its Subsidiaries, any such Discontinued Employee shall be credited with his or her years of service with HSB or its Subsidiary, as applicable; and provided, further, that such benefit payments shall be conditioned on execution of a release of claims in a form satisfactory to ABCB.
(c)    With respect to any ABCB Employee Benefit Plan in which any Continuing Employee becomes eligible to participate on or after the Closing Date, ABCB shall use commercially reasonable efforts to (i) waive all preexisting conditions, actively at work requirements, exclusion and waiting periods with respect to participation and coverage requirements under any such ABCB Employee Benefit Plan to the extent they were inapplicable to, or were satisfied under, any HSB Employee Benefit Plan in which such Continuing Employee participated prior to the Closing Date and (ii) ensure that each Continuing Employee receives full credit (including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual under any defined benefit ABCB Employee Benefit Plan or any such credit that would result in a duplication of benefits) under each ABCB Employee Benefit Plan in which such Continuing Employee becomes or may become a participant for service with the Surviving Corporation (or any predecessor to the Surviving Corporation and its Affiliates), solely to the extent such service was credited under the HSB Employee Benefit Plans. As of the Closing Date, ABCB shall, and shall cause its applicable Subsidiaries to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any vacation policy or arrangement listed on HSB Disclosure Schedule 3.24(a) as of the Closing Date. With respect to each ABCB Employee Benefit Plan that is a health plan in which Continuing Employees participate after Closing, ABCB shall use commercially reasonable efforts to (A) cause to be waived any eligibility waiting period, any evidence of insurability requirement and the application of any pre-existing condition limitation under such plan to the extent such requirements or limitations were inapplicable to, or were satisfied under, any HSB Employee Benefit Plan in which such Continuing Employee participated prior to the Closing Date and (B) cause each Continuing Employee to be given credit under such health plan with respect to the plan year in which the Closing Date occurs (“Closing Date Plan Year”) for amounts (such as deductibles and co-payments) paid under any similar HSB Employee Benefit Plan by such Continuing Employee, with respect to the Closing Date Plan Year and for which verification is provided by the insurer or third-party administrator of such HSB Employee Benefit Plan, as though such amounts had been paid in accordance with the terms and conditions of any applicable ABCB Employee Benefit Plan.
(d)    ABCB and HSB acknowledge and agree that all provisions contained in this Section 5.7 are included for the sole benefit of ABCB and HSB and nothing contained herein shall (i) be construed as an amendment to any HSB Employee Benefit Plan or ABCB Employee Benefit Plan or the creation of any new employee benefit plan, (ii) create any third-party beneficiary or other rights in any other Person, including any employee or former employee of any of ABCB or HSB or their respective Subsidiaries, or any dependent or beneficiary thereof, or (iii) otherwise obligate ABCB or any of its Affiliates to maintain any particular HSB Employee Benefit Plan, ABCB Employee Benefit Plan or other employee benefit plan or retain the employment of any particular employee following the Closing Date. ABCB and HSB further acknowledge and agree that HSB and its Subsidiaries shall provide to ABCB all employee books and records relating to Continuing Employees no later than the Closing Date.
(e)    If requested by ABCB, HSB shall terminate the 401(k) Plan immediately prior to the Closing by resolution adopted by the board of directors of HSB, on terms acceptable to ABCB, and simultaneously amend the 401(k) Plan to the extent necessary to comply with all Applicable Laws to the extent not previously amended. HSB shall notify the 401(k) Plan participants and beneficiaries of such termination prior to the Closing Date pursuant to Applicable Law requirements. ABCB will permit rollover of 401(k) plan assets by Continuing Employees to a defined contribution retirement plan with a 401(k) feature of ABCB or its Subsidiaries.
5.8No Solicitation of Transaction by HSB.
(a)    From the date hereof until the Closing Date, or, if earlier, the date on which this Agreement is terminated in accordance with Article VII, HSB shall not, and shall cause all of its Subsidiaries and its and their respective Representatives to not, directly or indirectly, (i) take any action to solicit, initiate, seek, knowingly facilitate or encourage any inquiries or expressions of interest or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than ABCB and its Subsidiaries) any nonpublic information or data with respect to HSB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal (other than the Merger), (iv) enter into any agreement in principle, arrangement, understanding, contract or agreement (other than a confidentiality agreement which expressly permits HSB to comply with its obligations pursuant to this Section 5.8) relating to an Acquisition Proposal (an “Acquisition Agreement”) or (v) propose or agree to do any of the foregoing. Upon execution of this Agreement, HSB shall, and shall cause each of its Subsidiaries and all of its and their respective Representatives to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Acquisition Proposal; provided, however, that this Section 5.8 shall not prohibit HSB or any of its respective representatives from informing any Person of the restrictions contained in this Section 5.8 (including by providing a copy hereof to such Person).
(b)    Notwithstanding Section 5.8(a) or any other provision of this Agreement, HSB may, provided that it shall comply with the requirements of Section 2.14(b), take any of the actions described in Section 5.8(a) with respect to an unsolicited, bona fide written Acquisition Proposal received by HSB prior to the HSB Shareholders’ Meeting, which Acquisition Proposal did not result from a breach of this Section 5.8, if, but only if, (i) HSB’s board of directors determines in good faith (in accordance with this Agreement and after consultation with its outside legal counsel and independent financial advisor) that (A) such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (B) it is reasonably necessary to furnish such information or access or enter into discussions or negotiations in order to comply with HSB’s board of directors’ fiduciary duties to HSB and its shareholders under Applicable Law, (ii) HSB has provided ABCB with at least one (1) Business Day’s prior notice of such determination and (iii) prior to furnishing or affording access to any information or data with respect to HSB or any of its Subsidiaries or otherwise relating to such Acquisition Proposal, HSB receives from such Person a confidentiality agreement with terms no less favorable to HSB than those contained in the Confidentiality Agreement. HSB shall promptly provide to ABCB any non-public information regarding HSB or its Subsidiaries provided to any other Person that was not previously provided to ABCB, such additional information to be provided no later than the date of provision of such information to such other party.
(c)    HSB shall promptly (and in any event within twenty-four (24) hours) notify ABCB in writing if any proposals or offers (or modified offers or proposals) are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, HSB or any of its Subsidiaries or any of their respective Representatives, in each case constituting or in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any such proposals, offers or information requests.
5.9Indemnification; Directors’ and Officers’ Insurance.
(a)    For a period of six (6) years from and after the Effective Time, ABCB shall (i) indemnify and hold harmless each individual who at the Effective Time is, or any time prior to the Effective Time was, a director, officer or employee of HSB or any of its Subsidiaries (the “Indemnitees”) in respect of all claims, liabilities, losses, damages, judgments, fines, penalties costs and expenses (including reasonable attorneys’ fees) in connection with any claim, suit, action, proceeding or investigation (each a “Claim”), whenever asserted, based on or arising out the fact that the Indemnitee was an officer, director or employee of HSB or any Subsidiary (or fiduciary of any benefit plan of HSB or its Subsidiaries) for acts or omissions by the Indemnitee in such capacity or taken at the request of HSB or any Subsidiary, at or any time prior to the Effective Time (including any Claim relating to the transactions contemplated by this Agreement or the Bank Merger Agreement), to the fullest extent permitted by Law and (ii) assume all obligations of HSB and its Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in HSB’s Charter Documents and the organizational documents of HSB’s Subsidiaries. In addition, ABCB, from and after the Effective Time, shall advance any expenses (including reasonable attorneys’ fees) of any Indemnitee under this Section 5.9 as incurred to the fullest extent permitted by Applicable Law, provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay advances if it shall be determined that such Indemnitee is not entitled to be indemnified pursuant to this Section 5.9.
(b)    ABCB shall maintain in effect for six (6) years after the Effective Time, the current directors’ and officers’ liability insurance policies maintained by HSB (provided that ABCB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall ABCB be required to expend annually in the aggregate an amount in excess of two hundred percent (200%) of the annual premium payment on HSB’s current policy in effect as of the date of this Agreement (the “Premium Cap”) and, in the event the cost of such coverage shall exceed that amount, ABCB shall purchase as much coverage as possible for such amount. In lieu of the foregoing, ABCB may obtain at or prior to the Effective Time a prepaid “tail” policy providing coverage equivalent to that described in the preceding sentence for an aggregate price of no more than the Premium Cap.
(c)    Any Indemnitee wishing to claim indemnification under Section 5.9(a) shall promptly notify ABCB in writing upon learning of any Claim, provided that failure to so notify shall not affect the obligation of ABCB under Section 5.9(b) unless, and to the extent that, ABCB is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether arising before or after the Effective Time), (i) ABCB shall have the right to assume the defense thereof and ABCB shall not be liable to such Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitees in connection with the defense thereof; provided, however, that ABCB shall not have the right to assume the defense thereof  (but will be apprised of the status of such defense) if ABCB’s interests may materially conflict with the Indemnitees’ interests with respect to such Claim, in which case ABCB shall continue to be liable to such Indemnitees for legal expenses of other counsel and other expenses reasonably incurred by such Indemnitees (provided that ABCB shall only be obligated to pay the reasonable fees and expenses of one such counsel, which shall be reasonably acceptable to ABCB); (ii) the Indemnitees will cooperate in the defense of any such matter in good faith; (iii) ABCB shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); (iv) ABCB shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnitee in the manner contemplated hereby is prohibited by Applicable Law; and (v) without the prior written consent of the applicable Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), ABCB shall not settle or compromise or consent to the entry of any judgment in any such Claim unless such settlement, compromise or consent includes an unconditional release of such Indemnitee for all liability arising out of such Claim.
(d)    The provisions of this Section 5.9 are intended for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnitee may have under HSB Charter Documents, by contract or otherwise. In the event ABCB or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of ABCB or the purchaser of its assets and properties shall assume the obligations set forth in this Section 5.9. This Section 5.9 shall survive the Effective Time.
5.10Efforts to Consummate.   Subject to the terms and conditions of this Agreement, each of HSB and ABCB agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other party hereto to that end.
5.11Information Systems Conversion.   From and after the date hereof, ABCB and HSB shall use their commercially reasonable efforts to facilitate the integration of HSB with the business of ABCB following consummation of the transactions contemplated hereby and shall meet on a regular basis to discuss and plan for the conversion of the telecommunications, data processing and related electronic information systems of HSB and each of its Subsidiaries (the “Information Systems Conversion”) to those used by ABCB, which planning shall include the following: (a) discussion of third-party service provider arrangements of HSB and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by HSB and any of its Subsidiaries in connection with their systems operations; (c) retention of outside consultants and additional employees to assist with such conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate such conversion, as soon as practicable following the Effective Time. ABCB shall promptly (within thirty (30) days of such request) reimburse HSB on request for any reasonable and documented out-of-pocket fees, expenses or charges that HSB may incur as a result of taking, at the request of ABCB, any action prior to the Effective Time to facilitate the Information Systems Conversion.
5.12No Control of Other Party’s Business.   Nothing contained in this Agreement shall give ABCB, directly or indirectly, the right to control or direct the operations of HSB or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give HSB, directly or indirectly, the right to control or direct the operations of ABCB or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of HSB and ABCB shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.
5.13Tax Matters.
(a)    For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and as such term is used in Sections 354 and 361 of the Code. After the date of this Agreement (including after the Effective Time) subject to the other terms and conditions in this Agreement, each party hereto shall take any action that is required to cause the Merger to qualify, and will not take any actions or cause any actions to be taken which would reasonably be likely to prevent the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. All parties hereto shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(b)    The chief financial officer of each of ABCB and HSB shall execute and deliver to Rogers & Hardin LLP and Alston & Bird LLP certificates substantially in the form agreed to by the parties and such firms at such time or times as may reasonably be requested by such firms, including at the time the Registration Statement is filed with the SEC and the Effective Time, in connection with each firm’s delivery of its tax opinion pursuant to Section 6.2(d) and Section 6.3(d). Each of ABCB and HSB shall use commercially reasonable efforts to cause such opinions to be delivered and not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.13(b).
(c)    ABCB and HSB shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such Taxes, and shall reasonably cooperate in attempting to minimize the amount of such taxes.
5.14Nasdaq Listing.   ABCB shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use commercially reasonable efforts to (i) list, prior to the Effective

Time, the shares of ABCB Common Stock to be issued to the holders of HSB Common Stock as part of the Merger Consideration in connection with the Merger or (ii) make such post-Closing filings with the Nasdaq as may be required by the applicable rules thereof.
5.15Litigation and Claims.
(a)    ABCB shall promptly notify HSB in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against ABCB or its Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Change in ABCB. ABCB shall promptly notify HSB in writing of any Proceeding, pending or, to ABCB’s Knowledge, threatened against ABCB or its Subsidiaries, that (i) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by ABCB or Ameris with respect hereto or thereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.
(b)    HSB shall promptly notify ABCB in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against HSB or any of its Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Change in HSB. HSB shall promptly notify ABCB in writing of any Proceeding, pending or, to HSB’s Knowledge, threatened against HSB or any of its Subsidiaries, that (i) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by HSB or its Subsidiaries with respect hereto or thereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. HSB shall give ABCB the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against HSB or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without ABCB’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless the payment of all such damages and related expenses by HSB is reasonably expected by HSB, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by HSB) under HSB’s existing director and officer insurance policies, including any tail policy.
5.16Retention Bonus Program.   (a) HSB and Hamilton may implement a retention plan (the “HSB Retention Program”) for the benefit of certain employees and officers of HSB and Hamilton as determined by HSB, and in each case as agreed to by ABCB (which agreement will not be unreasonably withheld or delayed), which HSB Retention Program shall involve aggregate benefits to such employees and officers of up to $900,000 (or such greater amount as ABCB and HSB may agree), which shall be payable to such employees and officers that remain employed by HSB or its Subsidiaries until the Closing Date. ABCB may, in its sole discretion, establish a retention program focused on the retention of HSB and Hamilton employees and officers following the Closing Date (the “ABCB Retention Program”). HSB shall cooperate with ABCB, at ABCB’s request, in the development and implementation of the ABCB Retention Program.
5.17Termination of Stockholders’ Agreement.   HSB agrees to use its commercially reasonable efforts to obtain from those shareholders who are a party to, and whose consent is required to terminate, that certain Stockholders’ Agreement dated as of February 28, 2011, as amended by that certain First Amendment to the Stockholders’ Agreement dated as of April 5, 2013 and that certain Second Amendment to the Stockholders’ Agreement dated as of May 19, 2014 (as so amended, the “Stockholders’ Agreement”), with respect to shares of HSB Common Stock, and deliver to ABCB as soon as practicable, but in no event later than ten (10) days prior to the Closing, an executed counterpart of a termination agreement that is reasonably satisfactory to ABCB in form and substance and that provides for the termination of the Stockholders’ Agreement.
5.18Director Resignations.   HSB shall use commercially reasonable efforts to cause to be delivered to ABCB resignations, to be effective as of the Effective Time, of all the directors of HSB and its Subsidiaries.
5.19Non-Solicitation Agreements.   Concurrently with the execution and delivery of this Agreement and effective as of the Effective Time, HSB has caused all of the directors of HSB and Hamilton to execute and deliver the Non-Solicitation Agreements.

5.20Trust Preferred Securities.   Upon the Effective Time, ABCB, or a Subsidiary of ABCB, shall assume the performance and observance of the covenants and conditions to be performed by HSB relating to the trust preferred securities of Cherokee Statutory Trust I (the “Trust Preferred Securities”), including the payment of the principal of and premium, if any, and interest on the Trust Preferred Securities. In connection therewith, ABCB, or its applicable Subsidiary, and HSB shall execute and deliver any supplemental indentures, and the parties hereto shall provide any opinion of counsel to the trustee thereof, required to make such assumptions effective.
ARTICLE VI
CONDITIONS TO CLOSE
6.1Conditions to Each Party’s Obligations.   Each party’s obligation to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the party entitled to the benefit thereof:
(a)    No Orders.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Order (whether temporary, preliminary or permanent) which has the effect of making illegal or preventing or prohibiting the consummation of the transactions contemplated by this Agreement.
(b)    HSB Shareholder Approval.   This Agreement, the transactions contemplated hereby (including the Merger) and any other matter required to be approved by the HSB Shareholders in order to consummate the Merger and the transactions contemplated hereby shall have been approved by action by the HSB Shareholders holding the requisite voting power under the Charter Documents of HSB and Applicable Law and as required by the Stockholders’ Agreement (the “HSB Shareholder Approval”).
(c)    Regulatory Approvals.   All Regulatory Approvals shall have been obtained and shall remain in full force and effect and shall not contain or result in the imposition of any Materially Burdensome Regulatory Condition as contemplated by Section 5.3(a), and all statutory waiting periods in respect thereof shall have expired or been terminated.
(d)    Registration Statement.   The Registration Statement shall have been effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the Securities Act relating to the issuance of the shares of ABCB Common Stock issuable pursuant to the Merger shall have been received.
(e)    Listing.   The shares of ABCB Common Stock to be issued in the Merger as part of the Merger Consideration shall have been approved for listing and be freely tradeable on the Nasdaq, subject to official notice of issuance.
(f)    Bank Merger.   The parties shall stand ready to consummate the Bank Merger immediately after the Merger.
6.2Conditions to Obligations of ABCB.   The obligations of ABCB to consummate the transactions contemplated hereby are also subject to the satisfaction, or waiver by ABCB, at or prior to the Closing Date of the following conditions:
(a)    Accuracy of Representations and Warranties.   Each of the representations and warranties of HSB set forth in this Agreement (other than in Section 3.7) or in any certificate or agreement delivered by HSB pursuant to the provisions hereof shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Change,” “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and as of the Closing Date, with the same effect as though all such representations and warranties had been made on and as of such date (except to the extent such representations and warranties speak as of a particular date, in which case they shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HSB; provided, however, that the representations and warranties in Section 3.7 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.
(b)    Compliance with Covenants and Obligations.   HSB shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date.
(c)    HSB Closing Deliverables.   HSB shall have delivered to ABCB, each of the certificates, instruments, agreements, documents, assets and other items required to be delivered by it pursuant to Section 2.15 at or prior to the Closing Date.
(d)    Tax Opinion.   ABCB shall have received a written opinion of Rogers & Hardin LLP dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Rogers & Hardin LLP will be entitled to receive and rely upon customary certificates and representations of the chief financial officer of each of HSB and ABCB as referenced in Section 5.13(b).
(e)    Appraisal Shares.   Appraisal Shares shall be less than ten percent (10%) of the issued and outstanding shares of HSB Common Stock.
(f)    No Material Adverse Effect.   Since the date of this Agreement, (i) no event, change, occurrence, circumstance, condition, effect or development has occurred that has had a Material Adverse Effect on, or that has resulted in a Material Adverse Change in, HSB or Hamilton and (ii) no event, change, occurrence, circumstance, condition, effect or development has occurred that may reasonably be expected to have a Material Adverse Effect on HSB or Hamilton.
6.3Conditions to the Obligations of HSB.   The obligation of HSB to consummate the transactions contemplated by this transaction is also subject to the satisfaction, or waiver by HSB, at or prior to the Closing Date of the following conditions:
(a)    Accuracy of Representations and Warranties.   Each of the representations and warranties of ABCB set forth in this Agreement (other than in Section 4.7) or in any certificate or agreement delivered by ABCB pursuant to the provisions hereof shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Change,” “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and as of the Closing Date, with the same effect as though all such representations and warranties had been made on and as of such date (except to the extent such representations and warranties speak as of a particular date, in which case they shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ABCB; provided, however, that the representations and warranties in Section 4.7 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.
(b)    Compliance with Covenants and Obligations.   ABCB shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date.
(c)    ABCB Closing Deliverables.   ABCB shall have delivered to HSB, each of the certificates, instruments, agreements, documents, assets and other items required to be delivered by it pursuant to Section 2.16 at or prior to the Closing Date.
(d)    Tax Opinion.   HSB shall have received a written opinion of Alston & Bird LLP dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and to include such other matters as such firm and HSB shall mutually agree upon. In rendering such opinion, Alston & Bird LLP will be entitled to receive and rely upon customary certificates and representations of the chief financial officer of each of HSB and ABCB as referenced in Section 5.13(b).
(e)    No Material Adverse Effect.   Since the date of this Agreement, (i) no event, change, occurrence, circumstance, condition, effect or development has occurred that has had a Material Adverse Effect on, or that has resulted in a Material Adverse Change in, ABCB or Ameris and (ii) no event, change, occurrence, circumstance, condition, effect or development has occurred that may reasonably be expected to have a Material Adverse Effect on ABCB or Ameris.
ARTICLE VII
TERMINATION
7.1Termination.   This Agreement may be terminated at any time prior to the Closing Date:
(a)    by the mutual written consent of HSB and ABCB;
(b)    by either HSB, on the one hand, or ABCB, on the other, if the Closing Date shall not have occurred on or before December 31, 2018; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing Date to occur on or prior to such date;
(c)    by either HSB, on the one hand, or ABCB, on the other, in the event of:
(i)   (A) with respect to representations and warranties set forth in this Agreement that are not qualified by the term “material” or do not contain terms such as “Material Adverse Change” or “Material Adverse Effect,” a material breach of any of such representations or warranties by the other party; or (B) with respect to representations and warranties set forth in this Agreement that are qualified by the term “material” or contain terms such as “Material Adverse Change” or “Material Adverse Effect,” any breach of any of such representations or warranties by the other party, in each case, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, and which breach or breaches, in the opinion of the non-breaching party, would be reasonably likely to result in a failure to satisfy any condition to ABCB’s or HSB’s obligations set forth in Section 6.2 or Section 6.3, respectively; or
(ii)   a material breach by the other party of any of its obligations contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, and which breach or breaches, in the opinion of the non-breaching party, would be reasonably likely to result in a failure to satisfy any condition to ABCB’s or HSB’s obligations set forth in Section 6.2 or Section 6.3, respectively;
(d)    by either HSB, on the one hand, or ABCB, on the other, if  (i) final action has been taken by a Regulatory Agency whose approval is required in connection with this Agreement or the Bank Merger Agreement and the transactions contemplated hereby or thereby, which final action (x) has become final and nonappealable and (y) does not approve this Agreement or the Bank Merger Agreement or the transactions contemplated hereby or thereby, or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or final nonappealable judgment which has the effect of making illegal the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement;
(e)    by ABCB or HSB (provided, in the case of HSB, that it shall not be in breach of any of its obligations under Section 2.14), if the HSB Shareholder Approval shall not have been obtained at the HSB Shareholders’ Meeting;
(f)    by ABCB if  (i) the board of directors of HSB (or any committee thereof) shall have failed to make the HSB Recommendation or shall have made an Adverse Recommendation Change (including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer) or (ii) HSB shall have materially breached any of the provisions set forth in Section 2.14 or Section 5.8;

(g)    by HSB, prior to the HSB Shareholders’ Meeting, and provided that HSB has complied in all material respects with Sections 2.14 and 5.8, in order to enter into an agreement relating to a Superior Proposal; or
(h)    by HSB, at any time during the four (4) Business Day period immediately following the Determination Date, if both of the following conditions are satisfied:
(i)   the quotient obtained by dividing the Average ABCB Determination Date Stock Price by the Starting Price (such quotient being the “ABCB Ratio”) shall be less than 0.85; and
(ii)   the ABCB Ratio shall be less than eighty-five percent (85%) of the quotient of  (x) the Average Index Price divided by (y) the Index Price on the Starting Date (such quotient being the “Index Ratio”);
provided, however, that if HSB refuses to consummate the Merger pursuant to this Section 7.1(h), it shall give prompt written notice thereof to ABCB (and provided that such HSB written notice of election to terminate may be withdrawn at any time within the aforementioned four (4) Business Day period). During the three (3) Business Day period commencing with its receipt of such notice ABCB shall have the option to increase the Merger Consideration by either (A) increasing the Exchange Ratio (calculated to the nearest one-one-thousandth) or (B) provided that it does not, and will not, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (as determined by ABCB’s and HSB’s outside legal counsel), paying, as part of the Merger Consideration, a cash payment in addition to, and not in lieu of, the Per Share Cash Consideration and Per Share Stock Consideration otherwise payable in accordance with Section 2.7(a) (such cash payment, the “Additional Cash Payment Per Share”), in each case of the immediately preceding clauses (A) and (B), such that the value of the Per Share Stock Consideration (calculated based on the Average ABCB Determination Date Stock Price and including any Additional Cash Payment Per Share) to be received by each recipient of the Merger Consideration equals the lesser of the following: (1) an amount equal to the product of the Starting Price, 0.85 and the Exchange Ratio (as in effect immediately before any increase in the Exchange Ratio pursuant to this Section 7.1(h)); and (2) an amount equal to (x) the product of the Index Ratio, 0.85, the Exchange Ratio (as in effect immediately before any increase in the Exchange Ratio pursuant to this Section 7.1(h)) and the Average ABCB Determination Date Stock Price, divided by (y) the ABCB Ratio. If ABCB so elects within such three (3) Business Day period, then it shall give prompt written notice to HSB of such election and the revised Exchange Ratio or the Additional Cash Payment Per Share, as applicable, whereupon no termination shall have occurred pursuant to this Section 7.1(h) and this Agreement shall remain in effect in accordance with its terms, provided that any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as increased pursuant to this Section 7.1(h), if applicable, and any references in this Agreement to the Merger Consideration shall thereafter include the Additional Cash Payment Per Share as set forth in this Section 7.1(h), if applicable.
7.2Effect of Termination.
(a)    In the event of termination of this Agreement by a party pursuant to Section 7.1, written notice thereof shall promptly be given to the other party hereto, and upon such notice this Agreement shall terminate. Except as provided under this Section 7.2 or otherwise expressly in accordance with the terms of this Agreement, upon termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and of no further force and effect, there shall be no liability on the part of any party hereto to the other party, and all rights and obligations of any party hereto shall cease and the parties shall be released from any and all obligations hereunder; provided, however, that (i) the provisions of Section 5.4(d), this Section 7.2 and Article VIII shall survive any such termination and (ii) nothing herein shall relieve any party from liability for damages resulting from fraud or the willful breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
(b)    Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated pursuant to Section 7.1(f) or Section 7.1(g), then HSB shall, within three (3) Business Days of such termination, pay to ABCB the sum of  $14,000,000 (the “Termination Fee”) by wire transfer of immediately available funds.
(c)    Notwithstanding anything to the contrary in this Agreement, in the event that (i) an Acquisition Proposal with respect to HSB shall have been communicated to or otherwise made known to the shareholders, senior management or board of directors of HSB, or any Person or group of Persons shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to HSB after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by ABCB pursuant to Section 7.1(c) or (B) by ABCB or HSB pursuant to Section 7.1(e) and (iii) prior to the date that is twelve (12) months after the date of such termination HSB consummates a transaction of a type set forth in the definition of  “Acquisition Proposal” or enters into an Acquisition Agreement, then HSB shall, on the earlier of the date such transaction is consummated or any such Acquisition Agreement is entered into, pay to ABCB the Termination Fee by wire transfer of immediately available funds.
(d)    The parties acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement. Accordingly, if HSB fails to pay timely any Termination Fee payable by it pursuant to this Section 7.2, then HSB shall pay to ABCB its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus two percent (2%) as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.
(e)    Notwithstanding anything to the contrary in this Agreement, other than in connection with fraud or a willful and material breach of this Agreement, the payment of the Termination Fee pursuant to this Section 7.2 shall fully discharge HSB from, and be the sole and exclusive remedy of ABCB with respect to, any and all losses that may be suffered by ABCB based upon, resulting from or arising out of the circumstances giving rise to the termination of this Agreement. In no event shall HSB be required to pay the Termination Fee on more than one occasion.
ARTICLE VIII
MISCELLANEOUS
8.1Notices.   All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt) or (d) by reputable courier service to the applicable party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the other party hereto. All notices shall be deemed effective upon delivery.
If to ABCB, to:
Ameris Bancorp
310 First Street, S.E.
Moultrie, Georgia 31768
Attn: Mr. Edwin W. Hortman, Jr.
Email: edwin.hortman@amerisbank.com
with a copy (which shall not constitute notice to ABCB) to:
Rogers & Hardin LLP
2700 International Tower
229 Peachtree Street, N.E.
Atlanta, Georgia 30303
Attn: Jody L. Spencer, Esq.
Email: jspencer@rh-law.com
If to HSB, to:
Hamilton State Bancshares, Inc.
1907 Highway 211
Hoschton, Georgia 30548
Attn: Robert C. Oliver
Email: boliver@hamiltonstatebank.com

with a copy (which shall not constitute notice to HSB) to:
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Suite 4900
Atlanta, Georgia 30309-3424
Attn: Christopher C. Frieden, Esq.
Email: chris.frieden@alston.com
8.2Entire Agreement.   This Agreement (including the Disclosure Schedules hereto), together with the Voting Agreement and the other documents and agreements delivered at the Closing Date pursuant to the provisions hereof constitute the full and entire understanding and agreement of the parties hereto in respect of its subject matter, and supersedes all prior agreements, understandings (oral and written) and negotiations between or among the parties with regard to such subject matter. The Disclosure Schedules and the Confidentiality Agreement constitute a part hereof as though set forth in full herein.
8.3Amendments.   This Agreement (including the Disclosure Schedules attached hereto) may not be modified, amended, supplemented, canceled or discharged, except by a written instrument executed by all parties hereto.
8.4Waivers.   No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. Any waiver, permit, consent or approval of any kind or character by any party of any breach or default under this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.
8.5Binding Effect; Assignment.   The rights and obligations of this Agreement shall be binding on and enforceable by the parties hereto and their respective successors and permitted assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by HSB or ABCB without the express prior written consent of the other party. Except for Section 5.9, which is intended to benefit each Indemnitee and his or her heirs and representatives, or as otherwise specifically provided herein, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. This Agreement may only be enforced against the parties hereto and no past, present or future Affiliate, director, officer, employee, shareholder, agent, attorney or other Representative of any Party hereto has any liability for any obligations or liabilities of the Parties to this Agreement.
8.6Governing Law.   This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws.
8.7Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BANK MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO

ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7.
8.8Cumulative Remedies; Specific Performance.   All rights and remedies under this Agreement or otherwise afforded by Applicable Law to any party, shall be cumulative and not alternative. Without limiting the rights of a party hereto to pursue all other legal and equitable rights available to such party for another party’s failure to perform its obligations under this Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their respective obligations hereunder would be inadequate and that each party shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure. Each of the parties hereby further waives any requirement under Applicable Law to post security as a prerequisite to obtaining equitable relief.
8.9Expenses.   Except as otherwise provided in this Section 8.9, each party to this Agreement shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby, whether or not such transactions are consummated, including all fees and expenses of such party’s Representatives. Notwithstanding the foregoing, in the event that this Agreement is terminated by either Party in accordance with its terms due to a failure to obtain any Regulatory Approval from a Governmental Authority necessary to consummate the transactions contemplated by this Agreement (provided that such failure is not primarily related to the financial or regulatory condition of HSB or any of its Subsidiaries) or due to a failure by ABCB or any of its Subsidiaries to satisfy any condition contained in any such Regulatory Approval, then ABCB shall pay HSB $1,500,000 as reimbursement for its internal and external transaction-related costs and expenses. Such payment shall be made within one (1) Business Day after such termination event by wire transfer of immediately available funds to an account specified by HSB.
8.10Prevailing Party.   In the event that any litigation between the parties hereto should arise as the result of any breach or alleged breach of this Agreement, the prevailing party in such litigation shall be entitled to recover its reasonable attorneys’ fees and costs, including attorneys’ fees and costs incurred in litigating entitlement to attorneys’ fees and costs and in determining or quantifying the amount of recoverable attorneys’ fees and costs (through both trial and appellate levels) from the nonprevailing party.
8.11Counterparts.   This Agreement may be executed in counterparts, delivery of which may be by facsimile or other electronic transmission, including in “portable document format” (.pdf), and each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
8.12Nonsurvival.   None of the representations, warranties, covenants and agreements set forth in this Agreement other than this Section 8.12 shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger on the day and year first above written.
AMERIS BANCORP
By: /s/ Edwin W. Hortman, Jr. Edwin W. Hortman, Jr. Executive Chairman, President and Chief Executive Officer
HAMILTON STATE BANCSHARES, INC.
By: /s/ Robert C. Oliver Robert C. Oliver Chairman, President and Chief Executive Officer

Exhibit A
BANK PLAN OF MERGER AND MERGER AGREEMENT
THIS BANK PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made and entered into as of the 25th day of January, 2018, by and between Ameris Bank, a Georgia state-chartered bank (the “Surviving Bank”), and Hamilton State Bank, a Georgia state-chartered bank (the “Merging Bank”) (the Merging Bank and the Surviving Bank are hereinafter collectively referred to as the “Constituent Banks”).
WITNESSETH:
WHEREAS, Ameris Bancorp, a Georgia corporation and the sole shareholder of the Surviving Bank (“Ameris”), and Hamilton State Bancshares, Inc., a Georgia corporation and the sole shareholder of the Merging Bank (“Hamilton”), have entered into that certain Agreement and Plan of Merger dated as of January 25, 2018 (the “Holding Company Agreement”), which provides for the merger of Hamilton with and into Ameris (the “Company Merger”);
WHEREAS, the boards of directors of the Constituent Banks deem it advisable and for the benefit of the Constituent Banks that the Merging Bank merge with and into the Surviving Bank immediately upon, and subject to, the consummation of the Company Merger (the “Merger”);
WHEREAS, the Financial Institutions Code of Georgia (the “Code”) authorizes the merger of banks organized under the Code, subject to applicable provisions of the Code and the approval of such merger by the Department of Banking and Finance of the State of Georgia (the “Department”); and
WHEREAS, it is intended that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;
NOW, THEREFORE, for and in consideration of the premises and other mutual agreements, covenants, representations and warranties contained herein, the parties hereto agree as follows:
I.
MERGER; EFFECTIVE TIME
1.1 Merger.    At the Effective Time (as hereinafter defined), the Merging Bank shall be merged with and into the Surviving Bank, in accordance with the Code. The Surviving Bank shall survive the Merger, the separate existence of the Merging Bank shall cease and the Merger shall in all respects have the effects provided for in the applicable provisions of the Code.
1.2 Effective Time.    Articles of Merger evidencing the transactions contemplated herein shall be delivered to the Department for filing, subject to the consummation of the Company Merger in accordance with the Holding Company Agreement, in accordance with the Code. The Merger shall be effective as of the issuance of a certificate of merger with respect thereto by the Secretary of State of the State of Georgia or such other date and time as the parties shall agree consistent with applicable provisions of the Code (the “Effective Time”).
II.
NAME OF SURVIVING BANK; ARTICLES OF
INCORPORATION; BYLAWS; DIRECTORS; OFFICERS
2.1 Name of Surviving Bank.    The name of the Surviving Bank shall be “Ameris Bank”.
2.2 Articles of Incorporation of the Surviving Bank.    The Articles of Incorporation of the Surviving Bank in effect at the Effective Time shall (until further amended) continue to be the Articles of Incorporation of the Surviving Bank.
2.3 Bylaws of the Surviving Bank.    The Bylaws of the Surviving Bank in effect at the Effective Time shall (until further amended) continue to be the Bylaws of the Surviving Bank.
Exhibit A-1

2.4 Directors of the Surviving Bank.    At the Effective Time, the directors of the Merging Bank immediately prior thereto shall cease to hold office, and each director of the Surviving Bank immediately prior thereto shall remain a director of the Surviving Bank and shall thereafter hold such office for the remainder of his or her term of office and until his or her successor has been elected and qualified, or as otherwise provided in the Articles of Incorporation or the Bylaws of the Surviving Bank or by the Code.
2.5 Executive Officers of the Surviving Bank.    At the Effective Time, the executive officers of the Merging Bank immediately prior thereto shall cease to hold office, and each executive officer of the Surviving Bank immediately prior thereto shall remain an executive officer of the Surviving Bank, and each of the foregoing shall thereafter hold such office for the remainder of his or her term of office and until his or her successor has been elected or appointed and qualified, or as otherwise provided in the Articles of Incorporation or the Bylaws of the Surviving Bank or by the Code.
III.
SECURITIES
The shares of the capital stock of the Constituent Banks shall be converted as follows:
3.1 Stock of the Surviving Bank.    At the Effective Time, each share of the common stock of the Surviving Bank issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unaffected by the consummation of the Merger and shall continue to be held by Ameris.
3.2 Stock of the Merging Bank.    At the Effective Time, each share of the common stock of the Merging Bank issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, be cancelled, and no consideration shall be delivered in exchange therefor.
IV.
GENERAL
4.1 Approval of Shareholders and the Department.    This Agreement, and the consummation of the Merger contemplated hereby, is subject to approval by the shareholders of the Constituent Banks and by the Department and all other applicable regulatory authorities.
4.2 Necessary Action.    The directors and officers of the Constituent Banks shall carry out and consummate this Agreement and shall have the power to adopt all resolutions, execute and file all documents and take all other actions that they may deem necessary or desirable for the purpose of effecting the merger of the Constituent Banks in accordance with this Agreement and the Code.
4.3 Counterparts.    This Agreement may be executed in counter-parts, delivery of which may be by facsimile or other electronic transmission, including in “portable document format” (.pdf), and each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
4.4 Termination.
(a) Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of the Merging Bank or the Surviving Bank, this Agreement shall be terminated and the Merger shall be abandoned automatically and without the necessity of any further action by any party in the event of the termination of the Holding Company Agreement, and this Agreement otherwise may be terminated and the Merger abandoned at any time prior to the Effective Time:
(i) by mutual consent of the boards of directors of the Constituent Banks;
(ii) by the board of directors of either the Surviving Bank or the Merging Bank in the event that the Merger shall not have been consummated by December 31, 2018; or
(iii) by the board of directors of either the Surviving Bank or the Merging Bank in the event that any of the conditions precedent to the consummation of the Merger cannot, through no fault of the terminating party, be satisfied or fulfilled by December 31, 2018.
Exhibit A-2

(b) In the event of the termination and abandonment of this Agreement pursuant to Section 4.4(a) hereof, this Agreement shall become void and of no effect.
[Remainder of page intentionally left blank; signature page follows.]
Exhibit A-3

IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be signed and delivered by its duly authorized officer, as of the date first written above.
AMERIS BANK
By:

Dennis J. Zember Jr.
Chief Executive Officer
HAMILTON STATE BANK
By:

Robert C. Oliver
Chairman, President and Chief Executive Officer
[Signature Page to Bank Plan of Merger and Merger Agreement]
Exhibit A-4

Exhibit B
VOTING AND SUPPORT AGREEMENT
Included as Appendix B to this proxy statement/prospectus.
Exhibit B-1

Exhibit C
DIRECTOR NON-SOLICITATION AGREEMENT
THIS DIRECTOR NON-SOLICITATION AGREEMENT (this “Agreement”) is entered into as of the 25th day of January, 2018, by and between Ameris Bancorp, a Georgia corporation (“Ameris”), which is the holding company of Ameris Bank, a Georgia state-chartered bank (“Ameris Bank”), and the undersigned director (“Director”) of Hamilton State Bancshares, Inc., a Georgia corporation (“Hamilton”), and/or Hamilton State Bank, a Georgia state-chartered bank and wholly owned subsidiary of Hamilton (“Hamilton State Bank”), is conditioned upon consummation of the Merger (as hereinafter defined) and shall become effective at the Effective Time provided in the Merger Agreement (as hereinafter defined).
WITNESSETH:
WHEREAS, the respective boards of directors of each of Ameris and Hamilton have determined that the Agreement and Plan of Merger, dated as of the date hereof, by and between Ameris and Hamilton (as the same may be amended or supplemented, the “Merger Agreement”) and the business combination and related transactions contemplated thereby are in the best interests of their respective entities and shareholders;
WHEREAS, subject to the terms of the Merger Agreement, Hamilton will merge with and into Ameris, with Ameris being the surviving entity (the “Merger”);
WHEREAS, the parties hereto acknowledge that Director, as a director of Hamilton and/or Hamilton State Bank, occupies a unique position of trust and confidence with respect to Hamilton and Hamilton State Bank;
WHEREAS, the parties further acknowledge that, by virtue of this position, Director has acquired significant knowledge relating to the business of Hamilton and Hamilton State Bank;
WHEREAS, the board of directors of Ameris has determined that it is in the best interests of Ameris and its shareholders to protect the business and goodwill associated with the business of Hamilton and Hamilton State Bank by agreeing to certain restrictions with respect to Director’s use and disclosure of confidential information as well as the solicitation of customers and employees following the completion of the Merger;
WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Hamilton, as a condition and inducement to the willingness of Ameris to enter into the Merger Agreement and complete the Merger, Director will enter into and perform this Agreement; and
WHEREAS, Director has agreed to accept such limitations on his ability to compete with the Ameris and Ameris Bank following the Merger as an inducement for Ameris to execute the Merger Agreement;
NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1. Certain Definitions.
(a) “Affiliated Company” means any company or entity controlled by, controlling or under common control with Ameris or Hamilton, including Ameris Bank and Hamilton State Bank.
(b) “Confidential Information” means all information regarding Hamilton, Ameris, and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed (whether as employees or independent contractors) by Hamilton, Ameris or their respective Affiliated Companies, that is not generally disclosed publicly to persons not employed by Hamilton, Ameris or their respective Affiliated Companies (except to their regulatory authorities and pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons), and that is the subject of reasonable efforts to keep it confidential,
Exhibit C-1

and/or where such information is subject to limitations on disclosure or use by Applicable Law. “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Hamilton, Ameris or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of Hamilton, Ameris or their respective Affiliated Companies, and information concerning the pricing of products and services, strategy, tactics and financial affairs of Hamilton, Ameris or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any other Applicable Law. “Confidential Information” shall not include information that (i) has become generally available to the public other than as a result of Director’s breach of this Agreement, (ii) is obtained by Director from one who has the right to disclose such information without violating any right or privilege of Hamilton or Ameris or their respective Affiliated Companies or any duty owed to any of them, (iii) was rightfully in the possession of a Person prior to receipt of such Confidential Information, directly or indirectly, from Director or (iv) is independently developed by a Person without reference to or use of Confidential Information.
(c) Capitalized terms not defined in this Agreement have the respective meanings assigned to them in the Merger Agreement.
2. Nondisclosure of Confidential Information.
(a) Director agrees (i) to maintain the confidentiality of Confidential Information and (ii) except as required by Law, not to use, distribute, disclose or otherwise disseminate Confidential Information or any physical embodiments thereof. In the event that Director is required by Law to disclose any Confidential Information, Director will: (A) if and to the extent permitted by Law, provide Ameris with prompt notice of such requirement prior to the disclosure so that Ameris may waive the requirements of this Agreement or seek an appropriate protective order at Ameris’s sole expense; and (B) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his or her counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed. Director also acknowledges and agrees that trading in Ameris securities using material non-public information may violate federal and state securities Laws and agrees to comply with such securities Laws.
The confidentiality obligations under this Agreement shall (x) with regard to Confidential Information that constitutes a trade secret under Applicable Law, remain in effect as long as such information constitutes a trade secret under Applicable Law, and (y) with regard to all other Confidential Information, remain in effect for so long as such information constitutes Confidential Information, or three (3) years, whichever is shorter.
(b) Director and Ameris agree that Director’s obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Hamilton and Ameris to perform their obligations under any provision of this Agreement or other agreements with Director shall not constitute a defense to, or waiver of the enforceability of, these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Hamilton, Ameris or any Affiliated Company under Applicable Law.
3. Nonrecruitment and Nonsolicitation Covenants.
(a) Director hereby agrees that for one (1) year following the Effective Time, Director shall not, without the prior written consent of Ameris, directly or indirectly, on behalf of himself or any other Person, solicit, recruit or hire any employee of Ameris or any of Ameris’s Affiliated Companies who was an employee of Hamilton or Hamilton State Bank during the two year period ending on the Effective Time; provided, however, that it shall not be a breach of this Section 3(a) if a company on which Director serves as a member of the board of directors solicits, recruits or hires any employee of
Exhibit C-2

Ameris or any of Ameris’s Affiliated Companies without direction from Director. Nothing in this Section 3(a) is intended to prohibit general advertising or general solicitation not specifically directed at employees of Ameris or any of Ameris’s Affiliated Companies or the solicitation, recruitment or hiring of any person that is not an employee of Ameris at the time of such solicitation, recruitment or hiring.
(b) Director hereby agrees that for one (1) year following the Effective Time, Director shall not, without the prior written consent of Ameris, directly or indirectly, on behalf of himself or any other Person, solicit or attempt to solicit any customer of Hamilton, Ameris or any of their Affiliated Companies, in each case, with whom Director had Material Contact on behalf of Hamilton or Hamilton State Bank in the course of Director’s service as a director of Hamilton or Hamilton State Bank; provided, however, that it shall not be a breach of this Section 3(b) if a company on which Director serves as a member of the board of directors solicits or attempts to solicit any customer of Hamilton, Ameris or any of their Affiliated Companies without direction from Director. For purposes of this Section 3(b), “Material Contact” shall mean a meeting or conversation, in person, in writing (including, but not limited to, email), or via telephone, with a client of Hamilton or Hamilton State Bank regarding the client’s account or Hamilton’s or Hamilton State Bank’s products, services, expertise and/or capabilities.
(c) Director acknowledges that Ameris and each of its Affiliated Companies has a current and future expectation of business from the current and proposed customers of Hamilton and Hamilton State Bank as a result of the acquisition of Hamilton by Ameris. Director acknowledges that the term and scope of the covenants set forth in this Agreement are reasonable and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his position as a director of Hamilton and/or Hamilton State Bank involves information relating to all aspects of the business activities of Hamilton and/or Hamilton State Bank. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and Ameris agree that if any portion of the foregoing covenants is deemed to be unenforceable because the time or scope of activities restricted is deemed to be too broad, then the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under Applicable Law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Ameris and its Affiliated Companies and that Ameris will be entitled to exercise all rights, including, without limitation, seeking one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction without the necessity of posting any bond or security (all of which are waived by Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the right to damages.
4. Successors.    This Agreement is personal to Director and is not assignable by Director, and none of Director’s duties hereunder may be delegated. This Agreement may be assigned by, and shall be binding upon and inure to the benefit of, Ameris and any of its Affiliated Companies and their successors and assigns.
5. Waiver.    Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.
6. Severability.    If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.
7. Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to its principles of conflicts of laws.
Exhibit C-3

8. Notices.    All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or three (3) days after mailing if mailed, first class, certified mail, postage prepaid:
to Ameris:
Ameris Bancorp
310 First Street, S.E.
Moultrie, Georgia 31768
Attn: Mr. Edwin W. Hortman, Jr.

to Director:
As set forth on the signature page of this Agreement

Either party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.
9. Amendments and Modifications.    This Agreement may be amended or modified only by a writing signed by both parties hereto that makes specific reference to this Agreement.
10. Entire Agreement.    Except as provided herein, this Agreement contains the entire agreement between Ameris and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.
11. Counterparts.    This Agreement may be executed in counterparts, delivery of which may be by facsimile or other electronic transmission, and each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
[Remainder of page intentionally left blank; signature pages follow.]
Exhibit C-4

IN WITNESS WHEREOF, Director has executed and delivered this Agreement, and Ameris has caused this Agreement to be executed and delivered, all as of the day and year first above set forth.
AMERIS BANCORP
By:

Edwin W. Hortman, Jr.
Executive Chairman, President and Chief Executive Officer
[Signature pages continue.]
[Signature Page to Director Non-Solicitation Agreement]
Exhibit C-5

Director:

Printed Name:
Address:

[Signature Page to Director Non-Solicitation Agreement]
Exhibit C-6

APPENDIX B
VOTING AND SUPPORT AGREEMENT
THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of January 25, 2018, is entered into by and among Ameris Bancorp, a Georgia corporation (“ABCB”), Hamilton State Bancshares, Inc., a Georgia corporation (“HSB”), and each person or entity executing this Agreement or a counterpart to this Agreement as a shareholder of HSB (each, a “Shareholder”).
WITNESSETH:
WHEREAS, pursuant to the terms of the Agreement and Plan of Merger (as the same may be amended or supplemented, the “Merger Agreement”), dated as of the date hereof and to be executed by ABCB and HSB concurrently with the execution of this Agreement by the parties hereto, HSB will, subject to the terms and conditions set forth therein, merge with and into ABCB, with ABCB being the surviving entity (the “Merger”); and
WHEREAS, as an inducement for ABCB to enter into the Merger Agreement, ABCB has required that each Shareholder enter into this Agreement;
NOW, THEREFORE, in consideration of, and as a material inducement to, the parties entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by them in connection therewith, the parties hereto agree as follows:
1.Definitions.   Capitalized terms not defined in this Agreement have the respective meanings assigned to them in the Merger Agreement.
2.Effectiveness.   If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement shall automatically terminate and be null and void and of no effect. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.
3.Voting Agreement.
(a)    From the date hereof until the earliest to occur of  (x) the Effective Time, (y) the entry without the prior written consent of such Shareholder into any amendment or modification of the Merger Agreement, or any written waiver of HSB’s rights under the Merger Agreement made in connection with a request from ABCB, in each case, which results in a decrease in, or change in the composition of, the Merger Consideration payable to such Shareholder and (z) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), each Shareholder irrevocably and unconditionally agrees that at any shareholder meeting of HSB, except as otherwise agreed to in writing in advance by ABCB, to approve the Merger Agreement or any adjournment or postponement thereof, such Shareholder shall be present (in person or by proxy) and shall vote (or cause to be voted) all shares of HSB Common Stock beneficially owned by such Shareholder as of the date hereof, together with all shares of HSB Common Stock over which such Shareholder may acquire beneficial ownership from time to time after the date hereof, in each case that are entitled to vote at such meeting (collectively, the “Owned Shares”), as follows:
(i)   in favor of  (A) the approval or adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of HSB and adopted in accordance with the terms thereof) and (B) the approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement; and
(ii)   against (A) any action or agreement that would be reasonably likely to impair the ability of either ABCB or HSB to complete the Merger, or that would otherwise be inconsistent with, prevent, materially impede or materially delay the consummation of the transactions contemplated by the Merger Agreement, and (B) other than the transactions contemplated by the Merger Agreement, any proposal that is in favor of or that would facilitate an Acquisition Proposal, without regard to the terms of such proposal.
(b)    Each Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of HSB, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
(c)    Each Shareholder represents and warrants and covenants and agrees that, except for this Agreement, such Shareholder (i) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Owned Shares and (ii) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Owned Shares except any proxy to carry out the intent of this Agreement.
4.No Solicitation.   Each Shareholder acknowledges that such Shareholder has received a copy of the Merger Agreement. With respect to any Shareholder that is an officer, director or other Representative of HSB or any Subsidiary of HSB, such Shareholder, in its capacity as a shareholder of HSB, shall not, directly or indirectly, take any action prohibited by Section 5.8 of the Merger Agreement.
5.Transfer Restrictions Prior to Merger.   Each Shareholder agrees that it will not, until the HSB Shareholder Approval has been obtained, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or enter into any contract to sell, transfer, assign, pledge, lien, hypothecate or otherwise dispose of, any of such Shareholder’s Owned Shares, including the right to vote any Owned Shares, as applicable (a “Transfer”); provided, however, that the following Transfers shall be permitted: (a) Transfers by will or operation of Law (as such term is defined in the Merger Agreement), in which case this Agreement shall bind the transferee; (b) Transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to the date of Transfer, to be bound by the terms of this Agreement; (c) Transfers in connection with estate and tax planning purposes, including Transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to the date of Transfer, to be bound by the terms of this Agreement; and (d) Transfers to one or more Affiliates of such Shareholder, including, but not limited to, any Transfer between such Shareholder and any other fund managed by such Shareholder or an Affiliate of such Shareholder, so long as such transferee, concurrently with such Transfer, agrees to become bound by this Agreement as a “Shareholder.
6.Cooperation.   Each Shareholder hereby: (i) authorizes ABCB and HSB to publish and disclose in any disclosure required by the SEC or by Applicable Law or in the Proxy Statement/Prospectus (and, if applicable, the Registration Statement), such Shareholder’s identity and ownership of the Owned Shares, the nature of such Shareholder’s obligations under this Agreement and any other information that ABCB or HSB reasonably determines is required to be disclosed in connection with the Merger and the transactions contemplated by the Merger Agreement; (ii) agrees to promptly give to ABCB and HSB any information ABCB or HSB may reasonably require for the preparation of any such disclosure documents; and (iii) agrees to promptly notify ABCB and HSB of any required corrections with respect to any information supplied by such Shareholder, if and to the extent that such information shall have become false or misleading in any material respect; provided, however, that this Section 6 shall not require any Shareholder to disclose the identity of, or any information relating to, any investor in such Shareholder or any fund managed by any Affiliate of such Shareholder except to the extent such Shareholder or such fund or Affiliate is permitted to do so by any applicable investment agreement, partnership agreement or other agreement governing any such investor’s investment in such Shareholder or any fund managed by any Affiliate of such Shareholder.
7.Representations and Warranties.   Each Shareholder represents and warrants to ABCB that:
(a)    such Shareholder has all requisite capacity and authority to enter into and perform its obligations under this Agreement;
(b)    this Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery of this Agreement by ABCB and HSB, constitutes a valid and legally binding agreement of such Shareholder, enforceable against such

Shareholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity, and no other action that has not already been taken is necessary to authorize the execution and delivery by such Shareholder or the performance of its obligations hereunder;
(c)    the execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which such Shareholder is a party or by which such Shareholder is bound, or any statute, rule or regulation to which such Shareholder is subject or, in the event that such Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of such Shareholder;
(d)    if such Shareholder is married and any of the Owned Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been (or promptly shall be) duly and validly executed and delivered by, and constitutes a valid and legally binding agreement of, such Shareholder’s spouse, enforceable in accordance with its terms;
(e)    the Owned Shares as of the date hereof are equal to the number of shares set forth next to such Shareholder’s name on Exhibit A hereto; and
(f)    except as noted on Exhibit A hereto, such Shareholder has, and at all times during the term of this Agreement shall have, beneficial ownership of, good and valid title to and full and exclusive power to vote, without restriction or limitation, the Owned Shares (other than any such shares that are Transferred in the manner permitted by this Agreement).
8.Waiver of Certain Rights.   To the extent permitted by Applicable Law, each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or to demand fair value for such Shareholder’s Owned Shares in connection with the Merger, in each case, that such Shareholder may have under Applicable Law.
9.Entire Agreement; Assignment.   This Agreement is irrevocable. The exhibits hereto are incorporated as a part of this Agreement. This Agreement (and, to the extent referenced herein, the Merger Agreement) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided, however, that the rights under this Agreement are assignable by ABCB or HSB to any successor-in-interest.
10.Remedies/Specific Enforcement.   Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each of ABCB and HSB would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which ABCB or HSB may be entitled (including monetary damages), each of ABCB and HSB shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Each Shareholder further agrees that none of ABCB, HSB or any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10, and each Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If any legal action or other proceeding is brought against any party hereto to enforce any provision of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the party against which such action or proceeding is brought, in addition to any other relief to which such prevailing party may be entitled.
11.Governing Law and Enforceability.   This Agreement is governed by, and shall be interpreted in accordance with, the laws of the State of Georgia, without regard to any applicable conflict of law principles. If any court determines that the restrictions set forth in this Agreement are unenforceable, then the parties request such court to reform these provisions to the maximum restrictions, term or scope that such court finds enforceable.
12.Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.
13.Individual Obligations; No Liability; Release.
(a)    This Agreement is binding on each Shareholder that executes this Agreement regardless of whether any other Shareholder(s) also executed this Agreement. The obligations of each of the Shareholders under this Agreement are several and not joint, and all references to actions to be taken by the Shareholders, or representations and warranties to be made, under this Agreement refer to actions to be taken or representations and warranties to be made by Shareholders acting severally and not jointly. Except for any liability for claims, losses, damages, liabilities or other obligations arising out of a Shareholder’s breach of or inaccuracy in its representations and warranties hereunder or failure to perform its obligations hereunder, ABCB agrees that no Shareholder will be liable for claims, losses, damages, liabilities or other obligations resulting from or relating to the Merger Agreement, including any breach by HSB of the Merger Agreement.
(b)    Effective for all purposes as of the Effective Time, and subject in all events to the consummation of the Merger, ABCB, on behalf of itself and its predecessors (including HSB) and its and their officers, directors, managers and equity holders, hereby (i) unconditionally and irrevocably and forever releases and discharges each Shareholder and its past, present and future employees, Affiliates, agents, attorneys, representatives and financial advisors (each, hereinafter referred to as a “Shareholder Released Party” and, collectively, as the “Shareholder Released Parties”) of and from, and hereby unconditionally and irrevocably waives, in each and every case only in any such Person’s capacity as a Shareholder or beneficial shareholder of HSB, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity that such party ever had or now has against any Shareholder Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever relating to such Person’s ownership of Shares or status as a Shareholder and (ii) expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Notwithstanding any provision hereof to the contrary, nothing contained herein shall operate to release any obligations of any Shareholder arising under this Agreement.

14.Amendments; Waivers.   Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by ABCB, HSB and the applicable Shareholder(s), and (ii) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
15.Number; Gender.   Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.
16.Non-Survival of Representations and Warranties.   The representations and warranties of the Shareholders contained herein shall not survive the earlier of the termination of this Agreement and the Effective Time.
17.Construction.   The words “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the words “without limitation” whether or not such words appear.
18.Capacity as Shareholder.   This Agreement shall apply to each Shareholder solely in such Shareholder’s capacity as a shareholder of HSB and shall not apply any manner to any Shareholder in any capacity as a director or officer of HSB or its Subsidiaries or in any other capacity (and shall not limit or affect any actions taken by any person in such person’s capacity of director or officer of HSB or its Subsidiaries, including by causing HSB to exercise its rights under the Merger Agreement).
19.Headings.   The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
20.Counterparts.   This Agreement may be executed in counterparts, delivery of which may be by facsimile or other electronic transmission, including in “portable document format” (.pdf), and each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
[Remainder of page intentionally left blank; signature pages follow.]

SIGNED as of the date first set forth above:
AMERIS BANCORP	HAMILTON STATE BANCSHARES, INC.
By: Edwin W. Hortman, Jr. Executive Chairman, President and Chief Executive Officer	By: Robert C. Oliver Chairman, President and Chief Executive Officer

SHAREHOLDER:
Printed or Typed Name of Stockholder
Signature/By:
Name:
Title: (Provide Name and Title if signing in a representative capacity for a Stockholder that is not an individual)

Exhibit A
Number of Owned Shares
Director, Executive Officer or Shareholder	Name(s) in Which Shares are Registered	Voting Common Stock	Non-Voting Common Stock

Appendix C

January 24, 2018
Board of Directors
Hamilton State Bancshares, Inc.
1907 Highway 211
Hoschton, GA 30548
Ladies and Gentlemen:
Hamilton State Bancshares, Inc. (“HSB”) and Ameris Bancorp (“ABCB”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which HSB will merge with and into ABCB with ABCB being the surviving corporation (the “Merger”). Pursuant to the terms of the Agreement, at the Effective Time, each share of voting and non-voting common stock, $0.01 par value per share, of HSB (together, “HSB Common Stock”) issued and outstanding immediately prior to the Effective Time, except for certain shares of HSB Common Stock as specified in the Agreement, shall be converted into and shall thereafter represent the right to receive the following consideration, in each case without interest: (i) an amount of cash equal to $0.93 (the “Per Share Cash Consideration”); and (ii) 0.160 shares of ABCB Common Stock, together with cash in lieu of any fractional shares (the “Per Share Stock Consideration,” and together with the Per Share Cash Consideration, the “Merger Consideration”). Capitalized terms used herein without definition have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of HSB Common Stock.
Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated January 23, 2018; (ii) certain publicly available financial statements and other historical financial information of HSB that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of ABCB that we deemed relevant; (iv) internal financial projections for HSB for the years ending December 31, 2018 through December 31, 2021, as provided by the senior management of HSB; (v) publicly available consensus mean analyst earnings per share estimates for ABCB for the years ending December 31, 2017 through December 31, 2019, as well as an estimated long-term earnings per share growth rate for the years thereafter and estimated dividends per share, as provided by the senior management of ABCB; (vi) the pro forma financial impact of the Merger on ABCB based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as net income projections for HSB for the years ending December 31, 2018 and December 31, 2019 and an estimated long-term earnings growth rate for the years thereafter and ABCB’s acquisition of the remaining portion of US Premium Finance not currently owned by ABCB, as provided by the senior management of ABCB (collectively, the “Pro Forma Assumptions”); (vii) the publicly reported historical price and trading activity for ABCB Common Stock, including a comparison of certain stock market information for ABCB Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for HSB and ABCB with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of HSB the business, financial condition, results of operations and prospects of HSB and held similar discussions with certain members of the senior management of ABCB regarding the business, financial condition, results of operations and prospects of ABCB.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by HSB or ABCB or their respective representatives or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of HSB and ABCB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of HSB or ABCB or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of HSB or ABCB. We did not make an independent evaluation of the adequacy of the allowance for loan losses of HSB or ABCB, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to HSB or ABCB. We have assumed, with your consent, that the respective allowances for loan losses for both HSB and ABCB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Sandler O’Neill used internal financial projections for HSB for the years ending December 31, 2018 through December 31, 2021, as provided by the senior management of HSB. In addition, Sandler O’Neill used publicly available consensus mean analyst earnings per share estimates for ABCB for the years ending December 31, 2017 through December 31, 2019, as well as an estimated long-term earnings per share growth rate for the years thereafter and estimated dividends per share, as provided by the senior management of ABCB. Sandler O’Neill also received and used in its pro forma analyses the Pro Forma Assumptions, as provided by the senior management of ABCB. With respect to the foregoing information, the respective senior managements of HSB and ABCB confirmed to us that such information reflected (or, in the case of the publicly available consensus mean analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of HSB and ABCB, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of HSB or ABCB since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that HSB and ABCB will remain as going concerns for all periods relevant to our analysis.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on HSB, ABCB or the Merger or any related transaction, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that HSB has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of ABCB Common Stock at any time or what the value of ABCB Common Stock will be once it is actually received by the holders of HSB Common Stock.
We have acted as HSB’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O’Neill on the day of closing of the Merger. HSB has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not received any fees for any other investment banking services provided to HSB in the two years preceding the date of this opinion. In the two years preceding the date hereof we provided certain investment banking services to, and received fees from, ABCB. Most recently, Sandler O’Neill acted as a co-manager in connection with ABCB’s offer and sale of debt securities, which transaction closed in March 2017. In addition, in the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to HSB, ABCB and their respective affiliates. We may also actively trade the equity and debt securities of ABCB and its affiliates for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of HSB in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of HSB as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of HSB Common Stock and does not address the underlying business decision of HSB to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for HSB or the effect of any other transaction in which HSB might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of HSB or ABCB, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to holders of HSB Common Stock from a financial point of view.
Very truly yours,

APPENDIX D
GEORGIA DISSENTERS’ RIGHTS STATUTUES

TITLE 14. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS
CHAPTER 2. BUSINESS CORPORATIONS
ARTICLE 13. DISSENTERS’ RIGHTS
PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES
§14-2-1301. Definitions.
As used in this article, the term:
(1)
“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2)
“Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3)
“Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4)
“Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5)
“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6)
“Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7)
“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8)
“Shareholder” means the record shareholder or the beneficial shareholder.

§14-2-1302. Right to dissent.
(a)
A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1)
Consummation of a plan of merger to which the corporation is a party:

(A)
If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i)
The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii)
Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii)
The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B)
If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2)
Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3)
Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4)
An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5)
Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)
A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c)
Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1)
In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:

(A)
Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(B)
Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or

(2)
The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

§14-2-1303. Dissent by nominees and beneficial owners.
A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS
§14-2-1320. Notice of dissenters’ rights.
(a)
If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b)
If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

§14-2-1321. Notice of intent to demand payment.
(a)
If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1)
Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)
Must not vote his shares in favor of the proposed action.

(b)
A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

§14-2-1322. Dissenters’ notice
(a)
If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b)
The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1)
State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)
Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)
Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4)
Be accompanied by a copy of this article.

§14-2-1323 Duty to demand payment.
(a)
A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b)
A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c)
A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

§14-2-1324 Share restrictions.
(a)
The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b)
The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§14-2-1325. Offer of payment.
(a)
Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b)
The offer of payment must be accompanied by:

(1)
The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)
A statement of the corporation’s estimate of the fair value of the shares;

(3)
An explanation of how the interest was calculated;

(4)
A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5)
A copy of this article.

(c)
If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

§14-2-1326. Failure to take action.
(a)
If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)
If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

§14-2-1327 Procedure if shareholder dissatisfied with payment or offer.
(a)
A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1)
The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2)
The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b)
A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c)
If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1)
The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2)
The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

PART 3. JUDICIAL APPRAISAL OF SHARES
§14-2-1330. Court action.
(a)
If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)
The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)
The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d)
The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e)
Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

§14-2-1331 Court costs and counsel fees.
(a)
The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b)
The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1)
Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2)
Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c)
If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

§14-2-1332 Limitation of actions.
No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

APPENDIX E
HAMILTON STATE BANCSHARES, INC.
AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2017 and 2016
(With Independent Auditors’ Reports Thereon)

HAMILTON STATE BANCSHARES, INC.
AND SUBSIDIARIES
E-i

INDEPENDENT AUDITOR’S REPORT
Board of Directors
Hamilton State Bancshares, Inc. and Subsidiaries
Hoschton, Georgia
Report on the Financial Statements
We have audited the accompanying consolidated financial statements of Hamilton State Bancshares, Inc. and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend of the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hamilton State Bancshares, Inc. and Subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
(Continued)

Report on Other Legal and Regulatory Requirements
We also have audited in accordance with auditing standards generally accepted in the United States of America, Hamilton State Bancshares, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2017, based on criteria established in the 2013 Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) relevant to reporting objectives for the express purpose of meeting the regulatory requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA) and our report dated March 5, 2018 expressed an unmodified opinion.
Crowe Horwath LLP
Atlanta, Georgia
March 5, 2018

Hamilton State Bancshares, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2017 and 2016 (In thousands except share data)

	2017	2016
ASSETS
Cash and due from banks	$13,712	14,808
Interest-bearing deposits in other banks	108,756	103,626
Federal funds sold	313	423
Cash and cash equivalents	122,781	118,857
Time deposits in other banks	11,565	11,577
Securities available-for-sale at fair value	179,036	224,776
Securities held to maturity, (fair value of $107,774 and $126,445 at December 31, 2017 and 2016, respectively)	106,814	124,877
Loans receivable – Acquired:
Loans receivable, net covered	45,978	94,851
Loans receivable, net noncovered	130,258	151,988
Less allowance for loan losses, Acquired Loans	(2,073)	(2,542)
Loans receivable, Originated	1,119,944	1,028,978
Less allowance for loan losses, Originated Loans	(9,410)	(9,674)
Net Loans	1,284,697	1,263,601
FDIC indemnification assets, net	3,680	13,411
Other real estate owned-covered	434	4,098
Other real estate owned-noncovered	1,223	2,861
Premises and equipment, net	28,418	30,885
Goodwill	17,477	17,477
Core deposit intangibles, net	1,769	3,078
Deferred tax assets, net	11,606	16,158
Federal Home Loan Bank stock, at cost	2,245	3,970
Bank owned life insurance	4,426	4,370
Accrued interest receivable	5,473	5,419
Other assets	4,994	5,711
Total assets	$1,786,638	$1,851,126
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand deposits	$357,399	326,111
Interest-bearing demand deposits	271,188	276,045
Savings and money market	415,511	401,155
Time deposits under $250,000	447,774	473,981
Time deposits over $250,000	57,803	57,557
Total deposits	1,549,675	1,534,849
Borrowings:
Securities sold under agreements to repurchase	—	3,776
Federal Home Loan Bank advances	12,819	56,118
Trust Preferred Securities	3,093	3,093
Clawback liabilities	8,199	7,901
Accrued interest payable and other liabilities	6,482	5,330
Total liabilities	1,580,268	1,611,067
Stockholders’ equity:
Common stock; 80,000,000 shares authorized, $0.01 par value, 35,032,548 and 34,856,696 shares issued 34,664,904 and 34,494,951 shares outstanding as of December 31, 2017 and 2016, respectively	350	349
Common stock; non-voting; 20,000,000 shares authorized, $0.01 par value, 5,723,226 shares issued and outstanding as of December 31, 2017 and 2016	57	57
Additional paid-in capital	211,893	228,569
Retained earnings	—	17,053
Accumulated other comprehensive loss	(3,220)	(3,302)
Treasury stock, at cost, 367,644 and 361,745 shares outstanding as of December 31, 2017 and 2016, respectively	(2,710)	(2,667)
Total stockholders’ equity	206,370	240,059
Total liabilities and stockholders’ equity	$1,786,638	$1,851,126

See accompanying notes.

Hamilton State Bancshares, Inc. and Subsidiaries
Consolidated Statements of Income
Years Ended December 31, 2017 and 2016 (In thousands except shares and per share data)

	2017	2016
Interest income:
Interest and fees on loans	$74,483	$69,588
Interest on investment securities	6,617	7,163
Interest on deposits in other banks	1,234	664
Interest on federal funds sold and securities purchased under agreements to resell	27	11
Total interest income	82,361	77,426
Interest expense:
Deposits	5,499	5,122
Borrowings	469	489
Total interest expense	5,968	5,611
Net interest income	76,393	71,815
Provision for loan losses	217	2,334
Net interest income after provision for loan losses	76,176	69,481
Other income:
Service charges on deposit accounts	4,253	3,838
Other commissions and fee income	2,964	2,979
Mortgage origination income	524	485
Gains (losses) on sale of securities available for sale	12	(24)
Other	299	96
Total other income	8,052	7,374
Other expenses:
Salaries and employee benefits	27,511	25,336
Occupancy and equipment	7,132	7,704
Professional fees	1,902	1,926
Other real estate owned expenses	309	584
Data processing expenses	3,930	4,300
Amortization of intangibles	1,309	1,524
Amortization of indemnification assets	3,311	5,113
Clawback liability adjustments, net	298	(2,230)
Losses (gains) on other real estate	460	(399)
Other	6,451	6,868
Total other expenses	52,613	50,726
Income before income taxes	31,615	26,129
Income tax provision	16,936	9,076
Net income	$14,679	$17,053
Net income per common share available to common stockholders:
Basic	$0.36	$0.43
Diluted	0.35	0.41
Weighted average shares outstanding – basic	40,318,170	40,107,566
Weighted average shares outstanding – diluted	42,216,852	41,348,928
See accompanying notes.

Hamilton State Bancshares, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
Years Ended December 31, 2017 and 2016 (In thousands except share data)

	2017	2016
Net income	$14,679	$17,053
Components of other comprehensive income:
Reclassification adjustment for net (gains) losses on sale of securities available for sale included in net income, net of tax of $5 and ($9), respectively	(7)	15
Change in net unrealized gains (losses) on securities available for sale during the period, net of tax of $61 and ($746), respectively	95	(1,209)
Amortization of unrealized net loss on securities transferred to held-to-maturity, net of tax of $360 and $443, respectively	564	697
Total other comprehensive income (loss)	652	(497)
Total comprehensive income	$15,331	$16,556

See accompanying notes.

Hamilton State Bancshares, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity
For the Years Ended December 31, 2017 and 2016 (In thousands except share data)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock		Total Equity
	Shares	Amount				Shares	Amount
Balance, January 1, 2016	40,363,885	$404	$227,495	$—	$(2,805)	364,245	$(2,687)	$222,407
Net income	—	—	—	17,053	—	—	—	17,053
Other comprehensive loss	—	—	—	—	(497)	—	—	(497)
Stock-based compensation expense	211,958	2	1,114	—	—	—	—	1,116
Exercise of options	20,209	—	22	—	—	—	—	22
Surrender of restricted stock units, including tax benefit of $117 thousand	(16,130)	—	(64)	—	—	—	—	(64)
Contractual dividend forfeited	—	—	2	—	—	—	—	2
Issuance of treasury stock	—	—	—	—	—	(2,500)	20	20
Balance, December 31, 2016	40,579,922	$406	$228,569	$17,053	$(3,302)	361,745	$(2,667)	$240,059
Net income	—	—	—	14,679	—	—	—	14,679
Other comprehensive income	—	—		—	652	—	—	652
Reclass tax effects stranded due to tax reform	—	—	—	570	(570)	—	—	—
Stock-based compensation expense	192,601	2	1,152	—	—	—	—	1,154
Exercise of options	1,250	—	4	—	—	—	—	4
Surrender of restricted stock units	(17,999)	(1)	(138)	—	—	—	—	(139)
Contractual dividend forfeited	—	—	4	—	—	—	—	4
Dividend declared ($1.2393 per share – see Note 13)	—	—	(17,698)	(32,302)	—	—	—	(50,000)
Purchase of treasury stock	—	—	—	—	—	5,899	(43)	(43)
Balance, December 31, 2017	40,755,774	$407	$211,893	$—	$(3,220)	$367,644	$(2,710)	$206,370
See accompanying notes.

Hamilton State Bancshares, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the years ended December 31, 2017 and 2016

	2017	2016
Operating activities:
Net income	$14,679	$17,053
Adjustments to reconcile net income to net cash provided by operating activities
Accretion, depreciation, and amortization, net	4,497	192
Provision for loan losses	217	2,334
Loss (gain) on sales and write-downs of other real estate owned	460	(399)
(Gain) loss on sale of fixed assets	(204)	55
(Gain) loss on sale of securities available for sale	(12)	24
Stock compensation expense	1,154	1,116
Surrender of Restricted Stock Units	(135)	(64)
Change in:
FDIC indemnification assets	1,748	(1,294)
Deferred taxes	4,136	2,170
Bank owned life insurance	(56)	(68)
Accrued interest receivable and other assets	663	(3,269)
Accrued interest payable and other liabilities	1,152	80
Net cash provided by operating activities	28,299	17,930
Investing activities:
Purchase of securities available for sale	(18,029)	(56,236)
Maturities of securities available for sale	29,460	15,699
Sale or call of securities available for sale	5,339	3,830
Principal repayments from mortgage-backed and other securities	27,340	35,084
Principal repayments from securities held to maturity	18,547	22,334
Net change in time deposits in other banks	12	(2,633)
Net change in Federal Home Loan Bank stock	1,725	(1,675)
Net (increase) decrease in loans	(17,623)	(126,827)
Proceeds from sale of and payments received on other real estate	6,131	20,143
Disposal (purchases) of premises and equipment	128	(921)
Proceeds from the FDIC for indemnification assets	4,672	2,115
Net cash provided by (used in) investing activities	57,702	(89,087)
Financing activities:
Net increase in deposits	14,883	12,325
Proceeds from Federal Home Loan Bank advances	—	80,000
Repayment of Federal Home Loan Bank advances	(43,145)	(40,945)
Net (decrease) increase in securities sold under agreements to repurchase	(3,776)	2,287
Common stock dividend declared	(50,000)	—
Proceeds received from stock option excercises	4	22
(Purchase) issuance of treasury stock	(43)	20
Net cash (used in) provided by financing activities	(82,077)	53,709
	3,924	(17,448)
Cash and cash equivalents at beginning of year	118,857	136,305
Cash and cash equivalents at end of year	$122,781	$118,857
Supplemental disclosure of cash flow information:
Cash paid for:
Interest	6,222	6,067
Taxes	11,492	8,441
Noncash transactions:
Loans transferred to other real estate	2,172	6,268
See accompanying notes.

(1)
Summary of Significant Accounting Policies

(a)
Nature of Operations

Hamilton State Bancshares, Inc. (the Parent Company) is a bank holding company whose principal activity is the ownership and management of its wholly owned subsidiary, Hamilton State Bank (the Bank). Additionally, certain assets of the Bank, primarily branch locations and other real estate owned, are owned by wholly owned subsidiaries of the Bank. In addition to the Bank, Auto Finance South LLC (Auto Finance) is a subsidiary of the Parent Company. Auto Finance began operations in the second quarter of 2016 and is primarily involved in purchasing automobile loans at a discount. Both the Bank and Auto Finance are included in the consolidated financial statements. Collectively, Hamilton State Bancshares, Inc. and its subsidiaries are hereafter referred to as the “Company.” The Bank is a community-oriented commercial bank with emphasis on both retail and commercial banking. The Bank offers such customary banking services as consumer and commercial checking accounts, savings accounts, mortgages, certificates of deposit, commercial and consumer loans, money transfers and a variety of other banking services. As of December 31, 2017, the Bank had 28 banking offices located in the Georgia cities of Acworth, Braselton, Canton, Cartersville, Cumming, Dallas, Douglasville, Ellenwood, Gainesville, Hoschton, Jackson, Jefferson, Lithia Springs, Locust Grove, Marietta, McDonough, Monticello, Oakwood, Smyrna, Stockbridge, and Woodstock. The Bank conducts its banking activities primarily in Barrow, Bartow, Butts, Cherokee, Cobb, Douglas, Forsyth, Gwinnett, Hall, Henry, Jackson, Jasper, Paulding and surrounding counties.
The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System (the Federal Reserve) and the Georgia Department of Banking and Finance (the Georgia Department). The Bank is a state bank incorporated under the laws of Georgia and is subject to federal and state laws and regulations. The Company is under the supervision and examination of its primary regulators: the Georgia Department, the Federal Reserve, and the Federal Deposit Insurance Corporation (FDIC).
(b)
Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and the Bank. Significant intercompany transactions and balances have been eliminated in consolidation. All amounts presented in the consolidated financial statements are in thousands except for per share data unless otherwise noted.
In preparing the consolidated financial statements in conformity with U.S. generally accepted accounting principles (GAAP), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
(c)
Acquisition Accounting

The Company acquired all of the outstanding common stock of Highland Commercial Bank on August 31, 2015 and Cherokee Banking Company, Inc. on February 17, 2014 (both non-covered acquisitions) and the significant assets and liabilities of Bartow County Bank (Bartow) on April 15, 2011, McIntosh State Bank (McIntosh) on June 17, 2011, First State Bank (FSB) on January 20, 2012 and Douglas County Bank (DCB) on April 26, 2013 (collectively, the Covered Acquisitions). The Covered Acquisitions were all FDIC assisted transactions. The expiration dates for the covered transactions for non-single family (NSF) and single family residence (SFR) are as follows:
	NSF	SFR
Bartow	Expired	June 30, 2021
McIntosh	Expired	June 30, 2021
FSB	Expired	March 31, 2022
DCB	June 30, 2018	N/A

The Company accounts for business combinations under the acquisition method of accounting. Assets acquired and liabilities assumed are measured and recorded at fair value at the date of acquisition, including identifiable intangible assets. If the fair value of net assets acquired exceeds the fair value of the consideration paid, a bargain purchase gain is recognized at the date of acquisition. Conversely, if the consideration paid exceeds the fair value of the net assets acquired, goodwill is recognized at the acquisition date. Fair values are subject to refinement for up to a maximum of one year after the closing date of an acquisition as information relative to closing date fair values, which could have reasonably been known as of the closing date, becomes available.
The determination of the fair value of loans acquired takes into account credit quality deterioration and probability of loss; therefore, the related allowance for loan losses previously recorded by the acquired institution is not carried forward. The Company has further segregated acquired loans into two separate categories: (1) loans receivable-covered and (2) loans receivable-noncovered. Loans receivable-covered refers to loans covered under a FDIC loss-share agreement and loans receivable-noncovered refers to those acquired loans not covered under a FDIC loss-share agreement. At June 30, 2016, the NSF loss share agreement expired for the Bartow and McIntosh acquisitions and at March 31, 2017, the NSF loss share agreement expired for FSB. Due to this, the remaining loans that were covered under those loss share agreements were transferred from covered to noncovered loans. In the Day 1 Accounting, an adjustment of the unpaid principal balance to reflect an appropriate market rate of interest, given the risk profile and grade is assigned to each loan. This adjustment is accreted into earnings as a yield adjustment, using the effective yield method, over the remaining life of each loan.
Liabilities are also recognized separately to record at fair market value certain time deposits that had contractual interest rates that were different from the prevailing market interest rates at the time of acquisition. The time deposit intangibles are reflected in “Deposits — Time under $250” and “Deposits — Time over $250” in the accompanying consolidated balance sheets and are accreted to interest expense over the remaining applicable terms of the time deposits to which they apply.
Identifiable intangible assets are recognized separately if they arise from contractual or other legal rights or if they are separable (i.e., capable of being sold, transferred, licensed, rented, or exchanged separately from the entity). The related depositor relationship intangible assets, known as the core deposit intangible assets, may be exchanged in observable exchange transactions. As a result, the core deposit intangible asset is considered identifiable, because the separability criterion has been met.
An FDIC indemnification asset is recognized when the FDIC contractually indemnifies, in whole or in part, the Company for a portion of credit losses of acquired covered loan portfolios and losses on covered other real estate owned up to certain specified thresholds. The recognition and measurement of an indemnification asset is based on the related indemnified items. The Company recognizes an indemnification asset at the same time that the indemnified item is recognized and measures it on the same basis as the indemnified items, subject to collectability or contractual limitations on the indemnified amounts.
Under FDIC loss-sharing agreements, the Company may be required to return a portion of cash received from the FDIC in the event that losses do not reach a specified threshold, based on the initial discount less cumulative servicing costs for the covered assets acquired. Such liabilities are referred to as clawback liabilities and are considered to be contingent consideration, as they require the return of a portion of the initial consideration in the event that certain contingencies are met. For the year ended December 31, 2017, the Company recorded an additional $298 thousand in clawback liabilities related to the acquisitions of McIntosh, FSB and DCB. For the year ended December 31, 2016, the Company recorded an overall reduction of  $2.2 million in clawback liabilities related to the acquisitions of McIntosh, FSB and DCB. A portion of the reduction in 2016 was based on a true-up calculation by a third party consultant in the amount of  $2.6 million, which was off-set by accretion and re-yield adjustments.
(d)
Cash and Cash Equivalents

For purposes of reporting consolidated cash and cash equivalents, the balance includes cash on hand, cash items in process of collection, amounts due from banks, interest-bearing deposits in other banks, and federal funds sold.

The Bank is required at times to maintain average balances in cash with the Federal Reserve Bank. The reserve balances required to be held at the Federal Reserve Bank were $2.7 and $2.8 million as of December 31, 2017 and 2016, respectively.
(e)
Securities Purchased under Agreements to Resell and Securities Sold under Agreements to Repurchase

The Company employs various strategies designed to maintain and improve net interest income including short-term investments such as securities purchased under agreements to resell when they have a return advantage over other investment options and it is consistent with the Company’s liquidity strategy to do so. These agreements are generally on an overnight basis and are carried at contractual amounts plus any accrued interest. These agreements may result in credit exposure in the event the counterparty to the transaction is unable to fulfill its contractual obligations.
Transfers of financial assets are accounted for as sales when control over the assets (i.e., loans or investment securities) has been surrendered. Control over transferred assets is deemed to be surrendered when (i) the assets have been isolated from the Company, (ii) the transferee obtains the right, free of conditions that constrain it from taking advantage of that right, to pledge or exchange the transferred assets, and (iii) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
The Company did not have any securities sold under agreements to repurchase at December 31, 2017. As of December 31, 2016, securities sold under agreements to repurchase were offered to one cash management customer as an automated, collateralized investment account and were classified as secured borrowings.
(f)
Securities

At December 31, 2017 and 2016 all investment securities were classified as available for sale or held to maturity. Securities classified as available for sale are recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income (loss), net of the related deferred tax effect. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific-identification method. Securities available for sale are used as part of the Company’s interest rate risk management strategy and may be sold in response to changes in interest rates, prepayment factors, and other factors. Securities classified as held to maturity are carried at amortized cost. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Securities held to maturity may not be sold. Typically, Management determines the appropriate classification of securities at the time of purchase. During the first quarter of 2014, approximately $172.6 million of securities available for sale were reclassified as securities held to maturity. See note 2 for further discussion of this reclassification. The Company currently has no securities classified as trading.
Management evaluates all investments for other-than-temporary impairments on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Impairment is considered to not be other-than-temporary if  (a) it is not credit-related (b) the Company does not have the intent to sell a debt security prior to recovery and (c) it is more likely than not that it will not have to sell the debt security prior to recovery. When an entity does intend to sell the security, or it is more likely than not the entity will have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and any remaining portion in other comprehensive loss.
(g)
Loans Receivable, Acquired

Acquired loans are accounted for under the acquisition method of accounting. The Company has further segregated acquired loans into covered and noncovered loans. Covered loans represent the loans that are subject to a loss share arrangement with the FDIC, which indemnifies and reimburses the Company for a portion of the losses incurred on the covered loans. Covered and noncovered loans acquired via FDIC assisted transactions are collectively referred to as “FDIC Assist loans”. Noncovered loans acquired via open bank transactions are collectively referred to as “Open Bank loans.” Noncovered loans are not subject to a loss share agreement. When a loss share agreement expires the remaining loans that are covered by the loss share agreement are transferred from covered loans to noncovered loans. The acquired loans are recorded at their estimated fair values as of the acquisition date. Fair value of acquired loans is determined using a discounted cash flow model based on assumptions regarding the amount and timing of principal and interest payments, estimated prepayments, estimated default rates, estimated loss severity in the event of defaults, current market rates, and collateral values. Estimated credit losses are included in the determination of fair value; therefore, an allowance for loan losses is not recorded on the acquisition date.
The Company accounts for Open Bank Loans with “pass” risk grades (1-5 on a 9 point scale), which are recorded at their estimated fair values at acquisition with the resulting premiums or discounts, if any, accreted over the remaining term of the loan as an adjustment to the related loan’s yield.
An acquired loan is considered impaired when there is evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company would be unable to collect all contractually required payments. The Company has elected to account for FDIC Assist loans as impaired loans by association. Open Bank loans were individually determined for impairment at acquisition. For FDIC Assist loans, only revolving credit agreements such as home equity lines are excluded from acquired impaired loan accounting requirements.
For acquired impaired loans, the Company (a) calculates the contractual amount and timing of undiscounted principal and interest payments (the undiscounted contractual cash flows) and (b) estimates the amount and timing of undiscounted expected principal and interest payments (the undiscounted expected cash flows). The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable yield. The nonaccretable yield represents an estimate of the loss exposure of principal and interest related to the acquired impaired loan portfolio and such amount is subject to change over time based on the performance of such loans.
The excess of undiscounted expected cash flows at acquisition over the initial fair value of acquired impaired loans is referred to as the “accretable yield” and is recorded as interest income over the estimated life of the loans using the effective yield method if the timing and amount of the future cash flows is reasonably estimable. Cash flows are initially determined based on contractual cash flows, term assumptions related to timing, loan performance, and various other factors. The accretable yield is accounted for and included in interest income on loans within the statements of income and cash flows. Improvements in expected cash flows over those originally estimated increase the accretable yield and are recognized as interest income prospectively. Decreases in the amount and changes in the timing of expected cash flows compared to those originally estimated decrease the accretable yield and usually result in a provision for loan losses and the establishment of an allowance for loan losses. The carrying value of acquired impaired loans is reduced by payments received, both principal and interest, and increased by the portion of the accretable yield recognized as interest income.
The Company aggregates most acquired impaired loans into pools of loans with common credit risk characteristics such as loan and collateral type. To establish accounting pools of acquired impaired loans, loans are first categorized by similar purpose and collateral. Loan pools are initially booked at the aggregate fair value of the loan pool constituents, based on the present value of the Company’s expected cash flows from the loans. An acquired loan will be removed from a pool of loans if the loan is sold, foreclosed, or payment is received in full satisfaction of the loan. The acquired loan will be removed from the pool at its carrying value. If an individual acquired loan is removed from a pool of loans, the difference between its relative carrying amount and the fair value of any consideration received will be recognized as interest income, net of the amount due to the FDIC. Pursuant to the FSB acquisition, separate loan pools were established for purchased credit impaired loans and those other acquired loans treated as impaired “by analogy.” This treatment was not applied with respect to the Bartow, McIntosh and DCB acquisitions.
As required, the Company periodically reestimates the expected cash flows to be collected over the life of the acquired impaired loan pools. If, based on current information and events, it is probable that the Company will be unable to collect all cash flows expected at acquisition plus additional cash flows expected to be collected arising from changes in estimate after acquisition, the acquired loan pools are considered impaired. The decrease in the expected cash flows reduces the carrying value of the acquired loan pools, to maintain a stable accretable yield and results in the establishment of an allowance for loan losses which is recorded through a combination of a charge to the provision for loan losses and an increase in the FDIC indemnification asset if the decrease occurs on a covered pool. If, based on current information and events, it is probable that there is a significant increase in the cash flows previously expected to be collected or if actual cash flows are significantly greater than cash flows previously expected, the Company will reduce the allowance for loan losses established on the acquired impaired loans for the increase in the present value of cash flows expected to be collected, if an allowance has been established post acquisition. The increase in the expected cash flows for the acquired impaired loans over those originally estimated at acquisition increases the carrying value of the acquired loan pools over time through an increase in accretable yield on the loan pool and (1) a reduction in the accretion rate on the FDIC indemnification asset when the present value of undiscounted cash flows exceeds the FDIC indemnification assets recorded on the Company’s books, if it occurs on a covered pool or (2) an increase in amortization expense when the present value of undiscounted cash flows is less than the FDIC indemnification assets recorded on the Company’s books. An increase in the accretable yield on the loans is recognized as interest income over the remaining average life of the acquired loans if it occurs on a covered pool.
Individual loans in the acquired impaired loan pools are generally considered accruing and performing loans as the loans accrete interest income over the estimated life of the loan when expected cash flows are reasonably estimable. Accordingly, acquired impaired loans that are contractually past due are still considered to be accruing and performing loans and disclosed as “current.” If the timing and amount of cash flows is not reasonably estimable, the loans in a pool may be classified as nonaccrual loans and interest income may be recognized on a cash basis or as a reduction of the principal amount outstanding.
When the Company records a charge off on an acquired loan, the charge off is first recorded against the nonaccretable yield. Once the nonaccretable yield is exhausted, the Company records any additional charge offs against the allowance for loan loss for the pool to which it is assigned.
(h)
Loans Receivable, Originated

Loans originated by the Company that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at their outstanding principal balances less deferred fees, origination costs and charge-offs. Interest income is accrued on the outstanding principal balance. Loan fees, net of certain origination costs, are deferred and amortized on a straight-line basis over the lives of the respective loans, which approximates the effective-interest method.
Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of principal or interest in full is doubtful or if the loan is 90 days past due. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged against interest income on loans. Generally, payments received on nonaccrual loans are applied to principal. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments of principal and interest are reasonably assured.
A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Additionally, all loans modified as part of a troubled debt restructuring (TDR) are considered to be impaired as well. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest when due. Loans are reviewed on an individual basis. Impaired loans are measured by the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value, less disposition costs of the collateral if the loan is collateral dependent. Interest on accruing impaired loans is recognized only if such loans do not meet the criteria for nonaccrual status, which generally means they are a performing TDR or they are well secured and in the process of collection.
When a borrower is experiencing financial difficulties, the Company may, in order to assist the borrower in repaying the principal and interest owed to the Company, make certain modifications to the borrower’s loan. All loan modifications and renewals are evaluated for TDR classification. A TDR is defined as a modification with a borrower that is experiencing financial difficulties, and the Company has granted a financial concession it would not normally make. The concession is either granted through an agreement with the customer or imposed by a court of law. Concessions include modifying original loan terms to reduce or defer cash payments required as part of the loan agreement, including but not limited to one of the following:
•
A reduction of the stated interest rate for a period of time deemed appropriate by the Company

•
Modify the loan to an interest only loan for a period of time deemed appropriate by the Company

•
Extension of the maturity date or dates under terms not consistent with new debt with similar risk characteristics

•
Reduction in the remaining principal amount owed or maturity amount of the debt as stated in the agreement

•
Reduction of accrued interest receivable on the debt

In its determination of whether the customer is experiencing financial difficulties, the Company considers numerous indicators, including, but not limited to the following:
•
Whether the customer is currently in default on its existing loan, or is in an economic or legal position where it is probable the customer will be in default on its loan in the foreseeable future without a modification

•
Whether the customer has declared or is in the process of declaring bankruptcy

•
Whether there is substantial doubt about the customer’s ability to continue as a going concern

•
Whether, based on its projections of the customer’s current capabilities, the Company believes the customer’s future cash flows will be insufficient to service the debt, including interest, in accordance with the contractual terms of the existing agreement for the foreseeable future

•
Whether, without modification, the customer cannot obtain sufficient funds from other sources at an effective interest rate equal to the current market rate for similar debt for a nontroubled debtor

The amount of impairment on a TDR, if any, is determined in accordance with ASC 310-10-35, Accounting by Creditors for Impairment of a Loan.
(i)
Allowance for Loan Losses, Acquired Loans

The majority of acquired loans have been accounted for under ASC 310-30, whereby the Company is required to periodically reestimate the expected cash flows on the loans. For purposes of applying the guidance under ASC 310-30, the Company grouped most acquired impaired loans into pools based on common risk characteristics. Generally, a decline in expected cash flows for a pool of loans is referred to as impairment and results in an increase in the allowance for loan losses, which is achieved through a charge to provision expense for loan loss, along with an increase in the FDIC indemnification asset to the extent the loan is covered under a loss sharing agreement. Improvement in expected cash flows for a pool of loans results first in a reversal of previously recorded allowances, if any, and then prospectively as an adjustment to the yield on the loans. Correspondingly, aggregate increases in the credit quality and cash flows of loans decrease the value of the FDIC shared loss agreements that give rise to the FDIC indemnification asset, resulting in a decrease in amount of FDIC indemnification assets over the remaining life of the loss share agreement. Loss assumptions used in the basis of the indemnified loans are consistent with the loss assumptions used to measure the FDIC indemnification asset. For loans accounted for under ASC 310-30, expected cash flows are re-estimated periodically during the year, with any decline in expected cash flows recorded as noted above. These cash flow evaluations are inherently subjective, as they require material estimates, all of which may be susceptible to significant change.
Loans acquired that are not considered purchase credit impaired, are accounted for under ASC 310-20. Discounts created when the loans were recorded at their estimated fair values at acquisition are accreted over the remaining term of the loan as an adjustment to the related loan’s yield. The accrual of interest income is discontinued when the collection of a loan or interest, in whole or in part, is doubtful. At such time when the outstanding contractual amount of one of these loans, net of this credit related discount, exceed the contractual cash flows less any losses inherent in these loans, an allowance for loan losses for the loans will be established through a charge to provision expense, along with an increase in the FDIC indemnification asset to the extent the loan is covered under a loss sharing agreement. Improvement in the credit quality does not impact amortization or accretion of any premium or discount previously recognized on a loan accounted for under ASC 310-20.
(j)
Allowance for Loan Losses, Originated Loans

The allowance for loan losses is established for losses inherent in the portfolio as of the reporting date through a provision for loan losses charged to expense. Loans are charged-off against the allowance for loan losses when management believes that the collection of the principal is unlikely. The allowance represents an amount that, in management’s judgment, will be adequate to absorb probable incurred losses as of the reporting date on existing loans that become uncollectible. Loans confirmed as uncollectible are charged-off and deducted from the allowance; recoveries on loans previously charged-off are credited back to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the uncollectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.
The allowance consists of specific and general components. Each of these components calls for the use of estimates and judgments. The specific component is determined in accordance with ASC 310-30-35, which relates to loans that are classified as impaired. For such loans that are classified as impaired, an allowance is established when the discounted cash flows, collateral value, or observable market price of the impaired loan is lower than the carrying value of that loan. For loans that are not considered impaired, a general allowance for loan losses is determined based upon loss estimation factors where the loan portfolio is segmented into cohorts by product type, and loan loss is empirically estimated using loan level performance data for average monthly risk grade migrations and charge-offs. Key assumptions of the migration-based model are the look back period of 84 months over which risk migration is observed; the loss emergence period, estimating the length of time in which the loss becomes evident, and; qualitative environmental factors that reflect changes in the collectability of loans not captured in historical loss data. Qualitative environmental factors include consideration of the following: levels of and trends in charge-offs and recoveries; migration of loans to the classification of special mention, substandard or doubtful; trends in volume and terms of loans; effects of any change in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentration.
(k)
Other Real Estate Owned-Covered

All other real estate initially acquired in a FDIC-assisted acquisition that is subject to a FDIC loss-share agreement is reported at fair value separately in the Company’s consolidated balance sheets as other real estate owned-covered. Other real estate owned-covered is reported exclusive of expected reimbursement cash flows from the FDIC, which are included in the FDIC indemnification assets. Foreclosed covered loan collateral subsequent to the acquisition date is transferred into covered other real estate at the collateral’s net realizable value, less estimated selling costs.

Other real estate-covered is initially recorded at its estimated fair value on the acquisition date or foreclosure date based on similar market comparable valuations less estimated selling costs. Any subsequent valuation adjustments due to declines in fair value are charged to noninterest expense, and are mostly offset by the corresponding increase to the FDIC indemnification asset for the loss reimbursement amount. Any recoveries, net of the amount due to the FDIC, are credited to noninterest income.
(l)
Other Real Estate Owned-Noncovered

Other real estate owned-noncovered refers to real estate associated with loans originated by the Company, which were subsequently foreclosed on, other real estate acquired through an Open Bank transaction, other real estate acquired as part of the Covered Acquisitions that is not subject to a loss-share agreement with the FDIC, or other real estate that was originally under a loss share agreement but has since expired. Other real estate owned-noncovered, acquired through, or in lieu of, loan foreclosure is held for sale and initially recorded at fair value less selling costs. Any write-down to fair value less costs to sell at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by outside appraisers and the assets are carried at the lower of carrying amount or fair value less costs to sell. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent write-downs to the value are included in other operating expenses. Gains related to the sale of other real estate owned-noncovered is included in noninterest income.
Also included in other real estate owned-noncovered at December 31, 2017 and 2016 was land owned by the Parent Company in the amount of  $437 thousand, which is held for sale.
(m)
FDIC Indemnification Assets and Accretion of Indemnification Assets

The Company accounts for amounts receivable under the FDIC loss share agreements as indemnification assets in accordance with FASB ASC Topic 805, Business Combinations. The FDIC indemnification assets are initially recorded at fair value, based on the expected future cash flows under the FDIC loss share agreements, which are discounted at a risk free rate that is adjusted for uncertainty in the timing of cash flows. The difference between the present value at the acquisition dates and the undiscounted cash flows the Company expects to collect from the FDIC is accreted into noninterest income over the life of each FDIC indemnification asset when the present value of undiscounted cash flows exceeds the FDIC indemnification assets recorded on the Company’s books, or amortized into noninterest expenses over the life of each FDIC asset when the present value of undiscounted cash flows is less than the FDIC indemnification assets recorded on the Company’s books. The FDIC indemnification assets are presented separately from clawback liabilities due to the FDIC at the termination of the loss share agreements. See note 1(c) to the consolidated financial statements, Acquisition Accounting, for additional information regarding the FDIC clawback liabilities under the loss share agreements.
The FDIC indemnification assets are reduced as loss share claims are submitted to the FDIC. The FDIC indemnification assets are revalued concurrent with the loan cash flow reestimation and adjusted for any changes in expected cash flows based on recent performance and expectations for future performance of covered loans and covered other real estate. These adjustments are measured on the same basis as the related covered loans and covered other real estate. Increases in the estimated cash flow of the covered loans and covered other real estate over those previously expected reduce the accretion (or increase amortization) recognized on the FDIC indemnification assets. For Bartow, McIntosh, FSB and DCB, decreases in the cash flow of the covered loans and covered other real estate under those previously expected result in an increase in the allowance for loan losses, acquired loans and decrease in the carrying value of covered other real estate, which is partially offset by an increase recognized in the FDIC indemnification asset to the extent the loss is covered.
Under the FSB loss share agreement, the FDIC will reimburse the Bank for 80% of the first $167.0 million in losses arising from covered loans and other real estate, 0% of the next $37.4 million in losses arising from covered loans and other real estate, and for 80% of any losses above $204.4 million on covered loans and other real estate. As of December 31, 2017, the Company’s actual losses are approximately $143.0 million, below the $167.0 million threshold noted above, and the Company still believes that total losses subject to reimbursement by the FDIC will fall within the range estimated above.

Under the Bartow and McIntosh loss share agreements, the FDIC will reimburse the Bank for 80% of the losses arising from covered commercial loans, consumer loans, and other real estate. The DCB loss share agreement excludes the consumer loans acquired. The FDIC will only reimburse the Bank for 80% of losses arising from covered commercial real estate loans and other real estate.
Projected increases and decreases to the amounts to be reimbursed by the FDIC are recorded as an adjustment to the yield of the FDIC indemnification assets and accreted into income over the remaining life of the loans or indemnified period if less. The amount ultimately collected from the FDIC is dependent upon the performance of the underlying covered assets, the passage of time, and claims submitted to the FDIC, which are subject to review and could be adjusted by the FDIC.
(n)
Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the shorter of the estimated useful lives or estimated lease terms, including expected lease renewals, of the related assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts, and any resulting gain or loss is reflected in operations for the period. The cost of maintenance and repairs which does not improve or extend the useful life of the respective asset is charged to operations as incurred, whereas additions and significant improvements are capitalized. The range of estimated useful lives for premises and equipment are:
Buildings	20 – 40 years
Building improvements	varies, but typically 10 years
Equipment and furniture	3 – 7 years
Software	3 years or life of contract
Leasehold improvements	life of lease; not to exceed life of asset
(o)
Goodwill and Core Deposit Intangibles

Goodwill is established and recorded if the consideration given during an acquisition transaction exceeds the fair value of the net assets received. The Company’s current goodwill balance relates to acquisitions made in 2006, 2008 and 2015. Goodwill has an indefinite useful life and is not amortized, but is evaluated annually for potential impairment, or when events or circumstances indicate a potential impairment. The Company first evaluates potential impairment of goodwill by comparing the fair value of the reporting unit to its carrying amount, including goodwill. Any excess of carrying value over fair value would indicate a potential impairment and the Company would proceed to perform an additional test to determine whether goodwill has been impaired and calculate the amount of that impairment. The Company evaluates goodwill for impairment annually and at interim dates if indicators of impairment exist. Goodwill at December 31, 2017 and 2016 totaled $17.5 million.
Core deposit intangibles (CDI) were acquired in connection with business combinations. The core deposit premium is initially recognized based on a valuation performed as of the transaction date. The CDI is amortized over the average remaining life of the acquired customer deposits. Amortization periods are reviewed annually and assessed for impairment if there are economic, market, industry, or other factors that would suggest the carrying amount of CDI is not recoverable.
There was no impairment of goodwill or CDI in 2017 or 2016.
The carrying amount of the CDI at December 31, 2017 and 2016 was $1,769 and $3,078 net of accumulated amortization of  $8,966 and $7,657, respectively. Amortization expense for the years ended December 31, 2017 and 2016 was $1,309 and $1,524, respectively.

The amortization expense for each of the next five years is as follows:
2018	$883
2019	383
2020	316
2021	118
2022	69
(p)
Federal Home Loan Bank Stock

The Company is required to maintain an investment in capital stock of the Federal Home Loan Bank of Atlanta (FHLB). The stock has no quoted fair value and is carried at cost, which also represents the anticipated redemption value. At its discretion, the FHLB may declare dividends on the stock. Management reviews for impairment based on the ultimate recoverability of the cost basis in the stock through redemption with the FHLB. Management believes there was no impairment of this investment during the periods presented in these financial statements.
(q)
Bank-Owned Life Insurance

The Company acquired existing life insurance policies on certain key executives in the Cherokee Bank acquisition. Bank-owned life insurance (BOLI) is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value that is probable at settlement. Increases to cash surrender values are recorded as a component of  ‘‘other noninterest income’’ on the consolidated statements of income.
(r)
Mortgage Origination Income

The Company earns mortgage origination income from third-party investors who fund residential mortgage loans for which the Company performs certain loan origination services. Accordingly, the loans are not funded or recorded by the Company, and the income is recorded as it is earned (i.e., when the loan closes).
(s)
Income Taxes

The Company accounts for income taxes using the asset-and-liability method in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of revenues over deductions. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.
Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not that the deferred tax assets will be realized. Deferred tax assets may be reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of an entity’s deferred tax assets will not be realized.
A tax position that meets the more-likely than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.
On December 22, 2017, the Tax Cuts and Jobs Act (the TCJA) was signed into law. The effect of the change in tax law is required to be recognized as of the date of enactment, which is officially December 22, 2017. As a result of the timing of the enactment of the TCJA, the Company must include the tax impact in the financial reporting period that encompasses the enactment date. See Note 9 — Income Taxes for further discussion and impact of the Tax Law.

The Company’s ASC 740 policy is to recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense. Accrued interest and penalties are included within the related tax asset/liability line in the consolidated balance sheet.
(t)
Stock Compensation Plans

Stock compensation accounting guidance requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.
The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded vesting, the Company has elected to recognize compensation cost on a straight-line basis over the requisite service period for the entire award. A Black-Scholes-Merton model is used to estimate the fair value of stock options, while the estimated fair value of the Company’s common stock is used for restricted stock awards and stock grants, both determined at the date of grant. For 2017 and 2016, the estimated fair value of the Company’s common stock was primarily based on comparable transactions of similar size and geographical located companies.
During the years ended December 31, 2017 and 2016, there were 458,002 and 249,960 shares, respectively, in stock compensation awards granted.
(u)
Net Income Available to Common Stockholders and Earnings Per Share

Basic earnings per share (EPS) is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during each period. Diluted earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during each period, plus potential common shares issuable for stock options, restricted stock units and warrants outstanding, as calculated under the treasury-stock method. The weighted average number of common shares used in the computation of basic earnings per share was 40,318,170 and 40,107,566 for the years ended December 31, 2017 and 2016, respectively. The Company included potential common shares of 1,898,682 and 1,241,362 in the computation of diluted earnings per share for years ended December 31, 2017 and 2016, respectively. Stock options, restricted stock units and warrants totaling 2,118,668 and 2,229,788 for the years ended December 31, 2017 and 2016, respectively, were excluded from diluted shares because including such shares would be antidilutive.
(v)
Other Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported net of tax, as a separate component of the equity section of the balance sheet, and such items, along with net income, are components of comprehensive income (loss).
(w)
Reclassifications

Certain items in the 2016 consolidated financial statements have been reclassified to conform to the presentation adopted in 2017. There was no impact to net income available to common stockholders or equity.
(x)
Recently Adopted Accounting Standards Update

ASU 2016-09, Improvements to Employee Share-Based Payment Accounting.   In March 2016, the FASB issued guidance to simplify several aspects of the accounting for share-based payment award transactions including the income tax consequences, the classification of awards as either equity or liabilities, and the classification on the statement of cash flows. The amendments will be effective for the

Company for annual periods beginning after December 15, 2016 and interim periods within those annual periods. Early adoption is permitted. The Company implemented this ASU in fiscal year 2017 and realized a tax benefit of  $134 thousand.
ASU 2018-02 Income Statement Reporting Comprehensive Income (Topic 220) Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income.   In February 2018, the FASB issued guidance clarifying the reclassification amount of stranded tax amounts related to the application of the Tax Cuts and Jobs Act of 2017. The Company will be required to disclose the stranded tax amounts that are reclassified. The changes will be effective for all entities for fiscal years beginning after December 15, 2008. Early adoption for public business entities is allowed. The Company has elected to early adopt the standard and has reclassified $570 thousand in stranded tax amounts.
(y)
Recently Issued Accounting Standards Update

ASU 2014-09 Revenue from Contracts with Customers.   In May 2014, the FASB issued guidance to change the recognition of revenue from contracts with customers. The core principle of the new guidance is that an entity should recognize revenue to reflect the transfer of goods and services to customers in an amount equal to the consideration the entity receives or expects to receive. The guidance will be effective for the Company for reporting periods beginning after December 15, 2017. The Company will apply the guidance using a modified retrospective approach. The Company does not expect these amendments to have a material effect on its financial statements.
ASU 2016-02 Leases.   In February 2016, the FASB amended the Leases topic of the Accounting Standards Codification to revise certain aspects of recognition, measurement, presentation, and disclosure of leasing transactions. The amendments will be effective for fiscal years beginning after December 15, 2018. Early adoption is permitted. We do not expect a material change to the timing of expense recognition, but will continue to evaluate the impact.
ASU 2016-13 Financial Instruments — Credit Losses.   In June 2016, the FASB issued guidance to change the accounting for credit losses and modify the impairment model for certain debt securities. The amendments will be effective for the Company for reporting periods beginning after December 15, 2020. Early adoption is permitted for all organizations for periods beginning after December 15, 2018. The Company is currently evaluating the effect that implementation of the new standard will have on its financial position, results of operations, and cash flows.
ASU 2016-15 Statement of Cash Flows.   In August 2016, the FASB amended the Statement of Cash Flows topic of the Accounting Standards Codification to clarify how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments will be effective for the Company for fiscal years beginning after December 15, 2017. Early adoption is permitted. The Company does not expect these amendments to have a material effect on its financial statements.
ASU 2017-04 Simplifying the Test for Goodwill Impairment.   In January 2017, the FASB amended the Goodwill and Other Topic of the Accounting Standards Codification to simplify the accounting for goodwill impairment for public business entities and other entities that have goodwill reported in their financial statements and have not elected the private company alternative for the subsequent measurement of goodwill. The amendment removes Step 2 of the goodwill impairment test. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The effective date and transition requirements will be effective for the Company for reporting periods beginning after December 15, 2020.   Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company does not expect these amendments to have a material effect on its financial statements.
ASU 2017-12 Derivatives and Hedging.   In August 2017, the FASB amended the requirements of the Derivatives and Hedging Topic of the Accounting Standards Codification to improve the financial reporting of hedging relationships to better portray the economic results of an entity’s risk management activities in its financial statements. The amendments will be effective for the Company for annual periods beginning after December 15, 2018. Early adoption is permitted. The Company does not expect these amendments to have a material effect on its financial statements.

(2)
Securities Available for Sale and Held to Maturity

The amortized cost and fair value of securities available for sale and held to maturity with gross unrealized gains and losses are summarized as follows:
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available for sale at December 31, 2017:
Debt securities:
U.S. government and federal agencies	$5,075	—	(3)	5,072
Mortgage-backed – government-sponsored enterprises (GSE) residential	125,927	176	(1,798)	124,305
State and municipal securities	40,500	256	(245)	40,511
Corporate securities	9,150	—	(2)	9,148
Total securities available for sale	180,652	432	(2,048)	179,036
Securities held to maturity at December 31, 2017:
Debt securities:
U.S. government and federal agencies	3,070	92	—	3,162
Mortgage-backed – government-sponsored enterprises (GSE) residential	77,375	622	(128)	77,869
State and municipal securities	26,369	379	(5)	26,743
Total securities held to maturity	106,814	1,093	(133)	107,774
Total debt securities	$287,466	1,525	(2,181)	286,810

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available for sale at December 31, 2016:
Debt securities:
U.S. government and federal agencies	$5,156	6	(1)	5,161
Mortgage-backed – government-sponsored enterprises (GSE) residential	136,195	237	(1,977)	134,455
State and municipal securities	47,127	279	(301)	47,105
Corporate securities	38,059	26	(30)	38,055
Total securities available for sale	226,537	548	(2,309)	224,776
Securities held to maturity at December 31, 2016:
Debt securities:
U.S. government and federal agencies	3,711	90	—	3,801
Mortgage-backed – government-sponsored enterprises (GSE) residential	94,810	1,085	(233)	95,662
State and municipal securities	26,356	626	—	26,982
Total securities held to maturity	124,877	1,801	(233)	126,445
Total debt securities	$351,414	2,349	(2,542)	351,221

During the first quarter of 2014, approximately $172.6 million of securities available for sale were reclassified as securities held to maturity. These securities were transferred at fair value at the time of the transfer, which became the new cost basis for the securities held to maturity. The unrealized net holding loss on the available for sale securities on the date of transfer totaled approximately $7.08 million, and continued to be reported as a component of accumulated other comprehensive loss. This net unrealized loss is being amortized to interest income over the remaining life of the securities as a yield adjustment. For the years ended December 31, 2017 and 2016, $924 thousand and $1.1 million, respectively, had been amortized to interest income. There were no gains or losses recognized as a result of this transfer.
The amortized cost and fair value of debt securities at December 31, 2017 and 2016, by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
2017:	Amortized cost	Fair value
Securites available for sale:
Due in less than 1 year	$12,968	12,958
Due in 1 to 5 years	24,038	23,929
Due in 5 to 10 years	17,091	17,155
Due after 10 years	628	689
Mortgage-backed – GSE residential	125,927	124,305
Total securities available for sale	180,652	179,036
Securites held to maturity:
Due in 1 to 5 years	19,963	20,041
Due in 5 to 10 years	4,788	4,978
Due after 10 years	4,688	4,886
Mortgage-backed – GSE residential	77,375	77,869
Total securities held to maturity	106,814	107,774
Total debt securities	$287,466	286,810

2016:	Amortized cost	Fair value
Securites available for sale:
Due in less than 1 year	$29,476	29,469
Due in 1 to 5 years	38,799	38,882
Due in 5 to 10 years	19,674	19,589
Due after 10 years	2,393	2,381
Mortgage-backed – GSE residential	136,195	134,455
Total securities available for sale	226,537	224,776
Securites held to maturity:
Due in 1 to 5 years	19,419	19,728
Due in 5 to 10 years	4,638	4,813
Due after 10 years	6,010	6,242
Mortgage-backed – GSE residential	94,810	95,662
Total securities held to maturity	124,877	126,445
Total debt securities	$351,414	351,221

Securities with carrying values of  $148.0 and $149.7 million at December 31, 2017 and 2016, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.
Securities with a carrying value of  $34.8 and $19.5 million were sold, called, matured or paid-off at a gain of  $12 thousand and a loss of  $24 thousand for the years ended December 31, 2017 and 2016, respectively, and were recorded in noninterest income in the consolidated statements of income.

Temporarily Impaired Securities
The following table shows the gross unrealized losses and fair value of the entity’s investments with unrealized losses that are not deemed to be other than temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2017 and 2016.
	December 31, 2017
	Less than 12 months		Over 12 months
	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Total unrealized losses
Securities available for sale
U.S. government and federal agencies	$3	4,997	—	—	3
Mortgage-backed-GSE residential	242	31,767	1,556	63,130	1,798
State and municipal securities	171	21,331	74	4,397	245
Corporate securities	2	4,005	—	—	2
Total available for sale	418	62,100	1,630	67,527	2,048
Securites held to maturity
Mortgage-backed-GSE residential	13	2,769	115	11,933	128
State and municipal securities	5	3,133	—	—	5
Total held to maturity	18	5,902	115	11,933	133
Total	$436	68,002	1,745	79,460	2,181

	December 31, 2016
	Less than 12 months		Over 12 months
	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Total unrealized losses
Securities available for sale
U.S. government and federal agencies	$—	—	1	155	1
Mortgage-backed-GSE residential	1,561	79,220	416	14,950	1,977
State and municipal securities	279	26,855	22	229	301
Corporate securities	5	4,173	25	9,974	30
Total available for sale	1,845	110,248	464	25,308	2,309
Securites held to maturity
Mortgage-backed-GSE residential	31	1,367	202	13,370	233
Total held to maturity	31	1,367	202	13,370	233
Total	$1,876	111,615	666	38,678	2,542

At December 31, 2017, the Company owned 89 securities with an aggregate unrealized loss of $2.2 million. In analyzing the issuers’ financial condition, management noted that 35 of these securities are issued or guaranteed by the federal government or its agencies. Mortgage Backed securities accounted for 23 of the securities and are all rated Aaa by Moody’s and AA+ by Standard & Poors. There were 30 municipal securities with unrealized losses, of which all continue to pay regularly and are rated from Aaa to A2 by Moody’s and/or from A to AAA by Standard & Poors with the exception of one issue of an Arkansas school district for which the Moody’s rating was withdrawn due to Moody’s view of the Arkansas Intercept program. Credit reviews have been performed on all municipal bonds and the Company believes there is no significant risk of credit default at this time. There is one corporate bond rated A3 by Moody’s and A- by Standard & Poors and has little risk of default in the Company’s opinion. The Company continues to perform periodic credit reviews on all corporate bonds. As management did not intend to sell these securities and it is more likely than not that the Company will not be required to sell these securities before recovery of its amortized-cost basis, which may be maturity, the Company does not consider these securities to be other than temporarily impaired at December 31, 2017.
At December 31, 2016, the Company owned 82 securities with an aggregate unrealized loss of $2.5 million. In analyzing the issuers’ financial condition, management noted that 31 of these securities are issued or guaranteed by the federal government or its agencies. Mortgage Backed securities accounted for 19 of the securities and are all rated Aaa by Moody’s and AA+ by Standard & Poors. There were 29 municipal securities with unrealized losses, of which all continue to pay regularly and are rated from Aa2 to Aaa by Moody’s and/or from AA- to AAA by Standard & Poors with the exception of one issue of an Arkansas school district for which the Moody’s rating was withdrawn due to Moody’s view of the Arkansas Intercept program. Credit reviews have been performed on all municipal bonds and the Company believes there is no significant risk of credit default at this time. There were three corporate bonds, which are rated A3 to Aa3 by Moody’s and A- to AA- by Standard & Poors and have little risk of default in the Company’s opinion. The Company continues to perform periodic credit reviews on all corporate bonds. As management did not intend to sell these securities and it is more likely than not that the Company will not be required to sell these securities before recovery of its amortized-cost basis, which may be maturity, the Company does not consider these securities to be other than temporarily impaired at December 31, 2016.
(3)
Loans Receivable and Allowance for Loan Losses, Originated

For purposes of the disclosures required pursuant to ASC Topic 310, the loan portfolio was disaggregated into segments and then further disaggregated into classes for certain disclosures. A portfolio segment is defined as the level at which an entity develops and documents a systematic method for determining its allowance for loan losses. There are three loan portfolio segments that include commercial, financial, and agricultural; real estate; and consumer and other. A class is generally determined based on the initial measurement attribute, risk characteristics of the loan, and an entity’s method for monitoring and assessing credit risk. Commercial, financial, and agricultural is a separate loan segment and class while loan classes within the real estate segment include construction and development, residential, and commercial. Consumer and other is a separate loan segment and class.
The following describe the risk characteristics relevant to each of the portfolio segments.
Commercial, financial, and agricultural — includes loans to finance working capital operations, fixed asset purchases, or other needs for commercial customers. Also included in this category are loans to finance farming operations. Generally, the primary source of repayment is the cash flow from business operations and activities of the borrower.
Real Estate — includes loans disaggregated into three classes: Construction and development, Residential, and Commercial.
•
Construction and development — includes loans to acquire and improve real estate. Loans in this class include loans for residential development, commercial development, raw land, commercial construction, and residential construction. Generally, the primary source of repayment is the sale of the underlying real estate or refinance into a permanent mortgage.

•
Residential — primarily includes loans to finance 1 – 4 single-family residences. Loans in this class include first mortgages on primary residences, first mortgages on investment properties, junior liens on primary residences, and home equity lines of credit (both first and junior liens). Generally, the primary source of repayment is the borrower’s ordinary income.

•
Commercial — primarily includes loans to finance income-producing commercial, farmland, owner occupied commercial real estate, and multifamily properties. Loans in this class include loans for retail centers, hotels, medical and professional offices, single retail stores, industrial buildings, warehouses, and apartments leased generally to local businesses and residents. Generally, the primary source of repayment is dependent upon income generated from the real estate collateral.

Consumer and Other Loan Segments — include loans to individuals, secured by personal property or unsecured, or loans to government entities. Loans in this category include loan for autos, unsecured notes, overdraft lines of credit, and loans to local government entities. Generally, the primary source of repayment is the cash flow from ordinary income of the borrower, tax receipts and other governmental assessments.
Segments and classes of originated loans at December 31, 2017 and 2016 are summarized as follows:
	2017	2016
Commercial, financial, and agricultural loans	$204,890	235,711
Real estate loans:
Construction and development	157,393	142,274
Residential	107,629	101,162
Commercial	552,774	467,718
Total real estate loans	817,796	711,154
Consumer and other loans	98,316	82,905
Loans receivable, originated	1,121,002	1,029,770
Deferred loan fees	(1,058)	(792)
Total loans receivable, originated	$1,119,944	1,028,978

(a)
Loan Concentrations

The Bank grants loans and extensions of credit to individuals and a variety of firms and corporations located primarily in the Georgia Counties of Barrow, Bartow, Butts, Cherokee, Cobb, Douglas, Forsyth, Gwinnett, Hall, Henry, Jackson, Jasper, Paulding counties and surrounding counties. A substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market in these areas.
(b)
Nonaccrual and Past Due

The following is a summary of current, accruing past due, and nonaccrual loans by portfolio segment and class as of December 31, 2017 and 2016 for all originated loans:
	December 31, 2017
	Current loans	Accruing 30 – 89 days past due	Accruing greater than 90 days	Nonaccrual	Total loans
Commercial, financial, and agricultural loans	$204,751	37	—	102	204,890
Real estate loans:
Construction and development	157,356	—	—	37	157,393
Residential	106,965	125	—	539	107,629
Commercial	551,201	428	—	1,145	552,774
Total real estate loans	815,522	553	—	1,721	817,796
Consumer and other loans	98,225	89	1	1	98,316
Total loans receivable, originated	$1,118,498	679	1	1,824	1,121,002

	December 31, 2016
	Current loans	Accruing 30 – 89 days past due	Accruing greater than 90 days	Nonaccrual	Total loans
Commercial, financial, and agricultural loans	$232,993	742	—	1,976	235,711
Real estate loans:
Construction and development	142,265	—	—	9	142,274
Residential	99,227	347	—	1,588	101,162
Commercial	465,720	378	—	1,620	467,718
Total real estate loans	707,212	725	—	3,217	711,154
Consumer and other loans	82,767	100	—	38	82,905
Total loans receivable, originated	$1,022,972	1,567	—	5,231	1,029,770

Interest income on nonaccrual loans outstanding at December 31, 2017 and 2016, that would have been recorded for the years ended December 31, 2017 and 2016 if the loans had been current and performed in accordance with their original terms was $32 and $81 thousand, respectively.
(c)
Asset Quality

Grading of Loans
Commercial, Financial, Agricultural and Real Estate Loan Segments
The Bank has established a Loan Grading System that consists of nine individual Credit Risk Grades (Risk Grades or RG). The model is based on the risk of default for an individual credit and establishes certain criteria to delineate the level of risk across the nine unique Risk Grades. Risk Grade definitions are as follows:
•
Pass Grades (RG 1 – RG 5) — represents groups of loans that are not subject to adverse criticism as defined in regulatory guidance. Loans in these groups exhibit characteristics that represent low to moderate risk measured by a variety of credit risk criteria such as cash flow coverage, debt service coverage, balance sheet leverage, liquidity, management experience, industry position, prevailing economic conditions, support from secondary sources of repayment including guarantors and other credit factors that may be relevant to a specific loan. In general, these loans are supported by properly margined collateral and guarantees of principal parties.

•
Special Mention (RG 6) — a loan that is currently performing satisfactorily, but has a potential weakness that if not corrected will lead to a more severe rating. Potential weakness may, if not corrected, weaken the asset or inadequately protect the Bank’s position at some future date. Additionally, this grade may include loans where adverse economic conditions that develop subsequent to loan origination substantially increase the level of risk, but do not jeopardize liquidation of the debt.

•
Substandard (RG 7) — Loans classified as Substandard must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt; they are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected. The secondary means of repayment do not provide a sufficient level of support to offset the identified weakness but are sufficient to prevent a loss at this time, however, certain of these loans have a specific allowance for loan losses and certain loans in RG 7 have been moved to nonaccrual status.

•
Doubtful (RG 8) — Loans classified Doubtful have all the weaknesses inherent in loans classified Substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable. However, these loans are not yet rated as loss because certain events may occur which would provide recovery.

•
Loss (RG 9) — Loans classified Loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off the entire loan even though a partial recovery may occur in the future. Loans in this classification are typically charged off.

By definition, credit risk grades Special Mention (RG 6), Substandard (RG 7), Doubtful (RG 8), and Loss (RG 9) are criticized loans while Substandard (RG 7), Doubtful (RG 8), and Loss (RG 9) are classified loans. The criticized loan definitions are standardized by all bank regulatory agencies. The remaining credit risk grades are considered pass credits and are solely defined by the Bank.
To enhance this process, loans that are rated in one of the classified categories are reviewed no less than quarterly to establish an expectation of loss, if any, and if such examination indicates that the level of reserve is not adequate to cover the expectation of loss, a specific reserve is established, the balance is charged down to market value and/or impairment is generally applied.
Each loan officer assesses the appropriateness of the internal risk rating assigned to the credits on an ongoing basis, which is subsequently submitted to a regional credit officer for review. The Bank utilizes third-party loan reviewers who conduct independent credit quality reviews of a sample of the Bank’s originated loan portfolio and adherence to bank loan policy and the loan administration process.
Certain real estate loans made to consumers are not graded. The allowance calculation methodology used for these loans is the same as that used for consumer loans, as discussed in the Consumer and Other Loans segment below.
Consumer and Other Loans Segment
The Bank monitors the levels and severity of past-due consumer loans on a weekly basis through its collection activities. Of the $98.3 million of loans in this segment, municipal loans make up 94.0%, or $92.5 million of the pool. Historically, loans to state or local municipalities have been low-risk lending opportunities. The Company has had a good history with lending to municipalities with most loans getting an internal grade of 1 or 2 and none with a grade of higher than four. The allowance calculation methodology still takes these loans into account when determining the amount of the loan allowance.
The allowance calculation methodology delineates the consumer loan portfolio into homogeneous pools of loans that contain similar structure, repayment, collateral and risk profile, which include direct consumer loans, auto finance, credit cards, and overdrafts. The consumer loans are not individually graded; however, for these pools, the bank assigns a proxy risk grade to each loan based upon days past due. Loans that are rated in one of the criticized categories are routinely reviewed to establish an expectation of loss, if any, and if such examination indicates that the level of reserve is not adequate to cover the expectation of loss, a specific reserve or impairment is generally applied.
The following tables present the Company’s loan balances by class and segment as well as risk rating category as of December 31, 2017 and 2016 for all originated loans:
	December 31, 2017
	Graded loans, originated
	Pass	Special mention	Substandard(1)	Doubtful/loss	Total
Commercial, financial, and agricultural loans	$200,578	3,890	379	—	204,847
Real estate loans:
Construction and development	144,373	1,728	37	—	146,138
Residential	17,644	865	539	—	19,048
Commercial	547,630	1,921	3,223	—	552,774
Total real estate loans	709,647	4,514	3,799	—	717,960
Consumer and other loans	92,460	—	13	—	92,473
Total	$1,002,685	8,404	4,191	—	1,015,280

(1)
Includes $1.8 million of nonaccrual substandard loans.

	Ungraded loans, originated
	Current	Past due 30 – 89 days	Past due greater than 90 days	Nonaccrual	Total
Commercial, financial, and agricultural loans	$43	—	—	—	43
Real estate loans:
Construction and development	11,255	—	—	—	11,255
Residential	88,456	125	—	—	88,581
Commercial	—	—	—	—	—
Total real estate loans	99,711	125	—	—	99,836
Consumer and other loans	5,753	89	1	—	5,843
Total	$105,507	214	1	—	105,722
Total loans receivable, originated					$1,121,002

	December 31, 2016
	Graded loans, originated
	Pass	Special mention	Substandard(1)	Doubtful/loss	Total
Commercial, financial, and agricultural loans	$232,495	1,240	1,976	—	235,711
Real estate loans:
Construction and development	140,266	138	9	—	140,413
Residential	23,188	854	1,944	—	25,986
Commercial	463,860	1,719	2,139	—	467,718
Total real estate loans	627,314	2,711	4,092	—	634,117
Consumer and other loans	74,379	—	38	—	74,417
Total	$934,188	3,951	6,106	—	944,245

(1)
Includes $5.2 million of nonaccrual substandard loans.

	Ungraded loans, originated
	Current	Past due 30 – 89 days	Past due greater than 90 days	Nonaccrual	Total
Commercial, financial, and agricultural loans	$—	—	—	—	—
Real estate loans:
Construction and development	1,861	—	—	—	1,861
Residential	74,971	205	—	—	75,176
Commercial	—	—	—	—	—
Total real estate loans	76,832	205	—	—	77,037
Consumer and other loans	8,388	100	—	—	8,488
Total	$85,220	305	—	—	85,525
Total loans receivable, originated					$1,029,770

(d)
Impaired Loans, Originated

At December 31, 2017 and 2016, the recorded investment in originated loans that were considered to be impaired (including TDRs) was $3.4 and $4.8 million, respectively. At December 31, 2017 and 2016, impaired loans of  $2.2 million and $318 thousand, respectively, were on accrual status. Of the impaired loans on accrual status $277 and $318 thousand were considered TDRs at December 31, 2017 and 2016, respectively. The amount of interest income recognized on impaired loans for the years ended December 31, 2017 and 2016 was $172 and $243 thousand, respectively. Below is a detailed summary of impaired loans as of December 31, 2017 and 2016.
	December 31, 2017
	Recorded investment	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
With no related allowance recorded:
Commercial, financial, and agricultural loans	$—	—	—	—	—
Real estate loans:
Construction and development	—	—	—	—	—
Residential	251	281	—	287	14
Commercial	2,852	2,852	—	2,855	139
Total real estate loans	3,103	3,133	—	3,142	153
Consumer and other loans	—	—	—	—	—
Total with no related allowance	3,103	3,133	—	3,142	153
With an allowance recorded:
Commercial, financial, and agricultural loans	277	277	69	288	19
Real estate loans:
Construction and development	—	—	—	—	—
Residential	—	—	—	—	—
Commercial	—	—	—	—	—
Total real estate loans	—	—	—	—	—
Consumer and other loans	—	—	—	—	—
Total with an allowance recorded	277	277	69	288	19
Total impaired loans originated	$3,380	3,410	69	3,430	172

	December 31, 2016
	Recorded investment	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
With no related allowance recorded:
Commercial, financial, and agricultural loans	$605	605	—	665	28
Real estate loans:
Construction and development	—	—	—	—	—
Residential	971	1,001	—	1,027	43
Commercial	1,129	1,369	—	1,413	55
Total real estate loans	2,100	2,370	—	2,440	98
Consumer and other loans	—	—	—	—	—
Total with no related allowance	2,705	2,975	—	3,105	126
With an allowance recorded:
Commercial, financial, and agricultural loans	1,267	1,300	96	1,765	85
Real estate loans:
Construction and development	—	—	—	—	—
Residential	252	288	13	288	4
Commercial	564	578	563	592	28
Total real estate loans	816	866	576	880	32
Consumer and other loans	—	—	—	—	—
Total with an allowance recorded	2,083	2,166	672	2,645	117
Total impaired loans originated	$4,788	5,141	672	5,750	243

(e)
Allowance for Loan Losses, Originated

The allowance for loan losses as of and for the years ended December 31, 2017 and 2016 is presented below:
	Year ended December 31
	2017	2016
Balance at beginning of year	$9,674	8,708
Loans charged-off	(1,035)	(1,196)
Recoveries	571	342
Provision for loan losses	200	1,820
Balance at end of year	$9,410	9,674

The following tables detail the changes in the allowance for loan losses by loan type for the years ended December 31, 2017 and 2016, respectively:
	Year ended December 31, 2017
	January 1	Charge-offs	Recoveries	Provision for loan losses	December 31
Commercial, financial, and agricultural loans	$2,497	(13)	24	272	2,780
Real estate loans:
Construction and development	1,079	—	12	98	1,189
Residential	994	—	57	(112)	939
Commercial	4,856	(40)	144	(847)	4,113
Total real estate loans	6,929	(40)	213	(861)	6,241
Consumer and other loans	248	(982)	334	789	389
Total allowance for loan losses, originated	$9,674	(1,035)	571	200	9,410

	Year ended December 31, 2016
	January 1	Charge-offs	Recoveries	Provision for loan losses	December 31
Commercial, financial, and agricultural loans	$2,605	(15)	274	(367)	2,497
Real estate loans:
Construction and development	1,378	—	11	(310)	1,079
Residential	587	(20)	23	404	994
Commercial	3,959	(1,021)	—	1,918	4,856
Total real estate loans	5,924	(1,041)	34	2,012	6,929
Consumer and other loans	179	(140)	34	175	248
Total allowance for loan losses, originated	$8,708	(1,196)	342	1,820	9,674

The following tables present an analysis of the allowance for loan losses and recorded investment in originated loans by portfolio segment and class as well as impairment methodology as of December 31, 2017 and 2016.
	December 31, 2017
	Individually evaluated		Collectively evaluated		Total
	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans
Commercial, financial, and agricultural loans	$69	277	2,711	204,613	2,780	204,890
Real estate loans:
Construction and development	—	—	1,189	157,393	1,189	157,393
Residential	—	251	939	107,378	939	107,629
Commercial	—	2,852	4,113	549,922	4,113	552,774
Total real estate loans	—	3,103	6,241	814,693	6,241	817,796
Consumer and other loans	—	—	389	98,316	389	98,316
Total	$69	3,380	9,341	1,117,622	9,410	1,121,002

	December 31, 2016
	Individually evaluated		Collectively evaluated		Total
	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans
Commercial, financial, and agricultural loans	$96	1,872	2,401	233,839	2,497	235,711
Real estate loans:
Construction and development	—	—	1,079	142,274	1,079	142,274
Residential	13	1,223	981	99,939	994	101,162
Commercial	563	1,693	4,293	466,025	4,856	467,718
Total real estate loans	576	2,916	6,353	708,238	6,929	711,154
Consumer and other loans	—	—	248	82,905	248	82,905
Total	$672	4,788	9,002	1,024,982	9,674	1,029,770

(4)
Loans Receivable, Acquired and FDIC Indemnification Assets

(a)
Acquired Loans

The following table presents changes in the accretable yield on all acquired loans accounted for under ASC 310-30 during the respective periods:
	Acquired impaired loans
	December 31
	2017	2016
Balance, beginning of year	$22,852	34,501
Net transfers from nonaccretable difference to accretable yield	1,460	5,020
Accretion	(11,431)	(16,669)
Balance, end of year	$12,881	22,852

No allowance for loan losses was brought forward on any of the acquired loans, as any credit deterioration evident in the loans was included in the determination of the fair value of the loans at the acquisition dates. Updates to expected cash flows for acquired loans accounted for under ASC 310-30 result in a provision for loan losses and the establishment of an allowance for loan losses to the extent the amount and timing of expected cash flows decrease compared to those originally estimated at acquisition. These estimates are calculated on an individual loan pool basis, and any allowances for loan losses are also recorded on a loan pool basis.
Accretable yield represents interest income that will be recorded in future periods. It is the excess of cash flows expected at acquisition over the initial investment in the loan and is recognized in interest income over the remaining life of the loan, or pool of loans.
The accretable yield at December 31, 2017, is estimated to be recognized into interest income in the following periods:
Year:
2018	$4,698
2019	2,978
2020	1,877
2021	1,120
2022	748
2023 and thereafter	1,460
Total	$12,881

At December 31, 2017 and 2016, acquired loans, covered and noncovered, consisted of the following:
	December 31
	2017	2016
Commercial, financial, and agricultural loans:
Covered	$484	1,360
Noncovered	7,217	10,226
Total commercial, financial and agricultural loans	7,701	11,586
Real estate loans:
Construction and development:
Covered	966	7,935
Noncovered	6,757	7,887
Residential:
Covered	19,918	27,718
Noncovered	25,198	32,603
Commercial:
Covered	24,558	57,734
Noncovered	90,431	99,473
Total real estate loans	167,828	233,350
Consumer and other loans:
Covered	—	—
Noncovered	535	1,624
Total consumer and other loans	535	1,624
Loans receivable-covered	45,926	94,747
Loans receivable-noncovered	130,138	151,813
Loans receivable, acquired	176,064	246,560
Deferred loan fees
Covered	52	104
Noncovered	120	175
Total consumer and other loans	172	279
Total loans receivable-covered	45,978	94,851
Total loans receivable-noncovered	130,258	151,988
Total loans receivable, acquired	$176,236	246,839

There were no acquired covered loans which were considered TDRs during the years ended December 31, 2017 and 2016. No pooled loans accounted for under ASC 310-30 are considered TDRs under that accounting guidance.
At December 31, 2017 and 2016, approximately $2.8 and $5.2 million, respectively, of acquired loans accounted for under ASC 310-20 were classified as impaired nonaccrual loans.

The following is a summary of current, accruing past due, and nonaccrual loans by portfolio segment and class as of December 31, 2017 for acquired loans.
	Acquired loans at December 31, 2017
	Current loans	Accruing 30 – 89 days past due	Accruing greater than 90 days	Nonaccrual	Total loans
Commercial, financial, and agricultural loans
Covered	$484	—	—	—	484
Noncovered	6,980	237	—	—	7,217
Total commercial, financial and agricultural loans	7,464	237	—	—	7,701
Real estate loans:
Construction and development:
Covered	966	—	—	—	966
Noncovered	6,336	—	—	421	6,757
Residential:
Covered	19,011	427	—	480	19,918
Noncovered	24,688	416	—	94	25,198
Commercial:
Covered	24,558	—	—	—	24,558
Noncovered	88,619	34	—	1,778	90,431
Total real estate loans	164,178	877	—	2,773	167,828
Consumer and other loans:
Covered	—	—	—	—	—
Noncovered	535	—	—	—	535
Total consumer and other	535	—	—	—	535
Total loans receivable, acquired covered	45,019	427	—	480	45,926
Total loans receivable, acquired noncovered	127,158	687	—	2,293	130,138
Total loans receivable, acquired	$172,177	1,114	—	2,773	176,064

Acquired impaired loans that are contractually past due are still considered to be accruing and performing loans and disclosed as “current.”

The following is a summary of current, accruing past due, and nonaccrual loans by portfolio segment and class as of December 31, 2016 for acquired loans.
	Acquired loans at December 31, 2016
	Current loans	Accruing 30 – 89 days past due	Accruing greater than 90 days	Nonaccrual	Total loans
Commercial, financial, and agricultural loans
Covered	$1,360	—	—	—	1,360
Noncovered	10,154	64	—	8	10,226
Total commercial, financial and agricultural loans	11,514	64	—	8	11,586
Real estate loans:
Construction and development:
Covered	5,462	—	—	2,473	7,935
Noncovered	7,887	—	—	—	7,887
Residential:
Covered	27,009	95	—	614	27,718
Noncovered	32,301	112	—	190	32,603
Commercial:
Covered	55,884	—	—	1,850	57,734
Noncovered	99,352	36	—	85	99,473
Total real estate loans	227,895	243	—	5,212	233,350
Consumer and other loans:
Covered	—	—	—	—	—
Noncovered	1,624	—	—	—	1,624
Total consumer and other	1,624	—	—	—	1,624
Total loans receivable, acquired covered	89,715	95	—	4,937	94,747
Total loans receivable, acquired noncovered	151,318	212	—	283	151,813
Total loans receivable, acquired	$241,033	307	—	5,220	246,560

The following tables present loan balances by class and segment as well as risk rating category as of December 31, 2017 for all acquired loans:
	December 31, 2017
	Graded loans, acquired
	Pass	Special Mention	Substandard	Doubtful/loss	Total
Commercial, financial, and agricultural loans
Covered	$476	—	8	—	484
Noncovered	6,854	73	290	—	7,217
Total commercial, financial and agricultural loans	7,330	73	298	—	7,701
Real estate loans:
Construction and development:
Covered	726	40	157	—	923
Noncovered	3,342	546	2,530	—	6,418
Residential:
Covered	3,097	358	2,564	—	6,019
Noncovered	7,508	451	1,991	—	9,950
Commercial:
Covered	23,731	57	770	—	24,558
Noncovered	81,247	2,142	7,042	—	90,431
Total real estate loans	119,651	3,594	15,054	—	138,299
Consumer and other loans:
Covered	—	—	—	—	—
Noncovered	—	—	—	—	—
Total consumer and other	—	—	—	—	—
Total loans receivable, acquired covered	28,030	455	3,499	—	31,984
Total loans receivable, acquired noncovered	98,951	3,212	11,853	—	114,016
Total loans receivable, acquired	$126,981	3,667	15,352	—	146,000

	December 31, 2017
	Ungraded loans, acquired
	Current	Accruing 30 – 89 days past due	Accruing greater than 90 days	Nonaccrual	Total loans
Commercial, financial, and agricultural loans
Covered	$—	—	—	—	—
Noncovered	—	—	—	—	—
Total commercial, financial and agricultural loans	—	—	—	—	—
Real estate loans:
Construction and development:
Covered	43	—	—	—	43
Noncovered	339	—	—	—	339
Residential:
Covered	13,518	381	—	—	13,899
Noncovered	14,832	416	—	—	15,248
Commercial:
Covered	—	—	—	—	—
Noncovered	—	—	—	—	—
Total real estate loans	28,732	797	—	—	29,529
Consumer and other loans:
Covered	—	—	—	—	—
Noncovered	535	—	—	—	535
Total consumer and other	535	—	—	—	535
Total loans receivable, acquired	$29,267	797	—	—	30,064
Total loans receivable, acquired					176,064

The following tables present loan balances by class and segment as well as risk rating category as of December 31, 2016 for all acquired loans:
	December 31, 2016
	Graded loans, acquired
	Pass	Special Mention	Substandard	Doubtful/ loss	Total
Commercial, financial, and agricultural loans
Covered	$1,286	—	74	—	1,360
Noncovered	10,071	109	46	—	10,226
Total commercial, financial and agricultural loans	11,357	109	120	—	11,586
Real estate loans:
Construction and development:
Covered	1,529	235	6,171	—	7,935
Noncovered	5,299	894	1,694	—	7,887
Residential:
Covered	19,031	4,586	3,254	—	26,871
Noncovered	26,352	2,757	3,111	—	32,220
Commercial:
Covered	51,066	1,923	4,745	—	57,734
Noncovered	92,146	4,967	2,360	—	99,473
Total real estate loans	195,423	15,362	21,335	—	232,120
Consumer and other loans:
Covered	—	—	—	—	—
Noncovered	1,517	53	19	—	1,589
Total consumer and other	1,517	53	19	—	1,589
Total loans receivable, acquired covered	72,912	6,744	14,244	—	93,900
Total loans receivable, acquired noncovered	135,385	8,780	7,230	—	151,395
Total loans receivable, acquired	$208,297	15,524	21,474	—	245,295

	December 31, 2016
	Ungraded loans, acquired
	Current	Accruing 30 – 89 days past due	Accruing greater than 90 days	Nonaccrual	Total loans
Commercial, financial, and agricultural loans
Covered	$—	—	—	—	—
Noncovered	—	—	—	—	—
Total commercial, financial and agricultural loans	—	—	—	—	—
Real estate loans:
Construction and development:
Covered	—	—	—	—	—
Noncovered	—	—	—	—	—
Residential:
Covered	808	39	—	—	847
Noncovered	383	—	—	—	383
Commercial:
Covered	—	—	—	—	—
Noncovered	—	—	—	—	—
Total real estate loans	1,191	39	—	—	1,230
Consumer and other loans:
Covered	—	—	—	—	—
Noncovered	35	—	—	—	35
Total consumer and other	35	—	—	—	35
Total loans receivable, acquired	$1,226	39	—	—	1,265
Total loans receivable, acquired					246,560

(b)
Allowance for Loan Losses, Acquired

The allowance for loan losses for acquired loans as of and for the years ended December 31, 2017 and 2016 is presented below.
	Year ended December 31
	2017	2016
Balance at beginning of year	$2,542	2,557
Loans charged-off	(390)	(1,446)
Recoveries	—	48
Provision for loan losses:
Provision charged through operations	17	514
Provision recorded through the FDIC loss share receivable	(96)	869
Balance at end of year	$2,073	2,542

The following table details the changes in the allowance for loan losses by loan type for acquired loans for the year ended December 31, 2017.
	Year ended December 31, 2017
	January 1	Charge-offs	Recoveries	Provision for loan losses charged through operations	Provision for loan losses through FDIC loss share receivable	December 31,
Commercial, financial, and agricultural loans	$169	(60)	—	(54)	38	93
Real estate loans	2,360	(311)	—	57	(134)	1,972
Consumer and other loans	13	(19)	—	14	—	8
Total allowance for loan losses, acquired	$2,542	(390)	—	17	(96)	2,073

The following table presents an analysis of the allowance for loan losses and recorded investment in acquired loans by portfolio segment and impairment methodology as of December 31, 2017.
	December 31, 2017
	Individually evaluated			Collectively evaluated		PCI loans		Total
	Allowance for loan losses		Recorded investment in loans	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans
Commercial, financial, and agricultural loans		$—	—	73	6,864	20	837	93	7,701
Real estate loans		—	2,773	254	86,386	1,718	78,669	1,972	167,828
Consumer and other loans		—	—	8	470	—	65	8	535
Total	$	__	2,773	335	93,720	1,738	79,571	2,073	176,064

The following table details the changes in the allowance for loan losses by loan type for acquired loans for the year ended December 31, 2016.
	Year ended December 31, 2016
	January 1	Charge-offs	Recoveries	Provision for loan losses charged through operations	Provision for loan losses through FDIC loss share receivable	December 31,
Commercial, financial, and agricultural loans	$166	(86)	—	57	32	169
Real estate loans	2,379	(1,356)	—	500	837	2,360
Consumer and other loans	12	(4)	48	(43)	—	13
Total allowance for loan losses, acquired	$2,557	(1,446)	48	514	869	2,542

The following table presents an analysis of the allowance for loan losses and recorded investment in acquired loans by portfolio segment and impairment methodology as of December 31, 2016.
	December 31, 2016
	Individually evaluated			Collectively evaluated		PCI loans		Total
	Allowance for loan losses		Recorded investment in loans	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans
Commercial, financial, and agricultural loans		$—	8	121	9,740	48	1,838	169	11,586
Real estate loans		__	5,213	573	120,072	1,787	108,065	2,360	233,350
Consumer and other loans		—	—	12	1,325	1	299	13	1,624
Total	$	__	5,221	706	131,137	1,836	110,202	2,542	246,560
(c)
FDIC Indemnification Assets

The FDIC indemnification assets were initially recorded at fair value, based on the discounted value of expected future cash flows under the loss-sharing agreements. The difference between the present value at the acquisition dates and the undiscounted cash flows the Company expects to collect from the FDIC is accreted into noninterest income over the life of each FDIC indemnification asset when the present value of undiscounted cash flows exceeds the FDIC indemnification assets recorded on the Company’s books, or amortized into noninterest expenses over the life of each FDIC asset when the present value of undiscounted cash flows is less than the FDIC indemnification assets recorded on the Company’s books. The FDIC receivables are reported with the indemnification assets. The FDIC receivables represent loss claims submitted but not yet received, as well as estimated loss claims not yet submitted.
The FDIC indemnification assets are presented separately from any clawback liability due to the FDIC at the termination of the loss-sharing agreements. Pursuant to the provisions of the loss-sharing agreements, the Company may be required to make a true-up payment to the FDIC at the termination of the loss-sharing agreements should actual losses be less than certain thresholds established in the agreements.
The following table presents the activity in the FDIC indemnification assets and receivables during the years ended December 31, 2017 and 2016.
	Year ended December 31
	2017	2016
Beginning balance	$13,411	19,345
Amortization	(3,311)	(5,113)
Payments from the FDIC on covered loans	(4,672)	(2,115)
Other cash and noncash transactions	(1,748)	1,294
Total FDIC indemnification assets and receivables	$3,680	13,411

FDIC reimbursement of covered losses included expenses incurred for the resolution of covered assets netted with recoveries received on covered assets that were not included in the expected cash flows of the indemnification assets. The loss claims filed are subject to review and approval, including audits, by the FDIC or its assigned agents for compliance with the terms in the loss-sharing agreements. The estimated amount to be collected from FDIC is $2.2 million with the remaining $1.5 million amortized over the life of the indemnification asset.
(d)
Clawback Liabilities

Under FDIC loss-sharing agreements, the Company is required to return a portion of cash received from the FDIC in the event that losses do not reach a specified threshold, based on the initial discount less cumulative servicing costs for the covered assets acquired. Such liabilities are referred to as clawback liabilities and are considered to be contingent consideration, as they require the return of a portion of the initial consideration in the event that certain contingencies are met. The Bank calculates the projected clawback liability to the FDIC quarterly and records a liability for the present value of the projected amount due to the FDIC at the termination of the loss-share agreements. Changes in the FDIC clawback liability are recorded to noninterest expense. For the year ended December 31, 2016, the Company recorded a reduction of  $2.2 million in clawback liabilities related to the acquisitions of McIntosh, FSB and DCB. See Note 1 for additional discussion regarding the reduction in the clawback.
As of December 31, 2017 and 2016, the Company has recorded $8.2 and $7.9 million, respectively, in clawback liabilities related to the acquisitions of McIntosh, FSB and DCB.
	Year ended December 31
	2017	2016
Balance, beginning of year	$7,901	10,131
Clawback liability adjustments	(84)	(2,881)
Accretion	382	651
Balance, end of year	$8,199	7,901

(5)
Other Real Estate Owned

Gains on sales and write-downs and expenses related to other real estate owned, both covered and noncovered, are included in noninterest expense in the consolidated statements of income as follows:
	2017	2016
Losses (Gains) on sales and write-downs of other real estate owned, net of covered losses	$460	(399)
Other operating expenses on covered other real estate owned	182	252
Other operating expenses on noncovered other real estate owned	127	332
Total other real estate owned expenses	$769	185

(a)
Other Real Estate Owned-Noncovered

A summary of other real estate owned, noncovered, is presented as follows:
	Year ended December 31
	2017	2016
Balance, beginning of year	$2,861	4,204
Net transfers from originated loans	1,199	1,203
Other real estate-noncovered during the period due to the expiration of loss share agreement	350	—
Disposals	(2,743)	(2,226)
Write-downs	(444)	(320)
Balance, end of year	$1,223	2,861

At December 31, 2017 and 2016, other real estate owned-noncovered, consisted of the following types of properties:
	2017	2016
Construction and development	$877	2,181
Residential	346	680
Total other real estate owned-noncovered	$1,223	2,861

(b)
Other Real Estate Owned-Covered

Covered other real estate owned was initially recorded at its estimated fair value on the acquisition dates based on similar market comparable valuations less estimated selling costs. For Bartow, McIntosh and the remaining other real estate owned at DCB, any subsequent adjustments due to declines in fair value are charged to noninterest expense, and are offset 80% by the corresponding increase to the FDIC indemnification asset for the offsetting loss reimbursement amount. For FSB, any subsequent adjustments due to declines in fair value in excess of  $167 million will be charged to noninterest expense in full pursuant to the terms of the FSB loss-share agreement, which limits the Company’s ability to increase the FDIC indemnification asset until certain loss thresholds are exceeded, as further discussed in note 1(m). Any recoveries of previous valuation adjustments will be credited to noninterest expense with a corresponding adjustment for the portion of the recovery that is due to the FDIC.
Covered other real estate owned for the year ended December 31, 2017, is summarized as follows:
	Bartow	McIntosh	FSB	DCB	Total
Balance at beginning of year	$—	266	1,348	2,484	4,098
Other real estate, transferred due to expiration of loss share agreement	—	—	(350)	—	(350)
Net transfers from covered loans	113	304	89	466	972
Disposals	(98)	(456)	(1,048)	(2,246)	(3,848)
Write-downs	—	(28)	(3)	(407)	(438)
Balance at December 31, 2017	$15	86	36	297	434

At December 31, 2017, covered other real estate consisted of the following types of properties:
	Bartow	McIntosh	FSB	DCB	Total
Construction and development	$—	—	4	297	301
Residential	15	86	32	—	133
Total other real estate covered	$15	86	36	297	434

Covered other real estate owned for the year ended December 31, 2016 is summarized as follows:
	Bartow	McIntosh	FSB	DCB	Total
Balance at beginning of year	$5,291	2,587	5,138	5,863	18,879
Net transfers from covered loans	694	954	1,447	1,970	5,065
Disposals	(5,900)	(3,029)	(3,223)	(4,684)	(16,836)
Write-downs	(85)	(246)	(2,014)	(665)	(3,010)
Balance at December 31, 2016	$—	266	1,348	2,484	4,098

At December 31, 2016, covered other real estate consisted of the following types of properties:
	Bartow	McIntosh	FSB	DCB	Total
Construction and development	$—	—	620	1,890	2,510
Residential	—	266	213	63	542
Commercial	—	—	515	531	1,046
Total other real estate covered	$—	266	1,348	2,484	4,098

(6)
Premises and Equipment

Premises and equipment at December 31, 2017 and 2016 are summarized as follows:
	December 31
	2017	2016
Land	$10,650	10,724
Building and improvements	19,791	20,004
Equipment and furniture	15,078	14,856
Leasehold improvements	2,519	2,517
	48,038	48,101
Less accumulated depreciation and amortization	19,620	17,216
	$28,418	30,885

Depreciation expense and leasehold amortization was $2,543 and $2,990 for the years ended December 31, 2017 and 2016, respectively.
Leases
The Company leases its main office banking facility, its operations center, eight branch locations, one ATM location and two loan production offices under noncancelable operating lease agreements. The leases have various terms and maturity dates, including extensions, through 2028. The leases have various other terms including payments to common area maintenance, escalation increases ranging from 2.5% to 4.0% over the term of the lease, and various renewal options.
Future minimum lease commitments on noncancelable operating leases, excluding any renewal options, are summarized as follows:
2018	$1,615
2019	1,419
2020	1,226
2021	938
2022	541
2023 and thereafter	1,938
$7,677

Total rent expense was $1,709 and $1,672 for the years ended December 31, 2017 and 2016, respectively, and is included in occupancy and equipment expense in the consolidated statements of income.

(7)
Deposits

At December 31, 2017 and 2016, the aggregate amount of time deposits in denominations greater than $250 thousand or more was $57.8 and $57.6 million, respectively.
At December 31, 2017, the scheduled maturities of all time deposits are as follows:
2018	$314,238
2019	92,502
2020	59,008
2021	24,747
2022	15,064
505,559
Unamortized portion of time deposit fair value adjustment	18
$505,577

At December 31, 2017 and 2016, overdraft demand and savings deposits reclassified to loans totaled $87 and $50, respectively.
(8)
Long-term Obligations

Long-term obligations equaled $15.9 million at December 31, 2017 a decrease of  $43.3 million from December 31, 2016.
At December 31, 2017 and 2016, long-term obligations included $12.8 million and $56.1 million, respectively, in FHLB borrowings and $3.1 million in junior subordinated debentures representing obligations to Cherokee Statutory Trust I. The trust preferred securities mature in 2035, and may be redeemed at par in whole or in part at any time.
Trust Preferred Securities consist of the following:
	December 31
	2017	2016
Junior subordinated debenture at 3-month LIBOR + 1.50% (3.09% percent at December 31, 2017) maturing November 10, 2035	$3,093	$3,093

FHLB advances consist of the following:
	Rate	Maturity date	December 31
			2017	2016
Convertible	4.82	Jan-17	—	1,000
Convertible	4.82	Feb-17	—	1,000
Fixed rate advance	0.67	Mar-17	—	20,000
Fixed rate advance	0.69	Mar-17	—	20,000
Convertible	3.69	Sep-17	—	1,000
Convertible	4.68	May-19	1,500	1,500
Convertible	3.60	May-18	2,000	2,000
Fixed rate hybrid	2.73	Nov-18	5,000	5,000
Fixed rate advance	4.55	Dec-30	1,300	1,300
Fixed rate advance	4.55	Dec-30	900	900
Fixed rate amortizing advance	3.10	Sep-31	1,994	2,139
	3.47%		12,694	55,839
Unamortized portion of fair value adjustments			125	279
Total			$12,819	56,118

At December 31, 2017 and 2016, the unamortized fair value adjustments of  $125 and $279, respectively, remain from the acquisitions of McIntosh, Cherokee and Highland are included in FHLB advances.
Payments of FHLB advances over the next five years are as follows:
2018	$7,145
2019	1,645
2020	145
2021	145
2022	145
2023 and therafter	3,469
$12,694

The outstanding advances from the FHLB are secured by certain qualifying loans of  $231.3 million. There were no securities securing outstanding advances. Additionally, the FHLB requires the Company to maintain an investment in FHLB stock as a condition of the FHLB advances, the amount of which is determined by the Bank’s asset size and the amount of outstanding advances. The Company’s investment in FHLB stock totaled $2.2 and $4.0 and million at December 31, 2017 and 2016, respectively.
At December 31, 2017, the Company had unsecured lines of credit available totaling $45 million with its correspondent banks, which represent credit for overnight borrowings. There were no outstanding balances at December 31, 2017 and 2016.
(9)
Income Taxes

The components of income tax expense (benefit) for the years ended December 31, 2017 and 2016 are as follows:
	Year ended December 31
	2017	2016
Current:
Federal	$11,511	5,987
State	1,288	446
	12,799	6,433
Deferred:
Federal	(1,664)	2,355
State	(155)	288
Deferred tax assets and liabilities re-measurement	5,956	—
	4,137	2,643
Income tax expense	$16,936	9,076

On December 22, 2017, the Tax Cuts and Jobs Act (the TCJA) was signed into law. The effect of the change in tax law is required to be recognized as of the date of enactment, which is officially December 22, 2017. The TCJA reduced the corporate tax rate from a top rate of 35% to a flat rate of 21%. This required a revaluation of the Company’s deferred tax assets and liabilities (DTA) as of December 31, 2017 to reflect the reduced rate of tax over which temporary items will reverse, with the resulting impact of the rate change included in income from continuing operations pursuant to ASC 740-20-45-8. The Company recorded a non-cash adjustment of  $5,956 as a result of the reduced tax rate.

A reconciliation of expected tax expense (benefit) at the federal statutory rate of 35% to total income tax expense follows:
	Year ended December 31
	2017	2016
Federal income tax rate	35%	35%
Tax computed at the statutory rate	$11,065	9,145
Increase (decrease) resulting from:
Change in federal tax rate	5,956	—
State income taxes, net of federal benefit	611	477
Tax-exempt interest	(612)	(549)
Tax-exempt earnings on life insurance	(20)	(24)
Excess tax benefits on equity compensation	(120)	—
Non-deductible expenses	12	25
Other, net	44	2
Total	$16,936	9,076

The following summarizes the components of net deferred taxes at December 31, 2017 and 2016:
	2017	2016
Deferred tax assets:
Allowance for loan losses	$2,422	3,763
Acquired loans	1,356	3,879
Acquired OREO	4	464
Benefit plan reserve	129	180
FDIC acquisition intangibles	4,096	6,517
FDIC clawback liability	2,110	3,073
Organizational and preopening costs	34	68
Stock compensation	530	807
Deferred loan fees	228	200
State tax credits	62	73
Net operating losses	1,825	3,322
Other real estate owned write-down	—	133
Deferred rent	160	253
Depreciation	133	—
Purchase adjustments	26	111
Capital loss carryforward	29	48
Unrealized losses on securities held to maturity	700	1,417
Unrealized losses on securities available for sale	416	685
Total deferred tax assets	14,260	24,993
Deferred tax liabilities:
Section 481 adjustments	60	456
FDIC indemnification assets and receivable	947	5,217
FDIC acquisitions Sec. 597 gain	—	435
Depreciation	—	332
Amortization of intangibles	1,647	2,395
Total deferred tax liabilities	2,654	8,835
Net deferred tax assets	$11,606	16,158

Management’s determination of the realization of deferred tax assets is based on management’s judgment of various future events, including the timing, nature and amount of future income earned by the Bank and the implementation of various plans to maximize realization of deferred tax assets. Due to profitable operations in 2017 and 2016, and the growth of the Company as a result of the acquisitions, the Company believes that it is more likely than not that the results of future operations will generate sufficient taxable income to recover the deferred tax assets, net of recorded valuation allowances.
There are no significant unrecognized income tax benefits as of December 31, 2017 and 2016. Net operating loss carryforwards of  $7,028 and $7,356 for Federal and State, respectively, expire at various dates through 2030. Tax years 2014 and later remain subject to examination for Federal and State purposes.
(10)
Net Income per Common Share

The factors used in the earning per share computation are as follows:
	Year ended December 31
	2017	2016
Basic:
Net income available to common stockholders	$14,679	17,053
Weighted average common shares outstanding	40,318,170	40,107,566
Basic earnings per common share	$0.36	0.43
Diluted:
Net income available to common stockholders	$14,679	17,053
Weighted average common shares outstanding for basic earnings per share	40,318,170	40,107,566
Add dilutive effects of assumed exercise of stock options	576,647	427,327
Add dilutive effects of unvested restricted stock grants	231,068	109,504
Add dilutive effects of warrants	1,090,967	704,531
Average shares and dilutive potential common shares	42,216,852	41,348,928
Diluted earnings per share	$0.35	0.41

(11)
Employee and Director Benefit Plans

(a)
Stock Option and Incentive Plans

During 2004, the Company approved a stock option plan (the 2004 Plan) whereby 300,000 authorized shares of common stock were reserved for issuance by the Company upon exercise of stock options granted to officers, directors, and employees of the Company from time to time. Options constitute both incentive stock options and nonqualified stock options. Options awarded to officers, directors, and employees typically vest and become exercisable at a rate of one-third annually with the first one-third exercisable on the one-year anniversary of the date of grant. In the event of a change in control, all options shall become fully vested and exercisable. Any shares subject to an award that expires, or are terminated unexercised, will be available for issuance again. The 2004 Plan has a term of 10 years, unless terminated earlier. The exercise price per share for nonqualified and incentive stock options shall be the price as determined by an option committee, which approximates the fair market value of the common stock on the date of grant. As of December 31, 2017, there were 28,104 options outstanding; however, no additional options can be awarded as the 2004 Plan is closed.
During 2011, the Company approved an incentive plan (the 2011 Plan) whereby 4,250,000 authorized shares of voting common stock were reserved for issuance by the Company upon exercise of stock awards granted to officers, directors, and employees of the Company from time to time. Awards approved under the 2011 Plan include incentive and nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units, deferred stock units, performance awards, dividend equivalents, and other stock-based awards. The Company defines a restricted stock unit as the right to an actual share of common stock. Stock awards to officers, directors, and employees typically vest and become exercisable over three years. In the event of a change in control, all awards may become fully vested and exercisable, except for certain restricted stock units granted to directors in 2017 which would be forfeited to the extent that the vesting date is more than one year beyond the date of the change in control. Any shares subject to an award that expires, or are terminated unexercised, will be available for issuance again. The Plan has a term of 10 years, unless terminated earlier. The exercise price per share for stock awards shall be the price as determined by a board-appointed committee, which approximates the fair market value of the common stock on the date of grant. As of December 31, 2017, there were 542,032 shares available to be awarded.
During the years ended December 31, 2017 and 2016, there were 458,002 and 249,960 shares, respectively, in stock compensation awards granted. The stock compensation awards granted in 2017 and 2016 were in the form of restricted stock units and were issued pursuant to the terms and conditions of the 2011 Plan.
A summary of stock option activity for the years ended December 31, 2017 and 2016 is presented below:
	Years ended December 31
	2017			2016
	Shares	Weighted average exercise price	Weighted average years until expiration	Shares	Weighted average exercise price	Weighted average years until expiration
Outstanding at beginning of year	1,413,575	$4.64	4.3	1,492,033	$4.71	5.3
Granted	—	—	—	—	—	—
Exercised	(1,250)	3.27	—	(55,000)(1)	4.62	—
Forfeited or expired	(2,225)	9.93	—	(23,458)	9.32	—
Outstanding at end of year	1,410,100	3.39(2)	3.3	1,413,575	4.64	4.3
Exercisable at end of year	1,410,100	3.39	3.3	1,413,575	4.64	4.3

(1)
50,000 of the shares exercised were non-cash

(2)
Weighted average exercise price was adjusted as a result of the dividend paid on common stock

There was no compensation cost related to the vesting of stock options for the year ended December 31, 2017 and compensation cost related to the vesting of stock for the year ended December 31, 2016 was $3 thousand, and was recorded as a component of salaries and employee benefits in the consolidated statements of income. As of December 31, 2017 and 2016, there was $2 thousand and $64 thousand, respectively, in tax benefits recognized related to option exercises.
As of December 31, 2017, all compensation cost related to stock option-based compensation arrangements had been recognized.
No stock options vested during 2017. The total fair value of stock options vested during 2016 was $119 thousand. The total grant date fair value of stock options outstanding at December 31, 2017 and 2016 was $7.3 million and $7.4 million, respectively. The Company uses the Black-Scholes-Merton model to estimate the fair value of stock options, while the estimated fair value of the Company’s common stock is used for restricted stock awards and stock grants, both determined at the date of grant.

A summary of nonvested restricted share unit activity during the years ended December 31, 2017 and 2016 is presented below:
	December 31
	2017		2016
	Share units	Weighted average fair value	Share units	Weighted average fair value
Outstanding at beginning of year	212,353	$5.26	178,688	$5.33
Granted	458,002	7.51	249,960	4.85
Forfeited	(46,638)	7.72	(4,337)	5.55
Vested	(192,601)	6.10	(211,958)	5.02
Outstanding at end of year	431,116	$7.01	212,353	$5.26

Compensation cost related to the vesting of restricted stock units was $1.2 and $1.1 million for the years ended December 31, 2017 and 2016, respectively, and was recorded as a component of salaries and employee benefits in the consolidated statements of income.
As of December 31, 2017, there was $2.8 million of total unrecognized compensation cost related to nonvested restricted stock-unit based compensation arrangements. The cost is expected to be recognized over a weighted average period of 2.47 years.
(b)
401(k) Plan

The Company has a defined contribution plan, intended to comply with the requirements of Section 401(k) of the Internal Revenue Code, covering substantially all employees subject to certain minimum age and service requirements. Contributions to the plan are approved annually by the Board of Directors. The Company currently matches 100% of an eligible employee’s contributions to the 401K Plan up to 4% of an employee’s salary. The Company’s 401K contribution expense was $619 thousand and $528 thousand for the years ended December 31, 2017 and 2016, respectively.
(12)
Warrants

In conjunction with the Company’s 2011 private offer and sale of common stock and securities convertible and exercisable into common stock, the Company issued and sold warrants to purchase 167,825 shares of voting common stock and to purchase 1,172,774 shares of nonvoting common stock at $6.50 per share, respectively (collectively, the Warrants). The exercise price and the shares issuable upon exercise of the Warrants are subject to adjustment in the event of a stock dividend, stock split, a below market issuance of additional shares of common stock, the implementation of a shareholders rights plan, and certain repurchases of common stock, among other events. The Warrants have a ten year term and expire on February 28, 2021. On October 2, 2015, the Company declared a special dividend of  $1.9936 per share. Therefore, the outstanding warrants to purchase common shares was adjusted to 230,995 shares of voting common stock and 1,614,227 shares of non-voting common stock, both at an adjusted price of  $4.7724 per share. On March 22, 2017, the Company declared a special dividend of  $1.2393 per share. Therefore, the outstanding warrants to purchase common shares was adjusted to 272,422 shares of voting common stock and 1,903,712 shares of non-voting common stock, both at an adjusted price of  $4.0043 per share. See Note 13 — Dividend Restrictions for additional information on the special dividend paid.
(13)
Dividend Restrictions

Banking regulations applicable to the Bank generally restrict the amount of dividends that a bank may pay without obtaining prior regulatory approval based on considerations including profitability, asset quality, and capital adequacy. At December 31, 2017 and 2016, the Bank was not subject to any regulatory agreement, order, or directive restricting its ability to declare or pay dividends. As of December 31, 2017, the Bank is eligible to pay a dividend to the Parent Company not to exceed fifty percent of the prior year net income available to common stockholders, or $8.3 million in 2018.
On March 22, 2017, the Company’s Board of Directors declared a special cash dividend payment of $1.2393 per share of voting and non-voting common stock for Hamilton State Bancshares, Inc.

shareholders. The special dividend was payable on April 25, 2017 to shareholders of record as of April 6, 2017. Shares of voting and non-voting common stock on April 6, 2017 were 34,621,962 and 5,723,226, respectively. The total special dividend paid by the Company was approximately $50 million. The special dividend paid by the Company was approved by the Federal Reserve Bank of Atlanta.
In connection with the $50 million special dividend was a $50 million distribution from the Bank to the Company representing a combination of dividends and a capital reduction. The $50 million distribution was approved by the Bank’s Board of Directors on March 22, 2017 payable on April 6, 2017. The distribution was also approved by both the Georgia Department of Banking and Finance and the FDIC.
Neither the Bank nor the Company paid dividends during 2016.
(14)
Commitments

(a)
Loan Commitments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments could include commitments to extend credit, and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
In most cases, the Bank requires collateral or other security to support financial instruments with credit risk.
	Approximate contract amount at
	December 31
	2017	2016
Financial instruments whose contract amount represents risk:
Commitments to extend credit	$257,309	239,386
Standby letters of credit	3,839	3,628
Commitments to extend credit are agreements to lend to a customer, as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.
Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to local businesses. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. At December 31, 2017 and 2016, $2 million and $3 million of the standby letters of credit outstanding were collateralized, respectively.
(b)
Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s consolidated financial statements.

(15)
Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measure of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. Under the Basel III rules, the Company must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.5% by 2019. The capital conservation buffer for 2017 was 1.25% and for 2016 was 0.625%. The Company opted not to include the net unrealized gain or loss on available for sale securities in computing regulatory capital. Capital amounts and ratios for December 31, 2017 and 2016 are calculated using Basel III rules. Management believes as of December 31, 2017, the Company and Bank meet all capital adequacy requirements to which they are subject.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. At December 31, 2017 and 2016, the most recent notification categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.
The Company’s consolidated capital amounts and ratios are presented in the following table:
	Actual		For Capital adequacy purposes
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2017:
Common equity tier 1 capital to risk weighted assets	$189,238	13.80%	$78,850	5.75%(1)
Total risk based capital to risk weighted assets	203,356	14.83%	126,846	9.25%(1)
Tier I capital to risk weighted assets	191,873	13.99%	99,420	7.25%(1)
Tier I capital to average assets (leverage ratio)	191,873	10.88%	70,564	4.00%
December 31, 2016:
Common equity tier 1 capital to risk weighted assets	$222,044	16.30%	$69,826	5.125%(2)
Total risk based capital to risk weighted assets	235,932	17.32%	117,512	8.625%(2)
Tier I capital to risk weighted assets	223,715	16.42%	90,263	6.625%(2)
Tier I capital to average assets (leverage ratio)	223,715	12.27%	72,941	4.000%

The Bank’s capital amounts and ratios are presented in the following table:
	Actual		For Capital adequacy purposes		To be well-capitalized under regulation
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2017:
Common equity tier 1 capital to risk weighted assets	$183,889	13.44%	$78,681	5.75%(1)	$88,943	6.50%
Total risk based capital to risk weighted assets	195,246	14.27%	126,573	9.25%(1)	136,836	10.00%
Tier I capital to risk weighted assets	183,889	13.44%	99,206	7.25%(1)	109,469	8.00%
Tier I capital to average assets (leverage ratio)	183,889	10.45%	70,417	4.00%	88,021	5.00%
December 31, 2016:
Common equity tier 1 capital to risk weighted assets	$214,213	15.74%	$69,748	5.125%(2)	$88,461	6.50%
Total risk based capital to risk weighted assets	226,415	16.64%	117,380	8.625%(2)	136,093	10.00%
Tier I capital to risk weighted assets	214,213	15.74%	90,162	6.625%(2)	108,874	8.00%
Tier I capital to average assets (leverage ratio)	214,213	11.75%	72,888	4.000%	91,110	5.00%

(1)
The December 31, 2017 amount includes a transition capital conservation buffer of 1.25 percent.

(2)
The December 31, 2016 amount includes a transition capital conservation buffer of 0.625 percent.

(16)
Fair Value of Assets and Liabilities

(a)
Determination of Fair Value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with Fair Value Measurement guidance (FASB ASC Topic 820), the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.
The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (as opposed to a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.
(b)
Fair Value Hierarchy

In accordance with this guidance, the Company groups its financial assets generally measured at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value.
Level 1 — Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
Level 2 — Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices for identical assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.
Level 3 — Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using certain pricing models, discounted cash flow methodologies, or similar techniques when they involve unobservable inputs, as well as instruments for which determination of fair value requires significant management judgment or estimation.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. There were no transfers of assets or liabilities between Levels 1, 2, or 3 during the years ended December 31, 2017 or 2016.
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no quoted market prices exist for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes, other real estate and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on the fair value estimates and have not been considered in the estimates.
Recurring Fair Value Changes
Securities available for sale are within either Level 1 or Level 2 of the valuation hierarchy. Level 1 includes securities that have quoted prices in active markets for identical assets. Level 2 includes securities that are matrix priced based on trades of similar securities. The Company’s securities include GSE obligations, U.S. government, federal agency, and state and municipal bonds, mortgage-backed securities, and corporate bonds.
Assets and liabilities measured at fair value on a recurring basis are summarized below:
	Fair value measurements using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total carrying value
December 31, 2017:
Assets:
Securities available for sale
U.S. government and federal agencies	$75	4,997	—	5,072
Mortgage-backed government sponsored (GSE) residential	—	124,305	—	124,305
State and municipal securities	—	40,511	—	40,511
Corporate securities	—	9,148	—	9,148
Total	$75	178,961	—	179,036
December 31, 2016:
Assets:
Securities available for sale
U.S. government and federal agencies	$38	5,123	—	5,161
Mortgage-backed government sponsored (GSE) residential	—	134,455	—	134,455
State and municipal securities	—	47,105	—	47,105
Corporate securities	—	38,055	—	38,055
Total	$38	224,738	—	224,776

Nonrecurring Fair Value Changes
From time to time, certain assets and liabilities may be recorded at fair value on a nonrecurring basis. These nonrecurring fair value adjustments typically are a result of the application of lower of cost or fair value accounting or a write-down occurring during the period.
Impaired Loans:   In accordance with the provisions of ASC Topic 310, the Company records loans considered impaired at their fair value. A loan is considered impaired if it is probable the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Fair value is measured based on the value of the collateral for collateral-dependent loans. For other impaired loans, fair value is measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the loan’s market price if available. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance may be established as a component of the allowance for loan losses or the expense is recognized as a charge-off. Impaired loans are classified within Level 3 of the hierarchy due to the unobservable inputs used in determining their fair value such as collateral values and the borrower’s underlying financial condition.
Other Real Estate Owned:   Other real estate owned represents real estate foreclosed upon by the Company through loan defaults by customers, or obtained through bank acquisitions. Upon foreclosure, the property is recorded at fair value, based on appraised value, less selling costs estimated as of the date acquired with any loss recognized as a charge-off through the allowance for loan losses. Additional losses for subsequent valuation adjustments are determined on a specific property basis and are included as a component of noninterest expense along with holding costs. Any gains or losses realized at the time of disposal are reflected in noninterest expense, as applicable. Other real estate owned is included in Level 3 of the valuation hierarchy due to the lack of observable market inputs in determining fair value. Appraisal values are property-specific and sensitive to the changes in the overall economic environment.
For assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2017 and 2016, the following tables provide the level of valuation assumptions used to determine each adjustment, the related carrying value, and the fair value adjustments recorded during the respective periods.
		December 31, 2017
Description	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Fair value adjustments for the year ended December 31, 2017
Assets:
Impaired loans	6,153	—	—	6,153	312
Other real estate owned-covered	434	—	—	434	—
Other real estate-noncovered	1,223	—	—	1,223	—
		December 31, 2016
Description	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Fair value adjustments for the year ended December 31, 2016
Assets:
Impaired loans	10,009	—	—	10,009	1,449
Other real estate owned-covered	4,098	—	—	4,098	526
Other real estate-noncovered	2,861	—	—	2,861	—
Quantitative Information about Level 3 Fair Value Measurements
The tables below provide an overview of the valuation techniques and significant unobservable inputs used in those techniques to measure assets and liabilities that are classified within Level 3 of the valuation hierarchy. The table is presented in two parts: (1) the assets and liabilities resulting from the Covered Acquisitions, including assets and liabilities attributable to loss-share agreements with the FDIC and (2) originated assets. With respect to the Covered Acquisitions, the range of discounts to fair value represent discounts applied to contractual amounts due as of the date of acquisition. Such discounts are updated quarterly.

The following tables present information related to Level 3 nonrecurring fair value measurements for Covered Acquisitions at December 31, 2017 and 2016:
December 31, 2017:	Fair value balance	General range of discounts to fair value	Valuation techniques	Unobservable inputs
		(weighted avg.)
Assets:
Impaired loans, acquired	$2,773	0% – 100% (6)%	Discounted cash flows Third party appraisals	Probability of default Credit losses Prepayment rates Expected cash flows
Other real estate owned, covered	434	(6)%	Discounted cash flows	Discount rates
			Third party appraisals	Property type
December 31, 2016:	Fair value balance	General range of discounts to fair value	Valuation techniques	Unobservable inputs
		(weighted avg.)
Assets:
Impaired loans, acquired	$5,221	0% – 100% (6)%	Discounted cash flows Third party appraisals	Probability of default Credit losses Prepayment rates Expected cash flows
Other real estate owned, covered	4,098	(6)%	Discounted cash flows	Discount rates
			Third party appraisals	Property type

The following tables present information related to Level 3 nonrecurring fair value measurements for originated assets at December 31, 2017 and 2016:
December 31, 2017:	Fair value balance	General range of discounts to fair value	Valuation techniques	Unobservable inputs
		(weighted avg.)
Assets:
Impaired loans, originated	$3,380	0% – 25% (2)%	Discounted cash flows Third party appraisals less selling costs	Discount rates Management discount for property type, market volatility, credit losses, loan term
Other real estate owned, noncovered	1,223	(6)%	Third party appraisals, less selling costs	Comparable properties within the market
December 31, 2016:	Fair value balance	General range of discounts to fair value	Valuation techniques	Unobservable inputs
		(weighted avg.)
Assets:
Impaired loans, originated	$4,788	0% – 100% (14)%	Discounted cash flows Third party appraisals less selling costs	Discount rates Management discount for property type, market volatility, credit losses, loan term
Other real estate owned, noncovered	2,861	(6)%	Third party appraisals, less selling costs	Comparable properties within the market
Fair Value Disclosures
The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:
Cash and Cash Equivalents, Time Deposits in Other Banks, Accrued Interest Receivable and Accrued Interest Payable, Securities Sold under Agreement to Repurchase:   For these assets the carrying amount is a reasonable estimate of fair value due to the short-term nature of these instruments.
Loans:   The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is assumed to be a reasonable estimate of fair value. The fair value of impaired loans is estimated based on discounted cash flows or underlying collateral values, where applicable. These methods of estimating fair value do not incorporate the exit price/market participant concept of fair value prescribed by ASC Subtopic 820-10, Fair Value Measurement — Overall, and generally produce a higher value than an exit price/market participant approach.

Federal Home Loan Bank Stock:   It is not practical to determine the fair value of FHLB stock due to the restrictions placed on its transferability.
Deposits:   The fair value of demand deposits, savings accounts, NOW accounts, and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity time deposits is estimated by discounting the future cash flows using current rates at which comparable time deposits would be issued.
Federal Home Loan Bank Advances:   The fair value is estimated using the discounted value of contractual cash flows based on current incremental borrowing rates for similar borrowing arrangements with the FHLB and/or termination values provided by the FHLB.
Commitments to Extend Credit and Standby Letters of Credit:   Because commitments to extend credit and standby letters of credit are made using variable rates and have short maturities, and represent commitments which have not yet been drawn, their carrying value and fair value are immaterial.
The carrying values and estimated fair values of the Company’s financial instruments as of December 31, 2017 are as follows:
		Fair value measurements at December 31, 2017 using
	Carrying value	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Fair value balance
Assets:
Cash and cash equivalents	$122,781	122,781	—	—	122,781
Time deposits in other banks	11,565	11,565	—	—	11,565
Securities available for sale	179,036	75	178,961	—	179,036
Securities held to maturity	106,814	—	107,774	—	107,774
FHLB stock	2,245	—	—	—	N/A
Loans receivable, net of allowance for loan losses	1,284,697	—	—	1,288,299	1,288,299
Accrued interest receivable	5,473	—	5,473	—	5,473
Liabilities:
Deposits	1,549,675	—	1,552,644	—	1,552,644
FHLB advances	12,819	—	13,185	—	13,185
Accrued interest payable	291	—	291	—	291
Trust preferred securities	3,093	—	—	3,093	3,093

The carrying values and estimated fair values of the Company’s financial instruments as of December 31, 2016 are as follows:
		Fair value measurements at December 31, 2016 using
	Carrying value	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Fair value balance
Assets:
Cash and cash equivalents	$118,857	118,857	—	—	118,857
Time deposits in other banks	11,577	11,577	—	—	11,577
Securities available for sale	224,776	38	224,738	—	224,776
Securities held to maturity	124,877	—	126,445	—	126,445
FHLB stock	3,970	—	—	—	N/A
Loans receivable, net of allowance for loan losses	1,263,601	—	—	1,267,080	1,267,080
Accrued interest receivable	5,419	—	5,419	—	5,419
Liabilities:
Deposits	1,534,849	—	1,537,895	—	1,537,895
FHLB advances	56,118	—	56,482	—	56,482
Securities sold under agreements to repurchase	3,776	—	3,776	—	3,776
Accrued interest payable	333	—	333	—	333
Trust preferred securities	3,093	—	—	3,093	3,093
(17)
Related-Party Disclosures

(a)
Loans

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. Changes in related party loans for the years ended December 31, 2017 and 2016 are as follows:
	December 31
	2017	2016
Balance, beginning of year	$1,330	1,515
Advances	599	151
Repayments	(788)	(336)
Balance, end of year	$1,141	1,330

(b)
Deposits

Deposits from related parties held by the Bank at December 31, 2017 and 2016 amounted to $649 and $1.5 million, respectively.
(18)
Subsequent Events

On January 26, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ameris Bancorp (Nasdaq: ABCB) (“Ameris”), pursuant to which the Company will merge with and into Ameris, whereupon the separate corporate existence of the Company will cease and Ameris will survive (the “Merger”). In connection with the Merger, the Bank will be merged with and into Ameris Bank, a wholly owned subsidiary of Ameris, with Ameris Bank as the surviving bank.

Under the terms of the Merger Agreement, each share of Hamilton common stock and each restricted stock unit will be converted into the right to receive 0.16 shares of Ameris common stock and $0.93 in cash. The consideration mix is approximately 90% stock and 10% cash.
The Merger Agreement has been unanimously approved by the board of directors of each company. The transaction is expected to close in the third quarter of 2018 and is subject to customary closing conditions, including the receipt of regulatory approvals and the approval of the shareholders of the Company.
The Merger Agreement allows for the Company to pay a cash dividend in the aggregate amount of up to $9 million to shareholders prior to the closing date. On January 24, 2018, the Company’s Board of Directors declared a $9 million special cash dividend with a record date of February 21, 2018. The dividend was paid on February 28, 2018. The dividend was funded by an $11 million dividend from the Bank to the Company and had received all required regulatory approvals.
The Company has evaluated all transactions, events, and circumstances through March 5, 2018, which is the date the consolidated financial statements were available to be issued.

APPENDIX F
HAMILTON STATE BANCSHARES, INC.
AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2016 and 2015
(With Independent Auditors’ Reports Thereon)

HAMILTON STATE BANCSHARES, INC.
AND SUBSIDIARIES
F-i

INDEPENDENT AUDITOR’S REPORT
Board of Directors
Hamilton State Bancshares, Inc. and Subsidiaries
Hoschton, Georgia
Report on the Financial Statements
We have audited the accompanying consolidated financial statements of Hamilton State Bancshares, Inc. and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from the material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend of the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hamilton State Bancshares, Inc. and Subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
(Continued)

Report on Other Legal and Regulatory Requirements
We also have audited in accordance with auditing standards generally accepted in the United States of America, Hamilton State Bancshares, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2016, based on criteria established in the 2013 Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) relevant to reporting objectives for the express purpose of meeting the regulatory requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA) and our report dated March 22, 2017 expressed an unmodified opinion.
Crowe Horwath LLP
Atlanta, Georiga
March 22, 2017

Hamilton State Bancshares, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2016 and 2015 (In thousands except share data)
	2016	2015
ASSETS
Cash and due from banks	14,808	$16,641
Interest-bearing deposits in other banks	103,626	118,895
Federal funds sold	423	769
Cash and cash equivalents	118,857	136,305
Time deposits in other banks	11,577	8,944
Securities available-for-sale at fair value	224,776	227,292
Securities held to maturity, (fair value of $126,445 and $148,215 at December 31, 2016 and 2015, respectively)	124,877	146,613
Loans receivable – Acquired:
Loans receivable, net covered	94,851	163,036
Loans receivable, net noncovered	151,988	161,838
Less allowance for loan losses, Acquired Loans	(2,542)	(2,557)
Loans receivable, originated	1,028,978	820,450
Less allowance for loan losses, Originated Loans	(9,674)	(8,708)
Net Loans	1,263,601	1,134,059
FDIC indemnification assets, net	13,411	19,345
Other real estate owned-covered	4,098	18,879
Other real estate owned-noncovered	2,861	4,204
Premises and equipment, net	30,885	33,008
Goodwill	17,477	16,701
Core deposit intangibles, net	3,078	4,601
Deferred tax assets, net	16,158	18,011
Federal Home Loan Bank stock, at cost	3,970	2,295
Bank owned life insurance	4,370	4,302
Accrued interest receivable	5,419	4,698
Other assets	5,711	3,166
Total assets	$1,851,126	$1,782,423
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand deposits	326,111	$291,089
Interest-bearing demand deposits	276,045	287,258
Savings and money market	401,155	429,609
Time deposits under $250,000	473,981	470,964
Time deposits over $250,000	57,557	43,830
Total deposits	1,534,849	1,522,750
Borrowings:
Securities sold under agreements to repurchase	3,776	1,489
Federal Home Loan Bank advances	56,118	17,301
Trust Preferred Securities	3,093	3,093
Clawback liabilities	7,901	10,131
Accrued interest payable and other liabilities	5,330	5,252
Total liabilities	1,611,067	1,560,016
Stockholders’ equity:
Common stock; 80,000,000 shares authorized, $0.01 par value, 34,856,696 and 34,640,659 shares issued 34,494,951 and 34,276,414 shares outstanding as of December 31, 2016 and 2015, respectively	349	347
Common stock; non-voting; 20,000,000 shares authorized, $0.01 par value, 5,723,226 shares issued and outstanding as of December 31, 2016 and 2015	57	57
Additional paid-in capital	228,569	227,495
Retained earnings	17,053	—
Accumulated other comprehensive loss	(3,302)	(2,805)
Treasury stock, at cost, 361,745 and 364,245 shares outstanding as of December 31, 2016 and 2015, respectively	(2,667)	(2,687)
Total stockholders’ equity	240,059	222,407
Total liabilities and stockholders’ equity	$1,851,126	$1,782,423

See Accompanying notes.

Hamilton State Bancshares, Inc. and Subsidiaries
Consolidated Statements of Income
Years Ended December 31, 2016 and 2015 (In thousands except shares and per share data)
	2016	2015
Interest income:
Interest and fees on loans	$69,588	$71,795
Interest on investment securities	7,163	7,350
Interest on deposits in other banks	664	356
Interest on federal funds sold and securities purchased under agreements to resell	11	2
Total interest income	77,426	79,503
Interest expense:
Deposits	5,122	5,125
Borrowings	489	907
Total interest expense	5,611	6,032
Net interest income	71,815	73,471
Provision for loan losses	2,334	2,177
Net interest income after provision for loan losses	69,481	71,294
Other income:
Service charges on deposit accounts	3,838	3,132
Other commissions and fee income	2,979	2,763
Mortgage origination income	485	910
Gains on other real estate	399	30
Other	96	526
Total other income	7,797	7,361
Other expenses:
Salaries and employee benefits	25,336	26,142
Occupancy and equipment	7,704	7,653
Professional fees	1,926	2,533
Other real estate owned expenses	584	1,802
Data processing expenses	4,300	4,204
Amortization of intangibles	1,524	1,432
Amortization of indemnification assets	5,113	9,977
Clawback liability adjustments	(2,230)	1,723
Losses on sale of securities available for sale	24	16
Other	6,868	2,216
Total other expenses	51,149	57,698
Income before income taxes	26,129	20,957
Income tax provision	9,076	7,278
Net income	$17,053	$13,679
Net income per common share available to common stockholders:
Basic	$0.43	$0.34
Diluted	0.41	0.34
Weighted average shares outstanding – basic	40,107,566	39,993,972
Weighted average shares outstanding – diluted	41,348,928	40,638,103
See Accompanying notes.

Hamilton State Bancshares, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
Years Ended December 31, 2016 and 2015 (In thousands except share data)
	2016	2015
Net income	$17,053	$13,679
Components of other comprehensive income:
Reclassification adjustment for net losses on sale of securities available for sale included in net income, net of tax of ($9) and ($6), respectively	15	10
Change in net unrealized losses on securities available for sale during the period, net of tax of ($746) and ($205), respectively	(1,209)	(322)
Amortization of unrealized net loss on securities held-to-maturity, net of tax of $443 and $480, respectively	697	754
Total other comprehensive (loss) income	(497)	442
Total comprehensive income	$16,556	$14,121

See Accompanying notes.

Hamilton State Bancshares, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity
For the Years Ended December 31, 2016 and 2015 (In thousands except share data)
	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock		Total Equity
	Shares	Amount				Shares	Amount
Balance, January 1, 2015	40,343,798	$403	$261,798	$31,232	$(3,247)	289,944	$(2,170)	$288,016
Net income	—	—	—	13,679	—	—	—	13,679
Other comprehensive income	—	—	—	—	442	—	—	442
Stock-based compensation expense	189,285	3	1,000	—	—	—	—	1,003
Exercise of options	4,422	—	3	—	—	—	—	3
Surrender of restricted stock units, including tax benefit of $1.0 million	(173,620)	(2)	(219)	—	—	—	—	(221)
Dividend declared ($1.9936 per share – see Note 13)	—	—	(35,087)	(44,911)	—	—	—	(79,998)
Purchase of treasury stock	—	—	—	—	—	74,301	(517)	(517)
Balance, December 31, 2015	40,363,885	404	227,495	—	(2,805)	364,245	(2,687)	222,407
Net income	—	—	—	17,053	—	—	—	17,053
Other comprehensive loss	—	—	—	—	(497)	—	—	(497)
Stock-based compensation expense	211,958	2	1,114	—	—	—	—	1,116
Exercise of options	20,209	—	22	—	—	—	—	22
Surrender of restricted stock units, including tax benefit of $117 thousand	(16,130)	—	(64)	—	—	—	—	(64)
Contractual dividend forfeited			2					2
Issuance of treasury stock	—	—	—	—	—	(2,500)	20	20
Balance, December 31, 2016	40,579,922	$406	$228,569	$17,053	$(3,302)	361,745	$(2,667)	$240,059

See Accompanying notes.

Hamilton State Bancshares, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the years ended December 31, 2016 and 2015
	2016	2015
Operating activities:
Net income	$17,053	$13,679
Adjustments to reconcile net income to net cash provided by operating activities
Accretion, depreciation, and amortization	9,636	18,378
Accretion of indemnification assets		—
Provision for loan losses	2,334	2,081
Gain on sales and write-downs of other real estate owned	(399)	(30)
Loss on sale of fixed assets	55
Loss on sale of securities available for sale	24	16
Stock compensation expense	1,116	1,003
Surrender of Restricted Stock Units	(64)	(221)
Change in:
FDIC indemnification assets	(1,294)	13,896
Deferred taxes	2,170	(2,726)
Bank owned life insurance	(68)	(58)
Accrued interest receivable and other assets	(3,269)	22
Accrued interest payable and other liabilities	80	(321)
Net cash provided by operating activities	27,374	45,719
Investing activities:
Purchase of securities available for sale	(56,236)	(5,175)
Maturities of securities available for sale	15,699	14,230
Sale or call of securities available for sale	3,830	21,048
Principal repayments from mortgage-backed and other securities	35,084	38,881
Principal repayments from securities held to maturity	22,334	21,724
Net change in time deposits in other banks	(2,633)	2,806
Net change in Federal Home Loan Bank stock	(1,675)	852
Net change in securities purchased under agreements to resell	—	39,455
Net (increase) decrease in loans	(136,271)	(115,215)
Proceeds from sale of and payments received on other real estate	20,143	33,860
Purchases of premises and equipment	(921)	(472)
Proceeds from the FDIC for indemnification assets	2,115	7,300
Net cash (used) received in business combinations	—	(1,440)
Net cash (used in) provided by investing activities	(98,531)	57,854
Financing activities:
Net increase in deposits	12,325	69,890
Proceeds from Federal Home Loan Bank advances	80,000	20,000
Repayment of Federal Home Loan Bank advances	(40,945)	(36,178)
Net increase in securities sold under agreements to repurchase	2,287	101
Common stock dividend declared	—	(79,998)
Proceeds received from stock option excercises	22	3
Issuance (purchase) of treasury stock	20	(517)
Net cash provided by (used in) financing activities	53,709	(26,699)
	(17,448)	76,874
Cash and cash equivalents at beginning of year	136,305	59,431
Cash and cash equivalents at end of year	$118,857	$136,305
Supplemental disclosure of cash flow information:
Cash paid for:
Interest	6,067	6,676
Taxes	8,441	9,460
Noncash transactions:
Loans transferred to other real estate	6,268	25,236
Acquisitions:
Assets acquired, net of cash paid	—	104,503
Liabilities assumed	—	(111,818)
Net assets assumed	—	(7,315)
See Accompanying notes.

(1)
Summary of Significant Accounting Policies

(a)
Nature of Operations

Hamilton State Bancshares, Inc. (the Parent Company) is a bank holding company whose principal activity is the ownership and management of its wholly owned subsidiary, Hamilton State Bank (the Bank). Additionally, certain assets of the Bank, primarily branch locations and other real estate owned, are owned by wholly owned subsidiaries of the Bank. In addition to the Bank, Auto Finance South LLC (Auto Finance) is a subsidiary of the Parent Company. Auto Finance began operations in the second quarter of 2016 and is primarily involved in purchasing automobile loans at a discount. Both the Bank and Auto Finance are included in the consolidated financial statements. Collectively, Hamilton State Bancshares, Inc. and its subsidiaries are hereafter referred to as the “Company.” The Bank is a community-oriented commercial bank with emphasis on both retail and commercial banking. The Bank offers such customary banking services as consumer and commercial checking accounts, savings accounts, mortgages, certificates of deposit, commercial and consumer loans, money transfers and a variety of other banking services. As of December 31, 2016, the Bank had 28 banking offices located in the Georgia cities of Acworth, Braselton, Canton, Cartersville, Cumming, Dallas, Douglasville, Ellenwood, Gainesville, Hoschton, Jackson, Jefferson, Lithia Springs, Locust Grove, Marietta, McDonough, Monticello, Oakwood, Smyrna, Stockbridge, and Woodstock. The Bank conducts its banking activities primarily in Barrow, Bartow, Butts, Cherokee, Cobb, Douglas, Forsyth, Gwinnett, Hall, Henry, Jackson, Jasper, Paulding and surrounding counties.
The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System (the Federal Reserve) and the Georgia Department of Banking and Finance (the Georgia Department). The Bank is a state bank incorporated under the laws of Georgia and is subject to federal and state laws and regulations. The Company is under the supervision and examination of its primary regulators: the Georgia Department, the Federal Reserve, and the Federal Deposit Insurance Corporation (FDIC).
(b)
Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and the Bank. Significant intercompany transactions and balances have been eliminated in consolidation. All amounts presented in the consolidated financial statements are in thousands except for per share data unless otherwise noted.
In preparing the consolidated financial statements in conformity with U.S. generally accepted accounting principles (GAAP), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
(c)
Acquisition Accounting

The Company acquired all of the outstanding common stock of Highland Commercial Bank on August 31, 2015 and Cherokee Banking Company, Inc on February 17, 2014 (both non-covered acquisitions) and the significant assets and liabilities of Bartow County Bank (Bartow) on April 15, 2011, McIntosh State Bank (McIntosh) on June 17, 2011, First State Bank (FSB) on January 20, 2012 and Douglas County Bank (DCB) on April 26, 2013 (collectively, the Covered Acquisitions). The Covered Acquisitions were all FDIC assisted transactions. The expiration dates for the covered transactions for non-single family (NSF) and single family residence (SFR) are as follows:
	NSF	SFR
Bartow	Expired	June 30, 2021
McIntosh	Expired	June 30, 2021
First State	March 31, 2017	March 31, 2022
Douglas	June 30, 2018	N/A

The Company accounts for business combinations under the acquisition method of accounting. Assets acquired and liabilities assumed are measured and recorded at fair value at the date of acquisition, including identifiable intangible assets. If the fair value of net assets acquired exceeds the fair value of the consideration paid, a bargain purchase gain is recognized at the date of acquisition. Conversely, if the consideration paid exceeds the fair value of the net assets acquired, goodwill is recognized at the acquisition date. Fair values are subject to refinement for up to a maximum of one year after the closing date of an acquisition as information relative to closing date fair values, which could have reasonably been known as of the closing date, becomes available.
The determination of the fair value of loans acquired takes into account credit quality deterioration and probability of loss; therefore, the related allowance for loan losses previously recorded by the acquired institution is not carried forward. The Company has further segregated acquired loans into two separate categories: (1) loans receivable-covered and (2) loans receivable-noncovered. Loans receivable-covered refers to loans covered under a FDIC loss-share agreement and loans receivable-noncovered refers to those acquired loans not covered under a FDIC loss-share agreement. At June 30, 2016, the NSF loss share agreement expired for the Bartow and McIntosh acquisitions. Due to this, the remaining loans that were covered under those loss share agreements were transferred from covered to noncovered loans. In the Day 1 Accounting, an adjustment of the unpaid principal balance to reflect an appropriate market rate of interest, given the risk profile and grade is assigned to each loan. This adjustment is accreted into earnings as a yield adjustment, using the effective yield method, over the remaining life of each loan.
Liabilities are also recognized separately to record at fair market value certain time deposits that had contractual interest rates that were different from the prevailing market interest rates at the time of acquisition. The time deposit intangibles are reflected in “Deposits — Time under $250” and “Deposits — Time over $250” in the accompanying consolidated balance sheets and are accreted to interest expense over the remaining applicable terms of the time deposits to which they apply.
Identifiable intangible assets are recognized separately if they arise from contractual or other legal rights or if they are separable (i.e., capable of being sold, transferred, licensed, rented, or exchanged separately from the entity). The related depositor relationship intangible assets, known as the core deposit intangible assets, may be exchanged in observable exchange transactions. As a result, the core deposit intangible asset is considered identifiable, because the separability criterion has been met.
An FDIC indemnification asset is recognized when the FDIC contractually indemnifies, in whole or in part, the Company for a portion of credit losses of acquired covered loan portfolios and losses on covered other real estate owned up to certain specified thresholds. The recognition and measurement of an indemnification asset is based on the related indemnified items. The Company recognizes an indemnification asset at the same time that the indemnified item is recognized and measures it on the same basis as the indemnified items, subject to collectability or contractual limitations on the indemnified amounts.
Under FDIC loss-sharing agreements, the Company may be required to return a portion of cash received from the FDIC in the event that losses do not reach a specified threshold, based on the initial discount less cumulative servicing costs for the covered assets acquired. Such liabilities are referred to as clawback liabilities and are considered to be contingent consideration, as they require the return of a portion of the initial consideration in the event that certain contingencies are met. For the year ended December 31, 2016, the Company recorded an overall reduction of  $2.2 million in clawback liabilities related to the acquisitions of McIntosh, FSB and DCB. A portion of the reduction in 2016 was based on a true-up calculation by a third party consultant in the amount of  $2.6 million, which was off-set by accretion and re-yield adjustments. For the year ended December 31, 2015, the Company recorded an additional $1.7 million in clawback liabilities related to the acquisitions of McIntosh, FSB and DCB.
(d)
Cash and Cash Equivalents

For purposes of reporting consolidated cash and cash equivalents, the balance includes cash on hand, cash items in process of collection, amounts due from banks, interest-bearing deposits in other banks, and federal funds sold.

The Bank is required at times to maintain average balances in cash with the Federal Reserve Bank. The reserve balances required to be held at the Federal Reserve Bank were $2.8 and $3.1 million as of December 31, 2016 and 2015, respectively.
(e)
Securities Purchased under Agreements to Resell and Securities Sold under Agreements to Repurchase

The Company employs various strategies designed to maintain and improve net interest income including short-term investments such as securities purchased under agreements to resell when they have a return advantage over other investment options and it is consistent with the Company’s liquidity strategy to do so. These agreements are generally on an overnight basis and are carried at contractual amounts plus any accrued interest. These agreements may result in credit exposure in the event the counterparty to the transaction is unable to fulfill its contractual obligations.
Transfers of financial assets are accounted for as sales when control over the assets (i.e., loans or investment securities) has been surrendered. Control over transferred assets is deemed to be surrendered when (i) the assets have been isolated from the Company, (ii) the transferee obtains the right, free of conditions that constrain it from taking advantage of that right, to pledge or exchange the transferred assets, and (ii) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Securities sold under agreements to repurchase are offered to one cash management customer as an automated, collateralized investment account. As of December 31, 2016 and 2015, all of the Company’s securities sold under agreements to repurchase were secured borrowings.
(f)
Securities

At December 31, 2016 and 2015 all investment securities were classified as available for sale or held to maturity. Securities classified as available for sale are recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income (loss), net of the related deferred tax effect. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific-identification method. Securities available for sale are used as part of the Company’s interest rate risk management strategy and may be sold in response to changes in interest rates, prepayment factors, and other factors. Securities classified as held to maturity are carried at amortized cost. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Securities held to maturity may not be sold. Typically, Management determines the appropriate classification of securities at the time of purchase. During the first quarter of 2014, approximately $172.6 million of securities available for sale were reclassified as securities held to maturity. See note 2 for further discussion of this reclassification. The Company currently has no securities classified as trading.
Management evaluates all investments for other-than-temporary impairments on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Impairment is considered to not be other-than-temporary if  (a) it is not credit-related (b) the Company does not have the intent to sell a debt security prior to recovery and (c) it is more likely than not that it will not have to sell the debt security prior to recovery. When an entity does intend to sell the security, or it is more likely than not the entity will have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and any remaining portion in other comprehensive loss.
(g)
Loans Receivable, Acquired

Acquired loans are accounted for under the acquisition method of accounting. The Company has further segregated acquired loans into covered and noncovered loans. Covered loans represent the loans that are subject to a loss share arrangement with the FDIC, which indemnifies and reimburses the Company for a portion of the losses incurred on the covered loans. Covered and noncovered loans acquired via FDIC assisted transactions are collectively referred to as “FDIC Assist loans”. Noncovered loans acquired via open bank transactions are collectively referred to as “Open Bank loans.” Noncovered loans are not subject to a loss share agreement. When a loss share agreement expires the remaining loans that are covered by the loss share agreement are transferred from covered loans to noncovered loans. The acquired loans are recorded at their estimated fair values as of the acquisition date. Fair value of acquired loans is determined using a discounted cash flow model based on assumptions regarding the amount and timing of principal and interest payments, estimated prepayments, estimated default rates, estimated loss severity in the event of defaults, current market rates, and collateral values. Estimated credit losses are included in the determination of fair value; therefore, an allowance for loan losses is not recorded on the acquisition date.
The Company accounts for Open Bank Loans with “pass” risk grades (1-5 on a 9 point scale), which are recorded at their estimated fair values at acquisition with the resulting premiums or discounts, if any, accreted over the remaining term of the loan as an adjustment to the related loan’s yield.
An acquired loan is considered impaired when there is evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company would be unable to collect all contractually required payments. The Company has elected to account for FDIC Assist loans as impaired loans by association. Open Bank loans were individually determined for impairment at acquisition. For FDIC Assist loans, only revolving credit agreements such as home equity lines are excluded from acquired impaired loan accounting requirements.
For acquired impaired loans, the Company (a) calculates the contractual amount and timing of undiscounted principal and interest payments (the undiscounted contractual cash flows) and (b) estimates the amount and timing of undiscounted expected principal and interest payments (the undiscounted expected cash flows). The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable yield. The nonaccretable yield represents an estimate of the loss exposure of principal and interest related to the acquired impaired loan portfolio and such amount is subject to change over time based on the performance of such loans.
The excess of undiscounted expected cash flows at acquisition over the initial fair value of acquired impaired loans is referred to as the “accretable yield” and is recorded as interest income over the estimated life of the loans using the effective yield method if the timing and amount of the future cash flows is reasonably estimable. Cash flows are initially determined based on contractual cash flows, term assumptions related to timing, loan performance, and various other factors. The accretable yield is accounted for and included in interest income on loans within the statements of income and cash flows. Improvements in expected cash flows over those originally estimated increase the accretable yield and are recognized as interest income prospectively. Decreases in the amount and changes in the timing of expected cash flows compared to those originally estimated decrease the accretable yield and usually result in a provision for loan losses and the establishment of an allowance for loan losses. The carrying value of acquired impaired loans is reduced by payments received, both principal and interest, and increased by the portion of the accretable yield recognized as interest income.
The Company aggregates most acquired impaired loans into pools of loans with common credit risk characteristics such as loan and collateral type. To establish accounting pools of acquired impaired loans, loans are first categorized by similar purpose and collateral. Loan pools are initially booked at the aggregate fair value of the loan pool constituents, based on the present value of the Company’s expected cash flows from the loans. An acquired loan will be removed from a pool of loans if the loan is sold, foreclosed, or payment is received in full satisfaction of the loan. The acquired loan will be removed from the pool at its carrying value. If an individual acquired loan is removed from a pool of loans, the difference between its relative carrying amount and the fair value of any consideration received will be recognized as interest income, net of the amount due to the FDIC. Pursuant to the FSB acquisition, separate loan pools were established for purchased credit impaired loans and those other acquired loans treated as impaired “by analogy.” This treatment was not applied with respect to the Bartow, McIntosh and DCB acquisitions.
As required, the Company periodically reestimates the expected cash flows to be collected over the life of the acquired impaired loan pools. If, based on current information and events, it is probable that the Company will be unable to collect all cash flows expected at acquisition plus additional cash flows expected to be collected arising from changes in estimate after acquisition, the acquired loan pools are considered impaired. The decrease in the expected cash flows reduces the carrying value of the acquired loan pools, to maintain a stable accretable yield and results in the establishment of an allowance for loan losses which is recorded through a combination of a charge to the provision for loan losses and an increase in the FDIC indemnification asset if the decrease occurs on a covered pool. If, based on current information and events, it is probable that there is a significant increase in the cash flows previously expected to be collected or if actual cash flows are significantly greater than cash flows previously expected, the Company will reduce the allowance for loan losses established on the acquired impaired loans for the increase in the present value of cash flows expected to be collected, if an allowance has been established post acquisition. The increase in the expected cash flows for the acquired impaired loans over those originally estimated at acquisition increases the carrying value of the acquired loan pools over time through an increase in accretable yield on the loan pool and (1) a reduction in the accretion rate on the FDIC indemnification asset when the present value of undiscounted cash flows exceeds the FDIC indemnification assets recorded on the Company’s books, if it occurs on a covered pool or (2) an increase in amortization expense when the present value of undiscounted cash flows is less than the FDIC indemnification assets recorded on the Company’s books. An increase in the accretable yield on the loans is recognized as interest income over the remaining average life of the acquired loans if it occurs on a covered pool.
Individual loans in the acquired impaired loan pools are generally considered accruing and performing loans as the loans accrete interest income over the estimated life of the loan when expected cash flows are reasonably estimable. Accordingly, acquired impaired loans that are contractually past due are still considered to be accruing and performing loans and disclosed as “current.” If the timing and amount of cash flows is not reasonably estimable, the loans in a pool may be classified as nonaccrual loans and interest income may be recognized on a cash basis or as a reduction of the principal amount outstanding.
When the Company records a charge off on an acquired loan, the charge off is first recorded against the nonaccretable yield. Once the nonaccretable yield is exhausted, the Company records any additional charge offs against the allowance for loan loss for the pool to which it is assigned.
(h)
Loans Receivable, Originated

Loans originated by the Company that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at their outstanding principal balances less deferred fees, origination costs and charge-offs. Interest income is accrued on the outstanding principal balance. Loan fees, net of certain origination costs, are deferred and amortized on a straight-line basis over the lives of the respective loans, which approximates the effective-interest method.
Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of principal or interest in full is doubtful or if the loan is 90 days past due. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged against interest income on loans. Generally, payments received on nonaccrual loans are applied to principal. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments of principal and interest are reasonably assured.
A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Additionally, all loans modified as part of a troubled debt restructuring (TDR) are considered to be impaired as well. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest when due. Loans are reviewed on an individual basis. Impaired loans are measured by the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value, less disposition costs of the collateral if the loan is collateral dependent. Interest on accruing impaired loans is recognized only if such loans do not meet the criteria for nonaccrual status, which generally means they are a performing TDR or they are well secured and in the process of collection.
When a borrower is experiencing financial difficulties, the Company may, in order to assist the borrower in repaying the principal and interest owed to the Company, make certain modifications to the borrower’s loan. All loan modifications and renewals are evaluated for TDR classification. A TDR is defined as a modification with a borrower that is experiencing financial difficulties, and the Company has granted a financial concession it would not normally make. The concession is either granted through an agreement with the customer or imposed by a court of law. Concessions include modifying original loan terms to reduce or defer cash payments required as part of the loan agreement, including but not limited to one of the following:
•
A reduction of the stated interest rate for a period of time deemed appropriate by the Company

•
Modify the loan to an interest only loan for a period of time deemed appropriate by the Company

•
Extension of the maturity date or dates under terms not consistent with new debt with similar risk characteristics

•
Reduction in the remaining principal amount owed or maturity amount of the debt as stated in the agreement

•
Reduction of accrued interest receivable on the debt

In its determination of whether the customer is experiencing financial difficulties, the Company considers numerous indicators, including, but not limited to the following:
•
Whether the customer is currently in default on its existing loan, or is in an economic or legal position where it is probable the customer will be in default on its loan in the foreseeable future without a modification

•
Whether the customer has declared or is in the process of declaring bankruptcy

•
Whether there is substantial doubt about the customer’s ability to continue as a going concern

•
Whether, based on its projections of the customer’s current capabilities, the Company believes the customer’s future cash flows will be insufficient to service the debt, including interest, in accordance with the contractual terms of the existing agreement for the foreseeable future

•
Whether, without modification, the customer cannot obtain sufficient funds from other sources at an effective interest rate equal to the current market rate for similar debt for a nontroubled debtor

The amount of impairment on a TDR, if any, is determined in accordance with ASC 310-10-35, Accounting by Creditors for Impairment of a Loan.
(i)
Allowance for Loan Losses, Acquired Loans

The majority of acquired loans are accounted for under ASC 310-30, whereby the Company is required to periodically reestimate the expected cash flows on the loans. For purposes of applying the guidance under ASC 310-30, the Company grouped most acquired impaired loans into pools based on common risk characteristics. Generally, a decline in expected cash flows for a pool of loans is referred to as impairment and results in an increase in the allowance for loan losses, which is achieved through a charge to provision expense for loan loss, along with an increase in the FDIC indemnification asset to the extent the loan is covered under a loss sharing agreement. Improvement in expected cash flows for a pool of loans results first in a reversal of previously recorded allowances, if any, and then prospectively as an adjustment to the yield on the loans. Correspondingly, aggregate increases in the credit quality and cash flows of loans decrease the value of the FDIC shared loss agreements that give rise to the FDIC indemnification asset, resulting in a decrease in amount of FDIC indemnification assets over the remaining life of the loss share agreement. Loss assumptions used in the basis of the indemnified loans are consistent with the loss assumptions used to measure the FDIC indemnification asset. For loans accounted for under ASC 310-30, expected cash flows are re-estimated quarterly, with any decline in expected cash flows recorded as noted above. These cash flow evaluations are inherently subjective, as they require material estimates, all of which may be susceptible to significant change.
Loans acquired that are not considered purchase credit impaired, are accounted for under ASC 310-20. Discounts created when the loans were recorded at their estimated fair values at acquisition are accreted over the remaining term of the loan as an adjustment to the related loan’s yield. The accrual of interest income is discontinued when the collection of a loan or interest, in whole or in part, is doubtful. At such time when the outstanding contractual amount of one of these loans, net of this credit related discount, exceed the contractual cash flows less any losses inherent in these loans, an allowance for loan losses for the loans will be established through a charge to provision expense, along with an increase in the FDIC indemnification asset to the extent the loan is covered under a loss sharing agreement. Improvement in the credit quality does not impact amortization or accretion of any premium or discount previously recognized on a loan accounted for under ASC 310-20.
(j)
Allowance for Loan Losses, Originated Loans

The allowance for loan losses is established for losses inherent in the portfolio as of the reporting date through a provision for loan losses charged to expense. Loans are charged-off against the allowance for loan losses when management believes that the collection of the principal is unlikely. The allowance represents an amount that, in management’s judgment, will be adequate to absorb probable incurred losses as of the reporting date on existing loans that become uncollectible. Loans confirmed as uncollectible are charged-off and deducted from the allowance; recoveries on loans previously charged-off are credited back to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the uncollectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.
The allowance consists of specific and general components. Each of these components calls for the use of estimates and judgments. The specific component is determined in accordance with ASC 310-30-35, which relates to loans that are classified as impaired. For such loans that are classified as impaired, an allowance is established when the discounted cash flows, collateral value, or observable market price of the impaired loan is lower than the carrying value of that loan. For loans that are not considered impaired, a general allowance for loan losses is determined based upon loss estimation factors where the loan portfolio is segmented into cohorts by product type, and loan loss is empirically estimated using loan level performance data for average monthly risk grade migrations and charge-offs. Key assumptions of the migration-based model are the look back period of 84 months over which risk migration is observed; the loss emergence period, estimating the length of time in which the loss becomes evident, and; qualitative environmental factors that reflect changes in the collectability of loans not captured in historical loss data. Qualitative environmental factors include consideration of the following: levels of and trends in charge-offs and recoveries; migration of loans to the classification of special mention, substandard or doubtful; trends in volume and terms of loans; effects of any change in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentration.
(k)
Other Real Estate Owned-Covered

All other real estate initially acquired in a FDIC-assisted acquisition that is subject to a FDIC loss-share agreement is reported at fair value separately in the Company’s consolidated balance sheets as other real estate owned-covered. Other real estate owned-covered is reported exclusive of expected reimbursement cash flows from the FDIC, which are included in the FDIC indemnification assets. Foreclosed covered loan collateral subsequent to the acquisition date is transferred into covered other real estate at the collateral’s net realizable value, less estimated selling costs.
Other real estate-covered is initially recorded at its estimated fair value on the acquisition date or foreclosure date based on similar market comparable valuations less estimated selling costs. Any subsequent valuation adjustments due to declines in fair value are charged to noninterest expense, and are mostly offset by the corresponding increase to the FDIC indemnification asset for the loss reimbursement amount. Any recoveries, net of the amount due to the FDIC, are credited to noninterest income.
(l)
Other Real Estate Owned-Noncovered

Other real estate owned-noncovered refers to real estate associated with loans originated by the Company, which were subsequently foreclosed on, other real estate acquired through an Open Bank transaction, other real estate acquired as part of the Covered Acquisitions that is not subject to a loss-share agreement with the FDIC, or other real estate that was originally under a loss share agreement but has since expired. Other real estate owned-noncovered, acquired through, or in lieu of, loan foreclosure is held for sale and initially recorded at fair value less selling costs. Any write-down to fair value less costs to sell at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by outside appraisers and the assets are carried at the lower of carrying amount or fair value less costs to sell. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent write-downs to the value are included in other operating expenses. Gains related to the sale of other real estate owned-noncovered is included in noninterest income.
Also included in other real estate owned-noncovered at December 31, 2016 and 2015 was land owned by the Parent Company in the amount of  $437 thousand, which is held for sale.
(m)
FDIC Indemnification Assets and Accretion of Indemnification Assets

The Company accounts for amounts receivable under the FDIC loss share agreements as indemnification assets in accordance with FASB ASC Topic 805, Business Combinations. The FDIC indemnification assets are initially recorded at fair value, based on the expected future cash flows under the FDIC loss share agreements, which are discounted at a risk free rate that is adjusted for uncertainty in the timing of cash flows. The difference between the present value at the acquisition dates and the undiscounted cash flows the Company expects to collect from the FDIC is accreted into noninterest income over the life of each FDIC indemnification asset when the present value of undiscounted cash flows exceeds the FDIC indemnification assets recorded on the Company’s books, or amortized into noninterest expenses over the life of each FDIC asset when the present value of undiscounted cash flows is less than the FDIC indemnification assets recorded on the Company’s books. The FDIC indemnification assets are presented separately from clawback liabilities due to the FDIC at the termination of the loss share agreements. See note 1(c) to the consolidated financial statements, Acquisition Accounting, for additional information regarding the FDIC clawback liabilities under the loss share agreements.
The FDIC indemnification assets are reduced as loss share claims are submitted to the FDIC. The FDIC indemnification assets are revalued concurrent with the loan cash flow reestimation and adjusted for any changes in expected cash flows based on recent performance and expectations for future performance of covered loans and covered other real estate. These adjustments are measured on the same basis as the related covered loans and covered other real estate. Increases in the estimated cash flow of the covered loans and covered other real estate over those previously expected reduce the accretion (or increase amortization) recognized on the FDIC indemnification assets. For Bartow, McIntosh, FSB and DCB, decreases in the cash flow of the covered loans and covered other real estate under those previously expected result in an increase in the allowance for loan losses, acquired loans and decrease in the carrying value of covered other real estate, which is partially offset by an increase recognized in the FDIC indemnification asset to the extent the loss is covered.
Under the FSB loss share agreement, the FDIC will reimburse the Bank for 80% of the first $167.0 million in losses arising from covered loans and other real estate, 0% of the next $37.4 million in losses arising from covered loans and other real estate, and for 80% of any losses above $204.4 million on covered loans and other real estate. As of December 31, 2016, the Company’s actual losses are approximately $148.9 million, below the $167.0 million threshold noted above, and the Company still believes that total losses subject to reimbursement by the FDIC will fall within the range estimated above. Under the Bartow and McIntosh loss share agreements, the FDIC will reimburse the Bank for 80% of the losses arising from covered commercial loans, consumer loans, and other real estate. The DCB loss share agreement excludes the consumer loans acquired. The FDIC will only reimburse the Bank for 80% of losses arising from covered commercial real estate loans and other real estate.
Projected increases and decreases to the amounts to be reimbursed by the FDIC are recorded as an adjustment to the yield of the FDIC indemnification assets and accreted into income over the remaining life of the loans or indemnified period if less. The amount ultimately collected from the FDIC is dependent upon the performance of the underlying covered assets, the passage of time, and claims submitted to the FDIC, which are subject to review and could be adjusted by the FDIC.
(n)
Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the shorter of the estimated useful lives or estimated lease terms, including expected lease renewals, of the related assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts, and any resulting gain or loss is reflected in operations for the period. The cost of maintenance and repairs which does not improve or extend the useful life of the respective asset is charged to operations as incurred, whereas additions and significant improvements are capitalized. The range of estimated useful lives for premises and equipment are:
Buildings	20 – 40 years
Building improvements	varies, but typically 10 years
Equipment and furniture	3 – 7 years
Software	3 years or life of contract
Leasehold improvements	life of lease; not to exceed life of asset
(o)
Goodwill and Core Deposit Intangibles

Goodwill is established and recorded if the consideration given during an acquisition transaction exceeds the fair value of the net assets received. The Company’s current goodwill balance relates to acquisitions made in 2006, 2008 and 2015. Goodwill has an indefinite useful life and is not amortized, but is evaluated annually for potential impairment, or when events or circumstances indicate a potential impairment. The Company first evaluates potential impairment of goodwill by comparing the fair value of the reporting unit to its carrying amount, including goodwill. Any excess of carrying value over fair value would indicate a potential impairment and the Company would proceed to perform an additional test to determine whether goodwill has been impaired and calculate the amount of that impairment. The Company evaluates goodwill for impairment annually and at interim dates if indicators of impairment exist. Goodwill at December 31, 2016 and 2015 totaled $17.5 and $16.7 million, respectively. The Company has adopted Accounting Standards Update 2015-16 Simplifying the Accounting for Measurement-Period Adjustments and therefore has not made the adjustment to goodwill as a retroactive revision. The increase in goodwill was due to the evaluation of three loans that were found to be impaired. The impaired amount of  $776 thousand was made as a Day 1 adjustment and was within the first year of the acquisition of Highland Financial Services. There was no impact to current year income due to this adjustment.
Core deposit intangibles (CDI) were acquired in connection with business combinations. The core deposit premium is initially recognized based on a valuation performed as of the transaction date. The CDI is amortized over the average remaining life of the acquired customer deposits. Amortization periods are reviewed annually and assessed for impairment if there are economic, market, industry, or other factors that would suggest the carrying amount of CDI is not recoverable.
There was no impairment of goodwill or CDI in 2016 or 2015.
The carrying amount of the CDI at December 31, 2016 and 2015 was $3,078 and $4,601 net of accumulated amortization of  $7,657 and $6,133, respectively. Amortization expense for the years ended December 31, 2016 and 2015 was $1,524 and $1,432, respectively.

The amortization expense for each of the next five years is as follows:
2017	$1,309
2018	883
2019	383
2020	316
2021 and thereafter	187
(p)
Federal Home Loan Bank Stock

The Company is required to maintain an investment in capital stock of the Federal Home Loan Bank of Atlanta (FHLB). The stock has no quoted fair value and is carried at cost, which also represents the anticipated redemption value. At its discretion, the FHLB may declare dividends on the stock. Management reviews for impairment based on the ultimate recoverability of the cost basis in the stock through redemption with the FHLB. Management believes there was no impairment of this investment during the periods presented in these financial statements.
(q)
Bank-Owned Life Insurance

The Company acquired existing life insurance policies on certain key executives in the Cherokee Bank acquisition. Bank-owned life insurance (BOLI) is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value that is probable at settlement. Increases to cash surrender values are recorded as a component of  ‘‘other noninterest income’’ on the consolidated statements of income.
(r)
Mortgage Origination Income

The Company earns mortgage origination income from third-party investors who fund residential mortgage loans for which the Company performs certain loan origination services. Accordingly, the loans are not funded or recorded by the Company, and the income is recorded as it is earned (i.e., when the loan closes).
(s)
Income Taxes

The Company accounts for income taxes using the asset-and-liability method in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of revenues over deductions. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.
Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not that the deferred tax assets will be realized. Deferred tax assets may be reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of an entity’s deferred tax assets will not be realized.
A tax position that meets the more-likely than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.
The Company’s ASC 740 policy is to recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense. Accrued interest and penalties are included within the related tax asset/liability line in the consolidated balance sheet.

(t)
Stock Compensation Plans

Stock compensation accounting guidance requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.
The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded vesting, the Company has elected to recognize compensation cost on a straight-line basis over the requisite service period for the entire award. A Black-Scholes-Merton model is used to estimate the fair value of stock options, while the estimated fair value of the Company’s common stock is used for restricted stock awards and stock grants, both determined at the date of grant. For 2016 and 2015, the estimated fair value of the Company’s common stock was primarily based on comparable transactions of similar size and geographical located companies.
During the years ended December 31, 2016 and 2015, there were 249,960 and 195,503 shares, respectively, in stock compensation awards granted.
(u)
Net Income Available to Common Stockholders and Earnings Per Share

Basic earnings per share (EPS) is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during each period. Diluted earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during each period, plus potential common shares issuable for stock options, restricted stock units and warrants outstanding, as calculated under the treasury-stock method. The weighted average number of common shares used in the computation of basic earnings per share was 40,107,566 and 39,993,972 for the years ended December 31, 2016 and 2015, respectively. The Company included potential common shares of 1,241,362 and 644,132 in the computation of diluted earnings per share for years ended December 31, 2016 and 2015, respectively. Stock options, restricted stock units and warrants totaling 2,229,788 and 2,871,811 for the years ended December 31, 2016 and 2015, respectively, were excluded from diluted shares because including such shares would be antidilutive.
(v)
Other Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported net of tax, as a separate component of the equity section of the balance sheet, and such items, along with net income, are components of comprehensive income (loss).
(w)
Reclassifications

Certain items in the 2015 consolidated financial statements have been reclassified to conform to the presentation adopted in 2016. There was no impact to net income available to common stockholders or equity.

(2)
Securities Available for Sale and Held to Maturity

The amortized cost and fair value of securities available for sale and held to maturity with gross unrealized gains and losses are summarized as follows:
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available for sale at December 31, 2016:
Debt securities:
U.S. government and federal agencies	$5,156	6	(1)	5,161
Mortgage-backed – government-sponsored enterprises (GSE) residential	136,195	237	(1,977)	134,455
State and municipal securities	47,127	279	(301)	47,105
Corporate securities	38,059	26	(30)	38,055
Total securities available for sale	226,537	548	(2,309)	224,776
Securities held to maturity at December 31, 2016:
Debt securities:
U.S. government and federal agencies	3,711	90	—	3,801
Mortgage-backed – government-sponsored enterprises (GSE) residential	94,810	1,085	(233)	95,662
State and municipal securities	26,356	626	—	26,982
Total securities held to maturity	124,877	1,801	(233)	126,445
Total debt securities	$351,414	2,349	(2,542)	351,221

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available for sale at December 31, 2015:
Debt securities:
U.S. government and federal agencies	$8,243	—	(28)	8,215
Mortgage-backed – government-sponsored enterprises (GSE) residential	113,411	734	(655)	113,490
State and municipal securities	51,872	458	(251)	52,079
Corporate securities	53,572	73	(137)	53,508
Total securities available for sale	227,098	1,265	(1,071)	227,292
Securities held to maturity at December 31, 2015:
Debt securities:
U.S. government and federal agencies	4,143	135	—	4,278
Mortgage-backed – government-sponsored enterprises (GSE) residential	116,128	1,186	(376)	116,938
State and municipal securities	26,342	657	—	26,999
Total securities held to maturity	146,613	1,978	(376)	148,215
Total debt securities	$373,711	3,243	(1,447)	375,507

During the first quarter of 2014, approximately $172.6 million of securities available for sale were reclassified as securities held to maturity. These securities were transferred at fair value at the time of the transfer, which became the new cost basis for the securities held to maturity. The unrealized net holding loss on the available for sale securities on the date of transfer totaled approximately $7.08 million, and continued to be reported as a component of accumulated other comprehensive loss. This net unrealized loss is being amortized to interest income over the remaining life of the securities as a yield adjustment. For the years ended December 31, 2016 and 2015, $1.1 and $1.2 million, respectively, had been amortized to interest income. There were no gains or losses recognized as a result of this transfer.
The amortized cost and fair value of debt securities at December 31, 2016 and 2015, by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
2016:	Amortized cost	Fair value
Securites available for sale:
Due in less than 1 year	$29,476	29,469
Due in 1 to 5 years	38,799	38,882
Due in 5 to 10 years	19,674	19,589
Due after 10 years	2,393	2,381
Mortgage-backed – GSE residential	136,195	134,455
Total securities available for sale	226,537	224,776
Securites held to maturity:
Due in 1 to 5 years	19,419	19,728
Due in 5 to 10 years	4,638	4,813
Due after 10 years	6,010	6,242
Mortgage-backed – GSE residential	94,810	95,662
Total securities held to maturity	124,877	126,445
Total debt securities	$351,414	351,221

2015:	Amortized cost	Fair value
Securites available for sale:
Due in less than 1 year	$18,541	18,581
Due in 1 to 5 years	67,116	67,076
Due in 5 to 10 years	22,618	22,785
Due after 10 years	5,412	5,360
Mortgage-backed – GSE residential	113,411	113,490
Total securities available for sale	227,098	227,292
Securites held to maturity:
Due in 1 to 5 years	15,978	16,222
Due in 5 to 10 years	4,985	5,119
Due after 10 years	9,522	9,936
Mortgage-backed – GSE residential	116,128	116,938
Total securities held to maturity	146,613	148,215
Total debt securities	$373,711	375,507

Securities with carrying values of  $149.7 and $156.2 million at December 31, 2016 and 2015, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.
Securities with a carrying value of  $19.5 million and $21.0 million were sold, called, matured or paid-off at a loss of  $24 thousand and $16 thousand for the years ended December 31, 2016 and 2015, respectively, and were recorded in noninterest income in the consolidated statements of income.

Temporarily Impaired Securities
The following table shows the gross unrealized losses and fair value of the entity’s investments with unrealized losses that are not deemed to be other than temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2016 and 2015.
	December 31, 2016
	Less than 12 months		Over 12 months
	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Total unrealized losses
Securities available for sale
U.S. government and federal agencies	$—	—	1	155	1
Mortgage-backed-GSE residential	1,561	79,220	416	14,950	1,977
State and municipal securities	279	26,855	22	229	301
Corporate securities	5	4,173	25	9,974	30
Total available for sale	1,845	110,248	464	25,308	2,309
Securites held to maturity
Mortgage-backed-GSE residential	31	1,367	202	13,370	233
Total held to maturity	31	1,367	202	13,370	233
Total	$1,876	111,615	666	38,678	2,542

	December 31, 2015
	Less than 12 months		Over 12 months
	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Total unrealized losses
Securities available for sale
U.S. government and federal agencies	$27	7,973	1	241	28
Mortgage-backed-GSE residential	181	14,646	474	25,572	655
State and municipal securities	151	22,095	100	4,106	251
Corporate securities	57	14,044	80	15,420	137
Total available for sale	416	58,758	655	45,339	1,071
Securites held to maturity
Mortgage-backed-GSE residential	10	1,289	366	17,555	376
Total held to maturity	10	1,289	366	17,555	376
Total	$426	60,047	1,021	62,894	1,447

At December 31, 2016, the Company owned 82 securities with an aggregate unrealized loss of $2.5 million. In analyzing the issuers’ financial condition, management noted that 31 of these securities are issued or guaranteed by the federal government or its agencies. Mortgage Backed securities accounted for 19 of the securities and are all rated Aaa by Moody’s and AA+ by Standard & Poors. There were 29 municipal securities with unrealized losses, of which all continue to pay regularly and are rated from Aa2 to Aaa by Moody’s and/or from AA- to AAA by Standard & Poors with the exception of one issue of an Arkansas school district for which the Moody’s rating was withdrawn due to Moody’s view of the Arkansas Intercept program. Credit reviews have been performed on all municipal bonds and the Company believes there is no significant risk of credit default at this time. There were three corporate bonds, which are rated A3 to Aa3 by Moody’s and A- to AA- by Standard & Poors and have little risk of default in the Company’s opinion. The Company continues to perform periodic credit reviews on all corporate bonds. As management did not intend to sell these securities and it is more likely than not that the Company will not be required to sell these securities before recovery of its amortized-cost basis, which may be maturity, the Company does not consider these securities to be other than temporarily impaired at December 31, 2016.

At December 31, 2015, the Company owned 75 securities with an aggregate unrealized loss of $1.4 million. In analyzing the issuers’ financial condition, management noted that 33 of these securities are issued or guaranteed by the federal government or its agencies. There were 35 municipal securities with unrealized losses, which all continue to pay regularly and are rated from A1 to Aaa by Moody’s and/or from A to AAA by Standard & Poors with the exception of one issue of an Arkansas school district for which the Moody’s rating was withdrawn due to Moody’s view of the Arkansas Intercept program. Credit reviews have been performed on all municipal bonds and the Company believes there is little significant risk of credit default at this time. There were four corporate bonds rated Baa to Aa3 by Moody’s and BBB+ to AA+ by Standard & Poors and have little risk of default in the Company’s opinion. The Company continues to perform periodic credit reviews on all corporate bonds. As management did not intend to sell these securities and it is more likely than not that the Company will not be required to sell securities before recovery of its amortized-cost basis, which may be maturity, the Company does not consider these securities to be other than temporarily impaired at December 31, 2015.
(3)
Loans Receivable and Allowance for Loan Losses, Originated

For purposes of the disclosures required pursuant to ASC Topic 310, the loan portfolio was disaggregated into segments and then further disaggregated into classes for certain disclosures. A portfolio segment is defined as the level at which an entity develops and documents a systematic method for determining its allowance for loan losses. There are three loan portfolio segments that include commercial, financial, and agricultural; real estate; and consumer and other. A class is generally determined based on the initial measurement attribute, risk characteristics of the loan, and an entity’s method for monitoring and assessing credit risk. Commercial, financial, and agricultural is a separate loan segment and class while loan classes within the real estate segment include construction and development, residential, and commercial. Consumer and other is a separate loan segment and class.
The following describe the risk characteristics relevant to each of the portfolio segments.
Commercial, financial, and agricultural — includes loans to finance working capital operations, fixed asset purchases, or other needs for commercial customers. Also included in this category are loans to finance farming operations. Generally, the primary source of repayment is the cash flow from business operations and activities of the borrower.
Real Estate — includes loans disaggregated into three classes: Construction and development, Residential, and Commercial.
•
Construction and development — includes loans to acquire and improve real estate. Loans in this class include loans for residential development, commercial development, raw land, commercial construction, and residential construction. Generally, the primary source of repayment is the sale of the underlying real estate or refinance into a permanent mortgage.

•
Residential — primarily includes loans to finance 1 – 4 single-family residences. Loans in this class include first mortgages on primary residences, first mortgages on investment properties, junior liens on primary residences, and home equity lines of credit (both first and junior liens). Generally, the primary source of repayment is the borrower’s ordinary income.

•
Commercial — primarily includes loans to finance income-producing commercial, farmland, owner occupied commercial real estate, and multifamily properties. Loans in this class include loans for retail centers, hotels, medical and professional offices, single retail stores, industrial buildings, warehouses, and apartments leased generally to local businesses and residents. Generally, the primary source of repayment is dependent upon income generated from the real estate collateral.

Consumer and Other Loan Segments — include loans to individuals, secured by personal property or unsecured, or loans to government entities. Loans in this category include loan for autos, unsecured notes, overdraft lines of credit, and loans to local government entities. Generally, the primary source of repayment is the cash flow from ordinary income of the borrower, tax receipts and other governmental assessments.

Segments and classes of originated loans at December 31, 2016 and 2015 are summarized as follows:
	2016	2015
Commercial, financial, and agricultural loans	$235,711	188,597
Real estate loans:
Construction and development	142,274	109,851
Residential	101,162	78,507
Commercial	467,718	378,131
Total real estate loans	711,154	566,489
Consumer and other loans	82,905	65,940
Loans receivable, originated	1,029,770	821,026
Deferred loan fees	(792)	(576)
Total loans receivable, originated	$1,028,978	820,450

(a)
Loan Concentrations

The Bank grants loans and extensions of credit to individuals and a variety of firms and corporations located primarily in the Georgia Counties of Barrow, Bartow, Butts, Cherokee, Cobb, Douglas, Forsyth, Gwinnett, Hall, Henry, Jackson, Jasper, Paulding counties and surrounding counties. A substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market in these areas.
(b)
Nonaccrual and Past Due

The following is a summary of current, accruing past due, and nonaccrual loans by portfolio segment and class as of December 31, 2016 and 2015 for all originated loans:
	December 31, 2016
	Current loans	Accruing 30 – 89 days past due	Accruing greater than 90 days	Nonaccrual	Total loans
Commercial, financial, and agricultural loans	$232,993	742	—	1,976	235,711
Real estate loans:
Construction and development	142,265	—	—	9	142,274
Residential	99,227	347	—	1,588	101,162
Commercial	465,720	378	—	1,620	467,718
Total real estate loans	707,212	725	—	3,217	711,154
Consumer and other loans	82,767	100	—	38	82,905
Total loans receivable, originated	$1,022,972	1,567	—	5,231	1,029,770

	December 31, 2015
	Current loans	Accruing 30 – 89 days past due	Accruing greater than 90 days	Nonaccrual	Total loans
Commercial, financial, and agricultural loans	$188,449	—	—	148	188,597
Real estate loans:
Construction and development	109,661	—	—	190	109,851
Residential	77,468	56	—	983	78,507
Commercial	377,700	—	—	431	378,131
Total real estate loans	564,829	56	—	1,604	566,489
Consumer and other loans	65,839	43	9	49	65,940
Total loans receivable, originated	$819,117	99	9	1,801	821,026

Interest income on nonaccrual loans outstanding at December 31, 2016 and 2015, that would have been recorded for the years ended December 31, 2016 and 2015 if the loans had been current and performed in accordance with their original terms was $81 and $45 thousand, respectively.
(c)
Asset Quality

Grading of Loans
Commercial, Financial, Agricultural and Real Estate Loan Segments
The Bank has established a Loan Grading System that consists of nine individual Credit Risk Grades (Risk Grades or RG). The model is based on the risk of default for an individual credit and establishes certain criteria to delineate the level of risk across the nine unique Risk Grades. Risk Grade definitions are as follows:
•
Pass Grades (RG 1 – RG 5) — represents groups of loans that are not subject to adverse criticism as defined in regulatory guidance. Loans in these groups exhibit characteristics that represent low to moderate risk measured by a variety of credit risk criteria such as cash flow coverage, debt service coverage, balance sheet leverage, liquidity, management experience, industry position, prevailing economic conditions, support from secondary sources of repayment including guarantors and other credit factors that may be relevant to a specific loan. In general, these loans are supported by properly margined collateral and guarantees of principal parties.

•
Special Mention (RG 6) — a loan that is currently performing satisfactorily, but has a potential weakness that if not corrected will lead to a more severe rating. Potential weakness may, if not corrected, weaken the asset or inadequately protect the Bank’s position at some future date. Additionally, this grade may include loans where adverse economic conditions that develop subsequent to loan origination substantially increase the level of risk, but do not jeopardize liquidation of the debt.

•
Substandard (RG 7) — Loans classified as Substandard must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt; they are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected. The secondary means of repayment do not provide a sufficient level of support to offset the identified weakness but are sufficient to prevent a loss at this time, however, certain of these loans have a specific allowance for loan losses and certain loans in RG 7 have been moved to nonaccrual status.

•
Doubtful (RG 8) — Loans classified Doubtful have all the weaknesses inherent in loans classified Substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable. However, these loans are not yet rated as loss because certain events may occur which would provide recovery.

•
Loss (RG 9) — Loans classified Loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off the entire loan even though a partial recovery may occur in the future. Loans in this classification are typically charged off.

By definition, credit risk grades Special Mention (RG 6), Substandard (RG 7), Doubtful (RG 8), and Loss (RG 9) are criticized loans while Substandard (RG 7), Doubtful (RG 8), and Loss (RG 9) are classified loans. The criticized loan definitions are standardized by all bank regulatory agencies. The remaining credit risk grades are considered pass credits and are solely defined by the Bank.
To enhance this process, loans that are rated in one of the classified categories are reviewed no less than quarterly to establish an expectation of loss, if any, and if such examination indicates that the level of reserve is not adequate to cover the expectation of loss, a specific reserve is established, the balance is charged down to market value and/or impairment is generally applied.

Each loan officer assesses the appropriateness of the internal risk rating assigned to the credits on an ongoing basis, which is subsequently submitted to a regional credit officer for review. The Bank utilizes third-party loan reviewers who conduct independent credit quality reviews of a sample of the Bank’s originated loan portfolio and adherence to bank loan policy and the loan administration process.
Certain real estate loans made to consumers are not graded. The allowance calculation methodology used for these loans is the same as that used for consumer loans, as discussed in the Consumer and Other Loans segment below.
Consumer and Other Loans Segment
The Bank monitors the levels and severity of past-due consumer loans on a weekly basis through its collection activities. Of the $82.9 million of loans in this segment, municipal loans make up 89.4%, or $74.1 million of the pool. Historically, loans to state or local municipalities have been low-risk lending opportunities. The Company has had a good history with lending to municipalities with most loans getting an internal grade of 1 or 2 and none with a grade of higher than four. The allowance calculation methodology still takes these loans into account when determining the amount of the loan allowance.
The allowance calculation methodology delineates the consumer loan portfolio into homogeneous pools of loans that contain similar structure, repayment, collateral and risk profile, which include direct consumer loans, auto finance, credit cards, and overdrafts. The consumer loans are not individually graded; however, for these pools, the bank assigns a proxy risk grade to each loan based upon days past due. Loans that are rated in one of the criticized categories are routinely reviewed to establish an expectation of loss, if any, and if such examination indicates that the level of reserve is not adequate to cover the expectation of loss, a specific reserve or impairment is generally applied.
The following tables present the Company’s loan balances by class and segment as well as risk rating category as of December 31, 2016 and 2015 for all originated loans:
	December 31, 2016
	Graded loans, originated
	Pass	Special mention	Substandard(1)	Doubtful/loss	Total
Commercial, financial, and agricultural loans	$232,495	1,240	1,976	—	235,711
Real estate loans:
Construction and development	140,266	138	9	—	140,413
Residential	23,188	854	1,944	—	25,986
Commercial	463,860	1,719	2,139	—	467,718
Total real estate loans	627,314	2,711	4,092	—	634,117
Consumer and other loans	74,379	—	38	—	74,417
Total	$934,188	3,951	6,106	—	944,245

(1)
Includes $5.2 million of nonaccrual substandard loans.

	Ungraded loans, originated
	Current	Past due 30 – 89 days	Past due greater than 90 days	Nonaccrual	Total
Commercial, financial, and agricultural loans	$—	—	—	—	—
Real estate loans:
Construction and development	1,861	—	—	—	1,861
Residential	74,971	205	—	—	75,176
Commercial	—	—	—	—	—
Total real estate loans	76,832	205	—	—	77,037
Consumer and other loans	8,388	100	—	—	8,488
Total	$85,220	305	—	—	85,525
Total loans receivable, originated					$1,029,770

	December 31, 2015
	Graded loans, originated
	Pass	Special mention	Substandard(1)	Doubtful/loss	Total
Commercial, financial, and agricultural loans	$188,036	413	148	—	188,597
Real estate loans:
Construction and development	106,308	177	190	—	106,675
Residential	23,381	516	1,209	—	25,106
Commercial	375,530	202	2,399	—	378,131
Total real estate loans	505,219	895	3,798	—	509,912
Consumer and other loans	61,280	1	54	—	61,335
Total	$754,535	1,309	4,000	—	759,844

(1)
Includes $1.8 million of nonaccrual substandard loans.

	Ungraded loans, originated
	Current	Past due 30 – 89 days	Past due greater than 90 days	Nonaccrual	Total
Commercial, financial, and agricultural loans	$—	—	—	—	—
Real estate loans:
Construction and development	3,176	—	—	—	3,176
Residential	53,401	—	—	—	53,401
Commercial	—	—	—	—	—
Total real estate loans	56,577	—	—	—	56,577
Consumer and other loans	4,553	43	9	—	4,605
Total	$61,130	43	9	—	61,182
Total loans receivable, originated					$821,026

(d)
Impaired Loans, Originated

At December 31, 2016 and 2015, the recorded investment in originated loans that were considered to be impaired (including TDRs) was $4.8 and $3.7 million, respectively. At December 31, 2016 and 2015, all impaired loans, other than $318 thousand and $2.1 million, respectively, of accruing TDRs, were on nonaccrual status. The amount of interest income recognized on impaired loans for the years ended December 31, 2016 and 2015 was $243 and $189 thousand, respectively. Below is a detailed summary of impaired loans as of December 31, 2016 and 2015.
	December 31, 2016
	Recorded investment	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
With no related allowance recorded:
Commercial, financial, and agricultural loans	$605	605	—	665	28
Real estate loans:
Construction and development	—	—	—	—	—
Residential	971	1,001	—	1,027	43
Commercial	1,129	1,369	—	1,413	55
Total real estate loans	2,100	2,370	—	2,440	98
Consumer and other loans	—	—	—	—	—
Total with no related allowance	2,705	2,975	—	3,105	126
With an allowance recorded:
Commercial, financial, and agricultural loans	1,267	1,300	96	1,765	85
Real estate loans:
Construction and development	—	—	—	—	—
Residential	252	288	13	288	4
Commercial	564	578	563	592	28
Total real estate loans	816	866	576	880	32
Consumer and other loans	—	—	—	—	—
Total with an allowance recorded	2,083	2,166	672	2,645	117
Total impaired loans originated	$4,788	5,141	672	5,750	243

	December 31, 2015
	Recorded investment	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
With no related allowance recorded:
Commercial, financial, and agricultural loans	$—	—	—	—	—
Real estate loans:
Construction and development	180	196	—	196	—
Residential	626	776		780	23
Commercial	1,073	1,302	—	1,323	73
Total real estate loans	1,879	2,274	—	2,299	96
Consumer and other loans	—	—	—	—	—
Total with no related allowance	1,879	2,274	—	2,299	96
With an allowance recorded:
Commercial, financial, and agricultural loans	146	146	37	147	3
Real estate loans:
Construction and development	—	—	—	—	—
Residential	266	296	3	297	6
Commercial	1,412	1,473	88	1,496	84
Total real estate loans	1,678	1,769	91	1,793	90
Consumer and other loans	—	—	—	—	—
Total with an allowance recorded	1,824	1,915	128	1,940	93
Total impaired loans originated	$3,703	4,189	128	4,239	189

(e)
Allowance for Loan Losses, Originated

The allowance for loan losses as of and for the years ended December 31, 2016 and 2015 is presented below:
	Year ended December 31
	2016	2015
Balance at beginning of year	$8,708	6,690
Loans charged-off	(1,196)	(616)
Recoveries	342	577
Provision for loan losses	1,820	2,057
Balance at end of year	$9,674	8,708

The following tables detail the changes in the allowance for loan losses by loan type for the years ended December 31, 2016 and 2015, respectively:
	Year ended December 31, 2016
	January 1	Charge-offs	Recoveries	Provision for loan losses	December 31
Commercial, financial, and agricultural loans	$2,605	(15)	274	(367)	2,497
Real estate loans:
Construction and development	1,378	—	11	(310)	1,079
Residential	587	(20)	23	404	994
Commercial	3,959	(1,021)	—	1,918	4,856
Total real estate loans	5,924	(1,041)	34	2,012	6,929
Consumer and other loans	179	(140)	34	175	248
Total allowance for loan losses, originated	$8,708	(1,196)	342	1,820	9,674

	Year ended December 31, 2015
	January 1	Charge-offs	Recoveries	Provision for loan losses	December 31
Commercial, financial, and agricultural loans	$1,985	(539)	277	882	2,605
Real estate loans:
Construction and development	1,389	—	167	(178)	1,378
Residential	431	—	10	146	587
Commercial	2,713	(21)	103	1,164	3,959
Total real estate loans	4,533	(21)	280	1,132	5,924
Consumer and other loans	172	(56)	20	43	179
Total allowance for loan losses, originated	$6,690	(616)	577	2,057	8,708

The following tables present an analysis of the allowance for loan losses and recorded investment in originated loans by portfolio segment and class as well as impairment methodology as of December 31, 2016 and 2015.
	December 31, 2016
	Individually evaluated		Collectively evaluated		Total
	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans
Commercial, financial, and agricultural loans	$96	1,872	2,401	233,839	2,497	235,711
Real estate loans:
Construction and development	—	—	1,079	142,274	1,079	142,274
Residential	13	1,223	981	99,939	994	101,162
Commercial	563	1,693	4,293	466,025	4,856	467,718
Total real estate loans	576	2,916	6,353	708,238	6,929	711,154
Consumer and other loans	—	—	248	82,905	248	82,905
Total	$672	4,788	9,002	1,024,982	9,674	1,029,770

	December 31, 2015
	Individually evaluated		Collectively evaluated		Total
	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans
Commercial, financial, and agricultural loans	$37	146	2,568	179,417	2,605	179,563
Real estate loans:
Construction and development	—	180	1,378	118,705	1,378	118,885
Residential	3	891	584	77,616	587	78,507
Commercial	88	2,485	3,871	375,646	3,959	378,131
Total real estate loans	91	3,556	5,833	571,967	5,924	575,523
Consumer and other loans	—	—	179	65,940	179	65,940
Total	$128	3,702	8,580	817,324	8,708	821,026

(4)
Loans Receivable, Acquired and FDIC Indemnification Assets

(a)
Acquired Loans

On September 1, 2015, the Bank completed its merger of Highland Commercial Bank (“Highland”). Loans comprised the majority of the assets acquired totaling $80.8 million at fair value. The acquisition of Highland was not assisted by the FDIC and had no accompanying loss-share agreement. Loans accounted for under ASC 310-20 accounted for $73.4 million or 90.9% of acquired loans. Loans accounted for under ASC 310-30 accounted for $7.3 million or 9.1% of acquired loans.
The following table presents acquired loans as of the date of the Highland acquisition:
Highland
At acquisition date:
Contractually required payments	$10,806
Nonaccretable difference	(2,337)
Cash flows expected to be collected	8,469
Accretable yield	(1,160)
Fair value of loans accounted for under ASC 310-30 at acquisition date	7,309
Accounted for under ASC 310-20, at fair value	73,442
Deposit overdrafts	—
Total fair value of loans at acquisition date	$80,751

The following table presents changes in the accretable yield on all acquired loans accounted for under ASC 310-30 during the respective periods:
	Acquired impaired loans
	December 31
	2016	2015
Balance, beginning of year	$34,501	64,031
Accretable yield acquired	—	1,160
Net transfers from nonaccretable difference to accretable yield	5,020	4,183
Accretion	(16,669)	(34,873)
Balance, end of year	$22,852	34,501

No allowance for loan losses was brought forward on any of the acquired loans, as any credit deterioration evident in the loans was included in the determination of the fair value of the loans at the acquisition dates. Updates to expected cash flows for acquired loans accounted for under ASC 310-30 result in a provision for loan losses and the establishment of an allowance for loan losses to the extent the amount and timing of expected cash flows decrease compared to those originally estimated at acquisition. These estimates are calculated on an individual loan pool basis, and any allowances for loan losses are also recorded on a loan pool basis.
Accretable yield represents interest income that will be recorded in future periods. It is the excess of cash flows expected at acquisition over the initial investment in the loan and is recognized in interest income over the remaining life of the loan, or pool of loans.
The accretable yield at December 31, 2016, is estimated to be recognized into interest income in the following periods:
Year:
2017	$7,731
2018	5,241
2019	3,380
2020	2,149
2021 and thereafter	4,351
Total	$22,852

At December 31, 2016 and 2015, acquired loans, covered and noncovered, consisted of the following:
	December 31
	2016	2015
Commercial, financial, and agricultural loans:
Covered	$1,360	1,848
Noncovered	10,226	14,472
Total commercial, financial and agricultural loans	11,586	16,320
Real estate loans:
Construction and development:
Covered	7,935	14,399
Noncovered	7,887	12,049
Residential:
Covered	27,718	46,376
Noncovered	32,603	39,258
Commercial:
Covered	57,734	100,139
Noncovered	99,473	93,258
Total real estate loans	233,350	305,479
Consumer and other loans:
Covered	—	28
Noncovered	1,624	2,655
Total consumer and other loans	1,624	2,683
Loans receivable-covered	94,747	162,790
Loans receivable-noncovered	151,813	161,692
Loans receivable, acquired	246,560	324,482
Deferred loan fees
Covered	104	245
Noncovered	175	146
Total consumer and other loans	279	391
Total loans receivable-covered	94,851	163,036
Total loans receivable-noncovered	151,988	161,838
Total loans receivable, acquired	$246,839	324,874

There were no acquired covered loans which were considered TDRs during the years ended December 31, 2016 and 2015. No pooled loans accounted for under ASC 310-30 are considered TDRs under that accounting guidance.
At December 31, 2016 and 2015, approximately $5.2 and $8.5 million, respectively, of acquired loans accounted for under ASC 310-20 were classified as impaired nonaccrual loans.
The following is a summary of current, accruing past due, and nonaccrual loans by portfolio segment and class as of December 31, 2016 for acquired loans.
	Acquired loans at December 31, 2016
	Current loans	Accruing 30 – 89 days past due	Accruing greater than 90 days	Nonaccrual	Total loans
Commercial, financial, and agricultural loans
Covered	$1,360	—	—	—	1,360
Noncovered	10,154	64	—	8	10,226
Total commercial, financial and agricultural loans	11,514	64	—	8	11,586
Real estate loans:
Construction and development:
Covered	5,462	—	—	2,473	7,935
Noncovered	7,887	—	—	—	7,887
Residential:
Covered	27,009	95	—	614	27,718
Noncovered	32,301	112	—	190	32,603
Commercial:
Covered	55,884	—	—	1,850	57,734
Noncovered	99,352	36	—	85	99,473
Total real estate loans	227,895	243	—	5,212	233,350
Consumer and other loans:
Covered	—	—	—	—	—
Noncovered	1,624	—	—	—	1,624
Total consumer and other	1,624	—	—	—	1,624
Total loans receivable, acquired covered	89,715	95	—	4,937	94,747
Total loans receivable, acquired noncovered	151,318	212	—	283	151,813
Total loans receivable, acquired	$241,033	307	—	5,220	246,560

The following is a summary of current, accruing past due, and nonaccrual loans by portfolio segment and class as of December 31, 2015 for acquired loans.
	Current loans	Accruing 30 – 89 days past due	Accruing greater than 90 days	Nonaccrual	Total loans
Commercial, financial, and agricultural loans
Covered	$1,849	—	—	—	1,849
Noncovered	14,464	—	—	8	14,472
Total commercial, financial and agricultural loans	16,313	—	—	8	16,321
Real estate loans:
Construction and development:
Covered	10,406	—	—	3,993	14,399
Noncovered	12,049	—	—	—	12,049
Residential:
Covered	44,936	259	—	1,180	46,375
Noncovered	38,304	710	—	244	39,258
Commercial:
Covered	97,201	—	—	2,938	100,139
Noncovered	93,162	—	—	96	93,258
Total real estate loans	296,058	969	—	8,451	305,478
Consumer and other loans:
Covered	28	—	—	—	28
Noncovered	2,652	3	—	—	2,655
Total consumer and other	2,680	3	—	—	2,683
Total loans receivable, acquired covered	154,420	259	—	8,111	162,790
Total loans receivable, acquired noncovered	160,631	713	—	348	161,692
Total loans receivable, acquired	$315,051	972	—	8,459	324,482

The following tables present loan balances by class and segment as well as risk rating category as of December 31, 2016 for all acquired loans:
	December 31, 2016
	Graded loans, acquired
	Pass	Special Mention	Substandard	Doubtful/ loss	Total
Commercial, financial, and agricultural loans
Covered	$1,286	—	74	—	1,360
Noncovered	10,071	109	46	—	10,226
Total commercial, financial and agricultural loans	11,357	109	120	—	11,586
Real estate loans:
Construction and development:
Covered	1,529	235	6,171	—	7,935
Noncovered	5,299	894	1,694	—	7,887
Residential:
Covered	19,031	4,586	3,254	—	26,871
Noncovered	26,352	2,757	3,111	—	32,220
Commercial:
Covered	51,066	1,923	4,745	—	57,734
Noncovered	92,146	4,967	2,360	—	99,473
Total real estate loans	195,423	15,362	21,335	—	232,120
Consumer and other loans:
Covered	—	—	—	—	—
Noncovered	1,517	53	19	—	1,589
Total consumer and other	1,517	53	19	—	1,589
Total loans receivable, acquired covered	72,912	6,744	14,244	—	93,900
Total loans receivable, acquired noncovered	135,385	8,780	7,230	—	151,395
Total loans receivable, acquired	$208,297	15,524	21,474	—	245,295

	December 31, 2016
	Ungraded loans, acquired
	Current	Accruing 30 – 89 days past due	Accruing greater than 90 days	Nonaccrual	Total loans
Commercial, financial, and agricultural loans
Covered	$—	—	—	—	—
Noncovered	—	—	—	—	—
Total commercial, financial and agricultural loans	—	—	—	—	—
Real estate loans:
Construction and development:
Covered	—	—	—	—	—
Noncovered	—	—	—	—	—
Residential:
Covered	808	39	—	—	847
Noncovered	383	—	—	—	383
Commercial:
Covered	—	—	—	—	—
Noncovered	—	—	—	—	—
Total real estate loans	1,191	39	—	—	1,230
Consumer and other loans:
Covered	—	—	—	—	—
Noncovered	35	—	—	—	35
Total consumer and other	35	—	—	—	35
Total loans receivable, acquired	$1,226	39	—	—	1,265
Total loans receivable, acquired					246,560

The following tables present loan balances by class and segment as well as risk rating category as of December 31, 2015 for all acquired loans:
	December 31, 2015
	Graded loans, acquired
	Pass	Special Mention	Substandard	Doubtful/ loss	Total
Commercial, financial, and agricultural loans:
Covered	$1,351	4	493	—	1,848
Noncovered	14,237	181	54	—	14,472
Total commercial, financial and agricultural loans	15,588	185	547	—	16,320
Real estate loans:
Construction and development:
Covered	3,274	668	10,457	—	14,399
Noncovered	8,741	919	2,389	—	12,049
Residential:
Covered	27,991	6,809	10,994	—	45,794
Noncovered	30,158	3,116	5,872	—	39,146
Commercial:
Covered	79,654	6,625	13,860	—	100,139
Noncovered	86,150	2,535	4,573	—	93,258
Total real estate loans	235,968	20,672	48,145	—	304,785
Consumer and other loans:
Covered	28	—	—	—	28
Noncovered	2,566	82	20	—	2,668
Total consumer and other loans	2,594	82	20	—	2,696
Total loans receivable, aquired covered	112,298	14,106	35,804	—	162,208
Total loans receivable, aquired noncovered	141,852	6,833	12,908	—	161,593
Total loans receivable, acquired, ungraded	$254,150	20,939	48,712	—	323,801

	December 31, 2015
	Ungraded loans, acquired
	Current	Accruing 30 – 89 days past due	Accruing greater than 90 days	Nonaccrual	Total
Commercial, financial, and agricultural loans:
Covered	$—	—	—	—	—
Noncovered	—	—	—	—	—
Total commercial, financial and agricultural loans	—	—	—	—	—
Real estate loans:
Construction and development:
Covered	—	—	—	—	—
Noncovered	—	—	—	—	—
Residential:
Covered	582	—	—	—	582
Noncovered	112	—	—	—	112
Commercial:
Covered	—	—	—	—	—
Noncovered	—	—	—	—	—
Total real estate loans	694	—	—	—	694
Consumer and other loans:
Covered	—	—	—	—	—
Noncovered	(13)	—	—	—	(13)
Total consumer and other loans	(13)	—	—	—	(13)
Total loans receivable, acquired, ungraded	$681	—	—	—	681
Total loans receivable, acquired					$324,482

(b)
Allowance for Loan Losses, Acquired

The allowance for loan losses for acquired loans as of and for the years ended December 31, 2016 and 2015 is presented below.
	Year ended December 31
	2016	2015
Balance at beginning of year	$2,557	2,243
Loans charged-off	(1,446)	(50)
Recoveries	48	54
Provision for loan losses:
Provision charged through operations	514	120
Provision recorded through the FDIC loss share receivable	869	190
Balance at end of year	$2,542	2,557

The following table details the changes in the allowance for loan losses by loan type for acquired loans for the year ended December 31, 2016.
	Year ended December 31, 2016
	January 1	Charge-offs	Recoveries	Provision for loan losses charged through operations	Provision for loan losses through FDIC loss share receivable	December 31,
Commercial, financial, and agricultural loans	$1,453	(86)	—	57	32	1,456
Real estate loans	882	(1,356)	—	500	837	863
Consumer and other loans	222	(4)	48	(43)	—	223
Total allowance for loan losses, acquired	$2,557	(1,446)	48	514	869	2,542

The following table presents an analysis of the allowance for loan losses and recorded investment in acquired loans by portfolio segment and impairment methodology as of December 31, 2016.
	December 31, 2016
	Individually evaluated			Collectively evaluated		PCI loans		Total
	Allowance for loan losses		Recorded investment in loans	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans
Commercial, financial, and agricultural loans		$—	8	121	9,740	1,335	1,838	1,456	11,586
Real estate loans		__	5,213	573	120,072	290	108,065	863	233,350
Consumer and other loans		—	—	12	1,325	211	299	223	1,624
Total	$	__	5,221	706	131,137	1,836	110,202	2,542	246,560

The following table details the changes in the allowance for loan losses by loan type for acquired loans for the year ended December 31, 2015.
	Year ended December 31, 2015
	January 1	Charge-offs	Recoveries	Provision for loan losses charged through operations	Provision for loan losses through FDIC loss share receivable	December 31,
Commercial, financial, and agricultural loans	$1,390	—	3	20	40	1,453
Real estate loans	628	(31)	38	97	150	882
Consumer and other loans	225	(19)	13	3	—	222
Total allowance for loan losses, acquired	$2,243	(50)	54	120	190	2,557

The following table presents an analysis of the allowance for loan losses and recorded investment in acquired loans by portfolio segment and impairment methodology as of December 31, 2015.
	December 31, 2015
	Individually evaluated		Collectively evaluated		PCI loans		Total
	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans	Allowance for loan losses	Recorded investment in loans
Commercial, financial, and agricultural loans	$—	8	93	14,035	1,360	2,277	1,453	16,320
Real estate loans	61	8,451	645	143,889	176	153,139	882	305,479
Consumer and other loans	—	—	9	2,212	213	471	222	2,683
Total	$61	8,459	747	160,136	1,749	155,887	2,557	324,482

(c)
FDIC Indemnification Assets

The FDIC indemnification assets were initially recorded at fair value, based on the discounted value of expected future cash flows under the loss-sharing agreements. The difference between the present value at the acquisition dates and the undiscounted cash flows the Company expects to collect from the FDIC is accreted into noninterest income over the life of each FDIC indemnification asset when the present value of undiscounted cash flows exceeds the FDIC indemnification assets recorded on the Company’s books, or amortized into noninterest expenses over the life of each FDIC asset when the present value of undiscounted cash flows is less than the FDIC indemnification assets recorded on the Company’s books. The FDIC receivables are reported with the indemnification assets. The FDIC receivables represent loss claims submitted but not yet received, as well as estimated loss claims not yet submitted.
The FDIC indemnification assets are presented separately from any clawback liability due to the FDIC at the termination of the loss-sharing agreements. Pursuant to the provisions of the loss-sharing agreements, the Company may be required to make a true-up payment to the FDIC at the termination of the loss-sharing agreements should actual losses be less than certain thresholds established in the agreements.
The following table presents the activity in the FDIC indemnification assets and receivables during the years ended December 31, 2016 and 2015.
	Year ended December 31
	2016	2015
Beginning balance	$19,345	50,518
Indemnification assets at acquisition date	—	—
Accretion	—	—
Amortization	(5,113)	(9,977)
Payments from the FDIC	(2,115)	(7,300)
Other cash and noncash transactions	1,294	(13,896)
Total FDIC indemnification assets and receivables	$13,411	19,345

FDIC reimbursement of covered losses included expenses incurred for the resolution of covered assets netted with recoveries received on covered assets that were not included in the expected cash flows of the indemnification assets. The loss claims filed are subject to review and approval, including audits, by the FDIC or its assigned agents for compliance with the terms in the loss-sharing agreements. The estimated amount to be collected from FDIC is $10.1 million with the remaining $3.3 million amortized over the life of the indemnification asset.

(d)
Clawback Liabilities

Under FDIC loss-sharing agreements, the Company is required to return a portion of cash received from the FDIC in the event that losses do not reach a specified threshold, based on the initial discount less cumulative servicing costs for the covered assets acquired. Such liabilities are referred to as clawback liabilities and are considered to be contingent consideration, as they require the return of a portion of the initial consideration in the event that certain contingencies are met. The Bank calculates the projected clawback liability to the FDIC quarterly and records a liability for the present value of the projected amount due to the FDIC at the termination of the loss-share agreements. Changes in the FDIC clawback liability are recorded to noninterest expense. For the year ended December 31, 2016, the Company recorded a reduction of  $2.2 million in clawback liabilities related to the acquisitions of McIntosh, FSB and DCB. See Note 1 for additional discussion regarding the reduction in the clawback.
As of December 31, 2016 and 2015, the Company has recorded $7.9 and $10.1 million, respectively, in clawback liabilities related to the acquisitions of McIntosh, FSB and DCB.
	Year ended December 31
	2016	2015
Balance, beginning of year	$10,131	8,408
Clawback liability adjustments	(2,881)	659
Accretion	651	1,064
Balance, end of year	$7,901	10,131

(5)
Other Real Estate Owned

Gains on sales and write-downs and expenses related to other real estate owned, both covered and noncovered, are included in noninterest income and noninterest expense, respectively, in the consolidated statements of income as follows:
	2016	2015
Gains on sales and write-downs of other real estate owned, net of covered losses	$(399)	(30)
Other operating expenses on covered other real estate owned	252	1,135
Other operating expenses on noncovered other real estate owned	332	667
Total other real estate owned expenses	$185	1,772

(a)
Other Real Estate Owned-Noncovered

A summary of other real estate owned, noncovered, is presented as follows:
	Year ended December 31
	2016	2015
Balance, beginning of year	$4,204	7,637
Net transfers from originated loans	1,203	1,915
Other real estate-noncovered acquired during the period	—	517
Disposals	(2,226)	(5,349)
Write-downs	(320)	(516)
Balance, end of year	$2,861	4,204

At December 31, 2016 and 2015, other real estate owned-noncovered, consisted of the following types of properties:
	2016	2015
Construction and development	$2,181	2,132
Residential	680	1,447
Commercial	—	625
Total other real estate owned-noncovered	$2,861	4,204

(b)
Other Real Estate Owned-Covered

Covered other real estate owned was initially recorded at its estimated fair value on the acquisition dates based on similar market comparable valuations less estimated selling costs. For Bartow, McIntosh and the remaining other real estate owned at DCB, any subsequent adjustments due to declines in fair value are charged to noninterest expense, and are offset 80% by the corresponding increase to the FDIC indemnification asset for the offsetting loss reimbursement amount. For FSB, any subsequent adjustments due to declines in fair value in excess of  $167 million will be charged to noninterest expense in full pursuant to the terms of the FSB loss-share agreement, which limits the Company’s ability to increase the FDIC indemnification asset until certain loss thresholds are exceeded, as further discussed in note 1(m). Any recoveries of previous valuation adjustments will be credited to noninterest expense with a corresponding adjustment for the portion of the recovery that is due to the FDIC.
Covered other real estate owned for the year ended December 31, 2016, is summarized as follows:
	Bartow	McIntosh	FSB	DCB	Total
Balance at beginning of year	$5,291	2,587	5,138	5,863	18,879
Net transfers from covered loans	694	954	1,447	1,970	5,065
Disposals	(5,900)	(3,029)	(3,223)	(4,684)	(16,836)
Write-downs	(85)	(246)	(2,014)	(665)	(3,010)
Balance at December 31, 2016	$—	266	1,348	2,484	4,098

At December 31, 2016, covered other real estate consisted of the following types of properties:
	Bartow	McIntosh	FSB	DCB	Total
Construction and development	$—	—	620	1,890	2,510
Residential	—	266	213	63	542
Commercial	—	—	515	531	1,046
Total other real estate covered	$—	266	1,348	2,484	4,098

Covered other real estate owned for the year ended December 31, 2015 is summarized as follows:
	Bartow	McIntosh	FSB	DCB	Total
Balance at beginning of year	$8,865	8,362	8,660	4,263	30,150
Other real estate, covered acquired during period	—	—	—	—	—
Net transfers from covered loans	4,645	2,763	9,673	6,240	23,321
Disposals	(6,555)	(7,544)	(10,361)	(4,051)	(28,511)
Write-downs	(1,664)	(994)	(2,834)	(589)	(6,081)
Balance at December 31, 2015	$5,291	2,587	5,138	5,863	18,879

At December 31, 2015, covered other real estate consisted of the following types of properties:
	Bartow	McIntosh	FSB	DCB	Total
Construction and development	$1,495	462	2,774	3,252	7,983
Residential	110	241	126	606	1,083
Multifamily	—	—	—	—	—
Commercial	3,686	1,884	2,238	2,005	9,813
Total other real estate covered	$5,291	2,587	5,138	5,863	18,879

(6)
Premises and Equipment

Premises and equipment at December 31, 2016 and 2015 are summarized as follows:
	December 31
	2016	2015
Land	$10,724	10,801
Building and improvements	20,004	19,532
Equipment and furniture	14,856	14,389
Leasehold improvements	2,517	2,516
	48,101	47,238
Less accumulated depreciation and amortization	17,216	14,230
	$30,885	33,008

Depreciation expense and leasehold amortization was $2,990 and $2,967 for the years ended December 31, 2016 and 2015, respectively.
Leases
The Company leases its main office banking facility, its operations center, eight branch locations, one ATM location and two loan production offices under noncancelable operating lease agreements. The leases have various terms and maturity dates, including extensions, through 2028. The leases have various other terms including payments to common area maintenance, escalation increases ranging from 2.5% to 4.0% over the term of the lease, and various renewal options.
Future minimum lease commitments on noncancelable operating leases, excluding any renewal options, are summarized as follows:
2017	$1,668
2018	1,529
2019	1,333
2020	1,137
2021	846
Thereafter	2,400
$8,913

Total rent expense was $1,672 and $1,612 for the years ended December 31, 2016 and 2015, respectively, and is included in occupancy and equipment expense in the consolidated statements of income.

(7)
Deposits

At December 31, 2016 and 2015, the aggregate amount of time deposits in denominations greater than $250 thousand or more was $57.6 and $43.8 million, respectively. There were no brokered deposits at December 31, 2016. There were four brokered deposits totaling $3.6 million at December 31, 2015. These brokered deposits matured during 2016.
At December 31, 2016, the scheduled maturities of all time deposits are as follows:
2017	$286,060
2018	128,463
2019	29,454
2020	60,412
2021 and thereafter	27,075
531,464
Unamortized portion of time deposit fair value adjustment	74
$531,538

At December 31, 2016 and 2015, overdraft demand and savings deposits reclassified to loans totaled $50 and $128, respectively.
(8)
Long-term Obligations

Long-term obligations equaled $59.2 million at December 31, 2016 an increase of  $38.8 million from December 31, 2015.
At December 31, 2016 and 2015, long-term obligations included $56.1 million and $17.3 million, respectively, in FHLB borrowings and $3.1 million in junior subordinated debentures representing obligations to Cherokee Statutory Trust I. The trust preferred securities mature in 2035, and may be redeemed at par in whole or in part at any time.
Trust Preferred Securities consist of the following:
	December 31
	2016	2015
Junior subordinated debenture at 3-month LIBOR + 1.50% (2.46% percent at December 31, 2016) maturing November 10, 2035	$3,093	$3,093

FHLB advances consist of the following:
			December 31
	Rate	Maturity date	2016	2015
Fixed rate amortizing advance	0.84	Dec-16	$—	800
Convertible	4.82	Jan-17	1,000	1,000
Convertible	4.82	Feb-17	1,000	1,000
Fixed rate advance	0.67	Mar-17	20,000	—
Fixed rate advance	0.69	Mar-17	20,000	—
Convertible	3.69	Sep-17	1,000	1,000
Convertible	4.68	May-19	1,500	1,500
Fixed rate advance	3.60	May-18	2,000	2,000
Fixed rate hybrid	2.73	Nov-18	5,000	5,000
Fixed rate advance	4.55	Dec-30	1,300	1,300
Fixed rate advance	4.55	Dec-30	900	900
Fixed rate amortizing advance	3.10	Sep-31	2,139	2,284
	1.52%		55,839	16,784
Unamortized portion of fair value adjustments			279	517
Total			$56,118	17,301

At December 31, 2016 and 2015, the unamortized fair value adjustments of  $280 and $517, respectively, remain from the acquisitions of McIntosh, Cherokee and Highland are included in FHLB advances.

Payments of FHLB advances over the next five years are as follows:
2017	$43,145
2018	7,145
2019	1,645
2020	145
2021 and therafter	3,759
$55,839

The outstanding advances from the FHLB are secured by certain qualifying loans of  $144.4 million. There were no securities securing outstanding advances. Additionally, the FHLB requires the Company to maintain an investment in FHLB stock as a condition of the FHLB advances, the amount of which is determined by the Bank’s asset size and the amount of outstanding advances. The Company’s investment in FHLB stock totaled $4.0 and $2.3 million at December 31, 2016 and 2015, respectively.
At December 31, 2016, the Company had unsecured lines of credit available totaling $45.0 million with its correspondent banks, which represent credit for overnight borrowings. There were no outstanding balances at December 31, 2016 and 2015.
(9)
Income Taxes

The components of income tax expense (benefit) for the years ended December 31, 2016 and 2015 are as follows:
	Year ended December 31
	2016	2015
Current:
Federal	$5,987	9,069
State	446	931
	6,433	10,000
Deferred:
Federal	2,355	(2,442)
State	288	(280)
	2,643	(2,722)
Income tax expense	$9,076	7,278

The Company’s effective tax rate was 34.7% for the years ended December 31, 2016 and 2015. The tax rate comprises a federal rate of 35% and a federal tax-effected state rate of 3.9% for the years ended December 31, 2016 and 2015.

A reconciliation of expected tax expense (benefit) at the federal statutory rate of 35% to total income tax expense follows:
	Year ended December 31
	2016	2015
Federal income tax rate	35%	35%
Tax computed at the statutory rate	$9,145	7,335
Increase (decrease) resulting from:
State income taxes, net of federal benefit	477	423
Tax-exempt interest	(549)	(545)
Tax-exempt earnings on life insurance	(24)	(20)
Non-deductible expenses	25	135
Other, net	2	(50)
Total	$9,076	7,278

The following summarizes the components of net deferred taxes at December 31, 2016 and 2015:
	2016	2015
Deferred tax assets:
Allowance for loan losses	$3,763	3,388
Acquired loans	3,879	4,800
Acquired OREO	464	3,621
Benefit plan reserve	180	166
FDIC acquisition intangibles	6,517	6,772
FDIC clawback liability	3,073	3,941
Organizational and preopening costs	68	85
Stock compensation	807	835
Deferred loan fees	200	72
AMT credit carryforward	—	15
State tax credits	73	73
Net operating losses	3,322	3,918
Other real estate owned write-down	133	245
Deferred rent	253	259
Purchase adjustments	111	273
Capital loss carryforward	48	—
Unrealized losses on securities held to maturity	1,417	1,861
Unrealized losses on securities available for sale	685	—
Total deferred tax assets	24,993	30,324
Deferred tax liabilities:
Section 481 adjustments	456	723
FDIC indemnification assets and receivable	5,217	7,526
FDIC acquisitions Sec. 597 gain	435	871
Depreciation	332	805
Amortization of intangibles	2,395	2,313
Unrealized gains on securities	—	75
Total deferred tax liabilities	8,835	12,313
Net deferred tax assets	$16,158	18,011

Management’s determination of the realization of deferred tax assets is based on management’s judgment of various future events, including the timing, nature and amount of future income earned by the Bank and the implementation of various plans to maximize realization of deferred tax assets. Due to profitable operations in 2016 and 2015, and the growth of the Company as a result of the acquisitions, the Company believes that it is more likely than not that the results of future operations will generate sufficient taxable income to recover the deferred tax assets, net of recorded valuation allowances.
There are no significant unrecognized income tax benefits as of December 31, 2016 and 2015. Net operating loss carryforwards of  $8,508 and $8,836 for Federal and State, respectively, expire at various dates through 2030. Tax years 2013 and later remain subject to examination for Federal and State purposes.
(10)
Net Income per Common Share

The factors used in the earning per share computation are as follows:
	Year ended December 31
	2016	2015
Basic:
Net income available to common stockholders	$17,053	13,679
Weighted average common shares outstanding	40,107,566	39,993,972
Basic earnings per common share	$0.43	0.34
Diluted:
Net income available to common stockholders	$17,053	13,679
Weighted average common shares outstanding for basic earnings per share	40,107,566	39,993,972
Add dilutive effects of assumed exercise of stock options	427,327	279,532
Add dilutive effects of unvested restricted stock grants	109,504	86,349
Add dilutive effects of warrants	704,531	278,250
Average shares and dilutive potential common shares	41,348,928	40,638,103
Diluted earnings per share	$0.41	0.34

(11)
Employee and Director Benefit Plans

(a)
Stock Option and Incentive Plans

During 2004, the Company approved a stock option plan (the 2004 Plan) whereby 300,000 authorized shares of common stock were reserved for issuance by the Company upon exercise of stock options granted to officers, directors, and employees of the Company from time to time. Options constitute both incentive stock options and nonqualified stock options. Options awarded to officers, directors, and employees typically vest and become exercisable at a rate of one-third annually with the first one-third exercisable on the one-year anniversary of the date of grant. In the event of a change in control, all options shall become fully vested and exercisable. Any shares subject to an award that expires, or are terminated unexercised, will be available for issuance again. The 2004 Plan has a term of 10 years, unless terminated earlier. The exercise price per share for nonqualified and incentive stock options shall be the price as determined by an option committee, which approximates the fair market value of the common stock on the date of grant. As of December 31, 2016, there are 30,329 options outstanding; however, no additional options can be awarded as the 2004 Plan is closed.
During 2011, the Company approved an incentive plan (the 2011 Plan) whereby 4,250,000 authorized shares of voting common stock were reserved for issuance by the Company upon exercise of stock awards granted to officers, directors, and employees of the Company from time to time. Awards approved under the 2011 Plan include incentive and nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units, deferred stock units, performance awards, dividend equivalents, and other stock-based awards. The Company defines a restricted stock unit as the right to an actual share of common stock. Stock awards to officers, directors, and employees typically vest and become exercisable over three years. In the event of a change in control, all awards may become fully vested and exercisable. Any shares subject to an award that expires, or are terminated unexercised, will be available for issuance again. The Plan has a term of 10 years, unless terminated earlier. The exercise price per share for stock awards shall be the price as determined by a board-appointed committee, which approximates the fair market value of the common stock on the date of grant. As of December 31, 2016, there were 935,397 shares available to be awarded.
During the years ended December 31, 2016 and 2015, there were 249,960 and 195,503 shares, respectively, in stock compensation awards granted. The stock compensation awards granted in 2016 and 2015 were in the form of restricted stock units and were issued pursuant to the terms and conditions of the 2011 Plan.
A summary of stock option activity for the years ended December 31, 2016 and 2015 is presented below:
	Years ended December 31
	2016			2015
	Shares	Weighted average exercise price	Weighted average years until expiration	Shares	Weighted average exercise price	Weighted average years until expiration
Outstanding at beginning of year	1,492,033	$4.71	5.3	1,585,538	$6.79	6.1
Granted	—	—	—	—	—	—
Exercised	(55,000)(1)	4.62	—	(39,287)(3)	6.46	—
Forfeited or expired	(23,458)	9.32	—	(53,177)	7.22	—
Adjustment for dividend	—	—	—	(1,041)(2)	—	—
Outstanding at end of year	1,413,575	4.64	4.3	1,492,033	4.71	5.3
Exercisable at end of year	1,413,575	4.64	4.3	1,476,599	4.71	5.3

(1)
50,000 of the shares exercised were non-cash

(2)
Adjusted incentive stock option shares outstanding as a result of the dividend paid on common stock

(3)
38,512 of the shares exercised were non-cash

Compensation cost related to the vesting of stock options for the years ended December 31, 2016 and 2015 was $3 thousand and $81 thousand, respectively, and was recorded as a component of salaries and employee benefits in the consolidated statements of income. As of December 31, 2016 and 2015, there was $64 thousand and $56 thousand, respectively, in tax benefits recognized related to option exercises.
As of December 31, 2016, all compensation cost related to stock option-based compensation arrangements had been recognized.
The total fair value of stock options vested in 2016 and 2015 was $119 thousand and $305 thousand, respectively. The total grant date fair value of stock options outstanding at December 31, 2016 and 2015 was $7.4 million and $7.7 million, respectively. The Company uses the Black-Scholes-Merton option pricing model to estimate the fair value of share-based awards with the following weighted average assumptions for 2016 and 2015:
Expected Volatility
Other than the granting of options and restricted stock units to certain employees and certain employees exercising options, the Company’s stock had very limited trading activity during the years ended December 31, 2016 and 2015. The following assumptions were applied in determining volatility for fiscal years 2016 and 2015.

Seven peer U.S. banks were selected to better estimate the Bank’s volatility. Peers were selected based on comparable asset size.
A look-back approach was used based on 0.5 to 4 year terms. Based on peers, a volatility range of 21.86% to 28.34% was used.
Expected Forfeiture Rate
The forfeiture rate was calculated by using the Company’s historical average forfeiture rate. This included using historical stock option exercise patterns and post vesting employment termination behaviors. For years ending December 31, 2016 and 2015, the options granted to certain employees with various terms had a forfeiture rate of 4.9% and 5.1%, respectively.
Expected Risk-Free Interest Rate
The rate currently available on zero-coupon U.S. Treasury instruments with a remaining term equal to the expected term of the underlying share options was used for the expected risk-free interest rate. The risk-free rate on restricted stock units ranged from 0.23% to 1.80%.
Expected Term
The time frame was established to match future estimated exercise patterns. Consideration was given to the timing of potential future events (i.e., registration of additional securities for a public offering) or known events (i.e., a written agreement). The expected term for share-based awards granted to nonemployees is 1 year and for employees is 2, 3 or 4 years.
A summary of nonvested restricted share unit activity during the years ended December 31, 2016 and 2015 is presented below:
	December 31
	2016		2015
	Share units	Weighted average fair value	Share units	Weighted average fair value
Outstanding at beginning of year	178,688	$5.33	174,040	$5.73
Granted	249,960	4.85	195,503	5.67
Forfeited	(4,337)	5.55	(1,568)	5.40
Vested	(211,958)	5.02	(189,287)	6.05
Outstanding at end of year	212,353	$5.26	178,688	$5.33

Compensation cost related to the vesting of restricted stock units was $1.1 million and $921 thousand for the years ended December 31, 2016 and 2015, respectively, and was recorded as a component of salaries and employee benefits in the consolidated statements of income.
As of December 31, 2016, there was $893 thousand of total unrecognized compensation cost related to nonvested restricted stock-unit based compensation arrangements. The cost is expected to be recognized over a weighted average period of 2.52 years.
(b)
401(k) Plan

The Company has a defined contribution plan, intended to comply with the requirements of Section 401(k) of the Internal Revenue Code, covering substantially all employees subject to certain minimum age and service requirements. Contributions to the plan are approved annually by the Board of Directors. The Company currently matches 100% of an eligible employee’s contributions to the 401K Plan up to 4% of an employee’s salary. The Company’s 401K contribution expense was $528 thousand and $531 thousand for the years ended December 31, 2016 and 2015, respectively.

(12)
Warrants

In conjunction with the Company’s 2011 private offer and sale of common stock and securities convertible and exercisable into common stock, the Company issued and sold warrants to purchase 167,825 shares of voting common stock and to purchase 1,172,774 shares of nonvoting common stock at $6.50 per share, respectively (collectively, the Warrants). The exercise price and the shares issuable upon exercise of the Warrants are subject to adjustment in the event of a stock dividend, stock split, a below market issuance of additional shares of common stock, the implementation of a shareholders rights plan, and certain repurchases of common stock, among other events. The Warrants have a ten year term and expire on February 28, 2021. On October 2, 2015, the Company declared a special dividend of  $1.9936 per share. Therefore, the outstanding warrants to purchase common shares was adjusted to 230,995 shares of voting common stock and 1,614,227 shares of non-voting common stock, both at an adjusted price of  $4.7724 per share. See Note 13 – Dividend Restrictions for additional information on the special dividend paid.
(13)
Dividend Restrictions

Banking regulations applicable to the Bank generally restrict the amount of dividends that a bank may pay without obtaining prior regulatory approval based on considerations including profitability, asset quality, and capital adequacy. At December 31, 2016 and 2015, the Bank was not subject to any regulatory agreement, order, or directive restricting its ability to declare or pay dividends. As of December 31, 2016, the Bank is eligible to pay a dividend to the Parent Company not to exceed fifty percent of the prior year net income available to common stockholders, or $9.4 million in 2017.
On October 2, 2015, the Company’s Board of Directors declared a special one-time cash dividend payment of  $1.9936 per share of voting and non-voting common stock for Hamilton State Bancshares, Inc. shareholders. The special dividend was payable on October 29, 2015 to shareholders of record as of October 15, 2015. Shares of voting and non-voting common stock on October 15, 2015 were 34,218,176 and 5,723,226, respectively. The total special dividend paid by the Company was approximately $80 million. The special dividend paid by the Company was approved by the Federal Reserve Bank of Atlanta.
Included as part of the $80 million special dividend was a $68 million distribution from the Bank to the Company representing a combination of dividends and a capital reduction. The $68 million distribution was approved by the Bank’s Board of Directors on September 23, 2015 payable on October 1, 2015. The distribution was also approved by both the Georgia Department of Banking and Finance and the FDIC.
Neither the Bank nor the Company paid dividends during 2016.
(14)
Commitments

(a)
Loan Commitments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments could include commitments to extend credit, and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

In most cases, the Bank requires collateral or other security to support financial instruments with credit risk.
	Approximate contract amount at
	December 31
	2016	2015
Financial instruments whose contract amount represents risk:
Commitments to extend credit	$239,386	235,796
Standby letters of credit	3,628	4,244
Commitments to extend credit are agreements to lend to a customer, as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.
Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to local businesses. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. At December 31, 2016 and 2015, $3 thousand and $4 thousand of the standby letters of credit outstanding were collateralized, respectively.
(b)
Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s consolidated financial statements.
(15)
Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measure of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. Under the Basel III rules, the Company must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.5% by 2019. The capital conservation buffer for 2016 is 0.625%. The Company opted not to include the net unrealized gain or loss on available for sale securities in computing regulatory capital. Capital amounts and ratios for December 31, 2016 and 2015 are calculated using Basel III rules. Management believes as of December 31, 2016, the Company and Bank meet all capital adequacy requirements to which they are subject.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. At December 31, 2016 and 2015, the most recent notification categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s consolidated capital amounts and ratios are presented in the following table:
	Actual		For Capital adequacy purposes
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2016:
Common equity tier 1 capital to risk weighted assets	$222,044	16.30%	$61,311	4.50%
Total risk based capital to risk weighted assets	235,932	17.32%	108,997	8.00%
Tier I capital to risk weighted assets	223,715	16.42%	81,748	6.00%
Tier I capital to average assets (leverage ratio)	223,715	12.27%	72,941	4.00%
December 31, 2015:
Common equity tier 1 capital to risk weighted assets	$205,103	17.20%	$53,670	4.50%
Total risk based capital to risk weighted assets	217,017	18.20%	95,414	8.00%
Tier I capital to risk weighted assets	205,752	17.25%	71,560	6.00%
Tier I capital to average assets (leverage ratio)	205,752	11.41%	72,120	4.00%
The Bank’s capital amounts and ratios are presented in the following table:
	Actual		For Capital adequacy purposes		To be well-capitalized under regulation
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2016:
Common equity tier 1 capital to risk weighted assets	$214,213	15.74%	$69,748	5.125%(1)	$88,461	6.50%
Total risk based capital to risk weighted assets	226,415	16.64%	117,380	8.625%(1)	136,093	10.00%
Tier I capital to risk weighted assets	214,213	15.74%	90,162	6.625%(1)	108,874	8.00%
Tier I capital to average assets (leverage ratio)	214,213	11.75%	72,888	4.000%	91,110	5.00%
December 31, 2015:
Common equity tier 1 capital to risk weighted assets	$194,914	16.38%	$53,553	4.50%	$77,355	6.50%
Total risk based capital to risk weighted assets	206,179	17.32%	95,206	8.00%	119,007	10.00%
Tier I capital to risk weighted assets	194,914	16.38%	71,404	6.00%	95,206	8.00%
Tier I capital to average assets (leverage ratio)	194,914	10.87%	71,701	4.00%	89,626	5.00%

(1)
The December 31, 2016 amount includes a transition capital conservation buffer of 0.625 percent.

(16)
Fair Value of Assets and Liabilities

(a)
Determination of Fair Value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with Fair Value Measurement guidance (FASB ASC Topic 820), the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.
The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (as opposed to a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.
(b)
Fair Value Hierarchy

In accordance with this guidance, the Company groups its financial assets generally measured at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value.
Level 1 — Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
Level 2 — Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices for identical assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.
Level 3 — Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using certain pricing models, discounted cash flow methodologies, or similar techniques when they involve unobservable inputs, as well as instruments for which determination of fair value requires significant management judgment or estimation.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. There were no transfers of assets or liabilities between Levels 1, 2, or 3 during the years ended December 31, 2016 or 2015.
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no quoted market prices exist for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
Fair value estimates are based on existing on and off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes, other real estate and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on the fair value estimates and have not been considered in the estimates.

Recurring Fair Value Changes
Securities available for sale are within either Level 1 or Level 2 of the valuation hierarchy. Level 1 includes securities that have quoted prices in active markets for identical assets. Level 2 includes securities that are matrix priced based on trades of similar securities. The Company’s securities include GSE obligations, U.S. government, federal agency, and state and municipal bonds, mortgage-backed securities, and corporate bonds.
Assets and liabilities measured at fair value on a recurring basis are summarized below:
	Fair value measurements using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total carrying value
December 31, 2016:
Assets:
Securities available for sale
U.S. government and federal agencies	$38	5,123	—	5,161
Mortgage-backed government sponsored (GSE) residential	—	134,455	—	134,455
State and municipal securities	—	47,105	—	47,105
Corporate securities	—	38,055	—	38,055
Total	$38	224,738	—	224,776
December 31, 2015:
Assets:
Securities available for sale
U.S. government and federal agencies	$241	7,974	—	8,215
Mortgage-backed government sponsored (GSE) residential	—	113,490	—	113,490
State and municipal securities	—	52,079	—	52,079
Corporate securities	—	53,508	—	53,508
Total	$241	227,051	—	227,292

Nonrecurring Fair Value Changes
From time to time, certain assets and liabilities may be recorded at fair value on a nonrecurring basis. These nonrecurring fair value adjustments typically are a result of the application of lower of cost or fair value accounting or a write-down occurring during the period.
Impaired Loans:   In accordance with the provisions of ASC Topic 310, the Company records loans considered impaired at their fair value. A loan is considered impaired if it is probable the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Fair value is measured based on the value of the collateral for collateral-dependent loans. For other impaired loans, fair value is measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the loan’s market price if available. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance may be established as a component of the allowance for loan losses or the expense is recognized as a charge-off. Impaired loans are classified within Level 3 of the hierarchy due to the unobservable inputs used in determining their fair value such as collateral values and the borrower’s underlying financial condition.

Other Real Estate Owned:   Other real estate owned represents real estate foreclosed upon by the Company through loan defaults by customers, or obtained through bank acquisitions. Upon foreclosure, the property is recorded at fair value, based on appraised value, less selling costs estimated as of the date acquired with any loss recognized as a charge-off through the allowance for loan losses. Additional losses for subsequent valuation adjustments are determined on a specific property basis and are included as a component of noninterest expense along with holding costs. Any gains or losses realized at the time of disposal are reflected in noninterest expense, as applicable. Other real estate owned is included in Level 3 of the valuation hierarchy due to the lack of observable market inputs in determining fair value. Appraisal values are property-specific and sensitive to the changes in the overall economic environment.
For assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2016 and 2015, the following tables provide the level of valuation assumptions used to determine each adjustment, the related carrying value, and the fair value adjustments recorded during the respective periods.
		December 31, 2016
Description	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Fair value adjustments for the year ended December 31, 2016
Assets:
Impaired loans	10,009	—	—	10,009	1,449
Other real estate owned-covered	4,098	—	—	4,098	526
Other real estate-noncovered	2,861	—	—	2,861	—
		December 31, 2015
Description	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Fair value adjustments for the year ended December 31, 2015
Assets:
Impaired loans	12,162	—	—	12,162	(58)
Other real estate owned-covered	18,879	—	—	18,879	(2,134)
Other real estate-noncovered	4,204	—	—	4,204	(105)
Quantitative Information about Level 3 Fair Value Measurements
The tables below provide an overview of the valuation techniques and significant unobservable inputs used in those techniques to measure assets and liabilities that are classified within Level 3 of the valuation hierarchy. The table is presented in two parts: (1) the assets and liabilities resulting from the Covered Acquisitions, including assets and liabilities attributable to loss-share agreements with the FDIC and (2) originated assets. With respect to the Covered Acquisitions, the range of discounts to fair value represent discounts applied to contractual amounts due as of the date of acquisition. Such discounts are updated quarterly.

The following tables present information related to Level 3 nonrecurring fair value measurements for Covered Acquisitions at December 31, 2016 and 2015:
December 31, 2016:	Fair value balance	General range of discounts to fair value	Valuation techniques	Unobservable inputs
		(weighted avg.)
Assets:
Impaired loans, acquired	$5,221	0% – 100% (6)%	Discounted cash flows Third party appraisals	Probability of default Credit losses Prepayment rates Expected cash flows
Other real estate owned, covered	4,098	(6)%	Discounted cash flows	Discount rates
			Third party appraisals	Property type
December 31, 2015:	Fair value balance	General range of discounts to fair value	Valuation techniques	Unobservable inputs
		(weighted avg.)
Assets:
Impaired loans, acquired	$8,459	0% – 83% (8)%	Discounted cash flows Third party appraisals	Probability of default Credit losses Prepayment rates Expected cash flows
Other real estate owned, covered	18,879	0% – 22% (7)%	Discounted cash flows	Discount rates
			Third party appraisals	Property type

The following tables present information related to Level 3 nonrecurring fair value measurements for originated assets at December 31, 2016 and 2015:
December 31, 2016:	Fair value balance	General range of discounts to fair value	Valuation techniques	Unobservable inputs
		(weighted avg.)
Assets:
Impaired loans, originated	$4,788	0% – 100% (14)%	Discounted cash flows Third party appraisals less selling costs	Discount rates Third party appraisals less selling costsManagement discount for property type, market volatility, credit losses, loan term
Other real estate owned, noncovered	2,861	(6)%	Third party appraisals, less selling costs	Comparable properties within the market
December 31, 2015	Fair value balance	General range of discounts to fair value	Valuation techniques	Unobservable inputs
		(weighted avg.)
Assets:
Impaired loans, originated	$3,574	0% – 25% (3)%	Discounted cash flows Third party appraisals less selling costs	Discount rates Management discount for property type, market volatility, credit losses, loan term
Other real estate owned, noncovered	4,204	(6)%	Third party appraisals, less selling costs	Comparable properties within the market
Fair Value Disclosures
The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:
Cash and Cash Equivalents, Time Deposits in Other Banks, Accrued Interest Receivable and Accrued Interest Payable, Securities Sold under Agreement to Repurchase:   For these assets the carrying amount is a reasonable estimate of fair value due to the short-term nature of these instruments.
Loans:   The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is assumed to be a reasonable estimate of fair value. The fair value of impaired loans is estimated based on discounted cash flows or underlying collateral values, where applicable. These methods of estimating fair value do not incorporate the exit price/market participant concept of fair value prescribed by ASC Subtopic 820-10, Fair Value Measurement — Overall, and generally produce a higher value than an exit price/market participant approach.

Federal Home Loan Bank Stock:   It is not practical to determine the fair value of FHLB stock due to the restrictions placed on its transferability.
Deposits:   The fair value of demand deposits, savings accounts, NOW accounts, and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity time deposits is estimated by discounting the future cash flows using current rates at which comparable time deposits would be issued.
Federal Home Loan Bank Advances:   The fair value is estimated using the discounted value of contractual cash flows based on current incremental borrowing rates for similar borrowing arrangements with the FHLB and/or termination values provided by the FHLB.
Commitments to Extend Credit and Standby Letters of Credit:   Because commitments to extend credit and standby letters of credit are made using variable rates and have short maturities, and represent commitments which have not yet been drawn, their carrying value and fair value are immaterial.
The carrying values and estimated fair values of the Company’s financial instruments as of December 31, 2016 are as follows:
		Fair value measurements at December 31, 2016 using
	Carrying value	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Fair value balance
Assets:
Cash and cash equivalents	$118,857	118,857	—	—	118,857
Time deposits in other banks	11,577	11,577	—	—	11,577
Securities available for sale	224,776	38	224,738	—	224,776
Securities held to maturity	124,877	—	126,445	—	126,445
FHLB stock	3,970	—	—	—	N/A
Loans receivable, net of allowance for loan losses	1,263,601	—	—	1,267,080	1,267,080
Accrued interest receivable	5,419	—	5,419	—	5,419
Liabilities:
Deposits	1,534,849	—	1,537,895	—	1,537,895
FHLB advances	56,118	—	56,482	—	56,482
Securities sold under agreements to repurchase	3,776	—	3,776	—	3,776
Accrued interest payable	333	—	333	—	333
Trust preferred securities	3,093	—	—	3,093	3,093

The carrying values and estimated fair values of the Company’s financial instruments as of December 31, 2015 are as follows:
		Fair value measurements at December 31, 2015 using
	Carrying value	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Fair value balance
Assets:
Cash and cash equivalents	$136,305	136,305	—	—	136,305
Time deposits in other banks	8,944	8,944	—	—	8,944
Securities available for sale	227,292	241	227,051	—	227,292
Securities held to maturity	146,613	—	148,215	—	148,215
FHLB stock	2,295	—	—	—	N/A
Loans receivable, net of allowance for loan losses	1,134,059	—	—	1,143,548	1,143,548
Accrued interest receivable	4,698	—	4,698	—	4,698
Liabilities:
Deposits	1,522,750	—	1,525,104	—	1,525,104
FHLB advances	17,301	—	17,714	—	17,714
Securities sold under agreements to repurchase	1,489	—	1,489	—	1,489
Accrued interest payable	327	—	327	—	327
Trust preferred securities	3,093	—	—	3,093	3,093
(17)
Related-Party Disclosures

(a)
Loans

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. Changes in related party loans for the years ended December 31, 2016 and 2015 are as follows:
	December 31
	2016	2015
Balance, beginning of year	$1,515	1,695
Advances	151	369
Repayments	(336)	(549)
Balance, end of year	$1,330	1,515

(b)
Deposits

Deposits from related parties held by the Bank at December 31, 2016 and 2015 amounted to $1.5 million and $1.6 million, respectively.
(18)
Subsequent Events

The Company has evaluated all transactions, events, and circumstances through March 22, 2017, which is the date the consolidated financial statements were available to be issued. On March 22, 2017, the Company’s Board of Directors declared a $50 million special cash dividend with a record date of April 6, 2017. The dividend will be paid in late April. The dividend will be funded by a $50 million distribution from the Bank to the Company representing a combination of dividends and capital reduction. The dividend has received all required regulatory approval.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code (“GBCC”) provides that a corporation may indemnify an individual who is party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation, and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe that such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director if such court determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify or advance expenses to the director, even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.
Section 14-2-852 of the GBCC provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.
Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director. If the officer is not a director (or if the officer is a director but the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer), the corporation may also indemnify and advance expenses to such officer to such further extent as may be provided by the articles of incorporation or the bylaws of the corporation, by a resolution of the board of directors of the corporation, or by contract, except for liability arising out of conduct that constitutes: (1) the appropriation, in violation of their duties, of any business opportunity of the corporation; (2) acts or omissions which involve intentional misconduct or a knowing violation of law; (3) the types of liability set forth in Section 14-2-832 of the GBCC; or (4) receipt of an improper personal benefit. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the GBCC and may apply to a court under Section 14-2-854 of the GBCC for indemnification or advances, in each case to the same extent to which a director may be entitled to indemnification under those provisions. Finally, a corporation may also indemnify an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation or bylaws, by general or specific action by its board of directors or by contract.
Article XI of the articles of incorporation, as amended, of the Registrant provides that, except as may be limited by the GBCC or any successor law, no director shall be personally liable to the Registrant or any of its shareholders for monetary damages for breach of his or her duty of care or other duty as a director.
Article VII of the amended and restated bylaws of the Registrant provides that every person (and the heirs and legal representatives of such person) who is or was a director or officer of the Registrant or any other corporation of which he or she served as such at the request of the Registrant and of which the Registrant directly or indirectly is a shareholder or creditor, or in which or in the stocks, bonds, securities or other obligations of which the Registrant is in any way interested, may be indemnified for any liability and expense resulting from any threatened, pending or completed action, suit or proceeding, civil, criminal, administrative or investigative or derivative or otherwise, or in connection with any appeal relating thereto, in which he or she may become involved, as a party or prospective party or otherwise, by reason of any action taken or not taken in his or her capacity as a director or officer or as a member of any committee appointed by the board of directors of the Registrant to act for, in the interest of, or on behalf of the Registrant, whether or not he or she continues to be a director or officer at the time such liability or expense is incurred; provided such person acted in good faith and (i) reasonably believed, in the case of conduct in the person’s official capacity, that the conduct was in the Registrant’s best interests; (ii) reasonably believed, in all other cases, that the conduct was at least not opposed to the Registrant’s best interests; and (iii) in the case of a criminal action or proceeding, did not have reasonable cause to believe that his or her conduct was unlawful. The termination of any claim, action, suit or proceeding, by judgment, order, compromise, settlement (with or without court approval) or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, does not create a presumption that a director or officer did not meet the standards of conduct set forth in the amended and restated bylaws. Expenses incurred with respect to any claim, action, suit or proceeding of the character described in Article VII of the bylaws of the Registrant may be advanced by the Registrant prior to the final disposition thereof upon receipt of any undertaking by or on behalf of the recipient to repay such amount, unless it is ultimately determined that he or she is entitled to indemnification under the bylaws.
Notwithstanding the foregoing, Article VII of the Registrant’s bylaws provides that no officer or director who was or is a party to any action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he or she is or was an officer or director of the Registrant or such other corporation can be indemnified in respect of any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant, unless the court in which such action or suit was brought determines that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
Article VII of the Registrant’s bylaws further provides that every person (and the heirs and legal representatives of such person) referred to above who has been wholly successful, on the merits or otherwise, with the respect to such claim, action, suit or proceeding is entitled to indemnification as of right without any further action or approval by the board of directors of the Registrant, and any indemnification otherwise pursuant to the bylaws of the Registrant will be made at the discretion of the Registrant, but only pursuant to a determination made in the manner set forth in Section 14-2-855 of the GBCC that indemnification is permissible in the circumstances. Section 14-2-855 of the GBCC provides that indemnification may be made where the person to be indemnified has met the relevant standard of conduct described above as determined by a majority vote of a quorum consisting of disinterested directors of the board of directors, by duly selected independent legal counsel or by a majority vote of the disinterested shareholders. The board of directors also may designate a special committee of two or more disinterested directors to make this determination.
The rights of indemnification provided in Article VII of the Registrant’s bylaws are in addition to: (1) any rights to which any director or officer may otherwise be entitled under any bylaw, agreement, vote of shareholders or otherwise; and (2) the power of the Registrant to purchase and maintain insurance on behalf of any director or officer against any liability asserted against him or her and incurred by him or her in such capacity, or arising out of his or her status as such, regardless of whether the Registrant would have the power to indemnify against such liability under the amended and restated bylaws or otherwise.
The Registrant’s bylaws further provide that any amendment to Article VII thereof that limits or otherwise adversely affects the right of indemnification, advancement of expenses or other rights of any indemnified person thereunder shall, as to such indemnified person, apply only to proceedings based on actions, events or omissions occurring after such amendment and after delivery of notice of such amendment to the indemnified person so affected. Any indemnified person shall, as to any proceeding based on actions, events or omissions occurring prior to the date of receipt of such notice, be entitled to the right of indemnification, advancement of expenses and other rights under Article VII as in effect prior to such amendment.

Item 21.   Exhibits and Financial Statement Schedules.
(a)    Exhibits.
2.1	Agreement and Plan of Merger, dated as of January 25, 2018, by and between Ameris Bancorp and Hamilton State Bancshares, Inc. (attached as Appendix A to the proxy statement/prospectus forming a part of this Registration Statement). Certain exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. Ameris Bancorp hereby agrees to furnish to the SEC, upon its request, any or all of such omitted exhibits or schedules.
2.2	Voting and Support Agreement, dated January 25, 2018, by and among Ameris Bancorp, Hamilton State Bancshares, Inc. and the Hamilton State Bancshares, Inc. shareholders party thereto.
3.1	Articles of Incorporation of Ameris Bancorp, as amended (incorporated herein by reference to Exhibit 2.1 to Ameris Bancorp’s Regulation A Offering Statement on Form 1-A filed with the SEC on August 14, 1987).
3.2	Articles of Amendment to the Articles of Incorporation of Ameris Bancorp (incorporated by reference to Exhibit 3.7 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 26, 1999).
3.3	Articles of Amendment to the Articles of Incorporation of Ameris Bancorp (incorporated by reference to Exhibit 3.9 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 31, 2003).
3.4	Articles of Amendment to the Articles of Incorporation of Ameris Bancorp (incorporated by reference to Exhibit 3.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on December 1, 2005).
3.5	Articles of Amendment to the Articles of Incorporation of Ameris Bancorp (incorporated by reference to Exhibit 3.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on November 21, 2008).
3.6	Articles of Amendment to the Articles of Incorporation of Ameris Bancorp (incorporated by reference to Exhibit 3.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on June 1, 2011).
3.7	Bylaws of Ameris Bancorp, as amended and restated effective January 16, 2018 (incorporated by reference to Exhibit 3.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on January 19, 2018).
4.1	See Exhibits 3.1 through 3.7 for provisions of the Articles of Incorporation of Ameris Bancorp, as amended, and Bylaws of Ameris Bancorp, as amended and restated effective January 16, 2018, which define the rights of security holders.
4.2	Specimen Common Stock Certificate (incorporated by reference to Exhibit 1 to Ameris Bancorp’s Registration Statement on Form 8-A filed with the SEC on September 2, 1987).
4.3	Indenture between Ameris Bancorp and Wilmington Trust Company dated September 20, 2006 (incorporated by reference to Exhibit 4.4 to Ameris Bancorp’s Registration Statement on Form S-4 (Registration No. 333-138252) filed with the SEC on October 27, 2006).
4.4	Floating Rate Junior Subordinated Deferrable Interest Debenture dated September 20, 2006 issued to Ameris Statutory Trust I (incorporated by reference to Exhibit 4.7 to Ameris Bancorp’s Registration Statement on Form S-4 (Registration No. 333-138252) filed with the SEC on October 27, 2006).
4.5	Indenture between Ameris Bancorp (as successor to The Prosperity Banking Company) and U.S. Bank National Association dated as of March 26, 2003 (incorporated by reference to Exhibit 4.3 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).

4.6	First Supplemental Indenture dated as of December 23, 2013 by and among Ameris Bancorp, The Prosperity Banking Company and U.S. Bank National Association (incorporated by reference to Exhibit 4.4 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).
4.7	Form of Floating Rate Junior Subordinated Deferrable Interest Debenture Due 2033 (incorporated by reference to, and included as, Exhibit A to the Indenture filed as Exhibit 4.3 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).
4.8	Indenture between Ameris Bancorp (as successor to The Prosperity Banking Company) and Deutsche Bank Trust Company Americas dated as of June 24, 2004 (incorporated by reference to Exhibit 4.6 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).
4.9	First Supplemental Indenture dated as of December 23, 2013 by and among Ameris Bancorp, The Prosperity Banking Company and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.7 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).
4.10	Form of Floating Rate Junior Subordinated Deferrable Interest Note Due 2034 (incorporated by reference to Exhibit 4.8 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).
4.11	Indenture between Ameris Bancorp (as successor to The Prosperity Banking Company) and Wilmington Trust Company dated as of January 31, 2006 (incorporated by reference to Exhibit 4.9 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).
4.12	First Supplemental Indenture dated as of December 23, 2013 by and among Ameris Bancorp, The Prosperity Banking Company and Wilmington Trust Company (pertaining to Indenture dated as of January 31, 2006) (incorporated by reference to Exhibit 4.10 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).
4.13	Form of Floating Rate Junior Subordinated Deferrable Interest Debenture Due 2036 (incorporated by reference to, and included as, Exhibit A to the Indenture filed as Exhibit 4.9 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).
4.14	Indenture between Ameris Bancorp (as successor to The Prosperity Banking Company) and Wilmington Trust Company dated as of September 20, 2007 (incorporated by reference to Exhibit 4.18 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).
4.15	First Supplemental Indenture dated as of December 23, 2013 by and among Ameris Bancorp, The Prosperity Banking Company and Wilmington Trust Company (pertaining to the Indenture dated as of September 20, 2007) (incorporated by reference to Exhibit 4.19 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).
4.16	Form of Fixed/Floating Rate Junior Subordinated Deferrable Interest Debenture Due 2037 (incorporated by reference to, and included as, Exhibit A to the Indenture filed as Exhibit 4.18 to Ameris Bancorp’s Annual Report on Form 10-K (File No. 001-13901) filed with the SEC on March 14, 2014).
4.17	Indenture between Ameris Bancorp (as successor to Coastal Bankshares, Inc.) and Wells Fargo Bank, National Association dated as of August 27, 2003 (incorporated by reference to Exhibit 4.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on July 1, 2014).
4.18	First Supplemental Indenture dated as of June 30, 2014 by and among Ameris Bancorp and Wells Fargo Bank, National Association (pertaining to Indenture dated as of August 27, 2003) (incorporated by reference to Exhibit 4.2 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on July 1, 2014).

4.19	Form of Junior Subordinated Debt Security Due 2033 (included as Exhibit A to the Indenture filed as Exhibit 4.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on July 1, 2014).
4.20	Indenture between Ameris Bancorp (as successor to Coastal Bankshares, Inc.) and U.S. Bank National Association dated as of December 14, 2005 (incorporated by reference to Exhibit 4.4 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on July 1, 2014).
4.21	First Supplemental Indenture dated as of June 30, 2014 by and among Ameris Bancorp, Coastal Bankshares, Inc. and U.S. Bank National Association (pertaining to Indenture dated as of December 14, 2005) (incorporated by reference to Exhibit 4.5 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on July 1, 2014).
4.22	Form of Junior Subordinated Debt Security Due 2035 (included as Exhibit A to the Indenture filed as Exhibit 4.4 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on July 1, 2014).
4.23	Indenture between Ameris Bancorp (as successor to Merchants & Southern Banks of Florida, Incorporated) and Wilmington Trust Company dated as of March 17, 2005 (incorporated by reference to Exhibit 4.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on May 27, 2015).
4.24	First Supplemental Indenture dated as of May 22, 2015 by and among Ameris Bancorp, Merchants & Southern Banks of Florida, Incorporated and Wilmington Trust Company (pertaining to the Indenture dated as of March 17, 2015) (incorporated by reference to Exhibit 4.2 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on May 27, 2015).
4.25	Form of Floating Rate Junior Subordinated Deferrable Interest Debenture Due 2035 (incorporated by reference to, and included as, Exhibit A to the Indenture filed as Exhibit 4.1 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on May 27, 2015).
4.26	Indenture between Ameris Bancorp (as successor to Merchants & Southern Banks of Florida, Incorporated) and Wilmington Trust Company dated as of March 30, 2006 (incorporated by reference to Exhibit 4.4 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on May 27, 2015).
4.27	First Supplemental Indenture dated as of May 22, 2015 by and among Ameris Bancorp, Merchants & Southern Banks of Florida, Incorporated and Wilmington Trust Company (pertaining to the Indenture dated as of March 30, 2006) (incorporated by reference to Exhibit 4.5 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on May 27, 2015).
4.28	Form of Floating Rate Junior Subordinated Deferrable Interest Debenture Due 2036 (incorporated by reference to, and included as, Exhibit A to the Indenture filed as Exhibit 4.4 to Ameris Bancorp’s Current Report on Form 8-K (File No. 001-13901) filed with the SEC on May 27, 2015).
4.29	Indenture between Ameris Bancorp (as successor to Jacksonville Bancorp, Inc.) and Wilmington Trust Company dated as of June 17, 2004 (incorporated by reference to Exhibit 4.1 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 14, 2016).
4.30	First Supplemental Indenture dated as of March 11, 2016 by and among Ameris Bancorp, Jacksonville Bancorp, Inc. and Wilmington Trust Company (incorporated by reference to Exhibit 4.2 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 14, 2016).
4.31	Form of Floating Rate Junior Subordinated Deferrable Interest Debenture Due 2034 (incorporated by reference to, and included as, Exhibit A to the Indenture filed as Exhibit 4.1 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 14, 2016).

4.32	Indenture between Ameris Bancorp (as successor to Jacksonville Bancorp, Inc.) and Wilmington Trust Company dated as of September 15, 2005 (incorporated by reference to Exhibit 4.4 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 14, 2016).
4.33	Second Supplemental Indenture dated as of March 11, 2016 by and among Ameris Bancorp, Jacksonville Bancorp, Inc. and Wilmington Trust (incorporated by reference to Exhibit 4.5 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 14, 2016).
4.34	Form of Fixed/Floating Rate Junior Subordinated Deferrable Interest Debenture Due 2035 (incorporated by reference to, and included as, Exhibit A to the Indenture filed as Exhibit 4.4 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 14, 2016).
4.35	Indenture between Ameris Bancorp (as successor to Jacksonville Bancorp, Inc.) and Wilmington Trust Company dated as of December 14, 2006 (incorporated by reference to Exhibit 4.7 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 14, 2016).
4.36	First Supplemental Indenture dated as of March 11, 2016 by and among Ameris Bancorp, Jacksonville Bancorp, Inc. and Wilmington Trust Company (incorporated by reference to Exhibit 4.8 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 14, 2016).
4.37	Form of Floating Rate Junior Subordinated Deferrable Interest Debenture Due 2036 (incorporated by reference to, and included as, Exhibit A to the Indenture filed as Exhibit 4.7 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 14, 2016).
4.38	Indenture between Ameris Bancorp (as successor to Jacksonville Bancorp, Inc.) and Wells Fargo Bank, National Association dated as of June 20, 2008 (incorporated by reference to Exhibit 4.10 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 14, 2016).
4.39	First Supplemental Indenture dated as of March 11, 2016 by and between Ameris Bancorp and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.11 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 14, 2016).
4.40	Form of Junior Subordinated Debt Security Due 2038 (incorporated by reference to, and included as, Exhibit A to the Indenture filed as Exhibit 4.10 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 14, 2016).
4.41	Subordinated Debt Indenture dated as of March 13, 2017 by and between Ameris Bancorp and Wilmington Trust, National Association (incorporated by reference to Exhibit 4.1 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 13, 2017).
4.42	First Supplemental Indenture, dated as of March 13, 2017, by and between Ameris Bancorp and Wilmington Trust, National Association (incorporated by reference to Exhibit 4.2 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 13, 2017).
4.43	Form of 5.75% Fixed-to-Floating Rate Subordinated Note due 2027 (included as Exhibit A to the First Supplemental Indenture filed as Exhibit 4.2 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on March 13, 2017).
4.44	Registration Rights Agreement dated as of January 3, 2018 by and between Ameris Bancorp and William J. Villari (incorporated by reference to Exhibit 4.9 to Ameris Bancorp’s Registration Statement on Form S-3 (Registration No. 333-223080) filed with the SEC on February 16, 2018).
4.45	Registration Rights Agreement dated as of January 31, 2018 by and among Ameris Bancorp, William J. Villari and The Villari Family Gift Trust (incorporated by reference to Exhibit 4.1 to Ameris Bancorp’s Current Report on Form 8-K filed with the SEC on February 6, 2018).
5.1	Opinion of Rogers & Hardin LLP as to the validity of the common stock offered hereby.
8.1	Opinion of Rogers & Hardin LLP regarding certain tax matters.
8.2	Opinion of Alston & Bird LLP regarding certain tax matters.
21	Subsidiaries of Ameris Bancorp (incorporated herein by reference to Exhibit 21.1 to Ameris Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 1, 2018).
23.1	Consent of Rogers & Hardin LLP (included in Exhibit 5.1).

23.2	Consent of Rogers & Hardin LLP (included in Exhibit 8.1).
23.3	Consent of Alston & Bird LLP (included in Exhibit 8.2).
23.4	Consent of Crowe Horwath LLP regarding Ameris Bancorp.
23.5	Consent of Crowe Horwath LLP regarding Hamilton State Bancshares, Inc.
24.1	Power of Attorney (included on the Signature Page to the Registration Statement).
99.1	Consent of Sandler O’Neill & Partners, L.P.
99.2	Form of Proxy to be used in Hamilton State Bancshares, Inc. Special Meeting.
(b)    Financial Statement Schedules.
Schedules are omitted because they are not required or not applicable, or the required information is included in the financial statements or notes thereto which are included or incorporated by reference into the proxy statement/prospectus which forms a part of this Registration Statement.
(c) Report, Opinion or Appraisal.
The opinion of Sandler O’Neill & Partners, L.P. is attached as Appendix C to the proxy statement/prospectus which forms a part of this Registration Statement.
Item 22.    Undertakings
The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of the Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moultrie, State of Georgia, on this 5th day of April, 2018.
AMERIS BANCORP
By:
/s/ Edwin W. Hortman, Jr.

Edwin W. Hortman, Jr.
Executive Chairman, President and
Chief Executive Officer
KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Ameris Bancorp hereby constitutes and appoints each of Edwin W. Hortman, Jr. and Nicole S. Stokes, his or her attorney-in-fact and agent, each with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, in connection with the registration of the shares of the registrant’s common stock under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his or her substitute may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
Name	Title	Date
/s/ Edwin W. Hortman, Jr. Edwin W. Hortman, Jr.	Executive Chairman, President and Chief Executive Officer (Principal Executive Officer)	April 5, 2018
/s/ Nicole S. Stokes Nicole S. Stokes	Executive Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	April 5, 2018
/s/ William I. Bowen, Jr. William I. Bowen, Jr.	Director	April 5, 2018
/s/ R. Dale Ezzell R. Dale Ezzell	Director	April 5, 2018
/s/ Leo J. Hill Leo J. Hill	Director	April 5, 2018
/s/ Daniel B. Jeter Daniel B. Jeter	Director	April 5, 2018
/s/ Robert P. Lynch Robert P. Lynch	Director	April 5, 2018
/s/ Elizabeth A. McCague Elizabeth A. McCague	Director	April 5, 2018
/s/ William H. Stern William H. Stern	Director	April 5, 2018
/s/ Jimmy D. Veal Jimmy D. Veal	Director	April 5, 2018